As filed with the United States Securities and Exchange Commission on May 11, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

APEIRON CAPITAL INVESTMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6770 (Primary Standard Industrial Classification Code Number)	86-1963522 (I.R.S. Employer Identification No.)

175 Federal Street, Suite 875

Boston, Massachusetts 02110

(617) 279-0045

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Joel Shulman

Chief Executive Officer

Apeiron Capital Investment Corp.

175 Federal Street, Suite 875

Boston, Massachusetts 02110

(617) 279-0045

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Stuart Neuhauser, Esq. Joshua N. Englard, Esq. Matthew A. Gray, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300	Michael J. Blankenship, Esq. Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002-2925 (713) 651-2600

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The Registrant may not issue the securities offered by this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION, DATED MAY 11, 2023

PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF 2023 ANNUAL MEETING OF
STOCKHOLDERS OF

APEIRON CAPITAL INVESTMENT CORP.

You are cordially invited to attend the special meeting in lieu of 2023 annual meeting of stockholders (the “Special Meeting”) of Apeiron Capital Investment Corp., a Delaware corporation (“ACIC”), which will be held virtually at [•] a.m., Eastern Time, on [•], 2023, or at such other time and on such other date to which the Special Meeting may be adjourned or postponed. The Special Meeting shall be deemed to be a special meeting in lieu of the 2023 annual meeting of stockholders of ACIC. The Special Meeting will be a virtual meeting conducted via live webcast. You or your proxyholder will be able to attend and vote at the Special Meeting by visiting https://www.cstproxy.com/[•] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a bank, broker or other nominee) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

On March 8, 2023, ACIC entered into a Business Combination Agreement (as amended as of May 10, 2023, and as it may be amended, restated or supplemented from time to time in accordance with its terms, the “Business Combination Agreement”) with GIO World Health Limited, a private limited company formed under the laws of England and Wales (together with its successors, “GIO”), Apeiron Capital Sponsor, LLC, a Delaware limited liability company, in the capacity as the representative from and after the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”) for the stockholders of ACIC (other than the Sellers and their successors and assignees) in accordance with the terms and conditions of the Business Combination Agreement (the “Purchaser Representative”), Deven Patel, in the capacity as the representative for the Sellers in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”), and the shareholders of GIO that are parties to the Business Combination Agreement (whether as of the date of the Business Combination Agreement or that join thereafter pursuant to a joinder, the “Sellers”), pursuant to which the parties thereto have agreed to consummate the transactions described in the Business Combination Agreement, subject to the terms and conditions thereof (such transactions, collectively, the “Business Combination”).

Pursuant to the Business Combination Agreement, subject to the terms and upon the conditions set forth therein, Sellers will sell to ACIC, and ACIC will purchase from the Sellers, all of the issued and outstanding ordinary shares of GIO owned by the Sellers (the “Purchased Shares”) in exchange for newly issued shares of Class A common stock, par value $0.0001 per share, of ACIC (the “ACIC Class A Common Stock”). Any GIO options, warrants and other convertible securities outstanding and not converted into GIO ordinary shares prior to the Closing will be terminated as of the Closing.

Pursuant to the terms of the Business Combination Agreement, the total consideration to be delivered by ACIC to the Sellers at the Closing (the “Exchange Consideration”) will be a number of newly issued shares of ACIC Class A Common Stock with an aggregate value equal to $250.0 million multiplied by a percentage equal to (i)the total number of Purchased Shares, divided by (ii) the total number of issued and outstanding ordinary shares of GIO plus the number of capital shares of GIO held in treasury. Any capital shares of GIO held in treasury immediately after the Closing will be cancelled by GIO. The Sellers currently party to the Business Combination Agreement hold an aggregate of 98.703% of the issued and outstanding ordinary shares of GIO; additional GIO shareholders are expected to become party to the Business Combination Agreement by signing joinder agreements after the effectiveness of the Registration Statement but prior to the date the Business Combination is consummated (the “Closing Date”).

In addition to the Exchange Consideration described above, certain Sellers will also have a contingent right to receive up to an additional 54,000,000 shares of ACIC Class A Common Stock (“Earnout Shares”) after the Closing in the event that certain metrics are satisfied during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, in accordance with the terms of the Business Combination Agreement.

It is anticipated that, immediately following the Closing, ACIC public stockholders will own interest of approximately 5.1%, the Sponsor will own approximately 14.6%, and the Sellers will own approximately 80.3% of the total outstanding shares of Combined Company. These ownership percentages do not take into account (i) the redemption of any shares by ACIC public stockholders, (ii) the exercise of any ACIC Warrants by holders or (iii) the issuance of any Earnout Shares, and also incorporate the assumptions set forth in “Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Statements.” If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by ACIC public stockholders will be different. See “Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

Upon the consummation of the Business Combination, ACIC will change its name to “GIO World Health Holdings, Inc.” We refer to ACIC following the consummation of the Business Combination as the “Combined Company” and the shares of ACIC Common Stock following the consummation of the Business Combination as the “Combined Company Common Stock.” The ACIC Units, Common Stock and Public Warrants are traded on the Pink Market of the OTC Markets Group Inc. (the “OTCM”) under the symbols “APNCU”, “APNC” and “APNCW”, respectively. On [•], 2023, the closing sale prices of the ACIC Units, Common Stock and Public Warrants were $[•], $[•] and $[•], respectively. The listing of the Common Stock on the OTCM or a national securities exchange is a condition to the Closing.

Only holders of record of shares of ACIC Common Stock at the close of business on [•], 2023 (the “Record Date”), are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments of the Special Meeting.

The accompanying proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. ACIC urges you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 53 of the accompanying proxy statement/prospectus.

After careful consideration, ACIC Board has approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the Proposals to be presented at the Special Meeting is in the best interests of ACIC and its stockholders and recommends that you vote or give instruction to vote “FOR” each of those Proposals.

The existence of financial and personal interests of ACIC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of ACIC and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the Proposals. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of ACIC’s Sponsor, Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

Your vote is very important. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual Special Meeting. If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote in accordance with the voting instruction form you receive from your bank, broker or other nominee.

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the Proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) ELECT TO SEPARATE YOUR ACIC UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, IF YOU HOLD COMMON STOCK THROUGH UNITS, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING DTC’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF THE STOCKHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus incorporates by reference important business and financial information about ACIC from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of ACIC with the Securities and Exchange Commission (the “SEC”) by visiting its website at www.sec.gov or requesting them in writing or by telephone from [•], the proxy solicitor for ACIC, at [•]. You will not be charged for any of these documents that you request. To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Special Meeting, or no later than [•], 2023.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [•], 2023 and is first being mailed to the stockholders of ACIC on or about [•], 2023.

APEIRON CAPITAL INVESTMENT CORP.

175 Federal Street, Suite 875

Boston, Massachusetts 02110

NOTICE OF SPECIAL MEETING IN LIEU OF 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2023

TO THE STOCKHOLDERS OF APEIRON CAPITAL INVESTMENT CORP.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of 2023 annual meeting of stockholders (the “Special Meeting”) of Apeiron Capital Investment Corp., a Delaware corporation (“ACIC”), will be held at [•] a.m., Eastern Time, on [•], 2023. The Special Meeting will be a virtual meeting conducted via live webcast. You or your proxyholder will be able to attend and vote at the Special Meeting by visiting https://www.cstproxy.com/[•] and using a control number assigned by Continental Stock Transfer & Trust Company. The Special Meeting will be held for the purpose of considering and voting on the Proposals described below and in the accompanying proxy statement/prospectus. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a bank, broker or other nominee) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus. You will not be able to vote or submit questions through the listen-only format.

At the Special Meeting, you will be asked to consider and vote on the following Proposals:

●	Proposal 1 — The Business Combination Proposal — A proposal to approve the Business Combination Agreement as well as the transactions contemplated thereby.
●	Proposal 2 — The NTA Proposal — A proposal to amend ACIC’s amended and restated certificate of incorporation to remove requirements limiting ACIC’s ability to redeem shares of Class A common stock and consummate an initial business combination if the amount of such redemptions would cause ACIC to have less than $5,000,001 in net tangible assets.
●	Proposal 3 — The Charter Proposal — A proposal to approve, in connection with Business Combination, the proposed amended and restated certificate of incorporation of ACIC (the “Proposed Charter”).
●	Proposals 4 – 9 — The Organizational Documents Proposals — A proposal with respect to six separate non-binding advisory proposals to approve, assuming the Business Combination Proposal is approved and adopted, material differences between the Current Charter and the Proposed Charter.
●	Proposal 10 — The Incentive Plan Proposal — A proposal to approve the GIO World Health Holdings, Inc. 2023 Equity Incentive Plan.
●	Proposal 11 — The Director Election Proposal — A proposal to approve the election of seven directors to the Combined Company Board.
●	Proposal 12 — The Adjournment Proposal — A proposal to adjourn the Special Meeting to a later date or dates, if necessary or desirable, as determined by the ACIC Board.

The Proposals being submitted for a vote at the Special Meeting are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. ACIC urges you to read carefully the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements.

After careful consideration, the ACIC Board has approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the Proposals to be presented at the Special Meeting is in the best interests of ACIC and its stockholders and recommends that you vote or give instruction to vote “FOR” each of the above Proposals.

The existence of financial and personal interests of ACIC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of ACIC and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the Proposals. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of ACIC’s Sponsor, Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

The Record Date for the Special Meeting is [•], 2023. Only holders of record of ACIC Common Stock at the close of business on the Record Date are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments of the Special Meeting.

The ACIC Units, Common Stock and Public Warrants are traded on the OTCM under the symbols “APNCU”, “APNC” and “APNCW”, respectively. On [•], 2023, the closing sale prices of the ACIC Units, Common Stock and warrants to purchase shares of ACIC Common Stock (the “ACIC Warrants”) were $[•], $[•] and $[•], respectively. The Combined Company intends to apply for the listing of its shares and warrants on the OTCM or a national securities exchange under the symbols “[•]” and “[•],” respectively. The listing of the Common Stock on the OTCM or a national securities exchange is a condition to the Closing. There is no assurance that the Combined Company will be able to satisfy the initial listing requirements or continued listing requirements following the consummation of the Business Combination.

Pursuant to the Current Charter, a holder of outstanding ACIC Class A Stock (“Public Shares” and “Public Stockholders”) may request that ACIC redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

a)	hold Public Shares or hold Public Shares through ACIC Units and you elect to separate your ACIC Units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares; and
b)	prior to 5:00 p.m., Eastern Time, on [•], 2023 (two business days prior to the vote at the Special Meeting) (or such later date as approved by ACIC in its sole discretion), (i) submit a written request to the Transfer Agent that ACIC redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders of ACIC Units must elect to separate the underlying shares and warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their bank, broker or other nominee to do so, or if a holder holds ACIC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

Public stockholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the transfer agent, ACIC will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (the “Trust Account”) established in connection with ACIC’s initial public offering (the “IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account not previously released to ACIC to pay taxes, divided by the number of then-outstanding Public Shares. As of [•], 2023, this would have amounted to approximately $[•] per Public Share. If a Public Stockholder exercises its redemption rights, it will be exchanging such stockholder’s Public Shares for the right to receive such stockholder’s pro rata share of the Trust Account and will no longer own such Public Shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for demanding redemption and thereafter, with ACIC’s consent, until the consummation of the Business Combination, or such other date as determined by the ACIC Board. The stockholder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying proxy statement/prospectus. See “Special Meeting of the Stockholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal and the Director Election Proposal (the “Required Proposals”) are interdependent on each other. The Organizational Documents Proposals are conditional upon the Required Proposals. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by stockholders. The Adjournment Proposal is not conditioned on the approval of any other proposal. If ACIC’s stockholders do not approve each of the Required Proposals at the Special Meeting, the Business Combination will not be consummated.

Each of the Proposals except the NTA Proposal, the Charter Proposal, the Organizational Documents Proposals and the Director Election Proposal, requires the affirmative vote of holders of a majority of the shares of ACIC Common Stock that are voted at the Special Meeting.

The NTA Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of ACIC Common Stock.

The Charter Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of ACIC Common Stock (including holders of a majority of the Class B Shares, voting as a separate class). Each of the Organizational Documents Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of ACIC Common Stock.

The Director Election Proposal requires a plurality vote of the holders of ACIC Common Stock that are present or represented by proxy at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. ACIC urges you to read the accompanying proxy statement/prospectus carefully.

If you have any questions or need assistance voting your Common Stock, please contact ACIC’s proxy solicitor, [•] toll-free at [•] (banks, brokers and other nominees call [•]), or by emailing [•]. This notice of the Special Meeting and the proxy statement/prospectus are available at the SEC’s website at www.sec.gov.

By Order of the Board of Directors of ACIC

Joel Shulman
Chairman of the Board

ADDITIONAL INFORMATION

The accompanying document is the prospectus for securities of ACIC. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting of ACIC at which ACIC stockholders will be asked to consider and vote on a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters. The accompanying proxy statement/prospectus is available without charge to stockholders of ACIC upon written or oral request. This document and other filings by ACIC with the Securities and Exchange Commission (the “SEC”) may be obtained by either written or oral request to ACIC’s Chief Executive Officer, Dr. Joel Shulman, at Apeiron Capital Investment Corp., 175 Federal Street, Suite 875, Boston, Massachusetts 02110, or by telephone at (617) 279-0045. To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Special Meeting, or no later than [•], 2023.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may obtain copies of the materials described above at the SEC’s internet site at www.sec.gov.

In addition, if you have questions about the Proposals or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact [•], the proxy solicitor for ACIC, at [•]. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for further information.

The information contained on, or that can be accessed through, the GIO website is not incorporated by reference into the accompanying proxy statement/prospectus.

BASIS OF PRESENTATION AND GLOSSARY

Frequently Used Terms

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:

“Administrative Support Agreement” means the Administrative Support Agreement, dated November 8, between the Sponsor and ACIC.

“ACIC Board” means the board of directors of ACIC.

“ACIC Common Stock” or “Common Stock” means the shares of common stock, par value $0.0001 per share, of ACIC which shares will have the rights and preferences, and otherwise be subject to the terms and conditions set forth in, the Current Charter.

“ACIC Stockholder Approval” means the approval of the Required Proposals by the requisite vote of the stockholders of ACIC at the Special Meeting in accordance with ACIC’s organizational documents, applicable law and this proxy statement/prospectus.

“ACIC Units” means the units, each consisting of one share of common stock and one half warrant (each whole warrant entitling the holder thereof to purchase one share of common stock) issued by ACIC pursuant to, and with the terms set forth in, the Current Charter.

“ACIC” means Apeiron Capital Investment Corp., which will be renamed “GIO World Health Holdings, Inc.” in connection with the Closing.

“Ancillary Agreements” means additional agreements entered into or to be entered into pursuant to the Business Combination Agreement.

“Ancillary Documents” means each agreement, instrument or document attached as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the parties to the Business Combination Agreement in connection with or pursuant to the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, as may be amended, restated or supplemented from time to time in accordance with its terms, by and among ACIC, GIO, the Purchaser Representative, the Sellers and the Seller Representative. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Cantor” means Cantor Fitzgerald & Co.

“Class A Shares” means the Public Shares.

“Class B Shares” means the Founder Shares.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means GIO World Health Holdings, Inc., which will be the name of ACIC following the consummation of the Business Combination.

“Combined Company Board” means the board of directors of the Combined Company subsequent to the Closing.

“Combined Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Combined Company, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Continental” means Continental Stock Transfer & Trust Company.

“Current Charter” means ACIC’s Amended and Restated Certificate of Incorporation, as amended.

“DGCL” means the Delaware General Corporation Law, as amended.

“DTC” means The Depository Trust Company.

“DWAC” means DTC’s deposit/withdrawal at custodian system.

“Earnout Sellers” means certain Sellers entitled to receive the Earnout Shares post-Closing.

“Earnout Shares” means the additional shares of Combined Company Common Stock that may be issued to the Earnout Sellers in an amount up to 54,000,000 shares multiplied by the Purchased Share Percentage in the event that certain metrics are satisfied during the Earn-Out Period.

“Effective Time” means the date and time that the Business Combination is consummated in accordance with the terms of the Business Combination Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“EverEdge” or “Fairness Opinion Provider” means EverEdge Global Ltd.

“Exchange Consideration” means the consideration to be delivered to the Sellers in connection with the Business Combination will be a number of newly issued shares of ACIC Class A Common Stock, with an aggregate value equal to $250.0 million multiplied by a percentage equal to (i) the total number of Purchased Shares, divided by (ii) the total number of issued and outstanding capital shares of GIO immediately prior to Closing plus the number of capital shares of GIO held in treasury.

“Exchange Shares” means the aggregate, a number of shares of ACIC Class A Common Stock issued to the Sellers at Closing.

“Extension” means an extension of the deadline by which ACIC must complete its business combination pursuant to, and obtained in accordance, with the terms of the Current Charter.

“FINRA” means Financial Industry Regulatory Authority, Inc.

“Founder Shares” means the Common Stock held by the Sponsor that was initially purchased by the Sponsor in a private placement prior to the IPO.

“GAAP” means U.S. generally accepted accounting principles.

“GIO” means GIO World Health Limited, a private limited company formed under the laws of England and Wales.

“GIOSTAR” means Global Institute of Stem Cell Therapy and Research, Inc.

“Incentive Plan” means the GIO World Health Holdings, Inc. 2023 Equity Incentive Plan, to be adopted by the ACIC Board, subject to the ACIC Stockholder Approval at the Special Meeting, the form of which is attached as Annex D to this proxy statement/prospectus, as further described in the “Incentive Plan Proposal” section of this proxy statement/prospectus.

“Insider Letter Agreement” means the letter agreement dated November 8, 2021, between ACIC and each of the Insiders.

“Insider Registration Rights Agreement” means the Registration and Shareholder Rights Agreement, by and among ACIC, the Sponsor and Cantor, dated November 8, 2021 entered into in connection with the IPO, as amended from time to time in accordance with its terms.

“Insiders” means ACIC’s officers and directors as of the time of the IPO, the Sponsor and each transferee of Founder Shares.

“Interim Period” means the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement or the Closing.

“IPO Prospectus” means the final prospectus of ACIC, dated November 8, 2021, and filed with the SEC on November 10, 2021 (File No. 333- 257369).

“IPO” means ACIC’s initial public offering of its units, Common Stock and warrants pursuant to the IPO Prospectus.

“Investment Company Act” means the Investment Company Act of 1940, as amended

“JOBS Act” means the Jumpstart Our Business Startups Act.

“Lock-Up Agreements” means the agreements entered into prior to or simultaneously with the Business Combination Agreement pursuant to which certain GIO shareholders agreed to certain restrictions on post-Closing transfers of the ACIC Common Stock to be issued to them at the Closing in accordance with the terms of the Business Combination Agreement.

“Non-Competition Agreements” means the Non-Competition and Non-Solicitation Agreements to be entered into by ACIC and certain GIO shareholders prior and as a condition to the Closing pursuant to the terms of the Business Combination Agreement.

“Private Warrants” means the warrants to purchase Common Stock that ACIC issued to the Sponsor and to Cantor in a private placement completed at the time of the IPO, each of which entitles the holder thereof to purchase one share of Common Stock at a purchase price of $11.50 per share.

“Proposals” means all of the proposals presented to ACIC stockholders at the Special Meeting.

“Proposed Bylaws” means the Combined Company’s amended and restated bylaws in the form included as Annex C to this proxy statement/prospectus, proposed to be in effect at and following the Closing, as further described in the “Charter Proposal” section of this proxy statement/prospectus.

“Proposed Charter” means the Combined Company’s amended and restated certificate of incorporation in the form included as Annex B to this proxy statement/prospectus, proposed to be in effect at and following the Closing.

“Public Shares” means the Class A Common Stock sold in the IPO (including Common Stock included in the overallotment units acquired by ACIC’s underwriters), whether they were purchased in the IPO or thereafter in the open market.

“Public Stockholder” means a holder of Public Shares as of the relevant date.

“Public Warrant” means the warrant originally included as part of a Public Unit entitling the holder thereof to purchase one share of Common Stock at a purchase price of $11.50 per share.

“Purchased Share Percentage” means the value of $250.0 million multiplied by a percentage equal to (i) the total number of Purchased Shares, divided by (ii) the total number of issued and outstanding capital shares of GIO immediately prior to Closing plus the number of capital shares of GIO held in treasury.

“Purchased Shares” means all of the ordinary shares of GIO owned by the Sellers that the Sellers will sell to ACIC, and ACIC will purchase from the Sellers.

“Purchaser Representative” means Apeiron Capital Sponsor, LLC, in the capacity as representative from and after the Effective Time of the stockholders of ACIC as of immediately prior to the Effective Time (other than the former holders of interests in GIO).

“Record Date” means [•], 2023.

“Redemption Date” means that date on which Public Shares of electing Public Stockholders may be redeemed by the Company in accordance with the Current Charter in connection with the Closing.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated in accordance with the Current Charter as of the applicable Redemption Date.

“Redemption” means the redemption of the Public Shares for the Redemption Price.

“Required Proposals” means the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal and the Director Election Proposal.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Representative” means Deven Patel, in the capacity as the representative for the Sellers in accordance with the terms and conditions of the Business Combination Agreement.

“Sellers” means the shareholders of GIO that are parties to the Business Combination Agreement (whether as of the date of the Business Combination Agreement or that join thereafter pursuant to a joinder).

“Signing Date” means the date of execution of the Business Combination Agreement.

“Special Meeting” means the special meeting in lieu of the 2023 annual meeting of ACIC’s stockholders to be held in connection with the Business Combination and at which ACIC’s stockholders will be asked to consider and vote upon, among other matters, a proposal to adopt and approve the Business Combination Agreement and the transactions contemplated thereby.

“Sponsor” means Apeiron Capital Sponsor, LLC, a Delaware limited liability company.

“Transaction Financing” means any financing contemplated by equity or debt financing agreements that ACIC enters into during the period between the signing of the Business Combination Agreement and the Closing.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Treatments” means stem cell and stem cell-based products, therapies, treatments, services, procedures, techniques, protocols or other offerings that may at any time or from time to time be part of the prospective Business Lines.

“Triggering Event” means the satisfaction of any of the metrics pursuant to which Earnout Shares may be issuable to the Earnout Sellers during the Earn-Out Period.

“Trust Account” means the trust account established by ACIC with the proceeds from the IPO and the sale of Private Warrants pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of November 8, 2021, by and between ACIC and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Universal RBCs” means type O negative red blood cells.

“Voting Agreements” means the voting agreements entered into by ACIC, GIO and certain GIO shareholders and delivered to ACIC on or prior to execution of the Business Combination Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Warrant Agreement” means the Warrant Agreement, dated as of November 8, 2021, between ACIC and Continental, which governs ACIC’s outstanding Warrants.

“Warrants” means the Private Warrants and Public Warrants, collectively.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to the Combined Company’s stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.	No Public Stockholders exercise their redemption rights in connection with the Closing. Please see the section entitled “The Special Meeting – Redemption Rights.”
2.	There are no transfers of securities held by the Sponsor on or prior to the Closing Date.
3.	No holders of ACIC Warrants exercise any of the outstanding ACIC Warrants.
4.	There are no changes in the capitalization of GIO prior to the Closing Date.
5.	Prior to the Closing Date, all of the Sellers that did not execute the Business Combination Agreement as of the date of execution thereof (the “Signing Date”) execute and deliver joinders to become parties thereto after the Signing Date and prior to the Closing Date such that, at and for purposes of the Closing, all of the outstanding GIO ordinary shares are “Purchased Shares,” in accordance with the terms of the Business Combination Agreement.
6.	For purposes of calculating estimated pro forma ownership immediately after the Closing, subject to the assumptions further described herein and, as applicable, within the pro forma financial statement sections of this proxy statement/prospectus, the assumed Redemption Price upon consummation of the Business Combination is $10.47, which is based on the amount in the Trust Account as of April 30, 2023, excluding any interest earned on the funds in the Trust Account following March 31, 2023.
7.	At the Closing, ACIC will repay, in cash, the full amount outstanding under the non-interest bearing promissory note issued by ACIC on April 5, 2023 in principal amount of $250,000 to an affiliate of the Sponsor in connection with such affiliate of the Sponsor’s loan to ACIC to fund ACIC extension payments in accordance with the terms of the note.
8.	No Earnout Shares are issued.
9.	The total number of Purchased Shares exchanged for Exchange Consideration at Closing are the shares held only by the Sellers that signed the Business Combination Agreement at the Signing Date (though additional GIO shareholders may become party to the Business Combination Agreement prior to the Closing by signing joinders agreement after the effectiveness of the Registration Statement).

TRADEMARKS

This proxy statement/prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Trademarks and service marks are collectively referred to herein as “trademarks.”

Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains market and industry data, estimates and statistics obtained from third-party sources. Although both ACIC and GIO believe that the information on which the companies have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. ACIC’s and GIO’s internal company reports have not been verified by any independent source. Statements as to industry position are based on market data currently available. While ACIC and GIO are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations of GIO, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, forward-looking statements may be identified by the use of words such as “estimate,” “continue,” “could,” “may,” “might,” “possible,” “predict,” “should,” “would,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

ACIC cautions readers of proxy statement/prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond ACIC’s and GIO’s control, which could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding anticipated events or circumstances, business plans or goals, forecasted results, projections of market opportunity, potential benefits and the potential commercial attractiveness to customers of GIO’s products and services, the potential success of the business and business lines that GIO management expects to pursue, potential benefits of the Business Combination (including with respect to stockholder value), and expectations related to the terms and timing of the Business Combination. These statements are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations of GIO management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements are subject to a number of risks and uncertainties, including: expectations regarding (and GIO’s ability to meet expectations regarding) GIO’s business strategies and its plans with regard to future business activities and business lines and future financial performance, including GIO’s future business plans or objectives, the outcome or timing of regulatory approvals or acceptance of products or technologies for which regulatory approvals may be sought in the future, anticipated demand and acceptance of its products, pricing, marketing plans, manufacturing, production and supply capabilities, operating expenses, market trends, revenues, liquidity, access to capital, cash flows and uses of cash, capital expenditures, and GIO’s ability to invest in activities it may want or be required to carry out in order to establish, maintain or pursue its business plans or the business lines GIO management anticipates developing;

●	the size and conditions affecting the markets in which GIO may establish and pursue business lines;
●	GIO’s ability to establish and pursue management plans with respect to business lines which GIO, as an entity, has not commenced to date;

●	risks that unanticipated risks, challenges and expenses may arise as GIO’s business plans develop and are implemented in manners for which GIO may not be prepared or is not able to address without access to significant resources not available to it;
●	GIO’s success in developing stem cell-based products and services and achieving regulatory or marketing approvals, as applicable, to commercialize such products or services in jurisdictions in which it may wish to sell or offer such products and services;
●	GIO’s success in identifying customers and collaborations to establish and pursue certain of its anticipated business line activities;
●	ability of GIO to attract capital necessary to carry out business activities;
●	failure of GIO products, services or technologies to be developed in the manner or timeline GIO anticipates, potentially for reasons unforeseen or outside of GIO’s control;
●	disruption or cessation of the GIO’s relationships with its affiliates or affiliates of GIO management that may be necessary for GIO to establish, develop or succeed in its planned business lines;
●	changes in applicable laws and regulations and GIO’s ability to comply therewith;
●	risk that market acceptance of stem cell-based products and services may dwindle or change adversely, or fail to grow, in relevant geographies going forward;
●	estimates for the prospects and potential financial performance of GIO’s business may provide to be materially different from actual results;
●	the effects of competition on GIO’s future business;
●	risks related to uncertainty of outcomes of clinical, safety and other testing, trials or studies intended to demonstrated efficacy of products or services to be offered by GIO for their intended purposes;
●	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;
●	the outcome of any legal proceedings that may be instituted against ACIC, GIO and others following announcement of the Business Combination Agreement and the transactions contemplated therein;
●	the inability to complete the Business Combination due to the failure to obtain ACIC Stockholder Approval or satisfy other conditions to closing under the Business Combination Agreement;
●	the risk that GIO may not be able to adequately protect its rights or ability to use or exploit trade secrets, know-how and other intellectual property;
●	the risk that the proposed Business Combination disrupts GIO’s current plans to establish its business as a result of the announcement and consummation of the Business Combination;
●	costs related to the proposed Business Combination;
●	redemptions by ACIC stockholders result in the Business Combination providing proceeds to GIO that may be less than GIO management anticipates;
●	limited liquidity and trading of New GIO’s securities and inability of New GIO’s securities to qualify for listing on a national securities exchange;
●	geopolitical risk and changes in applicable laws or regulations;

●	GIO’s ability to raise funding on reasonable terms as necessary to develop its products and services in the timeline GIO management expects;
●	ability to successfully obtain marketing and regulatory approvals, as necessary, to carry out planned business activities;
●	the possibility that ACIC or GIO may be adversely affected by other economic, business, or competitive factors;
●	the possibility that the COVID-19 pandemic, or another major disease or epidemic, disrupts GIO’s business;
●	matters discovered by the parties as they complete their respective due diligence investigation of the other;
●	the risk that, following the consummation of the Business Combination, GIO fails to attract, retain, retain, motivate or integrate personnel, including highly skilled scientific and technical personnel, or fails to maintain and develop a favorable business reputation, in each case negatively affecting its business;
●	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on GIO’s resources;
●	risks that the consummation of the Business Combination is substantially delayed or does not occur, which may impact GIO’s ability to commence business line operations or pursue business plans;
●	the ability of GIO to respond to general economic conditions;
●	expectations with respect to future operating and financial performance and growth, including when GIO may expect to generate revenues and positive cash flow from business operations;
●	GIO’s ability to execute its anticipated business plans and strategy for the business lines;
●	the ability of GIO to comply with various regulatory requirements on an ongoing basis;
●	the ability of GIO to compete with competitors in existing and new markets and offerings;
●	the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the Business Combination and definitive agreements for the Business Combination by ACIC stockholders; and
●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination;
●	the outcome of any legal proceedings that may be instituted against GIO or ACIC related to the Business Combination, and those factors discussed in ACIC’s IPO Prospectus under the heading “Risk Factors,” and other documents of ACIC filed, or to be filed, with the SEC; and
●	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

If any of these risks materialize or any of ACIC’s or GIO’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither ACIC nor GIO presently know or that ACIC and GIO currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect ACIC’s and GIO’s expectations, plans or forecasts of future events and views as of the date of this proxy statement/prospectus. ACIC and GIO anticipate that subsequent events and developments may cause ACIC’s and GIO’s assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, ACIC and GIO specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing ACIC’s and GIO’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond ACIC’s and GIO’s control. Forward-looking statements are not guarantees of performance. All forward-looking statements attributable to ACIC or GIO or a person acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Except to the extent required by applicable law or regulation, neither ACIC nor GIO undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting, including the Business Combination Proposal. The following questions and answers do not include all the information that is important to ACIC’s stockholders. ACIC’s stockholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:  Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus in connection with the Special Meeting of the stockholders of ACIC. ACIC is holding the Special Meeting to consider and vote on the Proposals described herein. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

(1)  Proposal 1 —  The Business Combination Proposal — A proposal to approve (i) the Business Combination Agreement (as it may be amended, restated or supplemented from time to time in accordance with its terms (the “Business Combination Agreement”) by and among ACIC, GIO, Apeiron Capital Sponsor, LLC, a Delaware limited liability company, in the capacity as the representative from and after the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”) for the stockholders of ACIC (other than the Sellers and their successors and assignees) in accordance with the terms and conditions of the Business Combination Agreement (the “Purchaser Representative”), Deven Patel, in the capacity as the representative for the Sellers in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”), and the shareholders of GIO that are parties to the Business Combination Agreement (whether as of the date of the Business Combination Agreement or that join thereafter pursuant to a joinder, the “Sellers”), as well as (ii) the transactions contemplated thereby. At the Closing, the Sellers will sell to ACIC, and ACIC will purchase from the Sellers, all of the capital shares of GIO owned by the Sellers (the “Purchased Shares”) in exchange for newly issued shares of ACIC Class A common stock, par value $0.0001 per share (the “Share Exchange” and collectively with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). A copy of the Business Combination Agreement is appended to the accompanying proxy statement/prospectus as Annex A. The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 1: The Business Combination Proposal.”
(2)  Proposal 2 —  The NTA Proposal —A proposal to amend ACIC’s amended and restated certificate of incorporation (the “Current Charter”), which amendments (the “NTA Amendments”) shall be effective, if adopted and implemented by ACIC, prior to the consummation of the proposed Business Combination, to remove requirements limiting ACIC’s ability to redeem shares of Class A common stock and consummate an initial business combination if the amount of such redemptions would cause ACIC to have less than $5,000,001 in net tangible assets. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by stockholders. The NTA Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 2 — The NTA Proposal.”
(3)  Proposal 3 — The Charter Proposal —  A proposal to approve, in connection with Business Combination, the proposed amended and restated certificate of incorporation of ACIC (the “Proposed Charter”), in the form appended to the accompanying proxy statement/prospectus as Annex B, to be effective upon the consummation of the Business Combination. The Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Charter Proposal will have no effect, even if approved by ACIC stockholders. The Charter Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 3: The Charter Proposal.”
(4) – (9)  Proposals 4 – 9 — The Organizational Documents Proposals — A proposal with respect to six separate non-binding advisory proposals to approve, assuming the Business Combination Proposal is approved and adopted, material differences between the Current Charter and the Proposed Charter. These separate votes are not otherwise required by Delaware law, separate and apart from the Charter Proposal, but are required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions. The Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals (separate and apart from approval of the Charter Proposal).

Proposal 4

A proposal to approve provisions in the Proposed Charter providing that directors may only be removed for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class.

Proposal 5

A proposal to approve provisions in the Proposed Charter providing that (i) stockholder special meetings may only be called by the Combined Company Board (as defined below) pursuant to a resolution adopted by a majority of the Combined Company Board or the Secretary the Combined Company, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Combined Company and (ii) stockholders may only act at annual and special meetings and not by written consent.

Proposal 6

A proposal to approve provisions in the Proposed Charter providing that the amendment of certain provisions of the Proposed Charter related to the number of directors and director terms and that any amendment of the Proposed Bylaws requires the affirmative vote of the holders of at least 66 2∕3% of the voting power of the then outstanding shares of capital stock of the Combined Company entitled to vote on such amendment.

Proposal 7

A proposal to approve provisions in the Proposed Charter changing the post-Business Combination company’s corporate name to “GIO World Health Holdings, Inc.”

Proposal 8

A proposal to approve provisions in the Proposed Charter to remove certain provisions related to ACIC’s status as a blank check company that will no longer apply upon consummation of the Business Combination.

Proposal 9

A proposal to approve provisions in the Proposed Charter increasing the total number of authorized shares of all classes of stock to 260,000,000 shares, each with a par value of $0.0001 per share, consisting of (i) 250,000,000 shares of common stock and (ii) 10,000,000 shares of preferred stock.

The Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “Proposals 4 – 9: The Organizational Documents Proposals.”]

(10)  Proposal 10 —  The Incentive Plan Proposal — A proposal to approve the GIO World Health Holdings, Inc. 2023 Equity Incentive Plan, referred to as the “Incentive Plan,” the form of which is appended to the accompanying proxy statement/prospectus as Annex D. The ACIC Board intends to adopt the Incentive Plan, subject to the ACIC Stockholder Approval. If adopted and approved, the Incentive Plan will be effective upon the Closing. The Incentive Plan Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 10: The Incentive Plan Proposal.”

(11) Proposal 11 — The Director Election Proposal — A proposal to approve the election of seven directors to the Combined Company Board, a majority of whom will be independent, including five directors designated by GIO prior to the Closing and two director designated by ACIC prior to the Closing, effective upon the Closing, to serve on the Combined Company Board until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter. The Director Election Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 11: The Director Election Proposal.”

(12) Proposal 12 — The Adjournment Proposal — A proposal to adjourn the Special Meeting to a later date or dates, if necessary or desirable, as determined by the ACIC Board. This proposal is referred to as the “Adjournment Proposal.” The

Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 12: The Adjournment Proposal.”

The Required Proposals are interdependent on each other. The Organizational Documents Proposals are conditional upon the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If ACIC’s stockholders do not approve each of the Required Proposals at the Special Meeting, the Business Combination will not be consummated.

Each of the Proposals except the NTA Proposal, the Charter Proposal, the Organizational Documents Proposals and the Director Election Proposal, requires the affirmative vote of holders of a majority of the shares of ACIC Common Stock that are voted at the Special Meeting.

The NTA Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of ACIC Common Stock.

The Charter Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of ACIC Common Stock (including holders of a majority of the Class B Shares, voting as a separate class). Each of the Organizational Documents Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of ACIC Common Stock.

The Director Election Proposal requires a plurality vote of the holders of ACIC Common Stock that are present or represented by proxy at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.

Q:  What interests do ACIC’s Insiders have in the Business Combination?

A:

In considering the recommendation of the ACIC Board to vote in favor of the Business Combination, Public Stockholders should be aware that ACIC’s Insiders have interests in the Business Combination that are different from, or in addition to, those of ACIC’s Public Stockholders. ACIC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to ACIC’s stockholders that they approve the Business Combination. Public Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	the fact that the Sponsor holds 4,312,500 Founder Shares purchased from ACIC for an aggregate price of $25,000, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Common Stock on May 9, 2023, which was $10.50, would have an aggregate value of approximately $45.3 million as of the same date. If ACIC does not consummate the Business Combination or another initial business combination by August 14, 2023, and ACIC is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of approximately $0.006 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of the Combined Company after the Closing falls below the price initially paid for the ACIC Units in the IPO and the ACIC Public Stockholders experience a negative rate of return following the Closing;
●	the fact that the 8,200,000 Private Warrants purchased by the Sponsor for $1.00 per Private Warrant, which warrants will be worthless if a business combination is not consummated (although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 8,200,000 Private Warrants held by the Sponsor estimated to be approximately $328,000, assuming the per warrant value of the Private Warrants is the same as the $0.04 closing price of the Public Warrants on the OTCM on May 9, 2023);
●	the fact that ACIC’s Insiders have waived their right to redeem their Founder Shares and any other Common Stock held by them, or to receive distributions from the Trust Account with respect to the Founder Shares upon ACIC’s liquidation if ACIC is unable to consummate its initial business combination;
●	the fact that unless ACIC consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of [•], 2023, no directors or officers of ACIC have incurred any expenses for which they expect to be reimbursed at the Closing;

●	the continued indemnification of current directors and officers of ACIC and the continuation of directors’ and officers’ liability insurance after the Business Combination;
●	the fact that the Insiders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Insiders would lose their entire investment. As a result, the Insiders may have a conflict of interest in determining whether GIO is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination; and
●	the anticipated election of Dr. Joel Shulman, Chief Executive Officer, President and Chairman of ACIC, as a director of the Combined Company after the consummation of the Business Combination. As such, in the future, such director will receive any cash fees, stock options or stock awards that the Combined Company Board determines to pay to its directors.

In addition to the interests of ACIC’s Insiders in the Business Combination, ACIC stockholders should be aware that Cantor may have financial interests that are different from, or in addition to, the interests of ACIC stockholders, including the fact that Cantor and its designees own 750,000 Private Warrants, purchased by Cantor at a price of $1.00 per Private Warrant, which warrants will be worthless if a business combination is not consummated. Although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 750,000 Private Warrants held by Cantor or its designees is estimated to be approximately $[•], assuming the per warrant value of the Private Warrants is the same as the $[•] closing price of the Public Warrants on the OTCM on [•], 2023;

Please also see the sections “Certain Other Interests in the Business Combination,” “Certain Relationships and Related Person Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of ACIC’s Insiders and GIO’s directors and officers in the Business Combination.

Q:  Why is ACIC proposing the Business Combination?

A:ACIC was incorporated to effect a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses. Since ACIC’s incorporation, the ACIC Board has sought to identify suitable candidates in order to effect such a transaction. In its review of GIO, the ACIC Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the ACIC Board has determined that the Business Combination presents an attractive business combination opportunity and is in the best interests of ACIC and its stockholders. The ACIC Board believes that, based on its review and consideration, the Business Combination with GIO presents an opportunity to increase stockholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. ACIC Stockholder Approval of the Business Combination is required by the Business Combination Agreement and the Current Charter.

Q:  What will happen in the Business Combination?

A:

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, the Sellers will sell to ACIC, and ACIC will purchase from the Sellers, all of the ordinary shares of GIO owned by the Sellers (the “Purchased Shares”) in exchange for newly issued shares of ACIC Class A Common Stock. Any GIO options, warrants and other convertible securities outstanding and not converted to ordinary shares prior to the Closing will be terminated as of the Closing.

Q:  What form of, and how much, consideration will the Sellers receive in return for the acquisition of GIO by ACIC?

A:

Pursuant to the terms of the Business Combination Agreement, the consideration to be delivered to the Sellers will be a number of newly issued shares of ACIC Class A Common Stock, with an aggregate value equal to $250.0 million multiplied by a percentage equal to (i) the total number of Purchased Shares, divided by (ii) the total number of issued and outstanding capital shares of GIO plus the number of capital shares of GIO held in treasury. Any capital shares of GIO held in treasury immediately after the Closing will be cancelled by GIO. The Sellers currently party to the Business Combination Agreement hold an aggregate of 98.703% of the issued and outstanding ordinary shares of GIO; additional GIO shareholders may become party to the Business Combination Agreement prior to the Closing by signing joinder agreements after the effectiveness of the Registration Statement.

In addition to the Exchange Consideration deliverable at the Closing, after the Closing, the Earnout Sellers may be entitled to receive additional shares of ACIC Class A Common Stock in an amount up to 54,000,000 shares multiplied by the Purchased

Share Percentage in the event that certain metrics are satisfied during the period commencing on the Effective Time and ending on the fifth anniversary of the Closing Date (the “Earn-Out Period”). Specifically:

●	in the event that, and upon the date during the Earn-Out Period on which, the volume-weighted average trading price of ACIC Class A Common Stock on the principal securities exchange or securities market on which such shares are traded for any twenty trading days within any thirty consecutive trading day period (the “Trading Price”) is greater than or equal to $12.50, the Earnout Sellers will be entitled to receive an aggregate of 15,000,000 Earnout Shares multiplied by the Purchased Share Percentage;
●	in the event that, and upon the date during the Earn-Out Period on which, the Trading Price is greater than or equal to $15.00, the Earnout Sellers will be entitled to receive an aggregate of 18,000,000 additional Earn-Out Shares multiplied by the Purchased Share Percentage; and
●	if, at any time during the Earn-Out Period and upon the date on which, the Trading Price is greater than or equal to $17.50, the Earnout Sellers will be entitled to receive an aggregate of 21,000,000 additional Earn-Out Shares multiplied by the Purchased Share Percentage.

If, during the Earnout Period, there is a change of control of the Combined Company pursuant to which the Combined Company or its stockholders have the right to receive consideration implying a value per share of Class A Common Stock equaling or exceeding the Trading Price underlying one or more Triggering Events, then, immediately prior to the consummation of such change of control, (i) to the extent the relevant Triggering Event has not previously occurred, such relevant Triggering Event shall be deemed to have occurred and (ii) each Earnout Seller shall be entitled to receive its pro rata share of the applicable number of Earnout Shares to be issued based on the deemed occurrence of the applicable Triggering Event.

Q:  Did the ACIC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Yes, ACIC Board obtained a fairness opinion from EverEdge. For a description of the opinion issued by EverEdge to ACIC Board, please see “The Business Combination Proposal — Opinion of ACIC’s Financial Advisor.”

Q:  What equity stake will current ACIC Public Stockholders, the Insiders and the GIO Sellers hold in the Combined Company immediately after the completion of the Business Combination?

A:

ACIC stockholders that elect not to redeem their Public Shares will experience significant dilution as a result of the Business Combination. ACIC Public Stockholders currently own approximately 25.8% of the outstanding shares of ACIC Common Stock. If no ACIC stockholders redeem their shares of Common Stock prior to consummation of the Business Combination and no outstanding Public Warrants or Private Placement Warrants are exercised, taking into account the other assumptions set forth in “Share Calculations and Ownership Percentages.” ACIC Public Stockholders are expected to own approximately 5.1% of the Combined Company’s total shares outstanding immediately after the Closing, provided that the other assumptions incorporated into the BCA Maximum Redemption Scenario in the pro forma financial statements section of this proxy statement/prospectus also apply at Closing, and approximately 4.1% of the Combined Company’s total shares outstanding under the BCA Maximum Redemption Scenario. Following the Business Combination, an aggregate of up to 8,625,000 Public Warrants and 8,200,000 Private Placement Warrants will be outstanding. ACIC stockholders who redeem their shares of Common Stock may continue to hold any Public Warrants that they owned prior to redemption, the exercise of which would result in additional dilution to non-redeeming ACIC stockholders. The potential issuance of Earnout Shares upon satisfaction of applicable earnout terms after the Closing would also result in additional dilution to non-redeeming ACIC stockholders. Further, at Closing, subject to the ACIC Stockholder Approval, ACIC expects to adopt the Incentive Plan, grants under which made post-Closing would result in additional dilution to Combined Company holders.

The percentage of the total number of outstanding shares of Combined Company Common Stock that will be owned by Public Stockholders as a group will vary based on the number of Public Shares redeemed prior to the Business Combination. The following table illustrates varying beneficial ownership levels in the Combined Company, as well as possible sources and extents of dilution for non-redeeming Public Stockholders, assuming no redemptions by Public Stockholders, 25% redemption by Public

Stockholders, 50% redemption by Public Stockholders, 75% redemption by Public Stockholders and the BCA Maximum Redemptions Scenario assumptions with regard to redemptions by Public Stockholders:

●	Assuming no redemption scenario: This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares.
●	Assuming 25% redemption scenario: This presentation assumes that the Public Stockholders holding approximately 5.44% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the BCA Maximum Redemption Scenario. This scenario assumes that 81,720 Public Shares are redeemed for an aggregate redemption payment of approximately $855,772 plus a pro rata portion of interest accrued on the Trust Account (not previously released to ACIC to pay taxes).
●	Assuming 50% redemption scenario: This presentation assumes that the Public Stockholders holding approximately 10.88% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the BCA Maximum Redemption Scenario. This scenario assumes that 10.88% Public Shares are redeemed for an aggregate redemption payment of approximately $1,711,544 plus a pro rata portion of interest accrued on the Trust Account (not previously released to ACIC to pay taxes).
●	Assuming 75% redemption scenario: This presentation assumes that the Public Stockholders holding approximately 16.32% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 75% of the Public Shares assumed to be redeemed under the BCA Maximum Redemption Scenario. This scenario assumes that 245,161 Public Shares are redeemed for an aggregate redemption payment of approximately $2,567,316 plus a pro rata portion of interest accrued on the Trust Account (not previously released to ACIC to pay taxes).
●	Assuming BCA Maximum Redemptions: This presentation, as further described in the section titled “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” (the “BCA Maximum Redemption Scenario”) assumes that (i) 326,881 Public Shares are redeemed for aggregate redemption payments of $3.4 million, assuming a $10.47 per share Redemption Price based on the funds in the Trust Account as of April 30, 2023 and (ii) that the proposed Business Combination would not be consummated if ACIC does not, at Closing, have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of Redemptions) and proceeds of any Transaction Financing at least equal to the amount required to satisfy estimated transaction expenses and liabilities of ACIC and GIO at the Closing (the “Expenses Condition,” as further described below). As all of ACIC’s Insiders waived their redemption rights at the time of the ACIC IPO, only redemptions by Public Stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the BCA Maximum Redemptions Scenario, taking into account the Expenses Condition. The “BCA Maximum Redemptions Scenario” (i) assumes that the NTA Proposal is approved by the ACIC stockholders at the Special Meeting and (ii) represents the maximum number of Public Shares that may be redeemed while satisfying the Expenses Condition; provided, however, that the Expenses Condition is a not a contractual condition to the Closing pursuant to the terms of the Business Combination Agreement and the Business Combination can be consummated in accordance with the contractual transaction terms without the Expenses Condition being satisfied. If the Business Combination is consummated without the Expenses Condition being satisfied (or if estimated transaction expenses or the proceeds from any Transaction Financing, if any, result an Expenses Condition as of the Closing Date that differs from the assumptions incorporated in this BCA Maximum Redemptions Scenario presentation), up to an additional 1,175,322 Public Shares than are reflected in the “BCA Maximum Redemptions Scenario” may be redeemed.

Potential sources of dilution:(1)

	No Redemption	%	25% Redemption	%	50% Redemption	%	75% Redemption	%	BCA Maximum Redemption	%
ACIC Public Stockholders	1,502,203	5.1%	1,420,483	4.8%	1,338,763	4.6%	1,257,042	4.3%	1,175,322	4.0%
ACIC Founder Shares	4,312,500	14.6%	4,312,500	14.7%	4,312,500	14.8%	4,312,500	14.8%	4,312,500	14.8%
GIO Shareholders	23,568,155	80.3%	23,568,155	80.5%	23,568,155	80.6%	23,568,155	80.9%	23,568,155	81.2%
Total	29,382,858	100.0%	29,301,137	100.0%	29,219,417	100.0%	29,137,697	100.0%	29,055,977	100.0%

Potential sources of dilution:(1)

	No Redemption	25% Redemption	50% Redemption	75% Redemption	BCA Maximum Redemption
Public Warrants	8,200,000	8,200,000	8,200,000	8,200,000	8,200,000
Private Warrants	8,625,000	8,625,000	8,625,000	8,625,000	8,625,000
Total fully diluted shares outstanding	46,207,858	46,126,137	46,044,417	45,962,697	45,880,977

(1)Does not include Earnout Shares or shares reserved for issuance upon adoption of the proposed Incentive Plan (subject to approval by ACIC stockholders at the Special Meeting); assumes all assumptions incorporated in the section of this proxy statement/prospectus titled “Share Calculations and Ownership Percentages.”

The cash fees paid to Cantor in connection with the IPO, which will not be adjusted on the basis of the number of redemptions by Public Stockholders at the Closing, totaled $3,000,000.

The following table illustrates the effective underwriter cash fee on a percentage basis for Public Shares at each redemption level identified below.

(in thousands, except share amounts)	No Redemptions	25% Redemption	50% Redemption	75% Redemption	BCA Maximum Redemption
Unredeemed public shares	1,502,203	1,420,483	1,338,763	1,257,042	1,175,322
Trust proceeds to GIO	$15,731,024	$14,875,252	$14,019,480	$13,163,708	$12,307,940
Underwriter Cash Fee	$9,075,000	$9,075,000	$9,075,000	$9,075,000	$9,075,000
Effective Underwriter Cash Fee (%)	57.7%	61.0%	64.7%	68.9%	73.7%

Q:  What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

After completion of the Business Combination, the funds in the Trust Account will be used to pay Public Stockholders who exercise redemption rights and, after paying the Redemptions, to pay transaction expenses incurred in connection with the Business Combination by ACIC and GIO, and other expenses and liabilities of ACIC (including the deferred IPO fee payable to Cantor). As of [●], 2023, there were investments and cash held in the Trust Account of approximately $[●] million. These funds will not be released until the earlier of the completion of the Business Combination or the Redemption of the Public Shares if ACIC is unable to complete a Business Combination by August 14, 2023 (except that interest earned on the amounts held in the Trust Account may be released earlier as necessary to pay for ACIC taxes). In the event that the Business Combination is consummated and, following satisfaction of payments associated with Redemptions and payment of expenses and liabilities as described above, any remaining funds will be available for use by the Combined Company for general working capital purposes.

Q:  Do I have redemption rights?

A:

If you are a Public Stockholder, you have the right, in connection with the proposed Business Combination and Proposals described in this proxy statement/prospectus, to demand that ACIC redeem such shares for a pro rata portion of the cash held in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to the rights to demand redemption of the Public Shares as “redemption rights.”

Notwithstanding the foregoing, a Public Stockholder, together with any of its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be converted.

Under the Current Charter, ACIC will not redeem any Public Shares if ACIC would not have at least $5,000,001 in net tangible assets either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by Public Stockholders.

Q:  Why is ACIC proposing the NTA Proposal?

A:

The approval of the NTA Proposal may facilitate the consummation of the Business Combination by permitting redemptions by public stockholders even if such redemptions result in ACIC having net tangible assets that are less than $5,000,001. The purpose of the net asset test limitation was initially to ensure that the ACIC Class A Common Stock is not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the ACIC Class A Common Stock would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, ACIC is presenting the NTA Proposal so that the parties may consummate the Business Combination even if IWAC has $5,000,000 or less in net tangible assets at the Closing.

Q:  What happens if a substantial number of ACIC’s Public Stockholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A:

ACIC’s Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights, provided that, unless the NTA Proposal is approved and implemented, ACIC will not redeem any Public Shares if ACIC would not have at least $5,000,001 in net tangible assets either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by Public Stockholders. The Business Combination may be completed even though the funds available from the Trust Account and the number of Public Stockholders are substantially reduced as a result of redemptions by Public Stockholders.

Q:  What conditions must be satisfied to complete the Business Combination?

A:

In addition to the approval of the Required Proposals, there are a number of closing conditions in the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to the Closing, see the section titled “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q:  What happens if the Business Combination is not consummated?

A:

If ACIC is not able to complete the Business Combination or another initial business combination by August 14, 2023, ACIC will cease all operations except for the purpose of winding up and redeeming its Public Shares and liquidating the Trust Account, in which case ACIC’s Public Stockholders may only receive the amount in the Trust Account as of the applicable Redemption Date (less any interest earned on the amounts held in the Trust Account released earlier to pay for any taxes), which would be only approximately $[•] per share, based on the amount held in the Trust Account as of [•], 2023, and ACIC’s Warrants will expire and have no value.

Q:  When do you expect the Business Combination to be completed?

A:

It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Special Meeting, which is set for [•], 2023; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by ACIC’s stockholders at the Special Meeting and the ACIC Board elects to adjourn the Special Meeting to a later date or dates, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “Proposal 1: The Business Combination Proposal — The Business Combination Agreement —Conditions to the Closing of the Business Combination.”

Q:  What proposals are stockholders being asked to vote on?

A:

●	Proposal 1: The Business Combination Proposal
●	Proposal 2: The NTA Proposal
●	Proposal 3: The Charter Proposal
●	Proposals 4-9: The Organizational Documents Proposals

●	Proposal 10: The Incentive Plan Proposal
●	Proposal 11: The Director Election Proposal
●	Proposal 12: The Adjournment Proposal

If ACIC’s Public Stockholders do not approve each of the Required Proposals, then the Business Combination will not be consummated.

As required by applicable SEC guidance to give stockholders the opportunity to present their views on important corporate governance provisions, ACIC is requesting that its stockholders vote, on a non-binding advisory basis, upon the Organizational Documents Proposals to approve certain governance provisions contained in the Proposed Charter that materially affect stockholder rights, and will be adopted in connection with the Proposed Charter. See “Proposals 4-9: The Organizational Documents Proposals.” These separate votes are not otherwise required by Delaware law, but pursuant to SEC guidance, ACIC is required to submit these provisions to its stockholders separately for approval. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on ACIC or the ACIC Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals.

After careful consideration, the ACIC Board has approved the Business Combination Agreement and the transactions contemplated thereby and determined that the Business Combination Proposal, the NTA Proposal, the Charter Proposal, each of the Organizational Documents Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal is each in the best interests of ACIC and its stockholders and recommends that you vote “FOR” or give instruction to vote “FOR” each of these Proposals.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:  What material negative factors did the ACIC Board consider in connection with the Business Combination?

A:	Among the material negative factors that the ACIC Board considered in its evaluation of the Business Combination were:
●	Each of the Business Lines is prospective in nature and GIO’s strategies for its planned Business Lines may not, in part or in whole, materialize as anticipated, for a variety of reasons, known or unknown, and GIO may not derive revenues or achieve profitability in the near term or at all;
●	The prospective nature of GIO’s business and developing nature of its capabilities make GIO’s potential future value difficult to evaluate;
●	GIO’s ability to pursue its business plans depend on GIO having access to capital and other resources, which may not be available to GIO on favorable terms, if at all;
●	GIO may not be able to develop its planned products and service offerings in the manner or on the timeline GIO management anticipates, and if developed, the products and services GIO plans to offer may not be accepted by market participants or customers or may not be competitive with similar offerings by other companies; and
●	To date, some or all of the know-how and trade secrets on which GIO may rely in its planned development of Business Lines has been developed by Dr. Srivastava, GIO’s Chief Scientific Officer, and other persons guided by Dr. Srivastava who are not presently employed by or affiliated with GIO and some of the intellectual property rights on which GIO is expected to depend to pursue its goals are rights of Global Institute of Stem Cell Therapy and Research, Inc. (“GIOSTAR”), which has licensed to GIO use of such rights and will, prior to consummating the Business Combination, enter into (i) certain additional agreements with GIO relating to the use of such rights and (ii) an agreement to supply GIO with materials for its future Active Cosmetics business. As further described below, GIOSTAR is GIO’s principal shareholder and is owned and controlled by Dr. Srivastava and Mr. Patel; GIO expects to depend on such rights, at least initially after the Business Combination, and on the the professional expertise of Mr. Patel with regard to its growth and development plans. If Dr. Srivastava or Mr. Patel for any reason cease to be part of, or reduce their involvement with, GIO, or if for any reason GIOSTAR, Dr. Srivastava and any other relevant persons alter, abandon or does not comply fully with their commitments to contribute, assign or otherwise make available all relevant intellectual property, know-how and trade secrets to GIO, or any of the foregoing persons (including GIOSTAR, Mr. Patel, Dr. Srivastava and other relevant persons) engage in activities outside of GIO that compete with GIO’s activities, GIO’s business and results of operations would suffer and GIO may have no recourse to recoup any resulting losses and may not be able to proceed with its current business plans or achieve value for stockholders.

These factors are discussed in greater detail in the section entitled “Proposal 1: The Business Combination Proposal — Recommendation of the ACIC Board and Reasons for the Business Combination” as well as in the section entitled “Risk Factors — Risks Related to the Business Combination.”

Q:  How do the Public Warrants differ from the Private Warrants and what are the related risks to any holders of Public Warrants following the Business Combination?

A:

The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants will not be redeemable by the Combined Company and will be exercisable on a cashless basis, in each case so long as they are held by the Sponsor or Cantor, as applicable, or their permitted transferees. If the Private Warrants are held by holders other than the Sponsor or Cantor, as applicable, or their permitted transferees, the Private Warrants will be redeemable by the Combined Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Following the Business Combination, the Combined Company may redeem the Public Warrants, prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. The Combined Company will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Common Stock equals or exceeds $18.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which a notice of redemption is sent to the warrant holders. The Combined Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by the Combined Company, if the Combined Company has elected to require the exercise of Public Warrants on a cashless basis, the Combined Company may redeem the warrants as described above even if it is unable to register or qualify the shares underlying the Public Warrants for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

In the event the Combined Company determines to redeem the Public Warrants, holders of redeemable Warrants would be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, the Combined Company will fix a date for the redemption (“Warrant Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by the Combined Company not less than 30 days prior to the Warrant Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Combined Company’s posting of the redemption notice to DTC. The closing price for the shares of Common Stock as of [•], 2023 was $[•] and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.

Q:  How do I exercise my redemption rights?

A:

Pursuant to the Current Charter, a Public Stockholder may request that ACIC redeem all or a portion of its Public Shares if the Business Combination is consummated, subject to certain limitations, for cash equal to the pro rata portion of the funds available in the Trust Account; provided, however, that ACIC will not redeem any Public Shares if ACIC would not have at least $5,000,001 in net tangible assets either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by Public Stockholders. As of [•], 2023, based on funds in the Trust Account of approximately $[•] million as of such date, the pro rata portion of the funds available in the Trust Account for redemption was approximately $[•] per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

a)	hold Public Shares or hold Public Shares through ACIC Units and you elect to separate your ACIC Units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares; and
b)	prior to 5:00 p.m., Eastern Time, on [•], 2023 (two business days prior to the vote at the Special Meeting) (or such later date as approved by ACIC in its sole discretion) (or such later date as approved by ACIC in its sole discretion), (i) submit a written request to the Transfer Agent that ACIC redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders of ACIC Units must elect to separate the underlying Public Shares and Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their bank, broker or other nominee to do so, or if a holder holds ACIC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do

Public stockholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for demanding redemption and thereafter, with ACIC’s consent, until the consummation of the Business Combination, or such other date as determined by the ACIC Board. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written demand of redemption rights must be received by ACIC’s Chief Executive Officer two business days prior to the vote taken on the Business Combination at the Special Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Special Meeting.

Public Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is ACIC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, ACIC does not have any control over this process and it may take longer than two weeks. Public Stockholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering bank, broker or other nominee and it would be up to the bank, broker or other nominee whether or not to pass this cost on to the redeeming stockholder. In the event the Business Combination is not completed, this may result in an additional cost to stockholders for the return of their shares.

If a Public Stockholder properly demands redemption as described above and the Business Combination is completed, ACIC will redeem the shares. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your shares of ACIC Common Stock for cash and will no longer own these shares following the Business Combination.

If you are a Public Stockholder, the exercise of your redemption rights will not result in either the exercise or loss of any of your Public Warrants, which will remain outstanding and become exercisable following completion of the Business Combination.

Holders of Private Warrants do not have redemption rights in connection with the Business Combination.

If you intend to seek redemption of your Public Shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent prior to the meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Q:  Will how I vote on the Business Combination Proposal affect my ability to exercise redemption rights?

A:

No. If you have redemption rights, you may exercise your redemption rights irrespective of whether you vote your Common Stock for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus.

Q:  If I am a holder of ACIC Units, can I exercise redemption rights with respect to my ACIC Units?

A:

No. Holders of outstanding ACIC Units must elect to separate the ACIC Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your ACIC Units in an account at a bank, broker or other nominee you must notify your bank, broker or other nominee that you elect to separate the ACIC Units into the underlying Public Shares and Public Warrants, or if you hold ACIC Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 pm, Eastern Time, on [•], 2023, you will not be able to exercise your redemption rights with respect to your Public Shares.

Q:  What are the material U.S. federal income tax consequences to U.S. Holders that exercise their redemption rights?

A:

For a description of the material U.S. federal income tax consequences to U.S. Holders that exercise their redemption rights, see the description in the section entitled “Proposal 1: The Business Combination Proposal —  Material U.S. Federal Income Tax Consequences of the Business Combination to ACIC Stockholders”

Q:  Do I have appraisal rights in connection with the proposed Business Combination?

A:	Stockholders of ACIC do not have appraisal rights in connection with the Business Combination under the DGCL.

Q:  What do I need to do now?

A:

ACIC urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a ACIC stockholder. ACIC stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:  How do I vote?

A:

The Special Meeting will be held via live webcast at [•] a.m., Eastern Time, on [•], 2023. The Special Meeting can be accessed by visiting https://www.cstproxy.com/[•], where you will be able to listen to the live meeting and vote during the meeting.

If you are a holder of record of ACIC Common Stock on the Record Date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a bank, broker or nominee, you should contact your bank, broker or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the bank, broker or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your bank, broker or other nominee.

Q:  Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.
●	You may grant a subsequent proxy by phone or online.
●	You may send a timely written notice that you are revoking your proxy to ACIC’s Chief Executive Officer at 175 Federal Street, Suite 875, Boston, Massachusetts 02110.
●	You may attend the Special Meeting and vote virtually. Simply attending the Special Meeting without voting virtually will not, by itself, revoke your proxy.

Your most current proxy card or proxy submitted by phone or online is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Bank, Broker or Other Nominee

If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by them to you.

Q:  If my shares are held in “street name,” will my bank, broker or other nominee automatically vote my shares for me?

A:

No. If your shares are held by a bank, broker or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, the broker can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine,” matters. In the event that a broker votes shares on the “routine” matters, but does not vote shares on the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” proposals. Accordingly, if you own shares through a bank, broker or other nominee, please be sure to instruct your bank, broker or other nominee how to vote to ensure that your vote is counted on each of the Proposals.

Each of the Proposals other than the Adjournment Proposal is non-routine and, as a result, ACIC does not expect there to be any broker non-votes for these Proposals at the ACIC Special Meeting. ACIC expects that the Adjournment Proposal will be treated as a routine matter, which means that your broker or other nominee will have discretionary authority to vote your shares held in street name on the Adjournment Proposal. Accordingly, if you do not instruct your broker or nominee to vote your shares, the broker or other nominee may either (a) vote your shares on the Adjournment Proposal, or (b) leave your shares unvoted altogether.

Q:  When and where will the Special Meeting be held?

A:	The Special Meeting will be held via live webcast at [•] a.m., Eastern Time, on [•], 2023, unless the Special Meeting is adjourned.

The Special Meeting can be accessed by visiting https://www.cstproxy.com/[•], where you will be able to listen to the live meeting and vote during the Special Meeting.

Q:  How do I register and attend the virtual Special Meeting?

A:

If you are a registered stockholder, you received a proxy card from Continental. The form contains instructions on how to attend the virtual special meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373, or proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting [•], 2023 at [•] a.m., Eastern Time. Enter the URL address into your browser https://www.cstproxy.com/[•], enter your control number, name and email address. Once you pre-register, you can vote your shares. At the start of the meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

Beneficial investors, who own their investments through a bank, broker or other nominee, will need to contact Continental to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your bank, broker or other nominee or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership.

Please allow up to 72 hours prior to the Special Meeting for processing your control number.

If you do not have internet capabilities, you can attend the Special Meeting via a listen-only format by dialing 1 800-450-7155 (toll-free), or +1 857-999-9155 (standard rates apply) outside of the U.S. and Canada; when prompted enter the pin number [•]. This is listen-only mode and you will not be able to vote or enter questions during the meeting.

Q:  Who is entitled to vote at the Special Meeting?

A:

ACIC has fixed [•], 2023 as the Record Date. If you were a Public Stockholder at the close of business on the Record Date, you are entitled to vote on matters that come before the Special Meeting. However, a Public Stockholder may only vote if present or represented by proxy at the Special Meeting.

Q:  How many votes do I have?

A:

Public Stockholders are entitled to one vote at the Special Meeting for each share of Common Stock held of record as of the Record Date. As of the close of business on the Record Date, there were 5,814,703 shares of Common Stock outstanding.

Q:  What constitutes a quorum?

A:

The holders of issued and outstanding ACIC Common Stock representing a majority of the voting power of all outstanding shares entitled to vote at the Special Meeting are represented in person or by proxy shall constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn in accordance with the terms of the bylaws.

As of the Record Date for the Special Meeting, 2,907,352 shares of Common Stock would be required to achieve a quorum.

Q:  What vote is required to approve each proposal at the Special Meeting?

A:	The following votes are required for each proposal at the Special Meeting:
●	Business Combination Proposal: The Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of ACIC Common Stock that are voted at the Special Meeting.
●	NTA Proposal: The NTA Proposal requires the affirmative vote of holders of a majority of the outstanding ACIC Common Stock voting together as a single class.
●	Charter Proposal: The Charter Proposal must be approved by the affirmative vote of holders of a majority of the outstanding ACIC Common Stock (including holders of a majority of the Class B Shares, voting as a separate class).
●	Organizational Documents Proposals: The Organizational Documents Proposals, each of which is a non-binding advisory vote, must be approved the affirmative vote of holders of a majority of the outstanding ACIC Common Stock.
●	Incentive Plan Proposal: The Incentive Plan Proposal requires the affirmative vote of holders of a majority of the shares of ACIC Common Stock that are voted at the Special Meeting.
●	Director Election Proposal: The election of the director nominees requires a plurality vote of the holders of ACIC Common Stock that are present or represented by proxy at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.
●	Adjournment Proposal: The Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of ACIC Common Stock that are voted at the Special Meeting.

The Sponsor owns approximately 74.2% of the outstanding shares of ACIC Common Stock entitled to vote at the Special Meeting and, pursuant to the terms of the Insider Letter Agreement, the Sponsor has agreed to vote all of the ACIC shares owned by it in favor of the Business Combination and the other Proposals. Based on the terms and provisions contained in the Current Charter, assuming that a quorum is achieved at the Special Meeting and the Sponsor votes its shares at the Special Meeting in accordance with the requirements of the Insider Letter Agreement, the Business Combination and other Proposals can be approved at the Special Meeting even if some or all of ACIC’s public stockholders do not approve the Business Combination or the other Proposals.

Q:  What are the recommendations of the ACIC Board?

A:

The ACIC Board believes that the Business Combination Proposal and the other Proposals to be presented at the Special Meeting are in the best interest of ACIC and recommends that ACIC’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the NTA Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and, if presented at the Special Meeting, “FOR” the Adjournment Proposal.

The existence of financial and personal interests of ACIC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the Proposals. These conflicts of interest include, among other things, that if ACIC does not consummate an initial business combination by August 14, 2023, ACIC may be forced to liquidate and the 4,312,500 Founder Shares and 8,200,000 Private Warrants owned by the Sponsor would be worthless. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of ACIC’s Sponsor, Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Q:  How does the Sponsor intend to vote its shares?

A:

The Sponsor, which owns 74.2% of ACIC’s issued and outstanding Common Stock, has previously agreed to vote all of its Common Stock in favor of a business combination presented to them for approval, including the Business Combination. Additionally, Insiders and their affiliates have agreed to vote any Common Stock they own in favor of the Business Combination.

Q:  May ACIC’s Insiders, GIO or their respective affiliates purchase Public Shares or Warrants prior to the Special Meeting?

A:

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding ACIC or ACIC’s securities, ACIC’s Insiders, GIO or their respective affiliates may purchase Public Shares or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Common Stock or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Common Stock will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Common Stock they acquire in such transactions.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, ACIC will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Common Stock for which ACIC has received redemption requests.

Q:  What happens if I sell my shares before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the expected Closing Date. If you transfer your shares after the Record Date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:  May I change my vote after I have mailed my signed proxy card?

A:

Yes. Stockholders may send a later-dated, signed proxy card to ACIC’s Chief Executive Officer at the address set forth below so that it is received by ACIC’s Chief Executive Officer prior to the vote at the Special Meeting (which is scheduled to take place on [•], 2023) or attend the Special Meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to ACIC’s Chief Executive Officer, which must be received by the Chief Executive Officer prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your bank, broker or other nominee, you must contact your bank, broker or other nominee to change your vote.

Q:  What happens if I fail to take any action with respect to the Special Meeting?

A:

If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by ACIC’s stockholders and consummated, you will remain a stockholder or warrant holder of ACIC. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will remain a stockholder or warrant holder of ACIC. However, if you fail to take any action with respect to the Special Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination if you follow the applicable instructions in this proxy statement/prospectus.

Q:  What should I do with my share certificates, warrant certificates or unit certificates?

A:

Pursuant to the Current Charter, a Public Stockholder may request that ACIC redeem all or a portion of such Public Stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	hold Public Shares or hold Public Shares through ACIC Units and you elect to separate your ACIC Units into the underlying Public Shares and Warrants prior to exercising your redemption rights with respect to the Public Shares; and
(b)	prior to 5:00 p.m., Eastern Time, on [•], 2023 (two business days prior to the vote at the Special Meeting) (or such later date as approved by ACIC in its sole discretion), (i) submit a written request to the Transfer Agent that ACIC redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of ACIC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their bank, broker or other nominee to do so, or if a holder holds ACIC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public Stockholders may elect to redeem all or a portion of such Public Stockholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, ACIC will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds (net of required tax payments), divided by the number of then-outstanding Public Shares, divided by the number of then outstanding Public Shares.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for demanding redemption and thereafter, with ACIC’s consent, until the consummation of the Business Combination, or such other date as determined by the ACIC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. ACIC will be required to honor such request only if made prior to the deadline for demanding redemption. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Warrant holders should not submit certificates, if any, relating to their Warrants. Public stockholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Upon effectiveness of the Business Combination, holders of Common Stock and Warrants will receive shares of Combined Company Common Stock and warrants to receive shares of Combined Company Common Stock without needing to take any action and accordingly such holders should not submit the certificates, if any, relating to their Common Stock or Warrants. ACIC’s securities will not trade following the Business Combination.

Q:  What should I do if I receive more than one set of voting materials?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Common Stock.

Q:  Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

[•]

You also may obtain additional information about ACIC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a Public Stockholder and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on [•], 2023 (two business days prior to the vote at the Special Meeting) (or such later date as approved by ACIC in its sole discretion). If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:

Mark Zimkind

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Proposals to be submitted for a vote at the Special Meeting, whether or not you plan to attend such meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

ACIC

ACIC is a Delaware blank check company incorporated on December 28, 2020, formed for the purpose of effecting formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination.

The ACIC Units, Common Stock and warrants are each traded on the OTCM under the symbols “APNCU,” “APNC” and “APNCW,” respectively. ACIC Units commenced public trading on the NYSE on November 9, 2021, and ACIC’s Common Stock and warrants commenced public trading separately on the NYSE on December 30, 2021. On January 31, 2023, ACIC received a written notice from the staff of the NYSE stating that it was not in compliance with Section 802.01B of the NYSE Listed Company Manual, which requires a listed company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000. Consequently, the public securities were delisted from the NYSE. Following the delisting, the ACIC Units, Common Stock and warrants commenced public trading on the OTCM. ACIC Units, each consisting of one share of Common Stock and one half Warrant (each whole warrant entitling the holder thereof to purchase one share of Common Stock), will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer exist as a separate security. ACIC Units, Common Stock and warrants will not be listed following the Closing.

ACIC’s principal executive offices are located at 175 Federal Street, Suite 875, Boston, Massachusetts 02110 and its phone number is (617) 279-0045.

GIO

GIO is a development-stage life science company with plans to develop and distribute select stem cell-based products and services globally. An entity controlled by GIO’s officers, Global Institute of Stem Cell Therapy and Research Inc. (“GIOSTAR”), which is also GIO’s largest shareholder, has granted GIO an exclusive license (subject to certain carve-out rights retained by GIOSTAR in certain territories described below) to use all of GIOSTAR’s trade secrets, know-how and other confidential and proprietary information, including inventions, protocols, processes, formulations, data, research results and know-how to develop and commercialize products and services in four stem cell-related areas: universal donor red blood cells, anti-aging, active cosmetics and COVID treatments.

GIO’s strategy currently focuses on developing products and services across three main segments or “Business Lines”: anti-aging clinics (“Anti-Aging Clinics”) featuring stem-cell based therapies; universal donor red blood cell (“Universal RBCs”) production; and the sale of the adult human stem cell-derived molecules product to be supplied by GIOSTAR (the “AHSDMs”) to cosmetics companies for use in their products or the development, manufacturing and sale of skin care products incorporating the AHSDMs (“Active Cosmetics”). Though GIO does not expect it to be among the areas of its principal focus, GIOSTAR has also granted GIO an exclusive license to pursue COVID-related therapies using its stem cell technologies.

GIO’s corporate headquarters are located in San Diego, California, where GIO shares office space with GIOSTAR pursuant to an office sharing agreement that commenced in March 2023.

For more information about GIO, see the sections entitled “Information About GIO”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GIO” and the financial statements of GIO included herein.

Purchaser Representative

Apeiron Capital Sponsor, LLC will act in the capacity as representative from and after the Effective Time of the stockholders of ACIC as of immediately prior to the Effective Time (other than the former holders of interests in GIO). Pursuant to the Business Combination Agreement, the Purchaser Representative is appointed to represent the Public Stockholders (other than the former GIO securityholders). Although a conflict of interest may have arisen in determining whether GIO was appropriate for ACIC’s initial business combination, the Sponsor will have the same interests as the Public Stockholders of the Combined Company following the Closing, and ACIC does not believe that there are any material risks or conflicts associated with the Sponsor serving as Purchaser Representative. Additionally, the nature of the scope and the duties of the Purchaser Representative are limited and are largely administrative and ministerial.

Seller Representative

Deven Patel, GIO’s Chief Executive Officer, will act in the capacity as Seller Representative in accordance with the terms and conditions of the Business Combination Agreement. The nature of the scope and the duties of the Seller Representative are limited and are largely administrative and ministerial.

Proposals to be Submitted at the Special Meeting

Proposal 1: The Business Combination Proposal

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A, and the Ancillary Agreements. ACIC’s stockholders and other interested parties are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

Business Combination Agreement

Pursuant to the Business Combination Agreement, at the effective time of the Business Combination (the “Effective Time”), the Sellers will sell to ACIC, and ACIC will purchase from the Sellers, all of the ordinary shares of GIO owned by the Sellers (the “Purchased GIO Shares”) in exchange for newly issued shares of ACIC Class A common stock, par value $0.0001 per share (the “ACIC Class A Common Stock”). Any GIO options, warrants and other convertible securities outstanding and not converted to GIO ordinary shares prior to the closing of the Business Combination (the “Closing”) will be terminated as of the Closing.

The consideration to be delivered to the Sellers in connection with the Business Combination (the “Consideration”) will be a number of newly issued shares of ACIC Class A Common Stock, with an aggregate value equal to $250.0 million multiplied by a percentage (the “Purchased Share Percentage”) equal to (i) the total number of Purchased GIO Shares, divided by (ii) the total number of issued and outstanding capital shares of GIO plus the number of capital shares of GIO held in treasury. Any capital shares of GIO held in treasury immediately after the Closing will be cancelled by GIO. The Sellers currently party to the Business Combination Agreement hold an aggregate of 98.703% of the issued and outstanding ordinary shares of GIO; additional GIO shareholders may become party to the Business Combination Agreement prior to the Closing by signing joinder agreements after the effectiveness of the Registration Statement.

Earnout

In addition to the Consideration deliverable at the Closing, after the Closing, certain of the Sellers (the “Earnout Sellers”) may be entitled to receive additional shares of ACIC Class A Common Stock in an amount up to 54,000,000 shares multiplied by the Purchased Share Percentage (the “Earnout Shares”) in the event that certain metrics are satisfied during the period commencing on the Effective Time and ending on the fifth anniversary of the Closing Date (the “Earn-Out Period”). Specifically:

a)	in the event that, and upon the date during the Earn-Out Period on which, the volume-weighted average trading price of ACIC Class A Common Stock on the principal securities exchange or securities market on which such shares are traded for any twenty trading days within any thirty consecutive trading day period (the “Trading Price”) is greater than or equal to $12.50, the Earnout Sellers will be entitled to receive an aggregate of 15,000,000 Earnout Shares multiplied by the Purchased Share Percentage;

b)	in the event that, and upon the date during the Earn-Out Period on which, the Trading Price is greater than or equal to $15.00, the Earnout Sellers will be entitled to receive an aggregate of 18,000,000 additional Earn-Out Shares multiplied by the Purchased Share Percentage; and
c)	if, at any time during the Earn-Out Period and upon the date on which, the Trading Price is greater than or equal to $17.50, the Earnout Sellers will be entitled to receive an aggregate of 21,000,000 additional Earn- Out Shares multiplied by the Purchased Share Percentage.

If, during the Earnout Period, there is a change of control of the Combined Company pursuant to which the Combined Company or its stockholders have the right to receive consideration implying a value per share of Class A Common Stock equaling or exceeding the Trading Price underlying one or more Triggering Events, then, immediately prior to the consummation of such change of control, (i) to the extent the relevant Triggering Event has not previously occurred, such relevant Triggering Event shall be deemed to have occurred and (ii) each Earnout Seller shall be entitled to receive its pro rata share of the applicable number of Earnout Shares to be issued based on the deemed occurrence of the applicable Triggering Event.

Ancillary Agreements

Lock-Up Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, certain GIO shareholders (the “GIO Insiders”) have agreed, subject to certain customary exceptions, not to (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of ACIC Class A Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ACIC Class A Common Stock, or (iii) publicly disclose the intention to do any of the foregoing, until the date that is one year after the Closing. Such restrictions will lapse if, commencing on the 180th day following Closing, the Trading Price of the ACIC Class A Common Stock is greater than or equal to $12.00.

Voting Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, ACIC and GIO entered into Voting Agreements (the “Voting Agreements”) the GIO Insiders. Under the Voting Agreements, the GIO Insiders agreed to vote all of their GIO ordinary shares in favor of the Business Combination Agreement, the transactions contemplated thereby and certain other related matters to be submitted to GIO shareholders for their approval. The GIO Insiders also agreed to take certain other actions in support of the Business Combination Agreement and related transactions and refrain from taking actions that would adversely affect such GIO Insiders’ ability to perform their obligations under the Voting Agreement. The Voting Agreements also prohibit transfers of the GIO shares held by the GIO Insiders between the date of the Voting Agreement and the Closing Date, except for certain permitted transfers set forth in the Voting Agreement.

Non-Competition Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, certain GIO shareholders (each, a “GIO Executive”) entered into a non-competition and non-solicitation agreement (the “Non-Competition and Non-Solicitation Agreements”), to become effective at the Closing, pursuant to which they agreed that, during the three-year period following the Closing, they will not (i) promote stem cell-based alternatives to donor blood; (ii) promote stem cell-based cosmetic skincare products, (iii) operate clinics that provide anti-aging stem-cell based treatment (other than in India, Mexico, Costa Rica and cities in the United States in which affiliates of the GIO Subject Party currently engage in such treatment as of the date of the Business Combination Agreement), or (iv) engage in clinical trials of post-COVID stem cell treatment.

Sellers Registration Rights Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, the GIO Insiders entered into a registration rights agreement, to become effective as of the Closing, pursuant to which ACIC will provide registration rights to the GIO Insiders with respect to (i) the ACIC Class A Common Shares issued to the GIO Insiders as Consideration at the Closing and (ii) any Earnout Shares that they receive after the Closing.

Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of GIO.

Additional Information

For additional information, including information about certain material U.S. Federal Income Tax Consequences to U.S. Public Stockholders and other agreements relating to the Business Combination, see the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal.”

Proposal 2: The NTA Proposal

ACIC is asking its stockholders to approve a proposal to amend ACIC’s amended and restated certificate of incorporation to remove requirements limiting ACIC’s ability to redeem shares of Class A common stock and consummate an initial business combination if the amount of such redemptions would cause ACIC to have less than $5,000,001 in net tangible assets.

We encourage stockholders to carefully consider the information set forth below under “Proposal No. 2 – The NTA Proposal.”

Proposal 3: The Charter Proposal

In connection with the Business Combination, ACIC is asking its stockholders to approve a proposal to amend and restate the Current Charter. The Proposed Charter would be effective upon the consummation of the Business Combination. The Proposed Charter (i) includes supermajority voting provisions in connection with the removal of directors for cause, amendment of the number of directors and term of directors’ office provisions of the Proposed Charter, and stockholder amendments to the Proposed Bylaws; (ii) provides that special meetings of stockholders may only be called by the Combined Company Board or by demand from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Combined Company; (iii) does not include the right of the stockholders to take action by written consent; (iv) does not include certain blank check provisions that will not be necessary upon consummation of the Business Combination; (v) changes ACIC’s name to “GIO World Health Holdings, Inc.” following the Closing; and (vi) provides for an increased number of shares of capital stock that the Combined Company will be authorized to issue as compared to the number authorized pursuant to the Current Charter.

The Charter Proposal is set forth in the section entitled “Proposal 3: The Charter Proposal” of this proxy statement/prospectus.

The Proposed Charter differs in material respects from the Current Charter and ACIC urges stockholders to carefully consult the information set out in the section entitled “Proposal 3: The Charter Proposal” and the full text of the Proposed Charter, attached hereto as Annex B.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 3: The Charter Proposal.”

Proposals 4 – 9: The Organizational Documents Proposals

ACIC’s stockholders are also being asked to approve, on a non-binding advisory basis, the Organizational Documents Proposals, which relate to certain corporate governance provisions in the Proposed Charter that will be adopted in connection with the Proposed Charter, if the Charter Proposal is approved. These separate votes are not otherwise required by Delaware law but are required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions. The Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals.

The Organizational Documents Proposals relate to the Proposed Charter which: (i) includes supermajority voting standards in connection with the removal of directors for cause, amendment of the number of directors and term of directors’ office provisions of the Proposed Charter, and stockholder amendments to the Proposed Bylaws; (ii) provides that stockholder special meetings may only be called by the Combined Company Board or by demand from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Combined Company; (iii) does not include the right of the stockholders to take action by written consent; (iv) does not include certain blank check provisions that will not be necessary upon consummation of the Business Combination; (v) changes ACIC’s name to “GIO World Health Holdings, Inc.” following the Closing; and (vi) provides for an increased number of shares of the Combined Company capital stock that the Combined Company will be authorized to issue as compared to the number of shares authorized pursuant to the Current Charter.

For additional information, see the sections of this proxy statement/prospectus entitled “Proposals 4 - 9: The Organizational Documents Proposals.”

Proposal 10: The Incentive Plan Proposal

Assuming the Business Combination Proposal and the Charter Proposal are approved, ACIC’s stockholders are also being asked to approve the Incentive Plan Proposal.

ACIC stockholders should carefully read the entire Incentive Plan, the form of which is attached to this proxy statement/prospectus as Annex D, before voting on this proposal. The Incentive Plan Proposal is to be submitted for consideration and vote by the ACIC stockholders.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 10: The Incentive Plan Proposal.”

Proposal 11: The Director Election Proposal

Effective upon the Closing, the Combined Company Board will consist of seven directors, including five directors designated by GIO prior to the Closing, at least three of whom will qualify as independent under applicable requirements and two directors designated by ACIC prior to the Closing, at least one of whom will qualify as independent under applicable requirements, to serve on the Combined Company Board until the next annual meeting of stockholders for the election of the class of directors in which such director serves and until his or her successor is duly elected and qualified, or until his or her death, resignation, removal or disqualification. ACIC is proposing that its stockholders approve the election of the seven director nominees to serve on the Combined Company Board following the Closing of the Business Combination. The Director Election Proposal is being submitted for consideration and vote by the ACIC stockholders.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 11: The Director Election Proposal.”

Proposal 12: The Adjournment Proposal

The Adjournment Proposal allows the ACIC Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or desirable, at the determination of the ACIC Board. If the Adjournment Proposal is presented to the Public Stockholders, it will be submitted to consideration and vote.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 12: The Adjournment Proposal.”

Date and Time and Place of Special Meeting

The Special Meeting will be held via live webcast at [•] a.m., Eastern Time, on [•], 2023, at https://www.cstproxy.com/[•], to consider and vote on the Proposals to be submitted to the Special Meeting, including if necessary or desirable, the Adjournment Proposal.

The Special Meeting can be accessed by visiting https://www.cstproxy.com/[•], where you will be able to listen to the live meeting and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting.

Registering for the Special Meeting

If you are a registered stockholder, you received a proxy card from Continental. The form contains instructions on how to attend the virtual special meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373, or proxy@continentalstock.com.

You can pre-register to attend the Special Meeting starting [•], 2023 at [•] a.m., Eastern Time. Enter the URL address into your browser https://www.cstproxy.com/[•], enter your control number, name and email address. Once you pre-register you can vote your shares. At the start of the Special Meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Special Meeting.

Beneficial owners, who own their investments through a bank, broker or other nominee, will need to contact Continental to receive a control number. If you plan to vote at the Special Meeting you will need to have a legal proxy from your bank, broker or other nominee or if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. Either way, you must contact Continental for specific instructions on how to receive the control number, using the number or email address above. Please allow up to 72 hours prior to the Special Meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Special Meeting by dialing [•], within the U.S. or Canada, or [•], outside the U.S. and Canada (standard rates apply); when prompted, enter the pin number [•]. This is listen-only, you will not be able to vote or enter questions during the Special Meeting. If you attend the Special Meeting in person, you will be able to communicate with other stockholders and vote at the Special Meeting.

Voting Power; Record Date

Public Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned Common Stock at the close of business on [•], 2023, which is the record date for the Special Meeting (the “Record Date”). Public Stockholders will have one vote for each share of ACIC Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker or other nominee to ensure that votes related to the shares you beneficially own are properly counted. ACIC’s Warrants do not have voting rights. On the Record Date, there were 5,814,703 shares of ACIC Common Stock issued and outstanding, of which 4,312,500 were held by the Sponsor.

Quorum and Vote of Stockholders

A quorum of ACIC’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if holders of issued and outstanding ACIC Common Stock representing a majority of the voting power of all outstanding shares entitled to vote at the Special Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting. As of the Record Date for the Special Meeting, an aggregate of 2,907,352 shares of ACIC Common Stock (on an as-converted basis) would be required to achieve a quorum, voting together as a single class.

The Sponsor, which owns 74.2% of ACIC’s issued and outstanding Common Stock, has previously agreed to vote all of its Common Stock in favor of a business combination presented to them for approval, including the Business Combination. Additionally, Insiders and their affiliates have agreed to vote any Common Stock they own in favor of the Business Combination.

The following votes are required for each proposal at the Special Meeting:

●	Business Combination Proposal: The Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of ACIC Common Stock that are voted at the Special Meeting.
●	NTA Proposal: The NTA Proposal must be approved by the affirmative vote of holders of a majority of the outstanding ACIC Common Stock voting together as a single class.
●	Charter Proposal: The Charter Proposal must be approved by the affirmative vote of holders of a majority of the outstanding ACIC Common Stock class (including holders of a majority of the Class B Shares, voting together as a separate class).
●	Organizational Documents Proposals: The Organizational Documents Proposals, each of which is a non-binding advisory vote, must be approved the affirmative vote of holders of a majority of the outstanding ACIC Common Stock.
●	Incentive Plan Proposal: The Incentive Plan Proposal requires the affirmative vote of holders of a majority of the shares of ACIC Common Stock that are voted at the Special Meeting.
●	Director Election Proposal: The election of the director nominees requires a plurality vote of the holders of ACIC Common Stock that are present or represented by proxy at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.
●	Adjournment Proposal: The Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of ACIC Common Stock that are voted at the Special Meeting.

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting.

Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the Proposals.

Redemption Rights

Pursuant to the Current Charter, a Public Stockholder may request that ACIC redeem all or a portion of such Public Stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

a)	hold Public Shares or hold Public Shares through ACIC Units and you elect to separate your ACIC Units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares; and
b)	prior to 5:00 p.m., Eastern Time, on [•], 2023 (two business days prior to the vote at the Special Meeting) (or such later date as approved by ACIC in its sole discretion), (i) submit a written request to the Transfer Agent that ACIC redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of ACIC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their bank, broker or other nominee to do so, or if a holder holds ACIC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

Public Stockholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, ACIC will redeem each such Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (not previously released to ACIC to pay taxes), divided by the number of then-outstanding Public Shares. As of [•], 2023, this would have amounted to approximately $[•] per Public Share.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for demanding redemption and thereafter, with ACIC’s consent, until the consummation of the Business Combination, or such other date as determined by the ACIC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. ACIC will be required to honor such request only if made prior to the deadline for demanding redemption. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

In order for Public Stockholders to exercise their redemption rights in respect of the Business Combination Proposal, Public Stockholders must properly exercise their right to redeem the Public Shares they hold and deliver their share certificates (if any) and other redemption forms (either physically or electronically) to the transfer agent prior to 5:00 p.m., Eastern Time, on [•], 2023 (two business days prior to the vote at the Special Meeting) (or such later date as approved by ACIC in its sole discretion). Immediately following the consummation of the Business Combination, ACIC will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the Public Stockholders that validly exercised their redemption rights.

Holders of ACIC’s Warrants will not have redemption rights with respect to any of Warrants (including any shares of Common Stock underlying Warrants).

Appraisal Rights

Stockholders of ACIC do not have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. ACIC has engaged [•] to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting — Revoking Your Proxy.”

Interests of ACIC’s Insiders, Officers and Directors in the Business Combination

In considering the recommendation of the ACIC Board to vote in favor of the Business Combination, Public Stockholders should be aware that, aside from their interests as stockholders, ACIC’s Insiders have interests in the Business Combination that are different from, or in addition to, those of ACIC’s Public Stockholders. ACIC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to ACIC’s stockholders that they approve the Business Combination. Public Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	the fact that the Sponsor holds 4,312,500 Founder Shares purchased from ACIC for an aggregate price of $25,000, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the ACIC Common Stock on May 9, 2023, which was $10.50, would have an aggregate value of approximately $45.3 million as of the same date. If ACIC does not consummate the Business Combination or another initial business combination by August 14, 2023, and ACIC is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.006 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of the Combined Company after the Closing falls below the price initially paid for the ACIC Units in the IPO and the ACIC Public Stockholders experience a negative rate of return following the Closing of the Business Combination;
●	the fact that the 8,200,000 Private Warrants purchased by the Sponsor for $1.00 per Private Warrant, which warrants will be worthless if a business combination is not consummated (although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 8,200,000 Private Warrants held by the Sponsor estimated to be approximately $328,000, assuming the per warrant value of the Private Warrants is the same as the $0.04 closing price of the Public Warrants on the OTCM on May 9, 2023);
●	the fact that ACIC’s Insiders have waived their right to redeem their Founder Shares and any other Common Stock held by them, or to receive distributions from the Trust Account with respect to the Founder Shares upon ACIC’s liquidation if ACIC is unable to consummate its initial business combination;
●	the fact that unless ACIC consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of [•], 2023, no directors or officers of ACIC have incurred any expenses for which they expect to be reimbursed at the Closing;
●	the continued indemnification of current directors and officers of ACIC and the continuation of directors’ and officers’ liability insurance after the Business Combination;
●	the fact that the Insiders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Insiders would lose their entire investment. As a result, the Insiders may have a conflict of interest in determining whether GIO is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination; and
●	the anticipated election of Dr. Joel Shulman, Chief Executive Officer, President and Chairman of ACIC, as a director of the Combined Company after the consummation of the Business Combination. As such, in the future, such director will receive any cash fees, stock options or stock awards that the Combined Company Board determines to pay to its directors.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding ACIC or ACIC’s securities, ACIC’s Insiders and GIO or their respective affiliates may purchase Public Shares or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Public Shares will not exceed the Redemption Price. In addition, pursuant to the terms of the Insider Letter Agreement, the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions. However, any Public Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, ACIC will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the number of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which ACIC has received redemption requests.

The existence of financial and personal interests of ACIC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the Proposals. See the sections entitled “Risk Factors”, “Proposal 1: The Business Combination Proposal — Interests of ACIC’s Sponsor, Directors and Officers and Others in the Business Combination and “Beneficial Ownership of Securities” and “Proposal 1: The Business Combination Proposal — Recommendation of the ACIC Board and Reasons for the Business Combination” for more information and other risks.

Certain Other Interests in the Business Combination

In addition to the interests of ACIC’s Insiders in the Business Combination, ACIC stockholders should be aware that Cantor may have financial interests that are different from, or in addition to, the interests of ACIC stockholders, including the fact that Cantor and its designees own 750,000 Private Warrants, purchased by Cantor at a price of $1.00 per Private Warrant, which warrants will be worthless if a business combination is not consummated. Although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants the aggregate value of the 750,000 Private Warrants held by Cantor or its designees is estimated to be approximately $[•], assuming the per warrant value of the Private Warrants is the same as the $[•] closing price of the Public Warrants on the OTCM on [•], 2023.

Recommendation of the ACIC Board

The ACIC Board believes that the Business Combination Proposal and the other Proposals to be presented at the Special Meeting are in the best interest of ACIC and recommends that ACIC’s stockholders vote FOR” the Business Combination Proposal, “FOR” the NTA Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Organizational Documents Proposals, “ “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and, if presented at the Special Meeting, “FOR” the Adjournment Proposal.

Conditions to the Closing of the Business Combination

For a discussion of the conditions to the closing of the Business Combination, please see “Proposal 1: The Business Combination Proposal.”

United States Federal Income Tax Consequences

For a description of the United States federal income tax considerations of an exercise of redemption rights and the Business Combination, please see “Proposal 1: The Business Combination Proposal —  Material U.S. Federal Income Tax Consequences of the Business Combination to ACIC Stockholders.”

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences to Redemption — Anticipated Accounting Treatment.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for filings required with the SEC pursuant to the reporting requirements applicable to ACIC, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to ACIC’s stockholders.

Risk Factors Summary

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the Proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” section. Such risks include, but are not limited to, the following risks with respect to the Company subsequent to the Business Combination:

Risks Related to the Business Combination

●	The ability of ACIC stockholders to exercise redemption rights with respect to a large number of Public Shares or other factors may not allow ACIC to complete the Business Combination or optimize its capital structure.
●	There are risks to ACIC stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than acquiring securities of GIO directly in an underwritten public offering, including no independent due diligence review by an underwriter.
●	Because ACIC’s Insiders will lose their entire investment in ACIC if the Business Combination or an alternative business combination is not completed, and because ACIC’s Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether GIO was appropriate for ACIC’s initial business combination.
●	The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Combined Company Common Stock at such time is substantially less than $10.00 per share.
●	The Sponsor, GIO or their respective affiliates may elect to purchase Common Stock or the Public Warrants from ACIC public stockholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of the ACIC Common Stock.

Risks Related to Ownership of Combined Company Common Stock

●	An active market for the Combined Company’s securities may not develop, which would adversely affect the liquidity and price of the Combined Company’s securities.
●	There can be no assurance that the shares of Combined Company Common Stock that will be issued in connection with the Business Combination will be approved for listing on an appropriate market or exchange following the Closing.
●	the Combined Company’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.
●	There will be material differences between your current rights as a holder of ACIC Shares and the rights one will have as a holder of Combined Company Common Stock, some of which may adversely affect you.
●	the Combined Company may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for warrant holders.

Risks Related to Redemption

●	There is no guarantee that an ACIC Public Stockholder’s decision whether to redeem its shares of Common Stock for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.
●	If ACIC Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

Risks Related to ACIC

●	If third parties bring claims against ACIC, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Stockholders may be less than $[•] per share.
●	If ACIC were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for ACIC to complete the Business Combination.

Risks Related to GIO

●	GIO has not yet commenced planned business line activities and has no history of commercializing Treatments, which may make it difficult to evaluate the prospects for its future viability.
●	GIO plans to pursue multiple Business Lines in industries and areas that are subject to a high degree of risk and uncertainty making it difficult to evaluate GIO’s potential future value and prospects.
●	GIO may not be able to establish some or all of its planned Business Lines, or if it is able to establish and pursue them, some or all of the Business Lines may not succeed.
●	GIO expects that development of its Treatments will take significant time and material resources which may not be available to GIO.
●	The success of GIO’s future potential Anti-Aging Clinic Business may depend partly or entirely on third party clinic owners/operators.
●	GIO will require access to significant capital to pursue its current plans for the Business Lines, which may not be available to GIO on acceptable terms, if at all.
●	Certain of GIO’s officers and directors may have actual or potential conflicts of interest relative to their responsibilities to and with GIO because of their interests in or positions with GIOSTAR or other businesses.
●	If the demand for GIO’s Treatments is less that GIO’s anticipates, GIO’s ability to generate revenues from planned Treatment offerings may be adversely affected, and GIO’s business may not materialize or may suffer.
●	If GIO is unable to arrange for the design and manufacture of a bioreactor able to produce its Universal RBCs, the Universal RBC business line might not be successful.
●	Scientific, safety and clinical trials and regulatory and marketing approval processes can be lengthy and costly and there can be no assurance that any of GIO’s Treatments will demonstrate efficacy for their intended use or purpose or that any such efforts by GIO, or expenses that GIO may incur in connection therewith ,will lead to favorable results for GIO.
●	If GIO is unable to complete development of, obtain applicable regulatory approval for and commercialize, some or all of its Treatments, in a timely manner or at all, its business will be harmed.
●	If any of GIO’s Treatments causes serious adverse events, undesirable side effects or unexpected characteristics, such events, side effects or characteristics could delay or prevent regulatory approval of such Treatments or other Treatments it develops in the future, cause negative press coverage and limit its commercial potential or result in other significant negative consequences to GIO and its prospects.
●	GIO’s commercial success depends upon attaining significant market acceptance of its Treatments, if approved, among patients, customers, clinic operators and, in some cases, cosmetics and companies involved with anti-aging products, and GIO may not be successful in attaining such market acceptance.

●	As GIO commences Business Line activities, new and unforeseen challenges, risks and expenses, which may be significant, may emerge and GIO’s plans may change in a manner not currently foreseen or anticipated and GIO’s prospectus and results may suffer.
●	GIO may face significant competition in an environment of rapid technological change, and there is a possibility that its competitors may achieve regulatory approval before GIO or develop Treatments that are safer or more advanced or effective than GIO’s, which may harm GIO’s financial condition and its ability to successfully market or commercialize its Treatments.
●	GIO may not be able to protect its intellectual property rights, causing its business to suffer.
●	GIO’s Treatments are complex and difficult to manufacture and unless it can develop necessary in-house capabilities. GIO will rely on third-party manufacturers for to manufacture and supply its Treatments or components thereof.
●	GIO could experience delays in satisfying regulatory authorities or production problems that result in delays in its development or commercialization programs, limit the supply of its Treatments, or otherwise harm its business.
●	GIO’s reputation, once established, may be difficult to maintain and market acceptance of any Treatments it develops may fluctuate or decline, if established, due, in part, to public perception, in various relevant geographies globally, of the use of human stem cells in connection with such Treatments.
●	The regulatory landscape that will govern GIO’s Treatments is uncertain; regulations relating to more established stem cell Treatments are still developing, and changes in regulatory requirements could result in delays or discontinuation of development of its Treatments or unexpected costs in obtaining regulatory approval. The FDA and other governing bodies may disagree with GIO’s regulatory plan and it may fail to obtain regulatory approval of its Treatments.
●	GIO’s ability to develop its business is highly dependent on intellectual property licensed from third parties and termination of any of these arrangements could result in the loss of significant rights, which would harm its business.
●	Any Treatment for which GIO obtains marketing approval could be subject to restrictions or withdrawal from the market, and GIO may be subject to substantial penalties if it fails to comply with regulatory requirements or if it experiences unanticipated problems with its medicines, when and if any of them are approved.
●	Healthcare and other reform legislation may increase the difficulty and cost for GIO and any collaborators GIO may have to obtain marketing approval of and commercialize any Treatments that GIO may develop and may affect the prices or revenues that GIO, or they, may obtain for commercialized Treatments.
●	Laws and regulations governing any operations GIO may , in the future, establish, participate in or maintain outside of the U.S. may preclude GIO from developing, manufacturing and selling certain Treatments in jurisdictions where GIO would otherwise wish to operate and require GIO to develop and implement costly compliance programs to pursue its business goals.
●	If GIO loses key management or scientific personnel, or if it fails to recruit additional highly skilled personnel, GIO’s ability to develop and to identify and develop Treatments will be impaired, which could result in delays in the development process, loss of market opportunities, make GIO less competitive and have a material adverse effect on GIO’s future prospects, business, financial condition and results of operations.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination (the “Transactions”). The Business Combination will be accounted for as a reverse merger, in accordance with GAAP. Under this method of accounting, although ACIC will acquire all of the outstanding equity interests of GIO in the Business Combination, ACIC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of the Combined Company issuing shares for the net assets of ACIC, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of GIO. The summary unaudited pro forma condensed combined balance sheet as of December 31, 2022, gives effect to the Transactions as if they had occurred on December 21, 2022. The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 gives effect to the Transactions as if they had occurred on January 1, 2022.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement /prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of ACIC and GIO for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Combined Company following the reverse merger.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Common Stock:

●	Assuming No Redemptions: This presentation assumes that no Public Stockholders of ACIC exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.
●	Assuming BCA Maximum Redemptions: This presentation assumes that (i) 326,881 Public Shares are redeemed for aggregate redemption payments of $3.4 million, assuming a $10.47 per share Redemption Price based on the funds in the Trust Account as of April 30, 2023 and (ii) that the proposed Business Combination would not be consummated if ACIC does not, at Closing, have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of Redemptions) and proceeds of any Transaction Financing at least equal to the amount required to satisfy estimated transaction expenses and liabilities of ACIC and GIO at the Closing (the “Expenses Condition,” as further described below). As all of ACIC’s Insiders waived their redemption rights at the time of the ACIC IPO, only redemptions by Public Stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the BCA Maximum Redemptions, taking into account the Expenses Condition. The “BCA Maximum Redemptions Scenario” (i) assumes that the NTA Proposal is approved by the ACIC stockholders at the Special Meeting and (ii) represents the maximum number of Public Shares that may be redeemed while satisfying the Expenses Condition; provided, however, that the Expenses Condition is a not a contractual condition to the Closing pursuant to the terms of the Business Combination Agreement and the Business Combination can be consummated in accordance with the contractual transaction terms without the Expenses Condition being satisfied. If the Business Combination is consummated without the Expenses Condition being satisfied (or if estimated transaction expenses or the proceeds from any Transaction Financing, if any, result an Expenses Condition as of the Closing Date that differs from the assumptions incorporated in this BCA Maximum Redemptions Scenario presentation), up to an additional 1,175,322 Public Shares than are reflected in the “BCA Maximum Redemptions Scenario” may be redeemed.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth summary historical comparative share information for ACIC and GIO and unaudited pro forma condensed combined per share information of ACIC after giving effect to the Transactions, presented under the two assumed redemption scenarios as follows:

●	Assuming No Redemptions: This presentation assumes that no Public Stockholders of ACIC exercise redemption rights with respect to their Public Shares.
●	Assuming BCA Maximum Redemptions: This presentation assumes that (i) 326,881 Public Shares are redeemed for aggregate redemption payments of $3.4 million, assuming a $10.47 per share Redemption Price based on the funds in the Trust Account as of April 30, 2023 and (ii) that the proposed Business Combination would not be consummated if ACIC does not, at Closing, have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of Redemptions) and proceeds of any Transaction Financing at least equal to the amount required to satisfy estimated transaction expenses and liabilities of ACIC and GIO at the Closing (the “Expenses Condition,” as further described below). As all of ACIC’s Insiders waived their redemption rights at the time of the ACIC IPO, only redemptions by Public Stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the BCA Maximum Redemptions, taking into account the Expenses Condition. The “BCA Maximum Redemptions Scenario” (i) assumes that the NTA Proposal is approved by the ACIC stockholders at the Special Meeting and (ii) represents the maximum number of Public Shares that may be redeemed while satisfying the Expenses Condition; provided, however, that the Expenses Condition is a not a contractual condition to the Closing pursuant to the terms of the Business Combination Agreement and the Business Combination can be consummated in accordance with the contractual transaction terms without the Expenses Condition being satisfied. If the Business Combination is consummated without the Expenses Condition being satisfied (or if estimated transaction expenses or the proceeds from any Transaction Financing, if any, result an Expenses Condition as of the Closing Date that differs from the assumptions incorporated in this BCA Maximum Redemptions Scenario presentation), up to an additional 1,175,322 Public Shares than are reflected in the “BCA Maximum Redemptions Scenario” may be redeemed.

The selected unaudited pro forma condensed combined book value information as of December 31, 2022 gives pro forma effect to the Transactions and the other events as if consummated on January 1, 2022. The selected unaudited pro forma condensed combined net income (loss) per share and weighted average shares outstanding information for the year ended December 31, 2022 gives pro forma effect to the Transactions and the other events related to the Business Combination, as if consummated on January 1, 2022, the beginning of the earliest period presented.

This information is only a summary and should be read in conjunction with the historical financial statements and accompanying notes of ACIC and GIO included elsewhere in this proxy statement/ prospectus. The unaudited pro forma condensed combined per share information of ACIC and GIO is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and accompanying notes included elsewhere in this proxy statement/ statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

The unaudited pro forma condensed combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of ACIC and GIO would have been had the companies been combined during the periods presented.

ACIC is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Transactions.

			Pro Forma Combined
Year Ended December 31, 2022	ACIC (Historical)	GIO (Historical)	Assuming No Redemptions	Assuming BCA Maximum Redemptions
Net income/(loss)	$6,582,898	$(242,096)	$2,638,674	$2,638,674
Shareholders’ equity (deficit)	$(11,662,442)	$29,701	$966,141	$(2,456,943)
Shareholders’ equity (deficit) per share – basic and diluted	$(0.55)	$—	$0.03	$(0.08)
Cash dividends	$—	$—	$—	$—
Weighted average shares – basic and diluted	21,043,342	—	29,382,858	29,055,977
Net loss per share – basic and diluted	$0.31	$—	$0.09	$0.09

Shareholders’ equity per share = total equity/shares outstanding

MARKET PRICE AND DIVIDEND INFORMATION

ACIC

Ticker Symbol and Market Price

ACIC Units, Common Stock and Warrants are each traded on the OTCM under the symbols “APNCU,” “APNC” and “APNCW,” respectively. ACIC Units commenced public trading on November 9, 2021, and its Common Stock and Warrants commenced public trading separately on December 30, 2021. On January 31, 2023, ACIC received a written notice from the staff of the NYSE stating that it was not in compliance with Section 802.01B of the NYSE Listed Company Manual, which requires a listed company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000. Consequently, the public securities were delisted from the NYSE. Following the delisting, the ACIC Units, Common Stock and Warrants commenced public trading on the OTCM.

The ACIC Units, each consisting of one share of Common Stock and one half Warrant (each whole Warrant entitling the holder thereof to purchase one share of Common Stock), will automatically separate into their component securities upon consummation of the Business Combination and no ACIC securities will trade following the Closing. As of the Record Date, the closing price for the ACIC Units, Common Stock and the Public Warrants was $[•], $[•] and $[•], respectively. ACIC Public Warrant holders and those stockholders who do not elect to have their Public Shares redeemed need not deliver their Public Shares or Public Warrant certificates to ACIC or to ACIC’s Transfer Agent and they will be converted into the respective the Combined Company securities upon the Closing.

The Combined Company intends to apply for the listing of its shares and warrants on the OTCM or a national securities exchange under the symbols “[•]” and “[•],” respectively. The listing of the Common Stock on the OTCM or a national securities exchange is a condition to the Closing. There is no assurance that the Combined Company will be able to satisfy the initial listing requirements or continued listing requirements following the consummation of the Business Combination.

Holders

As of the close of business on the Record Date, there were outstanding 5,814,703 shares of ACIC Common Stock and there were [•] holders of record of ACIC Units, [•] holders of record of shares of Common Stock, and [•] holders of record of Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose ACIC Units, Common Stock, and Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

ACIC has not paid any cash dividends on its Common Stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Company Board at such time.

GIO

There is no public market for any of GIO’s equity securities.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, the Combined Company’s prospective business, financial condition or results of operations. If any of the events described below occur, the Combined Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Combined Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of ACIC and GIO. Certain of the following risk factors apply to the business and operations of GIO and will also apply to the business and operations of the Combined Company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, or may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of the Combined Company following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by ACIC, and GIO, which later may prove to be incorrect or incomplete. The Combined Company, ACIC, and GIO may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party. The following discussion should be read in conjunction with the sections entitled “Cautionary Note Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GIO” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ACIC” and the financial statements of GIO and ACIC and the notes thereto included herein, as applicable.

Risks Related to the Business Combination

The ability of ACIC stockholders to exercise redemption rights with respect to the Public Shares or other factors may not allow ACIC to complete the Business Combination or optimize its capital structure.

If the NTA Proposal is not approved by the ACIC stockholders and implemented by ACIC, and a larger number of Public Shares are submitted for redemption than ACIC currently expects and such redemptions or other conditions are determined to result in a failure to satisfy the net tangible asset requirement set forth in ACIC’s Current Charter, ACIC may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing (or additional third party financing, as applicable). Third-party financing may not be available to ACIC on favorable terms, or at all. Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. Additionally, if the NTA Proposal is not approved by the ACIC stockholders and implemented by ACIC, the condition to Closing in the Business Combination that ACIC have cash or cash equivalents at Closing of at least $5,000,001, after redemption payments and any transaction financing, may not be satisfied, as a result of the number of Public Shares redeemed or a lack of available third party financing (or both), and the proposed Business Combination may not be consummated.

If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until ACIC liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an Extension or certain other corporation actions as set forth in the Current Charter. If you are in need of immediate liquidity, you could attempt to sell your ACIC Common Stock on the OTCM; however, at such time, shares of ACIC Common Stock may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with ACIC’s redemption until ACIC liquidates, consummates an alternative initial business combination, effectuates an Extension or takes certain other actions set forth in the Current Charter or you are able to sell your shares in the open market.

You may be unable to ascertain the merits or risks of GIO’s operations.

If the Business Combination is consummated, the Combined Company will be affected by numerous risks inherent in the lines of business that the Combined Company expects to pursue. Although ACIC’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with GIO, ACIC cannot assure you that it can adequately ascertain or assess all of the significant risk factors, many of which may not be foreseeable and which may not be within ACIC’s or GIO’s control. ACIC also cannot assure you that an investment in ACIC’s securities will not ultimately prove to be less favorable to investors in ACIC than a direct investment, if an opportunity were available, in GIO. In addition, if ACIC stockholders do not believe that the prospects for the Business Combination are promising, a greater number of stockholders may exercise their redemption rights, which may make it difficult for ACIC to consummate the Business Combination.

There is no assurance that ACIC’s diligence will reveal all material risks that may be relevant to GIO, presently or in the future; further, as GIO pursues its anticipated Business Lines, it will encounter risks that cannot be predicted and may be outside GIO’s control, which may be significant and affect GIO adversely. Subsequent to the completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

ACIC cannot assure you that the due diligence ACIC has conducted on GIO will reveal all material issues that may be relevant to GIO; Additionally, given GIO’s pre-development stage, it is not possible to uncover all material issues through a customary amount of due diligence or that risks outside of ACIC’s control will not later arise. GIO is aware that ACIC must complete an initial business combination by August 14, 2023 (unless such date is extended by ACIC’s stockholders). Consequently, GIO may have obtained leverage over ACIC, knowing that if ACIC does not complete the Business Combination, ACIC may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, ACIC has had limited time to conduct due diligence. ACIC therefore has made its decision to pursue a business combination with GIO on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses.

Even if ACIC’s due diligence successfully identified certain risks, unexpected risks may arise (and in the case of GIO, which has not yet implemented business plans, are likely to arise) and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on ACIC’s liquidity, the fact that ACIC reports charges of this nature could contribute to negative market perceptions about ACIC or ACIC’s securities. In addition, charges of this nature may cause ACIC to violate leverage or other covenants to which it may be subject as a result of assuming pre-existing debt held by GIO or by virtue of it obtaining debt financing following the Closing. Accordingly, any stockholders of ACIC who choose to remain stockholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by ACIC’s officers or directors of a duty of care or other fiduciary duty owed by them to ACIC, or if they are able to successfully bring a private claim under securities laws that the registration statement of which this proxy statement/prospectus forms a part contained an actionable material misstatement or material omission.

Even though the ACIC Board obtained and considered the fairness opinion provided by its independent financial advisor as one of a number of factors considered in the ACIC Board’s evaluation of the proposed Business Combination, the information provided to the Fairness Opinion Provider and to ACIC about GIO was illustrative in nature, is not based on actual or historical information, and is subject to a variety of assumptions, risks and contingencies, known and unknown, particularly in view of GIO’s not yet having commenced business operations or developed plans to execute its anticipated business lines. Consequently, the ACIC Board may not have valued GIO correctly and no assurance can be given that the price ACIC is paying for GIO is fair, from a financial point of view, to ACIC and its stockholders.

As described elsewhere in this proxy statement/prospectus, the ACIC Board considered a number of factors, positive and negative, in its decision-making process regarding the proposed Business Combination with GIO, one of which was the opinion as to the fairness, from a financial point of view, of the proposed Business Combination (including the Exchange Consideration issuable thereunder to the GIO Sellers) to ACIC stockholders that was provided to the ACIC Board by EverEdge, global advisory and transaction firm. EverEdge specializes in business valuation practices and intangible assets and was selected by ACIC to be engaged as ACIC’s financial advisor for purposes of providing an the opinion based on EverEdge’s experience and ability to complete the assignment in a timely manner. The service fees ACIC paid to EverEdge in connection with the fairness opinion were paid to EverEdge upon the execution of the letter agreement associated with EverEdge’s engagement for this purpose and upon the delivery of the fairness opinion, and were not contingent upon either the conclusion expressed in EverEdge’s opinion or the consummation of the Business Combination. In preparing its opinion, EverEdge assumed and relied upon the accuracy and completeness of certain financial and other information that was provided to EverEdge by GIO management, as well as publicly available information about guideline public companies used for purposes of EverEdge’s analysis; all of the information supplied or otherwise made available to, discussed with, or reviewed by EverEdge, was relied upon by EverEdge without any independent verification of such information (which assumed no responsibility or liability for any independent verification of such information). Among the information provided to and utilized by EverEdge in connection with its analyses relating to its review of the proposed Business Combination were certain GIO management forecasts, which were purely illustrative in nature and related entirely to business lines and business operations that GIO has not, to date, yet established or pursued, and which incorporate a variety of assumptions related to the potential future value that may be associated with GIO and its potential future business activities, none of which assumptions or the information underlying such assumptions is based upon or tied to any current or historical facts or information about GIO, which has not yet commenced business operations. These assumptions and the GIO management forecasts provided to EverEdge, as further described in the section of this proxy statement/prospectus contained in the Business Combination Proposal under the heading “Background of the Business Combination,” are illustrative in nature and subject to numerous risks and contingencies, known and unknown, many of which are not in ACIC’s or GIO’s control and cannot be predicted in advance, particularly as GIO has not yet commenced business operations. Because of GIO’s stage of development as a business, though the ACIC Board received a copy of these GIO management forecast, the ACIC Board determined not to rely upon such information as part of the ACIC Board’s evaluation of the proposed Business Combination and instead considered, as part of the ACIC Board’s decision-making process certain financial analyses prepared and delivered to the ACIC Board by ACIC management, as also further described in the section of this proxy statement/prospectus titled “Background of the Business Combination.” The GIO management forecasts provided to EverEdge were not detailed financial projections maintained by GIO in the ordinary course. Furthermore, all of the information and assumptions contained in such GIO management forecasts are illustrative in nature, subject to multiple interpretations and are dependent entirely on numerous assumptions about a business and lines of business that do not yet exist and a variety of events and circumstances that may or may not occur and are not intended to constitute and should not be construed to represent predictions, projections or estimates of GIO’s future business or its prospects, and they are not tied to actual or historical information about GIO.

The ACIC Board reviewed and analyzed the fairness opinion and the EverEdge analyses described by the Fairness Opinion Provider to the ACIC Board and also considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “The Business Combination Proposal — Recommendation of the ACIC Board and Reasons for the Business Combination,” in reaching a determination to proceed with the proposed Business Combination with GIO. The ACIC Board also reviewed the ACIC management financial analysis described in the “Background of the Business Combination” section and the results of due diligence as part of its decision-making process. However, despite these efforts, there is no assurance that ACIC’s Board and the due diligence and analyses carried out by or on behalf of ACIC revealed all material risks that may be present with regard to GIO. Furthermore, the potential future value of the GIO is particularly challenging to estimate given that GIO has not yet commenced business operations and may, if and as it proceeds with its proposed business activities, encounter unforeseen risks and challenges and may change its plans from time to time and over time. Moreover, ACIC’s valuation of GIO in itself is highly dependent on, amongst others, the risk factors set forth in this proxy statement/prospectus, as well as the achievability by of its business plans and the viability of those plans, among other factors, all of which are subject to considerable uncertainty. Accordingly, the Combined Company’s performance and profitability may be materially adversely affected should GIO’s actual business lines and its results therefrom differ in substantial part from the information provided by GIO to ACIC and relied upon by ACIC and its advisors in the ACIC Board’s due diligence as well as upon which the fairness opinion’s valuation was based in part. Investors, accordingly, will be relying solely on the judgment of the ACIC Board in valuing GIO, and the ACIC Board may not had information available to it, or may otherwise not have, have properly valued such businesses.

The ACIC Board believes that because of the professional experience and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that GIO’s fair market value was at least 80% of the value of the Trust Account (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account). Accordingly, investors will be relying solely on the judgment of the ACIC Board in valuing GIO, and the ACIC Board may not have properly valued such businesses. As a result, the terms may not be fair from a financial point of view to the public stockholders of ACIC. The reliance on the illustrative nature of the ACIC management analyses and the fact that GIO has not yet commenced operations with respect to its proposed Business Lines may also lead an increased number of ACIC Stockholders to vote against the Business Combination or demand redemption of their shares of ACIC, which could potentially impact ACIC’s ability to consummate the Business Combination. For information about the standards used by the ACIC Board in evaluating the Business Combination Agreement and proposed Business Combination with GIO, as further described under the heading “The Business Combination Proposal — ACIC Management Financial Analyses.”

There are risks to ACIC stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than acquiring securities of GIO directly in an underwritten public offering, including no independent due diligence review by an underwriter.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of ACIC’s securities in connection therewith, investors will not receive the benefit of any outside independent review of ACIC’s and GIO’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, ACIC stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If GIO became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time … the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.”

In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as ACIC, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this joint proxy statement/consent solicitation statement/prospectus.

In addition, the amount of due diligence conducted by ACIC and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of GIO. Accordingly, it is possible that defects in GIO’s business or problems with GIO’s management that would have been discovered if GIO conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the shares of the Combined Company Common Stock.

Unlike an underwritten initial public offering, the initial trading of the Combined Company’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the Transaction could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for the Combined Company’s securities during the period immediately following Closing.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of the Combined Company’s results if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of the Combined Company and your investment decision.

ACIC and GIO currently operate as separate companies. ACIC has had no prior history as an operating company and its operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Combined Company. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from ACIC’ and GIO’s historical financial statements and certain adjustments and assumptions have been made regarding the Combined Company after giving effect to the Business Combination. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and the Combined Company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Combined Company’s financial condition or results of operations following the Closing. Any potential decline in the Combined Company’s financial condition or results of operations may cause significant variations in the stock price of the Combined Company.

ACIC is dependent upon its executive officers and directors and their departure could adversely affect ACIC ability to operate and to consummate the initial business combination. Additionally, ACIC’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on ACIC’s ability to complete the initial business combination.

ACIC’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. ACIC believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. ACIC does not have an employment agreement with, or key-man insurance on the life of, any of its directors or executive officers. The unexpected loss of the services of one or more of ACIC’s directors or executive officers could have a detrimental effect on ACIC and the ability to consummate the Business Combination. In addition, ACIC’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of ACIC’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation and ACIC’s directors also serve as officers and board members for other entities. If ACIC’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to ACIC’s affairs which may have a negative impact on ACIC’s ability to consummate the Business Combination.

The Combined Company’s ability to be successful following the Business Combination will depend upon the efforts of the Combined Company Board and its officers and the loss of such persons could negatively impact the operations and profitability of the Combined Company’s post-Business Combination business.

The Combined Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the Combined Company Board and its officers, including Dr. Anand Srivastava, GIO’s Chief Scientific Officer. ACIC cannot assure you that the Combined Company Board and its officers will be effective or successful or remain with the Combined Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Combined Company’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Business Combination Agreement, ACIC’s public stockholders will own approximately 5.1% of the equity interests or assets of the Combined Company (assuming no redemptions) and ACIC’s management, other than Dr. Joel Shulman, who is expected to serve on the Combined Company Board, will not be engaged in the management of the Combined Company’s prospective business.

Because ACIC’s Insiders will lose their entire investment in ACIC if the Business Combination or an alternative business combination is not completed, and because ACIC’s Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether GIO was appropriate for ACIC’s initial business combination.

ACIC’s Sponsor currently owns various interests in ACIC, in an aggregate value of approximately $8,225,000 as of May 9, 2023, which may be worthless if ACIC does not complete a business combination. ACIC’s Sponsor currently owns 4,312,500 Founder Shares, which, based on the closing trading price of the Public Shares on May 9, 2023, would have an aggregate value of approximately $45.3 million as of the same date. In addition, the Sponsor purchased an aggregate of 8,200,000 Private Warrants, which have an aggregate value of approximately $328,000, assuming the per warrant value of the Private Warrants is the same as the

$0.04 closing price of the Public Warrants on the OTCM on May 9, 2023. Additionally, while ACIC’s directors and officers’ out-of-pocket expenses incurred in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account) are reimbursable by ACIC, as of [•], 2023, no directors or officers of ACIC have incurred any expenses for which they expect to be reimbursed at the Closing.

The personal and financial interests of ACIC’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of ACIC’s initial business combination, its Sponsor, executive officers and directors, or any of their respective affiliates, will (i) be reimbursed for any out-of-pocket expenses incurred in connection with activities on ACIC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations and (ii) receive payment for unpaid accrued fees under the Administrative Support Agreement in the amount of $140,000 (as of December 31, 2022).

In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on ACIC’s behalf. However, ACIC’s Sponsor, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. In the event the Business Combination or an alternative business combination is not completed, ACIC may not be able to pay the Sponsor the unpaid accrued fees under the Administrative Support Agreement.

Such financial interests of ACIC’s Sponsor, executive officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of ACIC’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities.”

Some of ACIC’s officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of ACIC participate in arrangements that provide them with interests in the Business Combination that may be different from yours, including, among others, the continued service as an officer or director of the Combined Company, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of the Combined Company Common Stock. If the Business Combination is not consummated and ACIC is forced to wind up, dissolve and liquidate in accordance with the Current Charter, the 4,312,500 Founder Shares currently held by the Sponsor, which were initially acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares). The Founder Shares had an aggregate market value of approximately $[•] based on the last sale price of $[•] per share on the OTCM on [•], 2023. Accordingly, the Sponsor and ACIC’s current executive officers and directors, have interests that may be different from, or in addition to, your interests as a stockholder.

These interests, among others, may influence the officers and directors of ACIC to support or approve the Business Combination. For more information concerning the interests of ACIC executive officers and directors, see the sections entitled “Proposal 1: The Business Combination Proposal — Interests of ACIC’s Directors and Officers in the Business Combination” in this proxy statement/prospectus.

ACIC’s Sponsor controls a substantial interest in ACIC and can approve the Business Combination and other Proposals without the vote of other stockholders.

The Sponsor, following redemptions by public stockholders in connection with the December 21, 2022 ACIC stockholders meeting, owns approximately 74.2% of the outstanding shares of ACIC Common Stock entitled to vote at the Special Meeting and, pursuant to the terms of the Insider Letter Agreement, the Sponsor has agreed to vote all of the ACIC shares owned by it in favor of the Business Combination and the other Proposals. Based on the terms and provisions contained in the Current Charter, assuming that a quorum is achieved at the Special Meeting and the Sponsor votes its shares at the Special Meeting in accordance with the requirements of the Insider Letter Agreement, the Business Combination and other Proposals can be approved at the Special Meeting even if some or all of ACIC’s public stockholders do not approve the Business Combination or the other Proposals

The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of the Combined Company Common Stock at such time is substantially less than $10.00 per share.

The Sponsor has invested in ACIC an aggregate of $8,225,000, comprised of the $25,000 purchase price for the Founder Shares and the $8,200,000 purchase price for the Private Warrants. Assuming a trading price of $10.00 per share upon consummation of the Business Combination, the 4,312,500 Founder Shares would have an aggregate implied value of $43,125,000. Even if the trading price of the shares of the Combined Company Common Stock were as low as approximately $1.90 per share, and the Placement Warrants were worthless, the value of the Founder Shares would be equal to the Sponsor’s initial investment in ACIC. As a result, the Sponsor is likely to be able to recoup its investment and make a substantial profit on that investment, even if the Public Shares have lost significant value. Accordingly, the ACIC management team, which owns interests in the Sponsor, may have an economic incentive that differs from that of the public stockholders to pursue and consummate the Business Combination rather than to liquidate and to return all of the cash in the trust to the public stockholders. For the foregoing reasons, you should consider the ACIC management team’s financial incentive to complete the Business Combination when evaluating whether to redeem your shares prior to or in connection with the Business Combination.

ACIC stockholders and GIO Sellers may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If the Combined Company is unable to realize the benefits currently anticipated from the Business Combination, ACIC stockholders and GIO Sellers will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Combined Company is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

During the pendency of the Business Combination, ACIC and GIO may not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement, which could adversely affect their respective businesses. Furthermore, certain provisions of the Business Combination Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of ACIC and GIO to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Business Combination Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s security holders.

Consummation of the Business Combination is contingent upon the satisfaction of a number of conditions, including certain conditions that are outside of ACIC’s and GIO’s control. As a result, one or more conditions to Closing of the Business Combination may not be satisfied and the Business Combination may not be completed.

Even if the Business Combination is approved by the stockholders of ACIC, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Business Combination Agreement and in addition to stockholder consent, include among other requirements, (i) receipt of requisite regulatory approvals and no law or order preventing the transactions, (ii) no pending litigation to enjoin or restrict the Closing, (iii) each party’s representations and warranties being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to Material Adverse Effect), (iv) each party complying in all material respects with its covenants and agreements, (v) the satisfaction of listing requirements and the approval of a listing application for the relevant shares on a national exchange, (vi) no Material Adverse Effect with respect to a party since the date of the Business Combination Agreement which remains continuing and uncured, (vii) the members of the post-Closing board being elected or appointed and (viii) an effective registration statement. See “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination” below for a more complete summary. ACIC and GIO cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination may not occur, or may be delayed and such delay may cause ACIC and GIO to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, ACIC may not be able to find another potential candidate for its initial business combination prior to ACIC’s deadline (currently August 14, 2023), and ACIC will be required to liquidate.

Delaware law and the Proposed Charter and Proposed Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Charter and the Proposed Bylaws that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Combined Company Board and therefore depress the trading price of the Combined Company Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the GIO Board or taking other corporate actions, including effecting changes in the management of the Combined Company. Among other things, the Proposed Charter and the Proposed Bylaws include provisions regarding:

●	the ability of the Combined Company Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
●	the limitation of the liability of, and the indemnification of, the Combined Company’s directors and officers;
●	the exclusive right of the Combined Company Board to elect a director to fill a vacancy created by the expansion of the Combined Company Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Combined Company Board;
●	the requirement that a special meeting of stockholders may be called only by (i) directors then in office; or (ii) the Secretary of the Combined Company, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Combined Company then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Proposed Bylaws, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;
●	the requirement for the affirmative vote of holders of at least 2/3 of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the Proposed Charter, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Combined Company Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;
●	the ability of the Combined Company Board to amend the bylaws, which may allow the Combined Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and
●	advance notice procedures with which stockholders must comply to nominate candidates to the Combined Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Combined Company Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Combined Company Board or management.

Any provision of the Proposed Charter, the Proposed Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Combined Company Common Stock and could also affect the price that some investors are willing to pay for shares of the Combined Company Common Stock.

The Proposed Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between the Combined Company and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of the Combined Company’s stockholders to choose the judicial forum for disputes with the Combined Company or its directors, officers, or employees.

The Proposed Charter, which will become effective upon the Closing, will provide that, unless the Combined Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees of the Combined Company or its stockholders, (iii) any action arising pursuant to any provision of the DGCL, or the certificate of incorporation or the bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. The Proposed Charter will also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of the Combined Company’s securities shall be deemed to have notice of and consented to this provision. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, both of which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Combined Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the Combined Company’s prospective business and financial condition.

The Sponsor, directors, officers and their affiliates may elect to purchase Public Shares or the Public Warrants from ACIC public stockholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of the Public Shares.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding ACIC or ACIC’s securities, ACIC’s Sponsor, GIO or their respective affiliates may purchase Public Shares or Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Public Shares will not exceed the Redemption Price. In addition, pursuant to the terms of the Insider Letter Agreement, the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions. However, any Public Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such investor or holder owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, ACIC will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which ACIC has received redemption requests.

In addition, if such purchases are made, the public “float” of Public Shares or the Public Warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the ACIC securities on a national securities exchange.

ACIC stockholders who redeem their Public Shares may continue to hold any Public Warrants that they own, which will result in dilution to non-redeeming ACIC stockholders upon exercise of such Public Warrants.

ACIC stockholders who redeem their Public Shares may continue to hold any Public Warrants that they own at such time, which will result in additional dilution to non-redeeming holders upon exercise of such warrants. Assuming (a) all redeeming ACIC stockholders that acquired ACIC Units in the ACIC IPO and continue to hold the Public Warrants that were included in such ACIC Units, and (b) maximum redemption of Public Shares held by the redeeming ACIC stockholders, 8,625,000 Public Warrants would be retained by redeeming ACIC stockholders. As a result, the redeeming ACIC stockholders would hold Public Warrants with an aggregate market value of approximately $[•] as of [•], 2023, while non-redeeming ACIC stockholders would suffer dilution in their percentage ownership and voting interest of the Combined Company upon exercise of the Public Warrants held by redeeming ACIC stockholders.

The ability of Public Stockholders to exercise redemption rights with respect to Public Shares may prevent ACIC from completing the Business Combination or maximizing its capital structure.

ACIC does not know how many Public Stockholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on ACIC’s expectations (and those of other parties to the Business Combination Agreement) as to the amount of funds available in the Trust Account after giving effect to any redemptions of Public Shares.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect ACIC’s business, financial condition or results of operations, or ACIC’s prospects.

The funds in ACIC’s operating account and Trust Account are held in banks or other financial institutions. ACIC’s cash held in non-interest bearing and interest-bearing accounts would exceed any applicable Federal Deposit Insurance Corporation (“FDIC”) insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold our funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, ACIC’s liquidity may be adversely affected. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank (“SVB”) had been closed by the California Department of Financial Protection and Innovation. Although ACIC did not have any funds in Silicon Valley Bank or other institutions that have been closed, ACIC cannot guarantee that the banks or other financial institutions that hold its funds will not experience similar issues. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. Although depositors at SVB received access to their funds, uncertainty and liquidity concerns in the broader financial services industry remain. Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. The U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments. However, widespread demands for customer withdrawals or other needs of financial institutions for immediate liquidity may exceed the capacity of such program. There is no guarantee that the U.S. Department of Treasury, FDIC and Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions in a timely fashion or at all.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on terms favorable to ACIC in connection with a potential business combination, or at all, and could have material adverse impacts on ACIC’s liquidity, its business, financial condition or results of operations, and its prospects. ACIC’s business may be adversely impacted by these developments in ways that it cannot predict at this time, there may be additional risks that ACIC has not yet identified, and ACIC cannot guarantee that it will be able to avoid negative consequences directly or indirectly from any failure of one or more banks or other financial institutions.

GIO will require additional financing to fund its operations or growth. If ACIC or GIO are unable to obtain additional financing, they may be compelled to restructure or abandon the Business Combination.

GIO requires additional financing to fund its operations and growth. The Business Combination is intended to be a source of financing for GIO, and ACIC and GIO intend to enter into one or more financing agreements in connection with the consummation of the Business Combination. We cannot assure you that such financing will be available on acceptable terms, if at all. The failure to secure additional financing could have a material adverse effect on the continued development or growth of GIO’s business. None of ACIC’s or GIO’s respective officers, directors or shareholders is required to provide any financing in connection with or after the Business Combination. Further, to the extent that additional financing proves to be unavailable when needed, ACIC and GIO may be compelled to either restructure the transaction or abandon the Business Combination. If ACIC is unable to complete the Business Combination, ACIC Public Stockholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to ACIC Public Stockholders, and Public Warrants will expire worthless.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination or similar agreements and/or their officers and directors alleging, among other things, that the proxy statement/prospectus filed in connection with such business combination contains false and misleading statements and/or omits material information concerning the business combination. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on ACIC’s and GIO’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed or from being completed within the expected timeframe, which may adversely affect ACIC’s and GIO’s respective businesses, financial condition and results of operation. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require ACIC and/or GIO to incur significant costs and draw the attention of ACIC’s and GIO’s management away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the Combined Company’s prospective business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed-upon timeframe.

The Business Combination, and uncertainty regarding the Business Combination, may cause suppliers or strategic partners to delay or defer decisions concerning GIO and adversely affect GIO’s prospective ability to effectively manage their respective businesses.

The Business Combination will happen only if the stated conditions are met, including the relevant shareholder approvals, among other conditions. Many of the conditions are outside the control of ACIC and GIO, and both parties also have certain rights to terminate the Business Combination Agreement. Accordingly, there may be uncertainty regarding the completion of the Business Combination. This uncertainty may cause vendors, potential strategic partners or others that deal or may deal with GIO to delay or defer entering into contracts with GIO or making other decisions concerning GIO or could cause such customers, suppliers, vendors, strategic partners or others to seek to change or cancel existing business relationships with GIO, if any, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in any existing agreements could have an adverse impact on the business of GIO, regardless of whether the Business Combination is ultimately completed.

Risks Related to Ownership of the Combined Company Common Stock

An active market for the Combined Company’s securities may not develop, which would adversely affect the liquidity and price of the Combined Company’s securities.

The price of the Combined Company’s securities may vary significantly due to factors specific to the Combined Company as well as to general market or economic conditions. Furthermore, an active trading market for the Combined Company’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

The market price of the shares of the Combined Company Common Stock may decline as a result of the Business Combination.

The market price of the shares of the Combined Company Common Stock may decline as a result of the Business Combination for a number of reasons including if:

●	investors react negatively to the Combined Company’s business prospects and the prospects of the Business Combination;
●	the effect of the Business Combination on the Combined Company’s business prospects is not consistent with the expectations of financial or industry analysts; or
●	The Combined Company does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

The Combined Company’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

The trading price of shares of the Combined Company Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of the Combined Company Common Stock at an attractive price due to a number of factors such as those listed in “— Risks Related to Operational Factors Affecting to GIO”, “— Risks Related to Regulatory, Legal and Tax Factors Affecting GIO” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;
●	results of operations that vary from those of the Combined Company’s competitors;
●	changes in expectations as to the Combined Company’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
●	declines in the market prices of stocks generally;
●	strategic actions by the Combined Company or its competitors;
●	announcements by the Combined Company or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;
●	any significant change in the Combined Company’s management;
●	changes in general economic or market conditions or trends in the Combined Company’s industry or markets;
●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to the Combined Company’s prospective business;
●	future sales of the Combined Company Common Stock or other securities;

●	investor perceptions of the investment opportunity associated with Combined Company Common Stock relative to other investment alternatives;
●	the public’s response to press releases or other public announcements by the Combined Company or third parties, including the Combined Company’s filings with the SEC;
●	litigation involving the Combined Company, the industries in which the Combined Company may participate in the future, or both, or investigations by regulators into the Combined Company Board, the Combined Company’s future operations or those of the Combined Company’s competitors;
●	guidance, if any, that the Combined Company provides to the public, any changes in this guidance or the Combined Company’s failure to meet this guidance;
●	the development and sustainability of an active trading market for Combined Company Common Stock;
●	actions by institutional or activist stockholders;
●	changes in accounting standards, policies, guidelines, interpretations or principles; and
●	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these future events.

These broad market and industry fluctuations may adversely affect the market price of the Combined Company Common Stock, regardless of the Combined Company’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of the Combined Company Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If the Combined Company were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from the Combined Company’s prospective business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on shares of the Combined Company Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of the Combined Company Common Stock at a price greater than what you paid for it.

The Combined Company intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of the Combined Company Common Stock will be at the sole discretion of the Combined Company Board. The Combined Company Board may take into account general and economic conditions, the Combined Company’s financial condition and results of operations, the Combined Company’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by the Combined Company to its stockholders or by its subsidiaries to it and such other factors as the Combined Company Board may deem relevant. As a result, you may not receive any return on an investment in the shares of the Combined Company Common Stock unless you sell your shares of the Combined Company Common Stock for a price greater than that which you paid for it.

The Combined Company may issue additional shares of the Combined Company Common Stock or other equity securities, which would dilute your ownership interests and may depress the market price of the shares of the Combined Company Common Stock.

Upon consummation of the Business Combination, the Combined Company will have warrants outstanding to purchase up to an aggregate of 16,825,000 shares of the Combined Company Common Stock. Assuming earnout targets are satisfied, the Combined Company will be required to issue up to an additional 54 million shares of the Combined Company Common Stock to current GIO Sellers. Further, the Combined Company expects to seek third party financing to provide additional working capital to pursue the Combined Company’s prospective business, in which event the Combined Company may issue additional equity securities. Following the consummation of the Business Combination, the Combined Company may also issue additional shares of the Combined Company Common Stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the Combined Company may grant to its directors, officers and employees, or the exercise of the Combined Company warrants.

The issuance of additional shares of the Combined Company Common Stock or other equity securities of equal or senior rank would have the following effects:

●	the Combined Company’s existing stockholders’ proportionate ownership interest in the Combined Company will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;
●	the relative voting strength of each previously outstanding share of the Combined Company Common Stock may be diminished; and
●	the market price of the shares of the Combined Company Common Stock may decline.

If securities or industry analysts do not publish research or reports about the Combined Company’s prospective business, if they change their recommendations regarding the shares of the Combined Company Common Stock or if the Combined Company’s future operating results do not meet their expectations, the price and trading volume of shares of the Combined Company Common Stock could decline.

The trading market for shares of the Combined Company Common Stock will depend in part on the research and reports that securities or industry analysts publish about the Combined Company or its businesses. If no securities or industry analysts commence coverage of the Combined Company, the trading price for shares of the Combined Company Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover the Combined Company downgrade its securities or publish unfavorable research about its businesses, or if the Combined Company’s future operating results do not meet analyst expectations, the trading price of shares of the Combined Company Common Stock would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to publish reports on the Combined Company regularly, demand for shares of the Combined Company Common Stock could decrease, which might cause the share of the Combined Company Common Stock price and trading volume to decline.

There will be material differences between your current rights as a holder of ACIC Common Stock and the rights one will have as a holder of the Combined Company Common Stock, some of which may adversely affect you.

Upon completion of the Business Combination, ACIC stockholders will no longer be stockholders of ACIC, but will be stockholders of the Combined Company. There will be material differences between the current rights of ACIC stockholders and the rights you will have as a holder of the Combined Company Common Stock, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of ACIC stockholders and the Combined Company stockholders, see the section of this proxy statement/prospectus titled “Comparison of the Rights of Holders of Common Stock.”

Future sales, or the perception of future sales, by the Combined Company or its stockholders in the public market following the Business Combination could cause the market price for shares of the Combined Company Common Stock to decline.

The sale of shares of the Combined Company Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Combined Company Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Combined Company to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, it is currently expected that the Combined Company will have a total of 23,568,155 shares of the Combined Company Common Stock outstanding (excluding the exercise of any ACIC warrants and assuming that there are no redemptions of any shares by ACIC’s Public Stockholders in connection with the Business Combination). All shares currently held by ACIC Public Stockholders and all of the shares issued in the Business Combination to existing GIO securityholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than the Combined Company’s “affiliates” (as defined under Rule 144 under the Securities Act, (“Rule 144”)), including the Combined Company’s directors, executive officers and other affiliates.

Simultaneously with the execution and delivery of the Business Combination Agreement, certain GIO shareholders, who are expected to collectively own approximately 80.3% of the shares of the Combined Company Common Stock outstanding following the Business Combination (based on the above assumptions and GIO’s current stockholdings), agreed not to, during the period commencing from the Closing and ending on, the earlier of (x) one (1) year anniversary of the Closing and (y) subsequent to the Closing (A) the date on which the closing price of the ACIC Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one hundred eighty (180) days after the Closing or (B) the date on which ACIC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Purchaser’s stockholders having the right: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement). See “Proposal 1: The Business Combination Proposal — Related Agreements — Lock-up Agreements.”

In addition, the shares of the Combined Company Common Stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 10% of the fully diluted outstanding shares of the Combined Company Common Stock immediately following consummation of the Business Combination are expected to be reserved for future issuance under the Incentive Plan. The Combined Company is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of the Combined Company Common Stock or securities convertible into or exchangeable for shares of the Combined Company Common Stock issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, the Combined Company may also issue its securities in connection with investments or acquisitions. The amount of shares of the Combined Company Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of the Combined Company Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to Combined Company stockholders.

ACIC currently is, and the Combined Company will be, an “emerging growth company” within the meaning of the Securities Act, and if the Combined Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make ACIC’s securities less attractive to investors and may make it more difficult to compare ACIC’s performance with other public companies.

ACIC is currently and, following the consummation of the Business Combination, the Combined Company will be, an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. The Combined Company may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the Combined Company stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by the Combined Company less attractive because the Combined Company will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of the Combined Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Combined Company’s securities and the trading prices of the Combined Company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. ACIC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Combined Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Combined Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The Combined Company will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the IPO, (ii) the last day of the fiscal year in which the Combined Company has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which the Combined Company is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of shares of the Combined Company Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

The Combined Company may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for warrant holders.

The Combined Company will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of shares of the Combined Company Common Stock equals or exceeds $18.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date the Combined Company sends the notice of redemption to the warrant holders. If and when the Public Warrants become redeemable by the Combined Company, the Combined Company may exercise its redemption right if there is a current registration statement in effect with respect to the shares of the Combined Company Common Stock underlying such warrants. Redemption of the outstanding Public Warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Warrants will be redeemable by the Combined Company for cash so long as they are held by the Sponsor or its permitted transferees.

In the event the Combined Company determines to redeem the Public Warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, the Company will fix a Warrant Redemption Date. Notice of redemption will be mailed by first class mail, postage prepaid, by the Combined Company not less than 30 days prior to the Warrant Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Combined Company’s posting of the redemption notice to DTC. The closing price for the Public Shares as of [•], 2023 was $[•] and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.

Risks Related to Redemption

There is no guarantee that a Public Stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

We cannot assure you as to the price at which a Public Stockholder may be able to sell the shares of the Combined Company Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in the Combined Company’s stock price, and may result in a lower value realized now than a ACIC stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a Public Stockholder does not redeem such stockholder’s shares, such stockholder will bear the risk of ownership of shares of the Combined Company Common Stock after the consummation of the Business Combination, and there can be no assurance that a Combined Company stockholder can sell such stockholder’s shares of the Combined Company Common Stock in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. An ACIC Public Stockholder should consult such stockholder’s own tax or financial advisor for assistance on how this may affect its individual situation.

If ACIC Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

ACIC intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Business Combination. However, despite ACIC’s compliance with these rules, if an ACIC stockholder fails to receive ACIC’s proxy materials, such stockholder may not become aware of the opportunity to redeem its Public Shares. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a Public Stockholder fails to comply with these or any other procedures, its Public Shares may not be redeemed.

In order to exercise their redemption rights, Public Stockholders are required to deliver their Public Shares, either physically or electronically using The Depository Trust Company’s DWAC System, to ACIC’s transfer agent prior to the vote at the Special Meeting. If a Public Stockholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, ACIC will redeem these Public Shares for a pro rata portion of the funds deposited in the Trust Account and the Public Stockholder will no longer own such Public Shares following the Merger. See the section entitled “Special Meeting of the Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of ACIC stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, or all of the members of such group in the aggregate) will lose the ability to redeem all such Public Shares in excess of 15% of the public shares.

A Public Stockholder, together with any of such stockholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate such stockholder’s Public Shares or, if part of such a group, the group’s public shares, in excess of 15% of the Public Shares, without the prior consent of ACIC. However, ACIC stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in ACIC if you sell such excess public shares in open market transactions. ACIC cannot assure you that the value of such excess public shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per share redemption price.

Risks Related to ACIC

Public Stockholders have limited rights or interests in funds in the Trust Account. For Public Stockholders to liquidate their investment, therefore, they may be forced to sell Public Shares, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account either (a) because they hold Public Shares or (b) they hold Public Shares through ACIC Units and have elected to separate such ACIC Units into the underlying Public Shares and warrants prior to exercising redemption rights with respect to the Public Shares, only upon (i) such Public Stockholders’ exercise of redemption rights in connection with ACIC’s initial business combination (which will be the Business Combination, should it occur) and then only in connection with those Public Shares that such Public Stockholder properly elected to redeem or (ii) the redemption of Public Shares if ACIC is unable to complete an initial business combination by August 14, 2023, subject to applicable law and as further described herein. In addition, if ACIC is unable to complete an initial business combination by August 14, 2023, compliance with applicable law and the Existing Charter may result in a delay in winding up ACIC and may require ACIC submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in ACIC’s Trust Account. In that case, Public Stockholders may be forced to wait beyond August 14, 2023 before they receive funds from the Trust Account. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, Public Stockholders may be forced to sell their Public Shares, potentially at a loss.

ACIC’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of December 31, 2022, ACIC had approximately $16,182,549 in cash held in trust and a working capital deficit of $63,692. Further, ACIC has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. ACIC cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

Holders of Public Shares may be held liable for claims by third parties against ACIC to the extent of distributions received by them upon Redemption of their shares.

The Sponsor has agreed that, if ACIC liquidates the Trust Account prior to the consummation of a business combination, it will be liable to pay the debts and obligations to ACIC businesses or vendors or other entities that are owed money by ACIC for services rendered or contracted for or products sold to ACIC in excess of the net proceeds of ACIC’s IPO not held in the Trust Account, and will not seek repayment for such expenses, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account below $10.20 per public share and only if such parties have not executed a waiver agreement. However, there can be no assurances that it will be able to satisfy those obligations if it is required to do so.

If ACIC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against ACIC which is not dismissed, any distributions received by Public Stockholders could be viewed under applicable debtor/creditor or bankruptcy or insolvency laws as a “preferential transfer,” a “fraudulent preference, conveyance or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by ACIC’s Public Stockholders. Furthermore, because ACIC intends to distribute the proceeds held in the Trust Account to ACIC’s Public Stockholders promptly after expiration of the time ACIC has to complete an initial business combination, this may be viewed or interpreted as giving preference to ACIC’s Public Stockholders over any potential creditors with respect to access to or distributions from ACIC’s assets. Furthermore, the ACIC Board may be viewed as having breached its fiduciary duties to ACIC or ACIC’s creditors or having acted in bad faith, thereby exposing itself and ACIC to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against ACIC for these reasons.

Although ACIC seeks to have all vendors, service providers (other than its independent registered public accounting firm and the underwriters of the IPO) or other entities with which it does business, execute agreements with ACIC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of ACIC’s Public Stockholders, as well as distributions to Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Stockholders or claims challenging the enforceability of the waiver.

If third parties bring claims against ACIC, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Stockholders may be less than $[•] per share.

ACIC’s placing of funds in the Trust Account may not protect those funds from third-party claims against ACIC. Although ACIC seeks to have all vendors, service providers (other than its independent registered public accounting firm and the underwriters of the IPO), or other entities with which it does business execute agreements with ACIC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of ACIC’s Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against ACIC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, ACIC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to ACIC than any alternative. The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims for indemnification by the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Marcum LLP, ACIC’s independent registered public accounting firm, and the underwriters of the IPO, will not execute agreements with ACIC waiving such claims to the monies held in the Trust Account.

Examples of possible instances where ACIC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with ACIC and will not seek recourse against the Trust Account for any reason. Upon Redemption of ACIC’s Public Shares, if ACIC is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, ACIC will be required to provide for payment of claims of creditors that were not waived that may be brought against ACIC within the ten years following Redemption. Accordingly, the Redemption Price received by Public Stockholders could be less than the $[•] held in the Trust Account as of [•], 2023, due to claims of such creditors. In such event, ACIC may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.

The Sponsor has agreed that, if ACIC liquidates the Trust Account prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to ACIC. Accordingly, if a claim brought by a target business or vendor did not exceed the amount of funds available to ACIC outside of the Trust Account or available to be released to ACIC from interest earned on the trust account balance, the Sponsor would not have any obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts, the only exceptions to the Sponsor’s obligations to pay such claim would be if the party executed an agreement waiving any right, title, interest or claim of any kind they have in or to any monies held in the trust account. ACIC has not asked the Sponsor to reserve any amount to satisfy any indemnification obligations that may arise and its only assets are expected to be ACIC’s securities. Accordingly, ACIC believes it is unlikely that the Sponsor will be able to satisfy these indemnification obligations if it is required to do so. Therefore, ACIC cannot assure you that the per-share distribution from the Trust Account, if we liquidate the Trust Account because ACIC has not completed a business combination within the required time period, will not be less than $10.20.

ACIC’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter Agreement, resulting in a reduction in the amount of funds in the Trust Account available for distribution to ACIC’s Public Stockholders.

The Sponsor has agreed that, if ACIC liquidates the Trust Account prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to ACIC.

In the event that the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, ACIC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While ACIC currently expects that its independent directors would take legal action on behalf of ACIC against the Sponsor to enforce its indemnification obligations to ACIC, it is possible that ACIC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If ACIC’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the Trust Account available for distribution to ACIC’s Public Stockholders.

If, after ACIC distributes the proceeds in the Trust Account to its Public Stockholders, ACIC files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against ACIC that is not dismissed, a bankruptcy or other court may seek to recover such proceeds and the members of the ACIC Board may be viewed as having breached their fiduciary duties to ACIC’s creditors, thereby exposing the members of the ACIC Board and ACIC to claims of punitive damages.

If, after ACIC distributes the proceeds in the Trust Account to its Public Stockholders, ACIC files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against ACIC that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by ACIC’s stockholders. In addition, the ACIC Board may be viewed as having breached its fiduciary duty to ACIC’s creditors or having acted in bad faith, thereby exposing itself and ACIC to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect ACIC’s business, including its ability to complete the Business Combination, and results of operations.

ACIC is subject to laws and regulations enacted by national, regional and local governments. In particular, ACIC is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments and results of operations of ACIC. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on ACIC’s business, including its ability to complete the Business Combination, and results of operations.

ACIC’s outstanding Warrants may have an adverse effect on the market price of Common Stock or may create dilution for Public Stockholders.

ACIC has issued Warrants that will result in the issuance of additional Common Stock. Such securities, when converted or exercised, will increase the number of issued and outstanding Common Stock. The sale, or even the possibility of sale, of the shares underlying the Warrants could have an adverse effect on the market price for ACIC’s securities. If and to the extent these Warrants are converted or exercised, ACIC’s Public Stockholders may experience dilution to their holdings.

ACIC’s management’s ability to require holders of ACIC’s redeemable warrants to exercise such redeemable warrants on a cashless basis will cause holders to receive fewer shares of Common Stock upon their exercise of the redeemable warrants than they would have received had they been able to exercise their redeemable warrants for cash.

If ACIC calls ACIC’s warrants for redemption after the redemption criteria described elsewhere in this proxy statement/prospectus have been satisfied, ACIC’s management will have the option to require any holder that wishes to exercise his warrants (including any warrants held by the Sponsor or its permitted transferees) to do so on a “cashless basis.” If ACIC’s management chooses to require holders to exercise their warrants on a cashless basis, the number of shares of Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in ACIC.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for ACIC to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that ACIC evaluate and report on its system of internal controls. Following the initial business combination, if the Company is deemed to be a large accelerated filer or an accelerated filer, it will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, for as long as the Company remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Following the Business Combination, the Company will be required to assure that it is in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The need to develop the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations of the Company following the Business Combination.

The SEC has recently issued proposed rules to regulate special purpose acquisition companies. Certain of the procedures that may be undertaken in connection with such proposals may increase the costs and time needed to complete the Business Combination and may constrain the circumstances under which the Business Combination could be completed.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other items, to disclosures in SEC filings in connection with business combination transactions between special purpose acquisition companies (“SPACs”) such as us and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”), including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs.

Certain of the procedures that may be undertaken in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing the Business Combination, and may make it more difficult to complete the Business Combination. need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds in the Trust Account or liquidate at an earlier time than we might otherwise choose. Were we to liquidate, our warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the Combined Company, including any potential price appreciation of our securities.

If ACIC were deemed an “investment company” under the Investment Company Act of 1940, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If ACIC were deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

●	restrictions on the nature of its investments; and
●	restrictions on the issuance of its securities, each of which may make it difficult for us to complete the Business Combination.

In addition, ACIC may have imposed upon it burdensome requirements, including:

●	registration as an investment company with the SEC;
●	adoption of a specific form of corporate structure; and
●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which shall be the Business Combination should it occur); (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to provide holders of our Common Stock the right to have their shares redeemed in connection with our initial business combination (which shall be the Business Combination should it occur) or to redeem 100% of our public shares if we do not complete our initial business combination by August 14, 2023 (as it may be further extended) or (B) with respect to any other provision relating to the rights of holders of our Common Stock; or (iii) absent an initial business combination (which shall be the Business Combination should it occur) by August 14, 2023 (as it may be further extended), our return of the funds held in the trust account to our public stockholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we are unable to complete the Business Combination, our Public Stockholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Stockholders, and our warrants will expire worthless.

On March 30, 2022, the SEC issued proposed rules relating to, among other matters, the extent to which SPACs could become subject to regulation under the Investment Company Act. The SEC’s proposed rule under the Investment Company Act would provide a safe harbor for SPACs from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The duration component of the proposed safe harbor rule would require a SPAC to file a current report on Form 8-K with the Commission announcing that it has entered into an agreement with the target company (or companies) to engage in an initial business combination no later than 18 months after the effective date of the SPAC’s registration statement for its initial public offering. The SPAC would then be required to complete its initial business combination no later than 24 months after the effective date of its registration statement for its initial public offering. Although that proposed safe harbor rule has not yet been adopted, the SEC has indicated that there are serious questions concerning the applicability of the Investment Company Act to a SPAC that does not complete its initial business combination within the proposed time frame set forth in the proposed safe harbor rule.

The proposed safe harbor rule has not yet been adopted, and one or more elements of the proposed safe harbor rule may not be adopted or may be adopted in a revised form. However, if we were deemed to be an investment company for purposes of the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and could increase the costs and time needed to complete a business combination or impair our ability to complete a business combination. If we have not completed our initial business combination within the required time period, our Public Stockholders may receive only approximately $[•] per share, or less in certain circumstances, on the liquidation of our trust account and our warrants will expire worthless.

To mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we may, at any time, instruct Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account as cash items until the earlier of the consummation of our initial Business Combination or the liquidation of ACIC. Following such liquidation, we would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any. As a result, any decision to liquidate the investments held in the Trust Account and thereafter to hold all funds in the Trust Account in cash items would reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of ACIC.

In addition, even prior to the 24-month anniversary of the effective date of our IPO registration statement, we may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, the greater the risk that we may be deemed to be an unregistered investment company, in which case we may be required to liquidate ACIC. Accordingly, we may determine, in our discretion, to liquidate the securities held in the Trust Account at any time and instead hold all funds in the Trust Account as cash items, which would further reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of ACIC. Were we to liquidate ACIC, our warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the Combined Company, including any potential price appreciation of our securities.

In connection with the Special Meeting, Public Stockholders may need to comply with specific requirements for redemption of their Public Shares that may make it more difficult for Public Stockholders to exercise their conversion rights prior to the deadline for exercising their rights.

In connection with any stockholders meeting called to approve a proposed initial business combination, each Public Stockholder will have the right, regardless of whether it is voting for or against such proposed business combination, to demand that ACIC convert its Public Shares into a share of the Trust Account. ACIC may require Public Stockholders who wish to convert their Public Shares in connection with a proposed business combination to either tender their certificates (if any) and redemption forms to the Transfer Agent or to deliver their share certificates (if any) and other redemption forms to the Transfer Agent electronically using DTC’s DWAC System. In order to obtain a physical share certificate, a Public Stockholder’s broker or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. It is ACIC’s understanding that Public Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because ACIC does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. It is also ACIC’s understanding that it takes a short time to deliver shares through the DWAC System. However, this too may not be the case. Accordingly, if it takes longer than ACIC anticipates for Public Stockholders to deliver their share certificates (if any) and other redemption forms, Public Stockholders who wish to convert may be unable to meet the deadline for exercising their conversion rights and thus may be unable to convert their Public Shares.

If ACIC requires Public Stockholders who wish to convert their Public Shares to comply with the delivery requirements for conversion, such converting stockholders may be unable to sell their securities when they wish to in the event that the proposed business combination is not approved.

If ACIC requires Public Stockholders who wish to convert their Public Shares to comply with specific delivery requirements for conversion described above and such proposed business combination is not consummated, ACIC will promptly return such certificates to the tendering Public Stockholders. Accordingly, investors who attempted to convert their shares in such a circumstance will be unable to sell their securities after the failed acquisition until ACIC has returned their securities to them. The market price for ACIC’s shares may decline during this time and ACIC’s Public Stockholders may not be able to sell their securities when they wish to, even while other stockholders that did not seek conversion may be able to sell their securities.

NYSE has delisted our securities from trading on its exchange, which may limit investors’ ability to make transactions in our securities and reduce the liquidity of our securities.

ACIC received a written notice on January 31, 2023 from the staff of the NYSE indicating that ACIC was not in compliance in compliance with Section 802.01B of the NYSE Listed Company Manual, which requires a listed company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000. The NYSE further advised the Company that, as a result of its failure to comply with the Market Capitalization Requirement, the NYSE had determined to commence proceedings to delist the Company’s Class A common stock, warrants to purchase Class A common stock, and units, each consisting of one share of Class A common stock and one-half of one redeemable warrant (collectively, the “Company Securities”), from the NYSE.

On January 31, 2023, NYSE issued a press release stating that it will delist the Company’s securities which were suspended immediately and have not traded on NYSE since that time. On February 15, 2023, NYSE filed a Form 25 with the SEC to complete the delisting. The delisting became effective ten days after the filing of the Form 25. ACIC’s securities continue trading on the OTC Pink Marketplace under the ticker symbols “APNCU,” “APNC” and “APNCW,” respectively.

As a result of our delisting from trading on the NYSE, we could face adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that our common stock is a “penny stock” which would require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity for our securities;

●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, since our securities have been delisted from NYSE, they will no longer be considered covered securities and are subject to regulation in each state in which we offer our securities.

ACIC may not be able to complete its initial business combination by August 14, 2023, in which case, unless a further amendment to Current Charter is approved to extend the combination period, ACIC would cease all operations except for the purpose of winding up and would redeem public shares and liquidate.

ACIC may not be able to complete the Business Combination with GIO by August 14, 2023. ACIC’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If ACIC has not completed its initial business combination within such time period or during any extended period of time that it may have to consummate an initial business combination as a result of an amendment to the Current Charter, ACIC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Risks Related to Tax

ACIC could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions.

ACIC could also be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions and changes in tax law could reduce ACIC’s after-tax income and adversely affect ACIC’s business and financial condition. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the Tax Act for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the Tax Act and the CARES Act for future years is difficult to quantify, but these changes could materially affect us, GIO, the Combined Company, or our or their subsidiaries. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, or effect other changes that could have a material adverse effect on ACIC’s financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.

In addition, ACIC’s effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex and often open to interpretation. In the future, the tax authorities could challenge ACIC’s interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to ACIC’s income tax provision that could increase ACIC’s effective tax rate. Changes to tax laws may also adversely affect ACIC’s ability to attract and retain key personnel.

Risks Related to GIO’s Business

Risks Related to GIO’s Limited Operating History, Financial Position, and Capital Requirements

GIO has incurred significant net losses and negative operating cash flows since its inception. GIO expects to incur net losses for the foreseeable future and may never achieve or maintain profitability.

GIO is a stem cell-based life science company and has a limited operating history. GIO’s Treatments are highly speculative because they entail substantial upfront capital expenditures and significant risk that any Treatment will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. GIO has not generated any revenue from Treatment sales to date. As a result, GIO is not profitable and has incurred losses and negative operating cash flows in each period since its inception. For the years ended December 31, 2022 and 2021, GIO reported net losses of $242,096 and $1,002, respectively. For the years ended December 31, 2022 and 2021, GIO reported negative operating cash flows of $[•] million and $[•] million, respectively. As of December 31, 2022, GIO had an accumulated deficit of $237,674 million. GIO expects to continue to incur significant expenses and increasing operating losses for the foreseeable future, and GIO expects these losses to increase as it commences operations.

The net losses GIO incurs may fluctuate significantly from quarter to quarter. GIO anticipates that its expenses will increase substantially as it commences operations and if and as it:

●	commences research programs;
●	seeks to identify additional Treatments and research programs;
●	initiates preclinical testing and clinical trials for any other Treatments GIO identifies and develops;
●	maintains, expands, enforces, defends and protects GIO’s intellectual property portfolio;
●	seeks marketing approvals for any Treatments that successfully complete clinical trials;
●	ultimately establishes a sales, marketing and distribution infrastructure to commercialize any Treatments for which GIO may obtain marketing approval;
●	initiates regulatory compliance efforts to incorporate requirements applicable to any approved Treatments;
●	hires research and development and clinical personnel;
●	hires commercial personnel and advance market access and reimbursement strategies;
●	adds operational, financial and management information systems and personnel, including personnel to support GIO’s product development;
●	acquires or in-licenses Treatments, intellectual property and technologies or pays royalty or other payment obligations under intellectual property licenses from third parties;
●	develops or in-licenses manufacturing and distribution technologies;
●	should GIO decide to do so and receive approval for any of GIO’s Treatments, builds and maintains, or purchases and validates, commercial-scale manufacturing facilities designed to comply with current Good Manufacturing Practices (“cGMP”) requirements; and
●	incurs additional legal, accounting and other expenses in operating as a public company.

As a company, GIO has not engaged in clinical development of any Treatment and expects that it will be several years, if ever, before it has a Treatment ready for commercialization. To become and remain profitable, GIO must develop and, either directly or through collaborators, eventually commercialize a product or Treatments with significant market potential. This will require GIO to be successful in a range of challenging activities, including identifying Treatments, completing preclinical testing and clinical trials of Treatments, obtaining marketing approval for these Treatments, manufacturing, marketing and selling those Treatments for which it may obtain marketing approval and satisfying any post-marketing requirements.

GIO may never succeed in these activities and, even if it does, may never generate revenues that are significant or large enough to achieve profitability. GIO’s Treatments and research programs have not yet commenced. Because of the numerous risks and uncertainties associated with developing Treatments, GIO is unable to predict the extent of any future losses or when it will become profitable, if at all. If GIO does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. GIO’s failure to become and remain profitable would decrease the value of its company and could impair its ability to raise capital, maintain GIO’s research and development efforts, expand its business or continue GIO’s operations. A decline in the value of GIO could also cause you to lose all or part of your investment.

GIO will need substantial additional funding, which may not be available on acceptable terms, or at all. If GIO is unable to raise capital when needed, it would be forced to delay, reduce or eliminate its research and product development programs or future commercialization efforts.

GIO expects to spend substantial amounts of cash to commence research and development and preclinical testing and clinical trials of its Treatments, to seek regulatory approvals for its Treatments if required and to launch and commercialize any Treatments for which it receives regulatory approval. Furthermore, following the Closing, GIO expects to incur additional costs associated with operating as a public company. Accordingly, GIO will need to obtain substantial additional funding. If GIO is unable to raise capital when needed or on attractive terms, it would be forced to delay, reduce or eliminate its future research and product development programs or future commercialization efforts. As of December 31, 2022, GIO’s cash and cash equivalents were $17,791 and GIO had an accumulated deficit of $237,674. GIO’s future financing requirements will depend on many factors, including:

●	the initiation, progress, timing, costs and results of preclinical studies and clinical trials for GIO’s Treatments, if required, or other effects on its development programs;
●	the costs of building GIO’s technology platform, including in-licensing additional technology for use in developing GIO’s Treatments;
●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing GIO’s intellectual property and proprietary rights and defending intellectual property-related claims in the United States and internationally;
●	the number and characteristics of Treatments that GIO develops or may in-license;
●	GIO’s ability to establish and maintain collaborations on favorable terms, if at all;
●	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements it enters;
●	the outcome, timing and cost of meeting regulatory requirements established by the FDA, the European Medical Agency (the “EMA”) and other comparable foreign regulatory authorities;
●	the cost and timing of completion of commercial-scale outsourced manufacturing activities;
●	the cost of establishing sales, marketing and distribution capabilities for any Treatments for which GIO may receive regulatory approval in regions where GIO chooses to commercialize it Treatments on its own; and
●	the costs of operating as a public company.

If GIO conducts preclinical testing and clinical trials, it is a time-consuming, expensive and uncertain process that takes years to complete, and GIO may never generate the necessary data or results required to obtain marketing approval and achieve product sales.

In addition, even if GIO successfully develop Treatments and those are approved, GIO may not achieve commercial success. GIO’s commercial revenues, if any, will be derived from sales of Treatments that it does not expect to be commercially available for several years, if at all. Accordingly, GIO will need to continue to rely on additional financing to achieve its business objectives.

Any additional fundraising efforts may divert GIO’s management from their day-to-day activities, which may adversely affect GIO’s ability to develop and commercialize Treatments. GIO cannot be certain that additional funding will be available on acceptable terms, or at all. GIO has no committed source of additional capital and, if GIO is unable to raise additional capital in sufficient amounts or on terms acceptable to it, it may have to significantly delay, scale back or discontinue the development or commercialization of Treatments or other research and development initiatives. GIO’s license agreements and any future collaboration agreements may also be terminated if GIO is unable to meet the payment or other obligations under the agreements. GIO could be required to seek collaborators for Treatments at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms its rights to Treatments in markets where it otherwise would seek to pursue development or commercialization itself.

As a result of GIO’s recurring losses from operations and recurring negative cash flows from operations, GIO’s financial statements contain a statement regarding a substantial doubt about its ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about GIO’s ability to continue as a going concern. See the risk factor below titled, “As a result of GIO’s history of losses and negative cash flows from operations, its financial statements contain a statement regarding a substantial doubt about GIO’s ability to continue as a going concern.” If GIO is unable to obtain funding on a timely basis, it may be required to significantly curtail, delay or discontinue one or more of GIO’s research or development programs or the commercialization of any Treatment, or be unable to expand GIO’s operations or otherwise capitalize on GIO’s business opportunities, as desired, which could materially affect its business, financial condition and results of operations. Any of the above events could significantly harm GIO’s business, prospects, financial condition and results of operations and cause the price of GIO’s common stock to decline.

GIO has never generated revenue from product sales and may never be profitable.

GIO’s ability to generate revenue from product sales and achieve profitability depends on its ability, alone or with collaborators, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, Treatments. GIO does not anticipate generating revenues from product sales for the next several years, if ever. GIO’s ability to generate future revenue from product sales depends heavily on its, or its future collaborators’, ability to successfully:

●	identify Treatments and complete research and preclinical and clinical development of any Treatments GIO may identify;
●	seek and obtain regulatory and marketing approvals for any Treatments for which GIO completes clinical trials;
●	launch and commercialize any Treatments for which GIO obtains regulatory and marketing approval by establishing a sales force, marketing and distribution infrastructure or, alternatively, collaborating with a commercialization partner;
●	qualify for coverage and adequate reimbursement by government and third-party payors for any Treatments for which GIO obtains regulatory and marketing approval;
●	develop, maintain, and enhance a sustainable, scalable, reproducible, and transferable manufacturing process for the Treatments GIO may develop;
●	establish and maintain supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, Treatments to support clinical development and the market demand for any Treatments for which GIO obtains regulatory and marketing approval;
●	obtain market acceptance of Treatments as viable treatment options;
●	address competing technological and market developments;
●	implement internal systems and infrastructure, as needed;

●	negotiate favorable terms in any collaboration, licensing or other arrangements into which GIO may enter and performing its obligations in such arrangements;
●	maintain, protect, enforce, defend and expand GIO’s portfolio of intellectual property rights in the United States and internationally;
●	avoid and defend against third-party interference, infringement and other intellectual property claims in the United States and internationally; and
●	attract, hire and retain qualified personnel.

Even if one or more of the Treatments GIO develops are approved for commercial sale, it anticipates incurring significant costs associated with commercializing any approved product candidate. GIO’s expenses could increase beyond expectations if it is required by the FDA, the EMA or other regulatory authorities to perform clinical and other studies in addition to those that it currently anticipates.

Many of the factors listed above are beyond GIO’s control, and could cause it to experience significant delays or prevent it from completing the development of its Treatments, obtaining regulation approvals or commercialize its Treatments. Even if GIO does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. A failure to become or remain profitable could result a decline in the value of its company also could cause you to lose all or part of your investment.

As a result of GIO’s history of losses and negative cash flows from operations, its financial statements contain a statement regarding a substantial doubt about its ability to continue as a going concern.

A history of operating losses and negative cash flows from operations combined with GIO’s anticipated use of cash to fund operations raises substantial doubt about its ability to continue as a going concern beyond the 12-month period from the issuance date of its unaudited interim condensed financial statements for the year ended December 31, 2022. GIO’s future viability as an ongoing business is dependent on its ability to generate cash from its operating activities or to raise additional capital to finance its operations.

The perception that GIO might be unable to continue as a going concern may also make it more difficult to obtain financing for the continuation of its operations on terms that are favorable to it, or at all, and could result in the loss of confidence by investors and employees. GIO’s financial statements do not include any adjustments that might result from the outcome of this uncertainty. If GIO is unable to continue as a going concern, it may have to liquidate its assets and may receive less than the value at which those assets are carried on its financial statements, and it is likely that GIO’s investors will lose all or a part of their investment.

GIO’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.

To date, GIO’s operations have been primarily focused on the design and development of its Treatments. It has yet to secure regulatory approval to commence commercial manufacturing and sales, to establish internal or third party manufacturing capabilities at scale, to develop a sales and distribution network, or sell its Treatments. If GIO is going to be successful it will face a number of operational challenges including:

●	obtaining sufficient capital for investments in research, development, manufacturing, marketing, and sales on satisfactory terms, if at all;
●	successfully launching commercial production and sales of its Treatments;
●	establishing and expanding a customer base, and build a recognized brand;
●	contracting satisfactory manufacturer and supplier relationships;
●	developing its sales and distribution network;
●	complying with complex and changing regulations; and

●	anticipating and adapting to changing market conditions.

GIO’s limited operating history does not provide investors with much information to assess how well it will succeed in addressing these challenges. The increased risk associated with GIO’s early stage of operations my result in decreased investor interest and lower stock prices and liquidity.

Risks Related to GIO’s Prospective Business and the Development of its Treatments

GIO has not yet commenced planned business line activities and has no history of commercializing Treatments, which may make it difficult to evaluate the prospects for its future viability.

GIO is a pre-revenue and development-stage company. GIO was founded in 2021 and has not commenced operations with its proposed Business Lines. GIO has not yet demonstrated an ability to successfully complete clinical trials; obtain marketing approvals; manufacture a commercial-scale medicine or therapy, or arrange for a third party to do so on its behalf; or conduct sales and marketing activities necessary for successful commercialization. Consequently, any predictions GIO makes about its future success or viability may not be as accurate as they could be if GIO had an operating history.

GIO plans to pursue multiple Business Lines in industries and areas that are subject to a high degree of risk and uncertainty. making it difficult to evaluate GIO’s potential future value and prospects.

GIO plans to pursue Business Lines in industries and areas that are subject to a high degree of uncertainty and risk due to a variety of factors, including those described elsewhere in this section titled “Risk Factors” and elsewhere in this proxy statement/prospectus. GIO’s plans to develop and generate revenues from Treatments may not materialize as planned or GIO’s plans may change for a variety of reasons, known and unknown, many of which are outside of GIO’s our control and cannot be predicted, These and other factors could cause business, operations, plans and results to differ materially from GIO’s plans.

GIO may not be able to establish some or all of its planned Business Lines, or if it is able to establish and pursue them, some or all of the Business Lines may not succeed.

GIO may not be able to develop or establish some or all of GIO’s planned Business Lines or, if GIO pursues the Business Lines described in this this proxy statement/prospectus, there can be no assurance that GIO will be able to generate revenues therefrom or compete successfully with other companies pursuing similar businesses. The development of some of the Business Lines may be dependent on other Business Lines generating revenue. If GIO is unable to generate revenue in one or more Business Lines, GIO’s other planned Business Lines could suffer or lack sufficient funding to be developed.

GIO expects that development of its Treatments will take significant time and material resources which may not be available to GIO.

GIO expects to require significant time and material resources to successfully develop its planned Business Lines. For example, for GIO’s Anti-Aging Clinic business, GIO expects expenses in the following areas: hiring personnel, identifying locations and leasing or acquiring space, including laboratory facilities, office space, medical equipment and other costs for its Anti-Aging Clinics, travel, insurance, compliance and licensure-related expenses and legal fees. There may be other costs in connection with owning and operating, or participating in partnership arrangements with Clinic Partners with regard to, Anti-Aging Clinics, and GIO expects to incur certain liabilities associated with this business line some of which may be significant. GIO also expects that, among other costs, GIO may need to secure specialized or supplemental insurance coverage with respect to such activities, and such insurance coverage might not be available on favorable terms.

GIO expects to incur significant costs to design and construct a prototype bioreactor. Although it is unclear when such a prototype bioreactor could be completed, GIO expects that the construction process will take over one year from the date construction begins. In addition, if GIO is successful in constructing a prototype bioreactor and such prototype bioreactor produces positive results, GIO expects to spend significant resources in pursuing FDA approval.

GIO also expects to incur expenses in connection with its Active Cosmetics business line, including the costs under the GIOSTAR Supply Agreement and expenses in connection with marketing the AHSDMs.

GIO’s three proposed Business Lines are prospective in nature and GIO may simultaneously or sequentially pursue further development of some or all, or aspects of some or all, of the three proposed Business Lines.

GIO’s three proposed Business Lines are prospective in nature and GIO may simultaneously or sequentially pursue further development of some or all, or aspects of some or all, of the three proposed Business Lines. Pursuit of one business line may require more time and attention from management than others, which could result in some Business Lines to develop at a slower rate. In addition, certain Business Lines may require more capital expenditures than others, which may potentially leave fewer resources for other Business Lines.

The success of GIO’s future potential Anti-Aging Clinic Business may depend partly or entirely on third party clinic owners/operators.

We intend that some of our Anti-Aging Clinics will be owned and/or operated by third parties. Because we will not own and/or operate such clinics, the ability of third party owners to successfully open and operate the clinics will affect our profitability. A third party’s ability to successfully open and operate a clinic will depends on many factors, including, among others, its ability to:

●	recruit qualified health practitioners for the clinics;
●	hire, train and retain health practitioners and other personnel;
●	maintain adequate information system and other operational system capabilities;
●	ability to negotiate acceptable lease terms at suitable locations;
●	source sufficient levels of medical supplies at acceptable costs;
●	obtain and maintain necessary permits and licenses; and
●	achieve and maintain brand awareness;

Because we will not have full control over how third party owners/operators run and manage their clinics, their failure to effectively address challenges such as these could have a material adverse effect on GIO’s business, financial condition, results of operations, and prospects.

Certain of GIO’s officers and directors may have actual or potential conflicts of interest relative to their responsibilities to and with GIO because of their interests in or positions with GIOSTAR or other businesses.

GIO’s CEO and director, Mr. Patel, and GIO’s Chief Scientific Officer and director, Dr. Srivastava, currently serve as, and will continue to serve as, the CEO and Chief Scientific Officer of GIOSTAR, respectively, after the completion of the Business Combination. As a result, Mr. Patel and Dr. Srivastava will devote less than full time to the operation of GIO’s business. GIO expects that, pursuant to their employment agreements and non-competition agreements to be entered into at the Closing, Mr. Patel and Dr. Srivastava will be expected to fulfill their duties as GIO’s CEO and CSO, respectively, but will not be required to provide a specific number of hours to GIO’s business per week or per month.

GIO’s ability to pursue the Business Lines successfully or at all depends on trade secrets, know-how and intellectual property rights related to stem cells that Dr. Srivastava and Mr. Patel have assigned on an exclusive basis to GIOSTAR, an entity controlled and majority owned by Dr. Srivastava and Mr. Patel, which, in turn, has granted an exclusive license (subject to limited exceptions) to use such trade secrets, know-how and intellectual property in connection with activities that are the subject of the four Business Lines to GIO. GIOSTAR may, in accordance with such arrangement, utilize these trade secrets, know-how and intellectual property for purposes other than the Business Lines or to continue owning and operating anti-aging clinics in three countries, Costa Rica, Mexico and India, where GIO will not be provided exclusive rights to pursue such Business Line. Additionally, unless and until GIO is able to create AHSDMs or other “active ingredients” for cosmetics or other products, if GIO develops an Active Cosmetics Business Line, GIO expects to depend on AHSDMs to be delivered to GIO under the GIOSTAR Supply Agreement to commence and develop such business plans. If for any reason GIOSTAR does not fulfill its obligations under or abide by the terms of the GIOSTAR License Agreement and the Exclusivity Agreements, or Dr. Srivastava or Mr. Patel fail to cause GIOSTAR to fully satisfy the terms and requirements of any of the foregoing arrangements, including in the event of conflicts between the business interests of GIOSTAR and

GIO or of Dr. Srivastava and Mr. Patel, on the one hand, and GIO, on the other hand, GIO’s business and future prospectus would be materially adversely affected.

Mr. Patel and Dr. Srivastava’s involvement and ownership of GIOSTAR may create conflicts of interest when they are faced with decisions that could have different implications for GIOSTAR than for GIO. These potential conflicts could arise, for example, over matters such as the desirability of changes in GIO’s business and operations, funding and capital matters, regulatory matters, intellectual property-related conflicts, including those relating to potential improvements GIOSTAR’s technology it has licensed to GIO, possible acquisitions or other corporate opportunities, GIOSTAR’s own clinic operations, and GIO’s agreements with GIOSTAR, including the GIOSTAR Supply Agreement or otherwise, employee retention or recruiting or GIO’s dividend policy.

If the demand for GIO’s Treatments is less that GIO’s anticipates, GIO’s ability to generate revenues from planned Treatment offerings may be adversely affected, and GIO’s business may not materialize or may suffer.

The markets that GIO intends to operate in are highly competitive and dynamic, and are particularly sensitive to the health of the economy. Uncertainty in the economy could adversely impact demands for Treatments. Factors that could affect demand for Treatments include general business conditions, levels of employment, interest rates, tax rates, the availability of consumer credit, consumer confidence in future economic conditions and risks, or the public perception of risks, related to epidemics or pandemics, such as the COVID-19 pandemic. In the event of a prolonged economic downturn or acute recession, consumer spending habits could be adversely affected, which could have a material adverse effect on GIO’s business, financial condition, results of operations, and prospects.

If GIO is unable to arrange for the design and manufacture of a bioreactor able to produce its Universal RBCs, the Universal RBC business line might not be successful.

GIO’s plans for its Universal RBC business line involves the design and construction of a prototype bioreactor to evaluate the ability to produce its Universal RBCs at a high volume. Following the design and construction of the prototype bioreactor, if testing of the prototype bioreactor shows promising results for producing Universal RBCs, GIO plans to apply for FDA approval for its Universal RBCs. To our knowledge, no bioreactors of the type required to produce our Universal RBCs exist currently because of the highly technical nature of designing, developing and manufacturing such bioreactors. We expect that the construction of a prototype bioreactor to test the capability of mass-producing our Universal RBCs will require a significant and not yet determinable amount of time and money, because the prototype bioreactor will be custom-made for our purposes. We do not currently have capabilities or resources to create or produce our own prototype bioreactor and have commenced initial discussions with third party manufacturers about constructing a prototype bioreactor to test production of our Universal RBCs.

If GIO is ultimately unable develop a prototype bioreactor, or such prototype bioreactor is not successful in producing the Universal RBCs, that may have a material adverse effect on GIO’s business, financial condition, results of operations, and prospects, and the Universal RBC business line could fail altogether.

GIO may experience difficulties in managing its growth and expanding its operations.

As GIO’s Treatments enter development, commercialization, preclinical studies and any clinical trials, GIO will need to expand its development, regulatory, and manufacturing capabilities or contract with other organizations to provide these capabilities for it.

To manage GIO’s anticipated future growth, GIO will develop managerial, operational and financial systems and recruit and train additional qualified personnel. Due to GIO’s limited financial resources and the complexity in managing a company with such anticipated growth, GIO may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. The expansion of GIO’s operations may lead to significant costs and may divert GIO’s management and business development resources. Any inability to manage growth could delay the execution of GIO’s business plans or disrupt our operations.

In addition, future growth imposes significant added responsibilities on members of management, including: identifying, recruiting, integrating, maintaining, and motivating additional employees; managing GIO’s internal development efforts effectively, including the clinical and FDA review process for GIO’s Treatments, while complying with GIO’s potential contractual obligations to contractors and other third parties; and developing GIO’s operational, financial and management controls, reporting systems and procedures.

GIO may also experience difficulties in the discovery and development of potential future Treatments if GIO is unable to meet demand as it grows its operations. In the future, GIO also expects to have to manage additional relationships with collaborators, suppliers, and other organizations. GIO’s ability to manage operations and future growth will require it to develop and monitor controls, reporting systems, and procedures, and to secure adequate facilities for GIO’s operational needs. GIO may not be able to develop its management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

Rising inflation rates could negatively impact GIO’s revenues and profitability if increases in the prices of GIO’s Treatments or a decrease in consumer spending results in lower sales. In addition, if GIO’s costs increase and GIO is not able to pass along these price increases to customers, GIO’s net income would be adversely affected, and the adverse impact may be material.

Inflation rates, particularly in the United States, have increased recently. Increased inflation may result in decreased demand for GIO’s Treatments, increased operating costs (including labor costs), reduced liquidity, and limitations on GIO’s ability to access credit or otherwise raise debt and equity capital. In addition, the United States Federal Reserve has raised, and may again raise, interest rates in response to concerns about inflation. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks.

Adverse developments affecting the financial services industry could adversely affect GIO’s liquidity, financial condition and results of operations, either directly or through adverse impacts on GIO’s future suppliers and customers.

Adverse developments that affect financial institutions, such as events involving liquidity that are rumored or actual, have in the past and may in the future lead to bank failures and/or market-wide liquidity problems. These events could have an adverse effect on GIO’s financial condition and results of operations, either directly or through an adverse impact on GIO’s future suppliers and customers. For example, on March 10, 2023, Silicon Valley Bank was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. Similarly, on March 12, 2023, Signature Bank was put into receivership. Since that time, there have been reports of instability at other U.S. banks. Although the Federal Reserve Board, the Department of the Treasury and the FDIC have taken steps to ensure that depositors at Silicon Valley Bank and Signature Bank can access all of their funds, including funds held in uninsured deposit accounts, and have taken additional steps to provide liquidity to other banks, there is no guarantee that, in the event of the closure of other banks or financial institutions in the future, depositors would be able to access uninsured funds or that they would be able to do so in a timely fashion.

To date, GIO has not experienced any adverse impact to its liquidity, financial condition or results of operations as a result of the events described above. However, failures of other banks or financial institutions may expose GIO to additional risks, either directly or through the effect on suppliers, customers or other third parties, and may lead to significant disruptions to GIO’s operations, financial condition and reputation. Moreover, uncertainty remains over liquidity concerns in the broader financial services industry. GIO’s business may be adversely impacted by these developments in ways that it cannot predict at this time, there may be additional risks that it has not yet identified, and it cannot guarantee that it will be able to avoid negative consequences directly or indirectly from any failure of one or more banks or other financial institutions.

GIO’s business could be adversely affected by the effects of health pandemics or epidemics, including the COVID-19 pandemic and future outbreaks of the disease, in regions where it or third parties on which it relies have concentrations of clinical trial sites or other business operations.

GIO’s business could be adversely affected by the effects of health pandemics or epidemics, including the COVID-19 and future outbreaks of the disease. For example, enrollment in clinical trials may be delayed. This uncertainty and the evolving nature of policies and restrictions may negatively impact productivity, disrupt GIO’s prospective business.

The spread of COVID-19, which has caused a broad impact globally, may affect GIO economically. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic, may be difficult to assess or predict, it has resulted in significant disruption of global financial markets. This disruption, if sustained or recurrent, could make it more difficult for GIO to access capital, which could in the future negatively affect its liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect GIO’s business and the value of its common stock. The global COVID-19 pandemic continues to evolve, and its ultimate impact or that of any similar health pandemic or epidemic is highly uncertain. GIO does not yet know the full extent of potential delays or impacts on its prospective business.

Risks Related to Discovery, Development, Manufacturing and Commercialization

If GIO is unable to complete development of, obtain applicable regulatory approval for and commercialize, some or all of its Treatments, in a timely manner or at all, its business will be harmed.

GIO’s future success is partially dependent on its ability to timely advance and complete applicable clinical trials for, obtain marketing approval for and successfully commercialize its Treatments. GIO is not permitted to market or promote certain of its Treatments before they receive marketing approval from the FDA and comparable foreign regulatory authorities, and GIO may never receive such marketing approvals.

The success of GIO’s Treatments will depend on several factors, including the following:

●	the willingness of clinical investigators to place patients in the clinical trials, and the willingness of patients to enroll in a clinical trial studying the Treatments;
●	obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;
●	a continued acceptable safety profile following any marketing approval;
●	commercial acceptance by patients, the medical community and third-party payors;
●	GIO’s ability to compete with other Treatments.

GIO does not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to its intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any future collaborator. If GIO is not successful with respect to one or more of these factors in a timely manner or at all, it could experience significant delays or an inability to successfully commercialize its Treatments, which would materially harm its business.

If any of GIO’s Treatments causes serious adverse events, undesirable side effects or unexpected characteristics, such events, side effects or characteristics could delay or prevent regulatory approval of such Treatments or other Treatments it develops in the future, cause negative press coverage and limit its commercial potential or result in other significant negative consequences to GIO and its prospects.

Undesirable side effects or adverse events caused GIO’s Treatments could cause it or regulatory authorities to interrupt, delay or halt clinical trials or operations, could result in a more restrictive label on Treatments, delay or result in denial of regulatory approval by the FDA or comparable foreign regulatory authorities. Results of GIO’s clinical trials for its Treatments could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trials or result in potential product liability claims.

If any Treatments GIO develops are associated with serious adverse events, undesirable side effects or unexpected characteristics, it may need to abandon their development or limit development to certain uses or subpopulations in which the serious adverse events, undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, any of which would have a material adverse effect on GIO’s business, financial condition, results of operations, and prospects. Many Treatments that initially showed promise in early stage testing have later been found to cause side effects that prevented further clinical development of the Treatments.

Results of preclinical studies and early clinical trials may not be predictive of results of future clinical trials, and such results do not guarantee approval of a Treatment by regulatory authorities.

The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of clinical trials do not necessarily predict success in the results of completed clinical trials. There can be no assurance that any of GIO’s future preclinical and clinical trials, relating to its Treatments, will ultimately be successful or support further preclinical or clinical development. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in earlier development, and GIO could face similar setbacks. The design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. Many companies that believed their Treatments performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval for their Treatments. In addition, preclinical and clinical data are often susceptible to varying interpretations and analyses, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development. Any such adverse events may cause GIO to delay, limit or terminate planned clinical trials, any of which would have a material adverse effect on GIO’s business, financial condition, results of operations and prospects.

In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same Treatment due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and other clinical trial procedures and the rate of dropout among clinical trial participants. If GIO fails to receive positive results in clinical trials of its Treatments, the development timeline and regulatory approval and commercialization prospects for its most advanced Treatment, and, correspondingly, its business and financial prospects would be negatively impacted.

If GIO experiences delays or difficulties in the enrollment of patients in any future clinical trials, the cost of developing Treatments could increase and its receipt of necessary regulatory approvals could be delayed or prevented.

Patient enrollment is a significant factor in the timing of clinical trials. The timing of any of GIO’s future clinical trials depends, in part, on the speed at which GIO can recruit patients to participate in its trials. GIO or its collaborators may not be able to begin clinical trials for any Treatments GIO identifies or develops if it is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA, the EMA or other analogous regulatory authorities outside the United States, or as needed to provide appropriate statistical power for a given trial. Patients may be unwilling to participate in GIO’s clinical trials because of negative publicity from adverse events related to the biotechnology, gene therapy or genome engineering fields, competitive clinical trials for similar patient populations, clinical trials in competing Treatments or for other reasons. As a result, the timeline for recruiting patients, conducting trials and obtaining regulatory approval of Treatments be delayed.

Patient enrollment is also affected by other factors, including:

●	size of the patient population and process for identifying patients;
●	design of the trial protocol;
●	ability to obtain and maintain patient informed consent;
●	risk that enrolled patients will drop out before completion of the trial;
●	eligibility and exclusion criteria for the trial in question;
●	perceived risks and benefits of the Treatment under trial;
●	perceived risks and benefits of stem cell therapy as a treatment approach;
●	efforts to facilitate timely enrollment in clinical trials;
●	patient referral practices;
●	ability to monitor patients adequately during and after treatment;
●	proximity and availability of clinical trial sites for prospective patients, especially for those conditions which have small patient pools;
●	the requirement for human stem cell transfers to be performed in centers that specialize in this procedure; and

●	changes to diagnostic technologies, methodologies or criteria used to identify human stem cell transfers patients at high risk for relapse.

In addition, any clinical trials undertaken by GIO will compete with other clinical trials for Treatments that are in the same areas as GIO’s Treatments, and this competition will reduce the number and types of patients available to it, because some patients who have opted to enroll in GIO’s trials may instead opt to enroll in a trial being conducted by a competitor. GIO may conduct some of its clinical trials at the same clinical trial sites that some of its competitors use, which will reduce the number of patients who are available for its clinical trials at such clinical trial sites.

Enrollment delays in GIO’s clinical trials may result in increased development costs for any Treatments GIO may develop, which would cause the value of GIO to decline and limit GIO’s ability to obtain additional financing. If GIO or its collaborators have difficulty enrolling a sufficient number of patients to conduct its clinical trials as planned, GIO may need to delay, limit or terminate ongoing or planned clinical trials, any of which would have an adverse effect on GIO’s business, financial condition, results of operations and prospects.

GIO has never obtained regulatory approval for a Treatment, may never receive regulatory approval for any of its Treatments and may therefore never generate revenues from product sales.

As a company, GIO has never obtained regulatory approval for, or commercialized, a product. It is possible that the FDA or other regulatory bodies may refuse to accept any or all future Treatments for substantive review or may conclude after review of GIO’s data that its application is insufficient to obtain regulatory approval for Treatments. If the FDA or other regulatory bodies do not approve any future Treatments, it may require that GIO conduct additional costly clinical, preclinical or manufacturing validation studies before the FDA or other regulatory bodies will reconsider GIO’s applications. Depending on the extent of these or any other FDA-required or other regulatory body-required studies, approval of any Treatments or other application that GIO submits may be significantly delayed, possibly for several years, or may require it to expend more resources than it has available. Any failure or delay in obtaining regulatory approvals would prevent GIO from commercializing any Treatment, generating revenues and achieving and obtaining or sustaining profitability. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA or other regulatory bodies to approve any new product application or other application GIO submits. If any of these outcomes occur, GIO may be forced to abandon the development of its Treatments, which would materially adversely affect GIO’s business and could potentially cause GIO to cease operations. GIO faces similar risks for its applications in foreign jurisdictions.

If we are unable to educate clinicians on the safe, effective and appropriate use of our Treatments and procedures, we may experience increased claims of product liability and may be unable to achieve our expected growth.

Certain of our Treatments require the use of specialized techniques and/or product-specific knowledge. It is critical to the success of our business to broadly educate clinicians who will use or desire to use our Treatments in order to provide them with adequate instructions in the appropriate use of our Treatments. It is also important that we educate our other customers and patients on the risks associated with our Treatments. Failure to provide adequate training and education could result in, among other things, unsatisfactory patient outcomes, patient injury, negative publicity or increased product liability claims or lawsuits against us, any of which could have a material and adverse effect on our business and reputation. We will make extensive educational resources available to clinicians and our other customers in an effort to ensure that they have access to current treatment methodologies, are aware of the advantages and risks of our Treatments, and are educated regarding the safe and appropriate use of our Treatments. However, there can be no assurance that these resources will successfully prevent all negative events and if we fail to educate clinicians, our other customers and patients, they may make decisions or form conclusions regarding our Treatments without full knowledge of the risks and benefits or may view our Treatments negatively. In addition, claims against us may occur even if such claims are without merit and/or no product defect is present, due to, for example, improper surgical techniques, inappropriate use of our Treatments, or other lack of awareness regarding the safe and effective use of our Treatments. Any of these events could harm our business and results of operations.

GIO’s commercial success depends upon attaining significant market acceptance of its Treatments, if approved, among patients, customers, clinic operators and, in some cases, cosmetics and companies involved with anti-aging products, and GIO may not be successful in attaining such market acceptance.

Even with the requisite approvals from the FDA in the U.S., the EMA in the European Union and other regulatory authorities internationally, the commercial success of some of GIO’s Treatments will depend, in part, upon its degree of market acceptance by patients, third-party payors and others in the medical community. Any product that GIO commercializes may not gain acceptance by patients, health care payors and others in the medical community. If these Treatments do not achieve an adequate level of acceptance, GIO may not generate significant product revenue and may not become profitable. Efforts to educate the medical community and third-party payors on the benefits of its Treatments may require significant resources, including management time and financial resources, and may not be successful. Ethical, social and legal concerns about Treatments and stem cell technologies specifically could result in additional regulations restricting or prohibiting the marketing of GIO’s Treatments. Even if any Treatment GIO develops receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by patients, healthcare payors and others in the medical community. The degree of market acceptance of any Treatment GIO develops, if approved for commercial sale, will depend on a number of factors, including:

●	the efficacy and safety of such Treatment as demonstrated in clinical trials;
●	the efficacy and safety of other Treatments that are used in combination or in sequence with GIO’s Treatments;
●	the potential and perceived advantages of GIO’s Treatments compared to alternative treatments;
●	the limitation to GIO’s targeted patient population and limitations or warnings contained in approved labeling by the FDA or other regulatory authorities;
●	the ability to offer GIO’s Treatments for sale at competitive prices;
●	convenience and ease of administration compared to alternative treatments;
●	the clinical indications for which the Treatment is approved by the FDA, the EMA or other regulatory agencies;
●	public attitudes regarding stem cells;
●	the willingness of the target patient population to try novel biologics Treatments;
●	product labeling or product insert requirements of the FDA, the EMA or other regulatory authorities, including any limitations or warnings contained in a product’s approved labeling;
●	relative convenience and ease of administration or use;
●	the strength of marketing and distribution support;
●	availability of third-party coverage and sufficiency of reimbursement; and
●	the prevalence and severity of any side effects.

Even if a Treatment is approved, such product may not achieve an adequate level of acceptance, GIO may not generate significant product revenues, and GIO may not become profitable.

If GIO is unable to establish effective marketing and sales capabilities or enter into agreements with third parties to market and sell its Treatments, if approved, GIO may not be able to effectively market and sell its Treatments, if approved, or generate product revenues.

GIO has limited marketing capabilities and limited experience in the sale, marketing or distribution of pharmaceutical or biologic Treatments. In addition, GIO does not have a large sales, promotion and marketing budget. As a result of GIO’s limited marketing capabilities, to achieve commercial success for any product for which GIO retain sales and marketing responsibilities, it must either develop a sales and marketing organization or outsource these functions to third parties. In the future, GIO may choose to build a focused sales, marketing and commercial support infrastructure to sell, or participate in sales activities with its collaborators for, some of GIO’s Treatments if and when they are approved.

Factors that may inhibit GIO’s efforts to commercialize its Treatments on its own include:

●	GIO’s inability to recruit and retain adequate numbers of effective sales, marketing, reimbursement, customer service, medical affairs and other support personnel;
●	the inability of reimbursement professionals to negotiate arrangements for formulary access, reimbursement and other acceptance by payors;
●	restricted or closed distribution channels that make it difficult to distribute GIO’s Treatments to segments of the patient population;
●	the lack of complementary Treatments to be offered by sales personnel, which may put GIO at a competitive disadvantage relative to companies with more extensive product lines; and
●	unforeseen costs and expenses associated with creating an independent commercialization organization.

GIO may not be successful in entering into arrangements with third parties to commercialize its Treatments or may be unable to do so on terms that are favorable to it. GIO may have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market its Treatments effectively. If GIO does not establish commercialization capabilities successfully, either on its own or in collaboration with third parties, it will not be successful in commercializing its Treatments.

GIO may face significant competition in an environment of rapid technological change, and there is a possibility that its competitors may achieve regulatory approval before GIO or develop Treatments that are safer or more advanced or effective than GIO’s, which may harm GIO’s financial condition and its ability to successfully market or commercialize its Treatments.

The development and commercialization of new biologic Treatments is highly competitive. GIO will face competition with respect to any Treatments that it develops or commercializes in the future from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

There are a number of large and small pharmaceutical and biotechnology companies that currently market and sell Treatments or are pursuing the development of Treatments for the treatments for which GIO has Treatments and research programs. Some of these competitive Treatments and therapies are based on scientific approaches that are the same as or similar to GIO’s approach, and others are based on entirely different approaches. Any Treatments that GIO successfully develops and commercializes will compete with existing therapies, new therapies and Treatments that may become available in the future that are approved to treat the same conditions or that are used for the same purposes for which GIO may obtain approval for its Treatments.

Many of GIO’s current or potential competitors, either alone or with their collaboration partners, may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved Treatments than GIO does. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of GIO’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with GIO in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, GIO’s programs. GIO’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize Treatments that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than GIO’s Treatments or that would render GIO’s Treatments obsolete or non-competitive. GIO’s competitors also may obtain FDA or other regulatory approval for their Treatments more rapidly than GIO, which could result in its competitors establishing a strong market position before GIO is able to enter the market. Additionally, technologies developed by GIO’s competitors may render GIO’s Treatments uneconomical or obsolete, and GIO may not be successful in marketing any Treatments against competitors.

Adverse public perception of stem cell-based therapies may negatively impact regulatory approval of, and/or demand for, GIO’s potential Treatments.

GIO’s Treatments that they may develop will be created by utilizing human stem cells. The clinical and commercial success of GIO’s potential Treatments will depend in part on public understanding and acceptance of the use of stem cell therapy and Treatments for the prevention or treatment of human conditions or to create Treatments. Public attitudes may be influenced by claims that stem cell therapy is unsafe, unethical or immoral, and, consequently, GIO’s Treatments may not gain the acceptance of the public or the medical community. Adverse public attitudes may adversely impact GIO’s ability to enroll clinical trials

In addition, stem cell therapy is subject to public debate and heightened regulatory scrutiny due to ethical concerns relating to the application of stem cell therapies to human embryos. Adverse events in GIO’s preclinical studies or future clinical trials or those of its competitors or of academic researchers utilizing these technologies, even if not ultimately attributable to Treatments GIO may identify and develop, and the accompanying publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of Treatments GIO may identify and develop, stricter labeling requirements for those Treatments that are approved and a decrease in demand for any such Treatments.

GIO’s success depends largely upon consumer satisfaction with the effectiveness of GIO’s Treatments.

In order to generate repeat and referral business, consumers must be satisfied with the effectiveness of GIO’s Treatments. Some of GIO’s Treatments are cosmetic in nature and the success of the results are highly subjective. Accordingly, patient perception of their results may greatly vary even if GIO’s Treatments and procedures associated therewith are objectively successful. If consumers are not satisfied with the benefits of GIO’s Treatments, or feel that they are too expensive for the results obtained, GIO’s reputation and future sales could suffer.

Any negative publicity concerning GIO’s Treatments could harm GIO’s business and reputation and negatively impact GIO’s financial results.

The reactions of potential customers, the news media, legislative and regulatory bodies and others to information about complications or alleged complications of GIO’s Treatments could result in negative publicity and could materially reduce market acceptance of GIO’s Treatments. These reactions, or any investigations and potential resulting negative publicity, may have a material adverse effect on GIO’s business and reputation and negatively impact GIO’s financial condition, results of operations or the market price of the Combined Company Common Stock. In addition, significant negative publicity could result in an increased number of product liability claims against GIO.

If product liability lawsuits are brought against GIO, it may incur substantial liabilities and may be required to limit commercialization of its Treatments.

GIO faces an inherent risk of product liability exposure related to the testing in human clinical trials of its Treatments and will face an even greater risk if GIO commercially sells any Treatments that it may develop. For example, GIO may be sued if its Treatments cause, or are perceived to cause, injury or are found to be otherwise unsuitable during clinical trials, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the Treatment, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If GIO cannot successfully defend itself against claims that its Treatments caused injuries, GIO could incur substantial liabilities or be required to limit commercialization of its Treatments. Even successful defense would require significant financial and management resources. Regardless of merit or eventual outcome, liability claims may result in:

●	the inability to commercialize any Treatments that GIO may develop;
●	decreased demand for GIO’s Treatments that it may develop;
●	injury to GIO’s reputation and significant negative media attention;
●	withdrawal of any future clinical trial participants;
●	significant time and costs to defend the related litigation;

●	substantial monetary awards to trial participants or patients; and
●	loss of revenue.

Although GIO plans to obtain product liability insurance coverage, it may not be adequate to cover all liabilities that it may incur. GIO anticipates that it will need to increase its insurance coverage as GIO begins clinical trials and if GIO successfully commercializes any Treatments. Insurance coverage is increasingly expensive. GIO may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

If there is not sufficient demand for GIO’s Treatments or the services performed with GIO’s Treatments, practitioner demand for GIO’s Treatments could decline, resulting in unfavorable operating results.

Expansion of the market for GIO’s Treatments is a material assumption of GIO’s business strategy. Most procedures planned to be performed using GIO’s services are elective procedures and are therefore not reimbursable through government or private health insurance, so that the cost must be borne by the consumer. The decision to utilize GIO’s services may therefore be influenced by a number of factors, including:

●	Physician adoption of GIO’s stem cell Treatments.
●	the cost of procedures performed using GIO’s Treatments;
●	the cost, safety and effectiveness of alternative treatments;
●	the success of GIO’s sales and marketing efforts;
●	the education of GIO’s customers and their patients on the benefits and uses of GIO’s Treatments compared to competitors’ Treatments and technologies;
●	consumer disposable income and access to consumer credit; and
●	consumer confidence, which may be impacted by economic and political conditions.

If, as a result of these factors, there is insufficient demand for our Treatments, practitioner demand for GIO’s Treatments could decline, which would result in less consumer procedures and could have a material adverse effect on our results of operations.

GIO’s Treatments are complex and difficult to manufacture. GIO could experience delays in satisfying regulatory authorities or production problems that result in delays in its development or commercialization programs, limit the supply of its Treatments, or otherwise harm its business.

GIO’s Treatments require processing steps that are extremely complex. As a result, problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims, insufficient inventory or potentially delay progression of GIO’s clinical trials. If GIO successfully develops Treatments, it may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet FDA, EMA or other comparable applicable foreign standards or specifications with consistent and acceptable production yields and costs. In addition, GIO’s Treatments will require complicated delivery modalities, such as electroporation, which will introduce additional complexities in the manufacturing process.

Among other things, manufacturing human stem cells involves harvesting cells from a donor or from the patient, altering the cells ex vivo using technology and infusing the cell product into the patient’s body or expanding the stem cells in a laboratory. GIO’s manufacturing process will be susceptible to product loss or failure, or product variation that may negatively impact patient outcomes, due to logistical issues associated with the collection of starting material from the donor, preparing the product for administration, infusing the patient with the Treatment, manufacturing issues or different product characteristics resulting from the differences in donor starting materials, variations between reagent lots, interruptions in the manufacturing process, contamination, equipment or reagent failure, improper installation or operation of equipment, vendor or operator error, inconsistency in cell growth and variability in product characteristics. GIO’s manufacturing process, like that of a number of other stem cell companies, will be also characterized by limited numbers of suppliers, and in some cases sole source suppliers, with the manufacturing capabilities and know-how to create or source the materials. While GIO plans to pursue multiple sources for the critical components of its manufacturing process, it may not be successful in securing these additional sources at all or on a timely basis. If microbial, viral or other contaminations are discovered in GIO’s Treatments or in any of the manufacturing facilities in which Treatments or other materials will be made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

In addition, the FDA, the EMA and other regulatory authorities may require GIO to submit samples of any lot of approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, the EMA or other regulatory authorities may require that GIO not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Lot failures or product recalls could cause GIO to delay clinical trials or product launches, which could be costly to GIO and otherwise harm its business, financial condition, results of operations and prospects.

Some of the raw materials that GIO anticipates will be required in its manufacturing process are derived from biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of GIO’s Treatments could adversely impact or disrupt the commercial manufacturing or the production of clinical material, which could materially harm GIO’s development timelines and its business, financial condition, results of operations and prospects.

If GIO or any contract research organizations, contract manufacturers or suppliers that it engages fail to comply with environmental, health and safety laws and regulations, GIO could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.

GIO and any contract research organizations, contract manufacturers and suppliers it engages are subject to numerous federal, state and local environmental, health and safety laws, regulations and permitting requirements, including those governing laboratory procedures; the generation, handling, use, storage, treatment and disposal of hazardous and regulated materials and wastes; the emission and discharge of hazardous materials into the ground, air and water; and employee health and safety. GIO’s operations may involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. GIO’s operations may also produce hazardous waste. GIO plans to contract with third parties for the disposal of these materials and wastes. Although GIO believes that its and such third parties’ procedures for handling, storing and disposing of these materials and waste will comply with legally prescribed standards, GIO will not be able to eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from GIO’s use of hazardous materials, GIO could be held liable for any resulting damages, and any liability could exceed its resources. Under certain environmental laws, GIO could be held responsible for costs relating to any contamination at its current or past facilities and at third-party facilities. GIO also could incur significant costs associated with civil or criminal fines and penalties.

Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair GIO’s product development and research efforts. In addition, GIO cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Although GIO plans to maintain workers’ compensation insurance to cover it for costs and expenses GIO may incur due to injuries to its employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. GIO does not carry specific biological or hazardous waste insurance coverage, and GIO’s property, casualty and general liability insurance policies it will obtain may specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, GIO could be held liable for damages or be penalized with fines in an amount exceeding its resources, and GIO’s clinical trials or regulatory approvals could be suspended, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

In addition, GIO may incur substantial costs in order to comply with current or future environmental, health and safety laws, regulations and permitting requirements. These current or future laws, regulations and permitting requirements may impair GIO’s research, development or production efforts. Failure to comply with these laws, regulations and permitting requirements also may result in substantial fines, penalties or other sanctions or business disruption, which could have a material adverse effect on GIO’s business, financial condition, results of operations and prospects.

Any third-party contract research organizations, contract manufacturers and suppliers GIO engages will also be subject to these and other environmental, health and safety laws and regulations. Liabilities they incur pursuant to these laws and regulations could result in significant costs or an interruption in operations, which could have a material adverse effect on GIO’s business, financial condition, results of operations and prospects.

Risks Related to Regulatory Review

If any future clinical trials of GIO’s Treatments fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, GIO may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of such Treatments.

Before obtaining marketing approval from regulatory authorities for the sale of any Treatments GIO identifies and develops, GIO must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of such Treatments in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses. Many companies that have believed their Treatments performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their Treatments.

●	GIO and its collaborators, if any, may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent GIO’s ability to receive marketing approval or commercialize any Treatments, including:
●	delays in reaching a consensus with regulators on trial design;
●	regulators, IRBs, independent ethics committees or scientific review boards may not authorize GIO or its investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;
●	delays in reaching or failing to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective CROs, and clinical trial sites;
●	clinical trials of Treatments may produce negative or inconclusive results, and GIO may decide, or regulators may require it, to conduct additional clinical trials or abandon product development or research programs;
●	difficulty in designing well-controlled clinical trials due to ethical considerations which may render it inappropriate to conduct a trial with a control arm that can be effectively compared to a treatment arm;
●	difficulty in designing clinical trials and selecting endpoints for diseases that have not been well-studied and for which the natural history and course of the disease is poorly understood;
●	the number of patients required for clinical trials may develop may be larger than it anticipates; enrollment of suitable participants in these clinical trials, may be delayed or slower than it anticipates; or patients may drop out of these clinical trials at a higher rate than GIO anticipates;
●	GIO’s third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to GIO in a timely manner, or at all;
●	regulators, IRBs or independent ethics committees may require that GIO or its investigators suspend or terminate clinical research or clinical trials for various reasons, including noncompliance with regulatory requirements, a finding of undesirable side effects or other unexpected characteristics, or that the participants are being exposed to unacceptable health risks or after an inspection of GIO’s clinical trial operations or trial sites;
●	the cost of clinical trials may be greater than GIO anticipates;
●	the supply or quality of Treatments or other materials necessary to conduct clinical trials may be insufficient or inadequate, including as a result of delays in the testing, validation, manufacturing and delivery of Treatments to the clinical sites by GIO or by third parties with whom GIO has contracted to perform certain of those functions;

●	delays in having patients complete participation in a trial or return for post-treatment follow-up;
●	clinical trial sites dropping out of a trial;
●	selection of clinical endpoints that require prolonged periods of clinical observation or analysis of the resulting data;
●	occurrence of serious adverse events associated with Treatments that are viewed to outweigh their potential benefits;
●	occurrence of serious adverse events in trials of the same class of agents conducted by other sponsors; and
●	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols.

If GIO or its collaborators, if any, are required to conduct additional clinical trials or other testing of Treatments beyond those that GIO currently contemplates, if GIO or its collaborators are unable to successfully complete clinical trials or other testing of Treatments, or if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, GIO or its collaborators may:

●	be delayed in obtaining marketing approval for any such Treatments or not obtain marketing approval at all;
●	obtain approval for indications or patient populations that are not as broad as intended or desired;
●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;
●	be subject to changes in the way the product is administered;
●	be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;
●	have regulatory authorities withdraw or suspend their approval of the product or impose restrictions on its distribution in the form of a Risk Evaluation and Mitigation Strategy (“REMS”) or through modification to an existing REMS;
●	be sued; or
●	experience damage to GIO’s reputation.

Product development costs will also increase if GIO or its collaborators experience delays in clinical trials or other testing or in obtaining marketing approvals. GIO does not know whether any clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which GIO may have the exclusive right to commercialize Treatments, could allow its competitors to bring Treatments to market before GIO does and could impair GIO’s ability to successfully commercialize Treatments, any of which may harm GIO’s business, financial condition, results of operations and prospects.

Further, disruptions at the FDA and other agencies may prolong the time necessary for new products to be reviewed and/or approved by necessary government agencies, which would adversely affect GIO’s business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, including the FDA, have had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process GIO’s regulatory submissions, which could have a material adverse effect on its business.

Failure to obtain marketing approval in foreign jurisdictions would prevent any Treatments GIO develops from being marketed in such jurisdictions, which, in turn, would materially impair GIO’s ability to generate revenue.

In order to market and sell any Treatments GIO develops in the European Union and many other foreign jurisdictions, GIO or its collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. GIO or its collaborators may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. GIO may not be able to file for marketing approvals and may not receive necessary approvals to commercialize its Treatments in any jurisdiction, which would materially impair its ability to generate revenue.

Additionally, GIO could face heightened risks with respect to seeking marketing approval in the United Kingdom as a result of the recent withdrawal of the United Kingdom from the European Union on December 31, 2020, commonly referred to as Brexit. Pursuant to the formal withdrawal arrangements agreed between the United Kingdom and the European Union, the United Kingdom withdrew from the European Union, effective December 31, 2020. On December 24, 2020, the United Kingdom and European Union entered into a Trade and Cooperation Agreement. The agreement sets out certain procedures for approval and recognition of medical Treatments in each jurisdiction.

Since the regulatory framework for pharmaceutical Treatments in the United Kingdom covering the quality, safety, and efficacy of pharmaceutical or biologic Treatments, clinical trials, marketing authorization, commercial sales, and distribution of pharmaceutical and biologic Treatments is derived from European Union directives and regulations, Brexit could materially impact the future regulatory regime that applies to Treatments and the approval of Treatments in the United Kingdom. Any delay in obtaining, or an inability to obtain, any marketing approvals, as a result of Brexit or otherwise, would prevent GIO from commercializing any Treatments in the United Kingdom and/or the European Union and restrict its ability to generate revenue and achieve and sustain profitability. If any of these outcomes occur, GIO may be forced to restrict or delay efforts to seek regulatory approval in the United Kingdom and/or the European Union for any Treatments, which could significantly and materially harm its business.

Even if GIO completes any future clinical trials, it cannot predict when, or if, it will obtain regulatory approval to commercialize its Treatments in the United States or any other jurisdiction, and any such approval may be for a narrower indication than GIO seeks.

GIO cannot commercialize a Treatment until the appropriate regulatory authorities have reviewed and approved the product candidate. Even if GIO’s Treatments meet their safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner, or GIO may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, GIO may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process.

Regulatory authorities also may approve a Treatment for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or a REMS. These regulatory authorities may require labeling that includes precautions or contra-indications with respect to conditions of use, or they may grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of GIO’s Treatments. Any of the foregoing scenarios could materially harm the commercial prospects for GIO’s Treatments and materially adversely affect GIO’s business, financial condition, results of operations and prospects.

Marketing approval by the FDA in the United States, if obtained, does not ensure approval by regulatory authorities in other countries or jurisdictions. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. Approval processes vary among countries and can involve additional Treatment testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and costs for GIO and require additional preclinical studies or clinical trials which could be costly and time-consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of GIO’s Treatments it may develop in those countries. The foreign regulatory approval process involves all of the risks associated with FDA approval. GIO does not have any Treatments approved for sale in any jurisdiction, including international markets, and GIO does not have experience in obtaining regulatory approval in international markets. If GIO fails to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, GIO’s target market will be reduced and its ability to realize the full market potential of its Treatments will be unrealized.

Even if GIO obtains regulatory approval of any of its Treatments, the approved Treatments may be subject to post-approval studies and will remain subject to ongoing regulatory requirements. If GIO fails to comply, or if concerns are identified in subsequent studies, GIO’s approval could be withdrawn, and its product sales could be suspended.

If GIO is successful at obtaining regulatory approval for any of its Treatments, regulatory agencies in the U.S. and other countries where a product will be sold may require extensive additional clinical trials or post-approval clinical trials that are expensive and time-consuming to conduct. These studies may be expensive and time-consuming to conduct and may reveal side effects or other harmful effects in patients that use GIO’s Treatments after they are on the market, which may result in the limitation or withdrawal of GIO’s products from the market. Alternatively, GIO may not be able to conduct such additional trials, which might force GIO to abandon its efforts to develop or commercialize certain Treatments. Even if post-approval studies are not requested or required, after GIO’s Treatments are approved and on the market, there might be safety issues that emerge over time that require a change in product labeling, additional post-market studies or clinical trials, imposition of distribution and use restrictions under a REMS or withdrawal of the product from the market, which would cause GIO’s revenue to decline.

Additionally, any Treatments that GIO may successfully develop will be subject to ongoing regulatory requirements after they are approved. These requirements will govern the manufacturing, packaging, marketing, distribution, and use of GIO’s Treatments. If GIO fails to comply with such regulatory requirements, approval for its Treatments may be withdrawn, and product sales may be suspended. GIO may not be able to regain compliance, or GIO may only be able to regain compliance after a lengthy delay, significant expense, lost revenues and damage to its reputation.

The regulatory landscape that will govern GIO’s Treatments is uncertain; regulations relating to more established stem cell Treatments are still developing, and changes in regulatory requirements could result in delays or discontinuation of development of its Treatments or unexpected costs in obtaining regulatory approval. The FDA and other governing bodies may disagree with GIO’s regulatory plan and it may fail to obtain regulatory approval of its Treatments.

Because GIO’s Treatments and technology platform involve stem cells, GIO is subject to many of the challenges and risks that other stem cell Treatments face, including:

●	regulatory requirements or guidance regarding the requirements governing stem cell Treatments have changed and may continue to change in the future;
●	to date, only a limited number of Treatments that involve stem cells have been approved globally;
●	the field of stem cells is subject to a number of intellectual property disputes.

The regulatory requirements that will govern stem cell-based Treatments GIO develops may change. Within the broader stem cell field, GIO is aware of a limited number of stem cell-based Treatments that have received marketing authorization from the FDA and the EMA. Even with respect to more established Treatments, the regulatory landscape is still developing. Regulatory requirements governing stem cell Treatments have changed frequently and will likely continue to change in the future. Moreover, there is substantial, and sometimes uncoordinated, overlap in those responsible for regulation of existing Treatments. Serious adverse events or developments in clinical trials of stem cell-based Treatments conducted by others may cause the FDA or other regulatory bodies to initiate a clinical hold on GIO’s clinical trials or otherwise change the requirements for approval of any of GIO’s Treatments. Although the FDA decides whether individual protocols may proceed, the review process and determinations of other reviewing bodies can impede or delay the initiation of a clinical trial, even if the FDA has reviewed the trial and approved its initiation.

The same applies in the European Union. The EMA’s Committee for Advanced Therapies (“CAT”) is responsible for assessing the quality, safety and efficacy of advanced-therapy Treatments. The role of the CAT is to prepare a draft opinion on an application for marketing authorization for a therapy or other novel therapeutic medicinal candidate that is submitted to the Committee for Medicinal Products for Human Use (“CHMP”) before CHMP adopts its final opinion. In the European Union, the development and evaluation of an advanced therapeutic medicinal product must be considered in the context of the relevant European Union guidelines. The EMA may issue new guidelines concerning the development and marketing authorization for these medicinal Treatments and require that GIO complies with these new guidelines. As a result, the procedures and standards applied to stem cell Treatments may be applied to GIO’s Treatments, but that remains uncertain at this point.

Adverse developments in post-marketing experience or in clinical trials conducted by others of stem cell Treatments may cause the FDA, the EMA and other regulatory bodies to revise the requirements for development or approval of GIO’s Treatments or may develop or limit the use of Treatments utilizing stem cell technologies, either of which could materially harm GIO’s business. In addition, the clinical trial requirements of the FDA, the EMA and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a Treatment vary substantially according to the type, complexity, novelty and intended use and market of the potential Treatments. The regulatory approval process for novel Treatments can be more expensive and take longer than for other, better known or more extensively studied pharmaceutical or other Treatments. Regulatory agencies administering existing or future regulations or legislation may not allow production and marketing of Treatments utilizing stem cells in a timely manner or under technically or commercially feasible conditions. In addition, regulatory action or private litigation could result in expenses, delays or other impediments to GIO’s Treatment development, research programs or the commercialization of resulting Treatments.

The regulatory reviews and advisory groups described above and the new guidelines they promulgate may lengthen the regulatory review process, require GIO to perform additional studies or trials, increase its development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of these treatment candidates, or lead to significant post-approval limitations or restrictions. As GIO advances its Treatments and research programs, GIO will be required to consult with these regulatory and advisory groups and to comply with applicable guidelines. If GIO fails to do so, it may be required to delay or discontinue development of GIO’s Treatments.

Interim “top-line” and preliminary results from GIO’s clinical trials that it may announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, GIO may publish interim top-line or preliminary results from any future preclinical studies and clinical trials, which are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. Interim results from clinical trials that GIO may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or top-line results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data GIO previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Differences between preliminary or interim data and final data could significantly harm GIO’s business prospects and may cause the trading price of GIO’s common stock to fluctuate significantly.

Further, others, including regulatory agencies, may not accept or agree with GIO’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular Treatment or product and GIO in general. In addition, the information GIO chooses to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and investors or others may not agree with what GIO determines is material or otherwise appropriate information to include in its disclosure, and any information GIO determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular Treatment or GIO’s business. If the interim, topline or preliminary data that GIO reports differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, GIO’s ability to obtain approval for, and commercialize, its Treatments may be harmed, which could harm GIO’s business, operating results, prospects or financial condition.

Negative public opinion of stem cell Treatments and increased regulatory scrutiny of stem cell research may adversely impact public perception of GIO’s future Treatments.

GIO’s Treatments involve the use of stem cells. The clinical and commercial success of GIO’s potential Treatments will depend in part on public acceptance of the use of stem cells. Public attitudes may be influenced by claims that stem cell Treatments are unsafe, unethical or immoral, and, consequently, GIO’s Treatments may not gain the acceptance of the public or the medical community. Adverse public attitudes may adversely impact GIO’s ability to enroll clinical trials. Moreover, GIO’s success will depend upon patients being willing to receive Treatments GIO may develop in lieu of, or in addition to, existing treatments with which they are already familiar and for which greater clinical data may be available.

More restrictive government regulations or negative public opinion would have a negative effect on GIO’s business or financial condition and may delay or impair the development and commercialization of its Treatments or demand for any Treatments once approved. Adverse events in GIO’s clinical trials, even if not ultimately attributable to its Treatments, and the resulting publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of GIO’s Treatments, stricter labeling requirements for those Treatments that are approved, and a decrease in demand for any such

Treatments. If any such adverse events occur, commercialization of GIO’s Treatments or further advancement of its clinical trials could be halted or delayed, which would have a negative impact on its business and operations.

GIO may seek Fast Track designation for some or all of its Treatments. GIO may not receive such designation, and even for those Treatments for which it does, it may not lead to a faster development or regulatory review or approval process, and will not increase the likelihood that Treatments will receive marketing approval.

GIO may seek Fast Track designation and review for some or all of its other Treatments. If a drug or biologic is intended for the treatment of a serious or life-threatening condition or disease, and nonclinical or clinical data demonstrate the potential to address an unmet medical need, the product may qualify for FDA Fast Track designation, for which sponsors must apply. If granted, Fast Track designation makes a product eligible for more frequent interactions with the FDA to discuss the development plan and clinical trial design, as well as rolling review of the application, which means that the company can submit completed sections of its marketing application for review prior to completion of the entire submission. Marketing applications of Treatments with Fast Track designation may qualify for priority review under the policies and procedures offered by the FDA, but Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. The FDA has broad discretion whether or not to grant this designation. Thus, even if GIO believes a particular Treatment is eligible for this designation, the FDA may decide not to grant it. Moreover, even if GIO does receive Fast Track designation, GIO or its collaborators may not experience a faster development process, review or approval compared to conventional FDA procedures. In addition, the FDA may withdraw Fast Track designation if it believes that the designation is no longer supported by data from GIO’s clinical development program.

GIO may seek priority review designation for its Treatments, but GIO might not receive such designation, and even if it does, such designation may not lead to a faster development or regulatory review or approval process.

If the FDA determines that a Treatment offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the Treatment for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. The FDA has broad discretion with respect to whether or not to grant priority review status to a Treatment, so even if GIO believes a particular Treatment is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily mean a faster development or regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

A Breakthrough Therapy Designation by the FDA, even if granted for any of GIO’s Treatments, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that GIO’s Treatments will receive marketing approval.

GIO may seek a Breakthrough Therapy Designation for its Treatments if the clinical data support such a designation for one or more Treatments. A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug, or biologic, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For Treatments that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs and biologics designated as breakthrough therapies by the FDA may also be eligible for accelerated approval.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if GIO believes one of its Treatments meets the criteria for designation as a breakthrough therapy, the FDA may disagree and determine not to make such designation. In any event, the receipt of a Breakthrough Therapy Designation for a Treatment may not result in a faster development process, review or approval compared to drugs considered for approval under non-expedited FDA review procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of GIO’s Treatments qualify as breakthrough therapies, the FDA may later decide that the product no longer meets the conditions for qualification.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified Treatments from being developed, approved or commercialized in a timely manner or at all, which could negatively impact GIO’s business.

The ability of the FDA to review and approve new Treatments can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new biologics or modifications to cleared or approved biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect GIO’s business. For example, in response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process GIO’s regulatory submissions, which could have a material adverse effect on GIO’s business.

Risks Related to GIO’s Relationships with Third Parties

GIO will rely on third parties to conduct its preclinical and clinical trials and will rely on them to perform other tasks for it. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, GIO may not be able to obtain regulatory approval for or commercialize its Treatments and its business could be substantially harmed.

GIO’s management team has limited experience in conducting clinical trials. Moreover, GIO does not have the ability to independently conduct preclinical studies and clinical trials, and GIO expects to rely upon medical institutions, clinical investigators, contract laboratories and other third parties, or CROs, to conduct preclinical studies and future clinical trials for its Treatments. GIO expects to rely heavily on these parties for execution of preclinical and future clinical trials for its Treatments and control only certain aspects of their activities. Nevertheless, GIO will be responsible for ensuring that each of its preclinical and clinical trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards and GIO’s reliance on CROs will not relieve it of its regulatory responsibilities. For any violations of laws and regulations during the conduct of GIO’s preclinical studies and clinical trials, GIO could be subject to warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.

GIO and its CROs will be required to comply with regulations, including cGCPs for conducting, monitoring, recording and reporting the results of preclinical and clinical trials to ensure that the data and results are scientifically credible and accurate and that the trial patients are adequately informed of the potential risks of participating in clinical trials and their rights are protected. These regulations are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces cGCP regulations through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If GIO or its CROs fail to comply with applicable cGCPs, the clinical data generated in its clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require GIO to perform additional clinical trials before approving its marketing applications. GIO cannot assure you that, upon inspection, the FDA will determine that any of GIO’s future clinical trials will comply with cGCPs. In addition, GIO’s clinical trials must be conducted with Treatments produced in accordance with the requirements in the FDA’s current cGMPs requirements. GIO’s failure or the failure of its CROs to comply with these regulations may require GIO to repeat clinical trials, which would delay the regulatory approval process and could also subject GIO to enforcement action.

Although GIO intends to design its planned clinical trials for its Treatments, for the foreseeable future CROs will conduct all of GIO’s planned clinical trials. As a result, many important aspects of GIO’s development programs, including their conduct and timing, will be outside of its direct control. GIO’s reliance on third parties to conduct future preclinical studies and clinical trials will also result in less day-to-day control over the management of data developed through preclinical studies and clinical trials than would be the case if GIO was relying entirely upon its own staff.

If any of GIO’s relationships with these third-party CROs terminate, GIO may not be able to enter into arrangements with alternative CROs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to GIO’s clinical protocols, regulatory requirements or for other reasons, any preclinical studies or clinical trials with which such CROs are associated with may be extended, delayed or terminated. In such cases, GIO may not be able to obtain regulatory approval for or successfully commercialize its Treatments. As a result, GIO’s financial results and the commercial prospects for its Treatments in the subject indication could be harmed, GIO’s costs could increase and its ability to generate revenue could be delayed.

GIO will rely on third-party manufacturers for its clinical supply of its Treatments. In the event of a loss of these manufacturers, or a failure by such manufacturers to comply with FDA regulations, GIO may not be able to find an alternative source on commercially reasonable terms, or at all. In addition, third-party manufacturers and any third-party collaborators may be unable to successfully scale-up manufacturing of GIO’s Treatments in sufficient quality and quantity, which would delay or prevent GIO from developing its Treatments and commercializing approved Treatments, if any.

GIO does not have any manufacturing facilities at the present time. GIO will rely on third-party manufacturers for the manufacture and supply of its materials for preclinical studies, and expects it will continue to do so for future clinical testing and for commercial supply of Treatments that GIO may develop and for which GIO or its collaborators obtain marketing approval. GIO’s agreement with GIOSTAR includes certain limitations on its ability to enter into supply arrangements with any other supplier without GIOSTAR’s consent. GIO may be unable to maintain or establish any agreements with third-party manufacturers or suppliers or to do so on acceptable terms. Even if GIO is able to establish agreements with third-party manufacturers or suppliers, reliance on third-party manufacturers entails additional risks, including:

●	the possible breach of the manufacturing or supply agreement by the third party;
●	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for GIO; and
●	reliance on the third party for regulatory compliance, quality assurance, safety and pharmacovigilance and related reporting.

Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside the United States. GIO’s failure, or the failure of its third-party manufacturers or suppliers, to comply with applicable regulations could result in sanctions being imposed on GIO, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocations, seizures or recalls of Treatments, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of GIO’s Treatments and harm GIO’s business, financial condition, results of operations and prospects.

GIO’s Treatments may compete with those of other companies for access to manufacturing facilities and other supplies. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for GIO. Also, prior to the approval of its Treatments, GIO would need to identify a contract manufacturer that could produce its Treatments at a commercial scale and that could successfully complete FDA pre-approval inspection and inspections by other health authorities. Agreements with such manufacturers or suppliers may not be available to GIO at the time it would need to have that capability and capacity.

Any performance failure on the part of GIO’s existing or future manufacturers or suppliers, or any decision by a manufacturer or supplier to remove its Treatments from the market or restrict access to its Treatments, could delay clinical development or marketing approval. GIO does not currently have arrangements in place for redundant or guaranteed supply for many of the materials it currently uses in its clinical trials or preclinical studies, and GIO may have difficulty or be unable to establish alternative sources of these materials.

GIO may enter into collaborations with third parties for the research, development and commercialization of certain Treatments it may develop. If any such collaborations are not successful, GIO may not be able to capitalize on the market potential of those Treatments.

GIO may seek third-party collaborators for the research, development and commercialization of certain Treatments it may develop. If GIO enters into any such arrangements with any third parties, it will likely have limited control over the amount and timing of resources that its collaborators dedicate to the development or commercialization GIO’s Treatments. GIO’s ability to generate revenues from these arrangements will depend on its collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. GIO cannot predict the success of any collaboration that it enters into.

Collaborations involving GIO’s Treatments or research programs pose numerous risks to GIO, including the following:

●	Collaborators may not pursue development and commercialization of GIO’s Treatments or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborator’s strategic focus or available funding or external factors such as an acquisition that diverts resources or creates competing priorities.
●	Collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a Treatment, repeat or conduct new clinical trials or require a new formulation of a Treatment for clinical testing.
●	Collaborators could independently develop, or develop with third parties, Treatments that compete directly or indirectly with GIO’s Treatments if the collaborators believe that competitive Treatments are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than GIO’s.
●	Collaborators with marketing and distribution rights to one or more Treatments may not commit sufficient resources to the marketing and distribution of such Treatments.
●	Collaborators may not properly obtain, protect, maintain, enforce or defend GIO’s intellectual property or proprietary rights or may use GIO’s proprietary information in such a way as to invite litigation that could jeopardize or invalidate GIO’s proprietary information or expose GIO to potential litigation.
●	Disputes may arise between the collaborators and GIO that result in the delay or termination of the research, development or commercialization of GIO’s Treatments or that result in costly litigation or arbitration that diverts management attention and resources.
●	GIO may lose certain valuable rights under circumstances identified in GIO’s collaborations, including if GIO undergoes a change of control.
●	Collaboration agreements may not lead to development or commercialization of Treatments in the most efficient manner or at all. If a future collaborator of GIO’s were to be involved in a business combination, the pursuit and emphasis on GIO’s product development or commercialization program under such collaboration could be delayed, diminished or terminated.

If GIO’s collaborations do not result in the successful development and commercialization of Treatments, or if one of GIO’s collaborators terminates its agreement with it, GIO may not receive any future research funding or milestone or royalty payments under the collaboration. If GIO does not receive the funding it expects under these agreements, GIO’s development of Treatments could be delayed, and GIO may need additional resources to develop Treatments. In addition, if one of GIO’s collaborators terminates its agreement with it, GIO may find it more difficult to find a suitable replacement collaborator or attract new collaborators, and GIO’s development programs may be delayed or the perception of GIO in the business and financial communities could be adversely affected. All of the risks relating to product development, regulatory approval and commercialization described in this proxy statement/prospectus apply to the activities of GIO’s collaborators.

These relationships, or those like them, may require GIO to incur non-recurring and other charges, increase its near- and long-term expenditures, issue securities that dilute its existing stockholders, or disrupt its management and business.

If GIO is not able to establish collaborations on commercially reasonable terms, GIO may have to alter its development and commercialization plans.

GIO’s product development and research programs and the potential commercialization of any Treatments GIO may develop will require substantial additional cash to fund expenses. For some of the Treatments GIO may develop, it may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those Treatments.

GIO could face significant competition in seeking appropriate collaborators. Whether GIO reaches a definitive agreement for a collaboration will depend, among other things, upon GIO’s assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, the EMA or similar regulatory authorities outside the United States, the potential market for the subject Treatment, the costs and complexities of manufacturing and delivering such Treatment to patients, the potential of competing Treatments, the existence of uncertainty with respect to GIO’s ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative Treatments or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with GIO.

GIO may also be restricted under existing collaboration agreements from entering into future agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

GIO may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If GIO is unable to do so, it may have to curtail the development of the Treatment for which GIO is seeking to collaborate, reduce or delay its development program or one or more of GIO’s other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase GIO’s expenditures and undertake development or commercialization activities at its own expense. If GIO elects to increase its expenditures to fund development or commercialization activities on its own, GIO may need to obtain additional capital, which may not be available to it on acceptable terms or at all. If GIO does not have sufficient funds, it may not be able to develop Treatments or bring them to market and generate product revenue.

GIO will rely on GIOSTAR for the supply of the AHSDMs.

GIO will rely on GIOSTAR for the supply of the AHSDMs. Under the GIOSTAR Supply Agreement, GIOSTAR has agreed to provide to GIO certain quantities of the AHSDMs over the four year period following the Closing. GIOSTAR could experience delays or other manufacturing issues during the process of manufacturing the AHSDMs for GIO. If GIOSTAR is unable to produce and deliver the AHSDMs to GIO, or if the AHSDMs supplied by GIOSTAR are of questionable quality or purity, then GIO’s Active Cosmetics business line could be adversely affected.

GIO might rely on third-party medical providers that license GIO’s Anti-Aging Clinics.

If GIO chooses to enter into licensing arrangements with third-party medical providers to license its Anti-Aging Clinics, then GIO will rely on those third-party medical providers to operate their practices in accordance with the licensing arrangements and to perform the services in accordance with GIO’s protocols. If third-party medical providers experience adverse effects with patients or patients are injured in connection with the Anti-Aging Clinics’ services, GIO’s reputation may be harmed, which could have an adverse effect on GIO’s business and results of operations.

GIO may rely on existing cosmetics companies to purchase the AHSDMs.

Within its Active Cosmetics line, GIO may pursue development and manufacture of its own Treatments or GIO may enter into agreements with existing cosmetic companies for the sale of the AHSDMs for use in those cosmetic companies’ Treatments. If GIO is unable to establish relationships with existing cosmetics companies, or if GIO is unable to enter into arrangements with existing cosmetics companies on economically viable terms for GIO, GIO’s business could be adversely affected, and GIO’s Active Cosmetics line could suffer.

Risks Related to GIO’s Intellectual Property

GIO is highly dependent on intellectual property licensed from third parties and termination of any of these licenses, or challenges to the intellectual property rights covered by such licenses, could result in the loss of significant rights, which would harm its business.

GIO is dependent on the know-how and proprietary technology licensed from third parties for the development and, if approved, commercialization of its Treatments. Any termination of these licenses, or a finding that such intellectual property lacks legal effect, could result in the loss of significant rights and could harm GIO’s ability to commercialize its Treatments.

Each of GIO’s license agreements with third parties will impose certain obligations on GIO, including obligations to use diligent efforts to meet development thresholds and payment obligations. Non-compliance with such obligations may result in termination of the respective license agreement or in legal and financial consequences. If any of GIO’s licensors terminates its respective license agreement, GIO may not be able to develop or commercialize its Treatments covered by these agreements. Termination of GIO’s license agreements or reduction or elimination of GIO’s rights under them may result in GIO’s having to negotiate a new or reinstated agreement, which may not be available to GIO on equally favorable terms, or at all, which may mean GIO is unable to develop, commercialize or sell the affected Treatment or may cause it to lose its rights under or have to pay higher amounts under the license agreement.

In addition, GIO’s licensors may make decisions in prosecuting, maintaining, enforcing and defending any licensed intellectual property rights that may not be in GIO’s best interest. If GIO’s licensors take any action with respect to any licensed intellectual property rights, that results in a successful challenge to the licensed intellectual property by a third party, such intellectual property may be invalidated or held to be unenforceable, and GIO may lose its rights under such intellectual property which could materially harm GIO’s business. GIO’s licensors may also fail to maintain confidentiality of trade secrets or other confidential licensed intellectual property or fail to enforce licensed intellectual property against third parties, which could benefit GIO’s competitors and materially harm GIO’s business. Additionally, the question of trade secret ownership is a complex matter that his highly dependent on various factors such as whether there was an assignment agreement between parties involved in the trade secret, the relationship between such parties, and the scope of engagement between such parties. If the wrong party claims ownership of the trade secrets, then any action for misappropriation or theft of trade secrets may be unenforceable and GIO, as the licensee, would be without recourse.

Further, the agreements under which GIO currently licenses intellectual property from and those they may enter into in the future with third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. Accordingly, disputes may arise between GIO and its licensors regarding intellectual property subject to a license agreement. The resolution of any contract interpretation disagreement that may arise could narrow what GIO believes to be the scope of GIO’s rights to the relevant intellectual property or technology, or increase what GIO believes to be its financial or other obligations under the relevant agreement. If disputes over intellectual property that GIO has licensed prevent or impair its ability to maintain its current licensing arrangements on acceptable terms, or are insufficient to provide GIO the necessary rights to use the intellectual property, GIO may be unable to successfully develop and commercialize the affected Treatments.

GIO’s commercial success depends on its ability to obtain, maintain and protect its intellectual property and proprietary technology.

GIO’s commercial success depends in large part on its ability to obtain, maintain and protect intellectual property rights through trade secrets or know how in the United States and other countries with respect to GIO’s proprietary Treatments. If GIO does not adequately protect its intellectual property rights, competitors may be able to erode, negate or preempt any competitive advantage GIO may have, which could harm GIO’s business and ability to achieve profitability.

If GIO is unable to protect the confidentiality of its trade secrets, its business and competitive position may be harmed.

GIO will rely upon trade secret protection, know-how and continuing technological innovation to develop and maintain its competitive position. GIO will seek to protect its proprietary technology and processes, in part, by entering into confidentiality agreements with its contractors, collaborators, scientific advisors, employees and consultants and invention assignment agreements with its consultants and employees. However, GIO may not obtain these agreements in all circumstances, and individuals with whom GIO has these agreements may not comply with their terms. The assignment of intellectual property rights under these agreements may not be self-executing or the assignment agreements may be breached, and GIO may be forced to bring claims against third parties, or defend claims that they may bring against GIO, to determine the ownership of what GIO regards as GIO’s intellectual property. In addition, GIO may not be able to prevent the unauthorized disclosure or use of GIO’s technical know-how or other trade secrets by the parties to these agreements despite the existence of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult and GIO does not know whether the steps GIO has taken to protect its proprietary technologies will be effective. If any of the contractors, collaborators, scientific advisors, employees and consultants who are parties to these agreements breaches or violates the terms of any of these agreements, GIO may not have adequate remedies for any such breach or violation. As a result, GIO could lose its trade secrets. Enforcing a claim against a third party that illegally obtained and is using GIO’s trade secrets, like patent litigation, is expensive and time-consuming and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing or unwilling to protect trade secrets. Any of the foregoing could have a material adverse effect on GIO’s business, financial condition, results of operations, and prospects.

Moreover, GIO’s trade secrets could otherwise become known or be independently discovered by GIO’s competitors or other third parties. Competitors and other third parties could attempt to replicate some or all of the competitive advantages GIO derives from its development efforts, willfully infringe GIO’s intellectual property rights, design around GIO’s protected technology or develop their own competitive technologies that fall outside of GIO’s intellectual property rights. If any of GIO’s trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, GIO would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with GIO. If GIO trade secrets are not adequately protected or sufficient to provide an advantage over GIO’s competitors, GIO’s competitive position could be adversely affected, as could GIO’s business. Additionally, if the steps taken to maintain GIO’s trade secrets are deemed inadequate, GIO may have insufficient recourse against third parties for misappropriating GIO’s trade secrets.

If GIO’s trademarks and trade names are not adequately protected, then GIO may not be able to build name recognition in its markets of interest and its business may be adversely affected.

GIO’s current or future trademarks or trade names may be challenged, infringed, circumvented or declared generic or descriptive or determined to be infringing on other marks. GIO may not be able to protect its rights to these trademarks and trade names or may be forced to stop using these names, which GIO needs for name recognition by potential partners or customers in its markets of interest. GIO’s company name and logo, as well as its Treatment names, are not registered trademarks. If GIO seeks to register any of its trademarks, during trademark registration proceedings, GIO may receive rejections of its applications by the USPTO or in other foreign jurisdictions. Although GIO would be given an opportunity to respond to those rejections, it may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against GIO’s trademarks, and its trademarks may not survive such proceedings. If GIO is unable to establish name recognition based on its trademarks and trade names, it may not be able to compete effectively and its business may be adversely affected. GIO may license its trademarks and trade names to third parties, such as distributors. Although these license agreements may provide guidelines for how GIO’s trademarks and trade names may be used, a breach of these agreements or misuse of its trademarks and tradenames by its licensees may jeopardize its rights in or diminish the goodwill associated with its trademarks and trade names.

Moreover, any name GIO has proposed to use with its Treatment in the United States must be approved by the FDA, regardless of whether GIO has registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA (or an equivalent administrative body in a foreign jurisdiction) objects to any of GIO’s proposed proprietary product names, GIO may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. At times, competitors or other third parties may adopt trade names or trademarks similar to GIO’s, thereby impeding its ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of its registered or unregistered trademarks or trade names. If GIO asserts trademark infringement claims, a court may determine that the marks GIO has asserted are invalid or unenforceable, or that the party against whom GIO has asserted trademark infringement has superior rights to the marks in question. In this case, GIO could ultimately be forced to cease use of such trademarks.

We may not be successful in acquiring or in-licensing necessary rights to key technologies underlying its Treatments.

GIO currently has rights to intellectual property, through licenses from third parties, to develop its Treatments, and GIO may, in the future, seek to expand its intellectual property footprint related to its Treatment pipeline in part by in-licensing the rights to key technologies. The future growth of GIO’s business will depend in part on its ability to in-license or otherwise acquire the rights to develop additional Treatments and technologies. GIO can give no assurance that it will be able to in-license or acquire the rights to other technologies relevant to its Treatments from third parties on acceptable terms or at all.

In order to market GIO’s Treatments, GIO may find it necessary or prudent to obtain licenses from third party intellectual property holders. However, it may be unclear who owns the rights to intellectual property GIO wishes to obtain, or GIO may be unable to secure such licenses or otherwise acquire or in-license intellectual property rights from third parties that it identifies as necessary for Treatments it may develop and technology it employs.

The licensing or acquisition of third party intellectual property rights is a highly competitive area, and other companies may pursue strategies to license or acquire third party intellectual property rights that GIO may consider attractive or necessary. Such companies may have a competitive advantage over GIO, e.g., due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive GIO to be a competitor may be unwilling to assign or license rights to it. GIO also may be unable to license or acquire third party intellectual property rights on terms that would allow it to make an appropriate return on its investment or at all. If GIO is unable to successfully obtain rights to required third party intellectual property rights or maintain the existing intellectual property rights GIO has, GIO may have to abandon development of the relevant program or Treatment, which could have a material adverse effect on GIO’s business, financial condition, results of operations and prospects.

Even if GIO was able to obtain such a license, it could be non-exclusive, thereby giving GIO’s competitors and other third parties access to the same technologies licensed to GIO, and it could require GIO to make substantial licensing and royalty payments. If GIO is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, GIO may be unable to commercialize its Treatments or such commercialization efforts may be significantly delayed, which could in turn significantly harm GIO’s business.

Third-party claims of intellectual property infringement, misappropriation or other violations may prevent or delay GIO’s product discovery and development efforts and have a material adverse effect on its business.

GIO’s commercial success depends in part on GIO avoiding infringement, misappropriation and other violations of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. Recently, under U.S. patent reform, new procedures including inter partes review and post grant review have been implemented. This reform will bring uncertainty to the possibility of challenge to any future patents GIO may obtain. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which GIO is developing its Treatments, and third parties may allege they have patent rights encompassing GIO’s Treatments, technologies or methods. Third parties may assert that GIO is employing their proprietary technology without authorization and may file patent infringement claims or lawsuits against GIO, and if GIO is found to infringe such third -party patents, GIO may be required to pay damages, cease commercialization of the infringing technology or obtain a license from such third parties, which may not be available on commercially reasonable terms or at all.

There may be third-party patents with patent rights to materials, formulations, methods of manufacture or methods of treatment related to the use or manufacture of GIO’s Treatments. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that GIO’s Treatments may infringe. In addition, third parties may obtain patents in the future and claim that use of GIO’s technologies infringes upon these patents. Further, GIO or its licensors may fail to identify even those relevant third-party patents that have issued or may incorrectly interpret the relevance, scope or expiration of such patents. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. GIO’s interpretation of the relevance or scope of a patent or a pending application may be incorrect. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of GIO’s Treatments, materials used in or formed during the manufacturing process or any final product itself or in its use, the holders of any such patents may be able to block GIO’s ability to commercialize the Treatment unless GIO obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of GIO’s materials, formulations or methods, including without limitation, combination therapy or patient selection methods, the holders of any such patent may be able to block GIO’s ability to develop and commercialize the Treatment unless GIO obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable.

Parties making claims against GIO may seek and obtain injunctive or other equitable relief, which could effectively block GIO’s ability to further develop and commercialize its Treatments. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would involve a substantial diversion of employee resources from GIO’s business. GIO may not have sufficient resources to bring these actions to a successful conclusion, which may result in significant cost and may impede GIO’s inability to pursue any affected Treatments. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of GIO’s common stock.

In the event of a successful claim of infringement against GIO, GIO may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign GIO’s infringing Treatments, which may be impossible or require substantial time and monetary expenditure.

Some intellectual property that GIO has in-licensed or may in-license in the future may have been discovered through government-funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit GIO’s exclusive rights and limit GIO’s ability to contract with non-U.S. manufacturers.

Any of the intellectual property rights that GIO has licensed or may license in the future and that have been generated through the use of U.S. government funding are subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in GIO’s current or future Treatments pursuant to the Bayh-Dole Act of 1980 (“Bayh-Dole Act”). These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government would have the right to require GIO to grant exclusive, partially exclusive, or non-exclusive licenses to any such intellectual property rights to a third party if it determines that:

●	adequate steps have not been taken to commercialize the invention;
●	government action is necessary to meet public health or safety needs; or
●	government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”).

The U.S. government also has the right to take title to such intellectual property rights if GIO, or the applicable licensor, fails to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government-funded program is also subject to certain reporting requirements, compliance with which may require GIO or the applicable licensor to expend substantial resources. GIO cannot be certain that its current or future licensors will comply with the disclosure or reporting requirements of the Bayh-Dole Act at all times, or be able to rectify any lapse in compliance with these requirements.

In addition, the U.S. government requires that any Treatments embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit GIO’s ability to contract with non-U.S. product manufacturers for Treatments covered by such intellectual property. To the extent any of GIO’s current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

GIO may become involved in lawsuits to protect or enforce its intellectual property, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe or misappropriate GIO’s trademarks, trade secrets, know how or other intellectual property. To counter infringement or unauthorized disclosure or use, GIO may be required to file infringement or misappropriation claims, which can be expensive and time-consuming and divert the time and attention of GIO’s management and scientific personnel. Any claims GIO asserts against perceived infringers or misappropriations could provoke these parties to assert counterclaims against GIO alleging that GIO infringes their patents or other intellectual property rights, in addition to counterclaims asserting that GIO’s intellectual property rights are invalid or unenforceable, or both. In any intellectual property infringement or misappropriation proceeding, there is a risk that a court will decide that the intellectual property rights of GIO’s are invalid or unenforceable, in whole or in part, and that GIO does not have the right to stop the other party from using the invention or other intellectual property at issue. There is also a risk that, even if the validity of such intellectual property is upheld, the court will construe the intellectual property’s claims narrowly or decide that GIO does not have the right to stop the other party from using the invention or intellectual property at issue on the grounds that GIO’s patent claims do not cover the invention or the other party otherwise does not violate GIO’s intellectual property. An adverse outcome in a litigation or proceeding involving GIO’s intellectual property could limit GIO’s ability to assert its intellectual property rights against those parties or other competitors, and may curtail or preclude GIO’s ability to exclude third parties from making and selling similar or competitive Treatments. Any of these occurrences could adversely affect GIO’s competitive business position, business prospects and financial condition. Similarly, if GIO asserts trademark infringement claims, a court may determine that the marks GIO has asserted are invalid or unenforceable, or that the party against whom GIO has asserted trademark infringement has superior rights to the marks in question. In this case, GIO could ultimately be forced to cease use of such trademarks.

Even if GIO establishes infringement or misappropriation, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of GIO’s confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of GIO’s common stock. Moreover, there can be no assurance that GIO will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if GIO ultimately prevails in such claims, the monetary cost of such litigation and the diversion of the attention of GIO’s management and scientific personnel could outweigh any benefit GIO receive as a result of the proceedings. Any of the foregoing may have a material adverse effect on GIO’s business, financial condition, results of operations and prospects.

GIO may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting, maintaining, defending and enforcing intellectual property rights on GIO’s Treatments in all countries throughout the world would be prohibitively expensive, and GIO’s intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, GIO may not be able to prevent third parties from practicing GIO’s inventions in all countries outside the United States, or from selling or importing Treatments made using GIO’s inventions in and into the United States or other jurisdictions. Competitors may use GIO’s technologies in jurisdictions where GIO has not obtained intellectual property protection to develop their own products and may export otherwise infringing products to territories where GIO has intellectual property protection, but enforcement rights are not as strong as those in the United States. These products may compete with GIO’s Treatments and its intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement of intellectual property protection, which could make it difficult for GIO to stop the infringement of its intellectual property generally. Proceedings to enforce GIO’s intellectual property rights in foreign jurisdictions could result in substantial costs and divert GIO’s efforts and attention from other aspects of its business, could put GIO’s intellectual property at risk of being invalidated or interpreted narrowly and could provoke third parties to assert claims against GIO. GIO may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful.

Many countries have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. In addition, many countries limit the enforceability of intellectual property rights against government agencies or government contractors. In those countries, GIO may have limited remedies if intellectual property rights are infringed or if GIO is compelled to grant a license to a third party, which could materially diminish the value of that intellectual property. This could limit GIO’s potential revenue opportunities. Accordingly, GIO’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that GIO develops or licenses, which could adversely affect GIO’s business, financial condition, results of operations, and prospects.

Third parties may assert that GIO’s employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

GIO employs individuals who were previously employed at universities or other biopharmaceutical or cosmetics companies. Although GIO will try to ensure that its employees and any consultants it engages do not use the proprietary information or know-how of others in their work for GIO, GIO may be subject to claims that GIO or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. GIO may also be subject to claims that intellectual property rights and applications that GIO may file to protect inventions of GIO’s employees or consultants are rightfully owned by their former employers or other third parties. Litigation may be necessary to defend against these claims. If GIO fails in defending any such claims, in addition to paying monetary damages, GIO may lose valuable intellectual property rights or personnel. Even if GIO is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing would harm GIO’s business, financial condition, results of operations, and prospects.

Risks Related to Other Legal Compliance Matters

If any of GIO’s Treatments are approved, an unfavorable reimbursement determination in any of the major markets could have a negative impact on GIO. Further, an unfavorable change in such regimes (e.g., price controls) could have a negative impact on GIO.

The regulations that govern marketing approvals, pricing, and reimbursement for new medicines or Treatments vary widely from country to country. In the U.S., recently enacted legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, pricing remains subject to continuing governmental control even after initial approval is granted. As a result, GIO might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay its commercial launch of the Treatment, possibly for lengthy time periods, and negatively impact the revenues GIO is able to generate from the sale of the product in that country. Adverse pricing limitations may hinder GIO’s ability to recoup its investment in one or more Treatments, even if any Treatments it may develop obtain marketing approval.

GIO’s ability to commercialize any product successfully also will depend in part on the extent to which reimbursement for these Treatments and related treatments will be available from government health administration authorities, private health insurers, and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which Treatments they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular procedures and Treatments.

Congress and the Biden administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. Individual states in the U.S. have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

At the state level, legislatures have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing. Some of these measures include price or patient reimbursement constraints, discounts, restrictions on certain product access, marketing cost disclosure and transparency measures, and, in some cases, measures designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what Treatments and which suppliers will be included in their health care programs. Also, increasingly, third-party payors are requiring that companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical Treatments. GIO cannot be sure that reimbursement will be available for any product that it commercializes and, if reimbursement is available, the level of reimbursement. Reimbursement may impact the demand for, or the price of, any Treatment for which GIO obtains marketing approval. If reimbursement is not available or is available only to limited levels, GIO may not be able to successfully commercialize any Treatment for which GIO obtains marketing approval.

There may be significant delays in obtaining reimbursement for newly approved Treatment, and coverage may be more limited than the purposes for which the product is approved by the FDA or similar regulatory authorities outside the U.S. Moreover, eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers GIO’s costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new Treatment, if applicable, may also not be sufficient to cover GIO’s costs and may not be made permanent. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost Treatments and may be incorporated into existing payments for other services. Net prices for Treatments may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of Treatments from countries where they may be sold at lower prices than in the U.S. Any such reductions could negatively impact GIO’s net product sales, if any of its Treatments are ever approved.

Any Treatment for which GIO obtains marketing approval could be subject to restrictions or withdrawal from the market, and GIO may be subject to substantial penalties if it fails to comply with regulatory requirements or if it experiences unanticipated problems with its medicines, when and if any of them are approved.

The FDA and other regulatory agencies closely regulate the post approval marketing and promotion of Treatments to ensure that they are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA and other regulatory agencies impose stringent restrictions on manufacturers’ communications regarding off label use, and if GIO does not market its Treatments for their approved indications, it may be subject to enforcement action for off label marketing by the FDA and other federal and state enforcement agencies, including the Department of Justice. Violation of the Federal Food, Drug, and Cosmetic Act (“FDCA”) and other statutes, including the False Claims Act, relating to the promotion and advertising of Treatments may also lead to investigations or allegations of violations of federal and state healthcare fraud and abuse laws and state consumer protection laws.

In addition, later discovery of previously unknown problems with GIO’s Treatments, third-party manufacturers, or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

●	restrictions on such Treatments, manufacturers, or manufacturing processes;
●	restrictions on the labeling or marketing of a Treatments;
●	restrictions on the distribution or use of a Treatments;
●	requirements to conduct post marketing clinical trials;
●	receipt of warning or untitled letters;
●	withdrawal of the Treatments from the market;
●	refusal to approve pending applications or supplements to approved applications that GIO submits;
●	recall of Treatments;
●	fines, restitution, or disgorgement of profits or revenue;
●	suspension or withdrawal of marketing approvals;
●	suspension of any ongoing clinical trials;
●	refusal to permit the import or export of GIO’s Treatments;
●	product seizure; and
●	injunctions or the imposition of civil or criminal penalties.

Any government investigation of alleged violations of law could require GIO to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit GIO’s ability to commercialize any Treatments it develops and adversely affect its business, financial condition, results of operations, and prospects.

Additionally, if any of GIO’s Treatments receives marketing approval, the FDA could require it to adopt a Risk Evaluation and Mitigation Strategy, to ensure that the benefits outweigh its risks, which may include, among other things, a product guide outlining the risks of the product for distribution to patients and a communication plan to healthcare practitioners. Furthermore, if GIO or others later identify undesirable side effects caused by any of its Treatments, several potentially significant negative consequences could result, including:

●	regulatory authorities may suspend or withdraw approvals of such product candidate;

●	regulatory authorities may require additional warnings on the label;
●	GIO may be required to change the way such Treatment is administered or conduct additional clinical trials;
●	GIO could be sued and held liable for harm caused to patients; and
●	GIO’s reputation may suffer.

GIO’s relationships with healthcare providers, including physicians, and third-party payors will be subject to applicable anti-kickback, fraud and abuse, anti-bribery and other healthcare laws and regulations, which could expose GIO to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

GIO’s future arrangements with healthcare providers, third-party payors and customers may expose GIO to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which GIO researches as well as markets, sells and distributes its Treatments for which GIO obtains marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, including certain laws and regulations applicable only if GIO has marketed Treatments, include, but are not limited to, the following:

●	the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering, or providing any remuneration (including any kickback, bribe or certain rebates), directly or indirectly, in cash or in kind, to induce, or in return for, either the referral of an individual, for the purchase, lease, order or recommendation of any item, good, facility or service for which payment may be made, in whole or in part, under federal healthcare programs, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;
●	federal false claims, including the False Claims Act that can be enforced through whistleblower actions, false statements and civil monetary penalties laws, which prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds or knowingly making, or causing to be made, a false record or statement material to a false or fraudulent claim to get a false claim paid or to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;
●	the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which, prohibits, among other things, executing, or attempting to execute, a scheme to defraud any healthcare benefit program or making false, fictitious, or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;
●	the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services;
●	the federal Food, Drug, and Cosmetic Act, which among other things, strictly regulates drug marketing, prohibits manufacturers from marketing such Treatments for off-label use and regulates the distribution of samples;
●	federal laws that require pharmaceutical manufacturers to report certain calculated product prices to the government or provide certain discounts or rebates to government authorities or private entities, often as a condition of reimbursement under government healthcare programs;
●	the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the CMS within the U.S. Department of Health and Human Services, information related to payments or other transfers of value made during the previous year to physicians, (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, such obligations will include payments and other transfers of value provided in the previous year to certain other healthcare professionals, including physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiologist assistants and certified nurse midwives; and
●	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may be broader in scope and apply to healthcare items or services that are reimbursed by non-governmental third-party payors, including private insurers.

Some state laws also require companies to comply with specific compliance standards, restrict financial interactions between companies and healthcare providers or require companies to report information related to payments to health care providers or marketing expenditures. Certain state laws also require the reporting of information related to product pricing. Further, certain state and local laws require the registration of sales representatives.

Efforts to ensure that GIO’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Given the breadth of the laws and regulations and evolving government interpretations of the laws and regulations, governmental authorities may possibly conclude that GIO’s business practices, including any of GIO’s future advisory board arrangements, if any, with physicians, some of whom could be compensated in the form of stock or stock options, may not comply with healthcare laws and regulations. If GIO’s operations are found to be in violation of any of the laws described above or any other government regulations that apply to GIO, GIO may be subject to significant penalties, including administrative, civil and criminal penalties, damages, fines, disgorgement, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of GIO’s operations, any of which could adversely affect GIO’s business, financial condition, results of operations, and prospects.

The European Union has strict laws governing the provision of benefits or advantages to healthcare professionals in order to induce or encourage the, recommendation, endorsement, purchase, supply, order or use of Treatments. Such laws and associated codes of practice set out the rules and requirements that the provision of hospitality, sponsorship, gifts and promotional items must meet before they can be accepted by healthcare professionals. The provision of benefits or advantages to healthcare professionals is also governed by the national anti-bribery laws of European Union Member States. Infringement of these laws could result in substantial fines and imprisonment.

Payments made to healthcare professionals in certain European Union Member States may be publicly disclosed. Moreover, agreements with healthcare professionals often must be the subject of prior notification and approval by the healthcare professionals’ employer, his or her competent professional organization, and/or the regulatory authorities of the individual European Union Member States. These requirements are provided in the national laws, industry codes, or professional codes of conduct applicable in the European Union Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

Healthcare and other reform legislation, may increase the difficulty and cost for GIO and any collaborators GIO may have to obtain marketing approval of and commercialize its Treatments GIO may develop and affect the prices GIO, or they, may obtain.

In the United States and some foreign jurisdictions, there have been, and continue to be, ongoing efforts to implement legislative and regulatory changes regarding the healthcare system. Such changes could prevent or delay marketing approval of Treatments that GIO may develop, restrict or regulate post-approval activities and affect GIO’s ability to profitably sell any Treatments for which GIO obtains marketing approval. Although GIO cannot predict what healthcare or other reform efforts will be successful, such efforts may result in more rigorous coverage criteria, in additional downward pressure on the price that GIO, or GIO’s future collaborators, may receive for any approved Treatments or in other consequences that may adversely affect GIO’s ability to achieve or maintain profitability.

Within the United States, the federal government and individual states have aggressively pursued healthcare reform, as evidenced by the passing of the ACA and the ongoing efforts to modify or repeal that legislation. The ACA substantially changed the way healthcare is financed by both governmental and private insurers and contains a number of provisions that affect coverage and reimbursement of drug Treatments and/or that could potentially reduce the demand for Treatments. Other aspects of healthcare reform, such as expanded government enforcement authority and heightened standards that could increase compliance-related costs, could also affect GIO’s business. There are, and may continue to be, judicial challenges, including review by the United States

Supreme Court. GIO cannot predict the ultimate content, timing or effect of any changes to the ACA or other federal and state reform efforts. There is no assurance that federal or state health care reform will not adversely affect GIO’s future business and financial results, and GIO cannot predict how future federal or state legislative, judicial or administrative changes relating to healthcare reform will affect GIO’s business.

Federal and state governments have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, waivers from Medicaid drug rebate law requirements, restrictions on reimbursement and requirements for substitution of generic drugs for branded prescription drugs. The private sector has also sought to control healthcare costs by limiting coverage or reimbursement or requiring discounts and rebates on Treatments. GIO is unable to predict what additional legislation, regulations or policies, if any, relating to the healthcare industry or third party coverage and reimbursement may be enacted in the future or what effect such legislation, regulations or policies would have on GIO’s business. Any cost containment measures could significantly decrease the available coverage and the price GIO might establish for its potential Treatments, which would have an adverse effect on GIO W’s net revenues and operating results.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for biotechnology Treatments. GIO cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations for biological Treatments will be changed, or what the impact of such changes on the marketing approvals of GIO’s Treatments, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval and decision-making processes may significantly delay or prevent marketing approval, as well as subject GIO to more stringent product labeling and post-marketing testing and other requirements.

GIO’s employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

GIO is exposed to the risk of fraud or other misconduct by GIO’s employees, consultants and commercial partners, and, if GIO commences clinical trials, GIO’s principal investigators. Misconduct by these parties could include intentional failures to comply with FDA regulations or the regulations applicable in the European Union and other jurisdictions, provide accurate information to the FDA, the EMA and other regulatory authorities, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to GIO. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA, the EMA or other regulatory authorities, which could result in regulatory sanctions and cause serious harm to GIO’s reputation. GIO plans to adopt a code of conduct applicable to all of GIO’s employees, but it is not always possible to identify and deter employee misconduct, and the precautions GIO will take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting GIO from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against GIO, and GIO is not successful in defending itself or asserting its rights, those actions could have a significant impact on GIO’s business, financial condition, results of operations and prospects, including the imposition of significant fines or other sanctions.

Laws and regulations governing any international operations GIO may have in the future may preclude GIO from developing, manufacturing and selling certain Treatments outside of the United States and require GIO to develop and implement costly compliance programs.

GIO may be subject to numerous laws and regulations in each jurisdiction outside the United States in which GIO may operate. The creation, implementation and maintenance of international business practices compliance programs is costly and such programs are difficult to enforce, particularly where reliance on third parties is required.

The Foreign Corrupt Practices Act (the “FCPA”), prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring GIO to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. The anti-

bribery provisions of the FCPA are enforced primarily by the Department of Justice. The SEC is involved with enforcement of the books and records provisions of the FCPA.

Similarly, the U.K. Bribery Act 2010 has extra-territorial effect for companies and individuals having a connection with the United Kingdom. The U.K. Bribery Act prohibits inducements both to public officials and private individuals and organizations. Compliance with the FCPA and the U.K. Bribery Act is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain Treatments and technical data relating to those Treatments. GIO’s expansion outside of the United States will require GIO to dedicate additional resources to comply with these laws, and these laws may preclude GIO from developing, manufacturing or selling certain Treatments outside of the United States, which could limit GIO’s growth potential and increase GIO’s development costs. The failure to comply with laws governing international business practices may result in substantial penalties, including suspension or debarment from government contracting. Violation of the FCPA can result in significant civil and criminal penalties. Indictment alone under the FCPA can lead to suspension of the right to do business with the U.S. government until the pending claims are resolved. Conviction of a violation of the FCPA can result in long-term disqualification as a government contractor. The termination of a government contract or relationship as a result of GIO’s failure to satisfy any of its obligations under laws governing international business practices would have a negative impact on GIO’s operations and harm GIO’s reputation and ability to procure government contracts. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

Compliance with global privacy and data security requirements could result in additional costs and liabilities to GIO or inhibit its ability to collect and process data globally, and the failure to comply with such requirements could subject it to significant fines and penalties, which may have a material adverse effect on its business, financial condition, or results of operations.

The regulatory framework for the collection, use, safeguarding, sharing, transfer, and other processing of information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, virtually every jurisdiction in which GIO will operate has established its own data security and privacy frameworks with which it must comply. For example, the collection, use, disclosure, transfer, or other processing of personal data regarding individuals in the European Union, including personal health data, is subject to the EU General Data Protection Regulation (the “GDPR”), which took effect across all member states of the European Economic Area (the “EEA”) in May 2018. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR increases GIO’s obligations with respect to clinical trials conducted in the EEA by expanding the definition of personal data to include coded data and requiring changes to informed consent practices and more detailed notices for clinical trial subjects and investigators. In addition, the GDPR imposes strict rules on the transfer of personal data to countries outside the European Union, including the United States, and, as a result, increases the scrutiny that clinical trial sites located in the EEA should apply to transfers of personal data from such sites to countries that are considered to lack an adequate level of data protection, such as the United States. The GDPR also permits data protection authorities to require destruction of improperly gathered or used personal information and/or impose substantial fines for violations of the GDPR, which can be up to four percent of global revenues or 20 million Euros, whichever is greater, and it also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR provides that European Union member states may make their own further laws and regulations limiting the processing of personal data, including genetic, biometric or health data.

Similar actions are either in place or under way in the United States. There are a broad variety of data protection laws that may be applicable to GIO’s future activities, and a wide range of enforcement agencies at both the state and federal levels that can review companies for privacy and data security concerns based on general consumer protection laws. The Federal Trade Commission and state Attorneys General all are aggressive in reviewing privacy and data security protections for consumers. New laws also are being considered at both the state and federal levels. For example, the California Consumer Privacy Act-which went into effect on January 1, 2020-is creating similar risks and obligations as those created by GDPR, though the California Consumer Privacy Act does exempt certain information collected as part of a clinical trial subject to the Federal Policy for the Protection of Human Subjects (the

Common Rule). In March 2020, the California State Attorney General proposed varying versions of companion draft regulations which are not yet finalized. Despite the delay in adopting regulations, the California State Attorney General commenced enforcement actions against violators beginning July 1, 2020. Many other states are considering similar legislation. A broad range of legislative measures also have been introduced at the federal level. Accordingly, failure to comply with federal and state laws (both those currently in effect and future legislation) regarding privacy and security of personal information could expose GIO to fines and penalties under such laws. There also is the threat of consumer class actions related to these laws and the overall protection of personal data. Even if GIO is not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm its reputation and business.

Given the breadth and depth of changes in data protection obligations, preparing for and complying with these requirements is rigorous and time intensive and will require significant resources and a review of GIO’s technologies, systems and practices, as well as those of any third-party collaborators, service providers, contractors or consultants that process or transfer personal data collected in the European Union. The GDPR and other changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as healthcare data or other personal information from GIO’s future clinical trials, could require it to change its business practices and put in place additional compliance mechanisms, may interrupt or delay its development, regulatory and commercialization activities and increase its cost of doing business, and could lead to government enforcement actions, private litigation and significant fines and penalties against it and could have a material adverse effect on its business, financial condition, or results of operations.

GIO or GIO’s partners may be subject to stringent privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security and changes in such laws, regulations, policies or how they are interpreted or changes in contractual obligations could adversely affect GIO’s business.

There are numerous U.S. federal and state data privacy and protection laws and regulations that apply to the collection, transmission, processing, storage and use of personally-identifying information, which among other things, impose certain requirements relating to the privacy, security and transmission of personal information. The legislative and regulatory landscape for privacy and data protection continues to evolve in jurisdictions worldwide, and there has been an increasing focus on privacy and data protection issues with the potential to affect GIO’s business. Failure to comply with any of these laws and regulations could result in enforcement action against GIO, including fines, imprisonment of company officials and public censure, claims for damages by affected individuals, damage to GIO’s reputation and loss of goodwill, any of which could have a material adverse effect on GIO’s business, financial condition, results of operations or prospects.

If GIO is unable to properly protect the privacy and security of health-related information or other sensitive or confidential information in GIO’s possession, GIO could be found to have breached its contracts. Further, if GIO fails to comply with applicable privacy laws, including applicable HIPAA privacy and security standards, GIO could face significant administrative, civil and criminal penalties. Enforcement activity can also result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents.

Risks Related to Employee Matters, Managing Growth and Information Technology

If GIO loses key management personnel, or if it fails to recruit additional highly skilled personnel, GIO’s ability to develop and to identify and develop new or next generation Treatments will be impaired, which could result in delays in the development process, loss of market opportunities, make GIO less competitive and have a material adverse effect on GIO’s business, financial condition and results of operations.

GIO’s ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon GIO’s ability to attract and retain highly qualified managerial, scientific and medical personnel. GIO is highly dependent on its management, particularly its Chief Executive Officer and Chief Scientific Officer, the members of its executive team, and key scientific and medical personnel employees. The loss of the services of any of GIO’s executive officers, key employees, and scientific and medical advisors, and GIO’s inability to find suitable replacements, could result in delays in product development and harm GIO’s business.

Competition for skilled personnel in GIO’s market is intense and may limit GIO’s ability to hire and retain highly qualified personnel on acceptable terms or at all.

Despite GIO’s efforts to retain valuable employees, members of GIO’s management, scientific and development teams may terminate their employment with GIO on short notice. Although GIO plans to enter into employment agreements with its key employees and will have non-competition agreements in place with its Chief Executive Officer and Chief Scientific Officer, these agreements may provide for at-will employment, which means that some of GIO’s employees could leave GIO’s employment at any time, with or without notice. At this time, GIO does not maintain “key man” insurance policies on the lives of key employees or the lives of any of GIO’s other employees. GIO’s success also depends on GIO’s ability to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

GIO and its management have a limited track record operating a public company. Failures in the operational execution of the expected business plans may have a material impact on GIO’s commercial prospects. Further, if GIO is not able to attract and retain highly-qualified personnel, it may not be able to successfully implement its business strategy.

GIO’s management team has limited experience operating a public company, which may cause speculation and uncertainty regarding GIO’s commercial prospects and may cause or result in:

●	disruption of GIO’s business or distraction of its employees and management;
●	difficulty in recruiting, hiring, motivating, and retaining talented and skilled personnel;
●	stock price volatility; and
●	difficulty in negotiating, maintaining, or consummating business or strategic relationships or transactions.

If GIO is unable to mitigate these risks or to attract and retain highly qualified personnel, its revenue, operating results and financial condition may be adversely impacted.

GIO will need to grow the size of its organization, and GIO may experience difficulties in managing this growth.

As of May 1, 2023, GIO had only two employees, Mr. Patel and Dr. Srivastava. As GIO’s development, manufacturing and commercialization plans and strategies develop, and as GIO transitions into operating as a public company, GIO expects to need and is actively recruiting additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, integrating, maintaining and motivating additional employees;
●	managing GIO’s internal development efforts effectively, including the clinical, FDA and international regulatory review process for GIO’s Treatments, while complying with GIO’s contractual obligations to contractors and other third parties; and
●	improving GIO’s operational, financial and management controls, reporting systems and procedures.

GIO’s future financial performance and its ability to commercialize its Treatments will depend, in part, on its ability to effectively manage any future growth, and its management may also have to divert a disproportionate amount of time to managing these growth activities.

GIO will rely in substantial part on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of regulatory approval, clinical management and manufacturing. GIO cannot assure you that the services of independent organizations, advisors and consultants will available to GIO on a timely basis when needed, or that GIO can find qualified replacements. In addition, if GIO is unable to effectively manage its outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, GIO’s clinical trials may be extended, delayed or terminated, and GIO may not be able to obtain regulatory approval of its Treatments or otherwise advance its business. GIO cannot assure you that it will be able to manage its existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all. If GIO is not able to effectively expand its organization by hiring new employees and expanding its groups of consultants and contractors, or if GIO is not able to effectively build out new facilities to accommodate this expansion, GIO may not be able to successfully implement the tasks necessary for further development and commercialization of its Treatments and, accordingly, may not achieve its research, development and commercialization goals.

GIO’s insurance policies may be inadequate and potentially expose GIO to unrecoverable risks.

GIO has limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on GIO’s business, financial condition and results of operations. Insurance availability, coverage terms and pricing continue to vary with market conditions. GIO endeavors to obtain appropriate insurance coverage for insurable risks that GIO identifies; however, GIO may fail to correctly anticipate or quantify insurable risks; GIO may not be able to obtain appropriate insurance coverage; and insurers may not respond as GIO intends to cover insurable events that may occur. GIO has observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles and lower coverage limits. For some risks, GIO may not have or maintain insurance coverage because of cost or availability.

GIO’s internal computer systems, or those of its third-party vendors, collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of its product development programs, compromise sensitive information related to its business or prevent GIO from accessing critical information, potentially exposing it to liability or otherwise adversely affecting its business.

GIO’s future internal computer systems and those of GIO’s future third-party vendors, collaborators and other contractors or consultants may be vulnerable to damage or interruption from computer viruses, computer hackers, malicious code, employee theft or misuse, denial-of-service attacks, sophisticated nation-state and nation-state-supported actors, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While GIO will seek to protect its information technology systems from system failure, accident and security breach, if such an event were to occur and cause interruptions in GIO’s operations, it could result in a disruption of GIO’s development programs and GIO’s business operations, whether due to a loss of GIO’s trade secrets or other proprietary information or other disruptions. For example, the loss of clinical trial data from future clinical trials could result in delays in GIO’s regulatory approval efforts and significantly increase GIO’s costs to recover or reproduce the data. If GIO was to experience a significant cybersecurity breach of its information systems or data, the costs associated with the investigation, remediation and potential notification of the breach to counter-parties and data subjects could be material. In addition, GIO’s remediation efforts may not be successful. If GIO does not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, GIO could suffer significant business disruption, including transaction errors, supply chain or manufacturing interruptions, processing inefficiencies, data loss or the loss of or damage to intellectual property or other proprietary information.

Although GIO plans to take steps to help protect confidential and other sensitive information from unauthorized access or disclosure, GIO’s information technology and infrastructure may be vulnerable to attacks by hackers or viruses, failures, or breaches due to third-party action, employee negligence or error, malfeasance, or other incidents or disruptions. For example, GIO could be the target of phishing attacks seeking confidential information regarding GIO’s employees. Furthermore, while GIO plans to implement data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some health-related and other personal information or confidential information may be transmitted to GIO by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with GIO’s practices or those of third parties who transmit health-related and other personal information or confidential information to GIO.

To the extent that GIO or these third parties are found to have violated such laws, rules or regulations or that any disruption or security breach were to result in a loss of, or damage to, GIO’s or GIO’s third-party vendors’, collaborators’ or other contractors’ or consultants’ data or applications, or inappropriate disclosure of confidential or proprietary information, GIO could incur liability including litigation exposure, penalties and fines, GIO could become the subject of regulatory action or investigation, GIO’s competitive position could be harmed and the further development and commercialization of GIO’s Treatments could be delayed. Any of the above could have a material adverse effect on GIO’s business, financial condition, results of operations or prospects.

Unstable market and economic conditions may have serious adverse consequences on GIO’s business, financial condition and share price.

As widely reported, global credit and financial markets have experienced volatility and disruptions in the past several years due to the impacts of the COVID-19 pandemic, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in interest rates, increases in unemployment rates and uncertainty about economic stability. There can be no assurances that further deterioration in credit and financial markets and confidence in economic conditions will not occur. GIO’s general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on GIO’s growth strategy, financial performance and share price and could require GIO to delay or abandon clinical development plans.

SELECTED HISTORICAL FINANCIAL DATA OF ACIC

The following tables present ACIC’s selected historical financial information derived from ACIC’s audited financial statements included elsewhere in this proxy statement/prospectus as of and for the years ended December 31, 2022 and 2021.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “ACIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. ACIC’s financial statements are prepared and presented in accordance with U.S. GAAP.

	Year Ended December 31, 2022	For the Period January 1, 2021 (Commencement of Operations) Through December 31, 2021
Income Statement Data:
Loss from operations	$(1,203,615)	$(234,315)
Net income	$6,582,898	$486,473
Weighted average Class A shares outstanding, basic	16,730,842	2,569,149
Basic net income per Class A common share	$0.31	$0.08
Weighted average Class B shares outstanding, basic	4,312,500	3,833,777
Basic net income per Class B common share outstanding	$0.31	$0.08
Weighted average Class A shares outstanding, diluted	16,730,842	2,569,149
Diluted net income per Class A common share	$0.31	$0.07
Weighted average Class B shares outstanding, diluted	4,312,500	4,312,500
Diluted net income per Class B common share	$0.31	$0.07

	December 31,	December 31,
	2022	2021
Balance Sheet Data:
Cash and marketable securities held in the Trust Account	$16,182,549	$175,952,082
Total assets	$17,454,016	$177,114,952
Total liabilities	$13,734,638	$17,846,943
Class A common stock subject to possible redemption	$15,381,820	$175,950,000
Total stockholders’ deficit	$(11,662,442)	$(16,681,991)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following summary unaudited pro forma condensed combined financial data (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination (the “Transactions”). The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, ACIC will be treated as the “acquired” company for financial reporting purposes, and GIO will be the accounting “acquirer”.

The summary unaudited pro forma condensed combined balance sheet as of December 31, 2022 gives effect to the Transactions as if they had occurred on December 31, 2022. The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 gives effect to the Transactions as if they had occurred on January 1, 2022.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Statements” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of ACIC and GIO for the applicable periods included in this proxy statement/prospectus.

The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The historical financial statements of GIO have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the UK pound sterling (“GBP”). The historical financial statements of ACIC have been prepared in accordance with U.S. GAAP in its functional and presentation currency of the United States dollar (“USD”). The financial statements of GIO have been translated into USD for purposes of having pro forma combined financial information.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of ACIC Class A Common Stock:

●	Assuming No Redemptions: This presentation assumes that no Public Stockholders of ACIC exercise redemption rights with respect to their Public Shares.

●	Assuming BCA Maximum Redemptions: This presentation assumes that (i) 326,881 Public Shares are redeemed for aggregate redemption payments of $3.4 million, assuming a $10.47 per share Redemption Price based on the funds in the Trust Account as of April 30, 2023 and (ii) that the proposed Business Combination would not be consummated if ACIC does not, at Closing, have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of Redemptions) and proceeds of any Transaction Financing at least equal to the amount required to satisfy estimated transaction expenses and liabilities of ACIC and GIO at the Closing (the “Expenses Condition,” as further described below). As all of ACIC’s Insiders waived their redemption rights at the time of the ACIC IPO, only redemptions by Public Stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the BCA Maximum Redemptions, taking into account the Expenses Condition. The “BCA Maximum Redemptions Scenario” (i) assumes that the NTA Proposal is approved by the ACIC stockholders at the Special Meeting and (ii) represents the maximum number of Public Shares that may be redeemed while satisfying the Expenses Condition; provided, however, that the Expenses Condition is a not a contractual condition to the Closing pursuant to the terms of the Business Combination Agreement and the Business Combination can be consummated in accordance with the contractual transaction terms without the Expenses Condition being satisfied. If the Business Combination is consummated without the Expenses Condition being satisfied (or if estimated transaction expenses or the proceeds from any Transaction Financing, if any, result an Expenses Condition as of the Closing Date that differs from the assumptions incorporated in this BCA Maximum Redemptions Scenario presentation), up to an additional 1,175,322 Public Shares than are reflected in the “BCA Maximum Redemptions Scenario” may be redeemed.

The following table sets out share ownership of the Combined Company immediately after Closing of the Transactions on a pro forma basis, assuming the No Redemptions Scenario and the BCA Maximum Redemption Scenario, respectively:

	No Redemptions Scenario	BCA Maximum Redemptions Scenario
GIO Sellers	23,568,155	23,568,155
ACIC Public Stockholders	1,502,203	1,175,322
Sponsor	4,312,500	4,312,500
Total	29,382,858	29,055,977

The following table sets out summary data derived from the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of December 31, 2022 gives effect to the Transactions as if they had occurred on December 31, 2022. The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 gives effect to the Transactions as if they had occurred on January 1, 2022.

	Pro Forma Combined
	No Redemptions Scenario	BCA Maximum Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2022
Net income	$2,638,674	$2,638,674
Net income per share – basic and diluted	$0.09	$0.09
Weighted average shares outstanding – basic and diluted	29,382,858	29,055,977
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2022
Total assets	$4,512,077	$1,088,992
Total liabilities	$3,545,936	$3,545,936
Total equity (deficit)	$966,141	$(2,456,943)

SPECIAL MEETING OF THE STOCKHOLDERS

General

ACIC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the ACIC Board for use at the Special Meeting to be held on [•], 2023, and at any adjournments thereof. This proxy statement/prospectus is first being furnished to ACIC’s stockholders on or about [•], 2023 in connection with the vote on the Proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides ACIC’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held via live webcast at [•] a.m., Eastern Time, on [•], 2023, at https://www.cstproxy.com/[•], to consider and vote on the Proposals to be submitted to the Special Meeting, including if necessary or desirable, the Adjournment Proposal.

The Special Meeting can be accessed by visiting https://www.cstproxy.com/[•], where you will be able to listen to the live meeting and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting.

Registering for the Special Meeting

If you are a registered stockholder, you received a proxy card from Continental. The form contains instructions on how to attend the virtual special meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373, or proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting at [•] a.m., Eastern Time, on [•], 2023. Enter the URL address into your browser https://www.cstproxy.com/[•], enter your control number, name and email address. Once you pre-register you can vote your shares. At the start of the Special Meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Special Meeting.

Beneficial investors, who own their investments through a bank, broker or other nominee, will need to contact Continental to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your bank, broker or other nominee or if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership.

Please allow up to 72 hours prior to the Special Meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Special Meeting by dialing [•], within the U.S. and Canada, and [•] outside of the U.S. and Canada (standard rates apply) when prompted enter the pin number [•]. This is listen only, you will not be able to vote or enter questions during the meeting.

Purpose of the Special Meeting

At the Special Meeting, ACIC is asking holders of its Common Stock to consider and vote on:

●	The Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.
●	The NTA Proposal.
●	The Charter Proposal. The form of Proposed Charter to become effective upon consummation of the Business Combination is attached to this proxy statement/prospectus as Annex B.
●	The Organizational Documents Proposals.

●	The Incentive Plan Proposal. The form of Incentive Plan to become effective upon consummation of the Business Combination is attached to this proxy statement/prospectus as Annex D.
●	The Director Election Proposal.
●	The Adjournment Proposal, if presented at the Special Meeting.

Recommendation of the ACIC Board with Respect to the Proposals

The ACIC Board believes that the Business Combination Proposal and the other Proposals to be presented at the Special Meeting are in the best interest of ACIC and recommends that ACIC’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the NTA Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and, if presented at the Special Meeting, “FOR” the Adjournment Proposal.

Record Date; Who is Entitled to Vote

ACIC has fixed the close of business on [•], 2023, as the Record Date for determining the stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on [•], 2023, there were 5,814,703 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share.

Quorum

The holders of issued and outstanding ACIC Common Stock representing a majority of the voting power of all outstanding shares entitled to vote at the Special Meeting are represented in person or by proxy shall constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn in accordance with the terms of the Current Charter.

Abstentions and Broker Non-Votes

With respect to each proposal except The Director Election Proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.” With respect to the director nominees described in the Director Election Proposal, you may vote “FOR ALL” or “WITHHOLD ALL” or may withhold your vote with respect to particular nominee(s) named by you.

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any other proposal in this proxy statement/prospectus.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

Vote Required for Approval

The following votes are required for each proposal at the Special Meeting:

●	Business Combination Proposal: The Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of ACIC Common Stock that are voted at the Special Meeting.
●	NTA Proposal: The NTA Proposal must be approved by the affirmative vote of holders of a majority of the outstanding ACIC Common Stock voting together as a single class.
●	Charter Proposal: The Charter Proposal must be approved by the affirmative vote of holders of a majority of the outstanding ACIC Common Stock (including holders of a majority of the Class B Shares, voting together as a separate class).

●	Organizational Documents Proposals: The Organizational Documents Proposals, each of which is a non-binding advisory vote, must be approved the affirmative vote of holders of a majority of the outstanding ACIC Common Stock.
●	Incentive Plan Proposal: The Incentive Plan Proposal requires the affirmative vote of holders of a majority of the shares of ACIC Common Stock that are voted at the Special Meeting.
●	Director Election Proposal: The election of the director nominees requires a plurality vote of the holders of ACIC Common Stock that are present or represented by proxy at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.
●	Adjournment Proposal: The Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of ACIC Common Stock that are voted at the Special Meeting

The Required Proposals are interdependent on each other. The Organizational Documents Proposals are conditional upon the Business Combination Proposal; the Adjournment Proposal is not conditioned on the approval of any other proposal. If ACIC’s stockholders do not approve each of the Required Proposals at the Special Meeting, the Business Combination will not be consummated.

The Sponsor, following redemptions by public stockholders in connection with the December 21, 2022 ACIC stockholders meeting, owns approximately 74.2% of the outstanding shares of ACIC Common Stock entitled to vote at the Special Meeting and, pursuant to the terms of the Insider Letter Agreement, the Sponsor has agreed to vote all of the ACIC shares owned by it in favor of the Business Combination and the other Proposals. Based on the terms and provisions contained in the Current Charter, assuming that a quorum is achieved at the Special Meeting and the Sponsor votes its shares at the Special Meeting in accordance with the requirements of the Insider Letter Agreement, the Business Combination and other Proposals can be approved at the Special Meeting even if some or all of ACIC’s public stockholders do not approve the Business Combination or the other Proposals.

Voting Your Shares

Each share of ACIC Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker or other nominee to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of Common Stock at the Special Meeting.

You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the ACIC Board “FOR” the Business Combination Proposal, “FOR” the NTA Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and, if presented at the Special Meeting, “FOR” the Adjournment Proposal. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

You Can Attend the Special Meeting and Vote Online. ACIC will be hosting the Special Meeting via live webcast. If you attend the Special Meeting virtually, you may submit your vote at the Special Meeting online at https://www.cstproxy.com/[•], in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Revoking Your Proxy

Stockholders may send a later-dated, signed proxy card to ACIC’s Chief Executive Officer at the address set forth below so that it is received by ACIC’s Chief Executive Officer prior to the vote at the Special Meeting (which is scheduled to take place at [•] a.m., Eastern Time, on [•], 2023) or attend the Special Meeting virtually and vote. Stockholders also may revoke their proxy by sending a notice of revocation to ACIC’s Chief Executive Officer, which must be received by ACIC’s Chief Executive Officer prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your bank, broker or other nominee, you must contact your bank, broker or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may call [•], the proxy solicitor for ACIC, at [•], or [•] (for banks, brokers and other nominees).

Vote of ACIC’s Insiders

The Sponsor, which owns 74.2% of ACIC’s issued and outstanding Common Stock, has previously agreed to vote all of its Common Stock in favor of a business combination presented to them for approval, including the Business Combination. Additionally, Insiders and their affiliates have agreed to vote any Common Stock they own in favor of the Business Combination.

Redemption Rights

Public Stockholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal.

Any Public Stockholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds and not previously released to ACIC to pay ACIC’s taxes, divided by the number of then-outstanding Public Shares, provided, however that such Public Stockholder must follow the procedures outlined in this proxy statement/prospectus (including, with respect to Public Shares that are part of ACIC Units, that the ACIC Units must first be separated into component Public Shares and warrants as described in this proxy statement/prospectus), in order to receive cash for any Public Shares such Public Stockholder intends to redeem. As of [•], 2023, this would have amounted to approximately $[•] per Public Share, based on the amount held in the Trust Account on such date.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for demanding redemption and thereafter, with ACIC’s consent, until the consummation of the Business Combination, or such other date as determined by the ACIC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

ACIC’s Insiders will not have redemption rights with respect to any Public Shares owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	hold Public Shares or hold Public Shares through ACIC Units and you elect to separate your ACIC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and
(b)	prior to 5:00 p.m., Eastern Time, on [•], 2023 (two business days prior to the vote at the Special Meeting) (or such later date as approved by ACIC in its sole discretion), (i) submit a written request to the Transfer Agent that ACIC redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders of ACIC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their bank, broker or other nominee to do so, or if a holder holds ACIC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do

Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for demanding redemption and thereafter, with ACIC’s consent, until the consummation of the Business Combination, or such other date as determined by the ACIC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. ACIC will be required to honor such request only if made prior to the deadline for demanding redemption.

If the Business Combination is not approved or completed for any reason, then the Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, ACIC will promptly return any shares previously delivered by Public Stockholders.

The closing price of shares of Public Shares on [•], 2023 was $[•] per share. Prior to exercising redemption rights, stockholders should verify the market price of Public Shares, as they may receive higher proceeds from the sale of their shares of Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. ACIC cannot assure Public Stockholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in ACIC’s securities when ACIC’s Stockholders wish to sell their shares.

Appraisal Rights

Stockholders of ACIC do not have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

ACIC is soliciting proxies on behalf of the ACIC Board. This solicitation is being made by mail but also may be made by telephone or in person. ACIC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ACIC will bear the cost of the solicitation.

ACIC has hired [•] to assist in the proxy solicitation process. ACIC will pay that firm a fee of $[•] plus out-of-pocket expenses. Such fee will be paid with funds available at the Closing.

ACIC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ACIC will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares or Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding ACIC or ACIC’s securities, ACIC’s Insiders and GIO or their respective affiliates may purchase Public Shares or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Public Shares will not exceed the Redemption Price. In addition, pursuant to the terms of the Insider Letter Agreement, the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions. However, any Public Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, ACIC will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which ACIC has received redemption requests.

The existence of financial and personal interests of ACIC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of ACIC and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the Proposals. See the sections entitled “Risk Factors”, “Proposal 1: The Business Combination Proposal — Interests of ACIC’s Sponsor, Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

ACIC is asking its stockholders to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read the Business Combination Agreement in its entirety before voting on this proposal.

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the Ancillary Agreements. ACIC’s stockholders and other interested parties are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. ACIC does not believe that the disclosure schedules contain information that is material to an investment decision.

The Business Combination Agreement

On March 8, 2023, ACIC entered into the Business Combination Agreement with GIO, the Purchaser Representative, the Seller Representative and the Sellers.

Pursuant to the Business Combination Agreement, subject to the terms and upon the conditions set forth therein, Sellers will sell to ACIC, and ACIC will purchase from the Sellers, all of the issued and outstanding capital shares of GIO owned by the Sellers in exchange for newly issued shares of Class A common stock, par value $0.0001 per share of ACIC. Any GIO options, warrants and other convertible securities outstanding and not converted to GIO ordinary shares prior to the Closing will be terminated as of the Closing.

Pursuant to the terms of the Business Combination Agreement, the total consideration delivered by ACIC to the Sellers at the Closing will be a number of newly issued shares of ACIC Class A Common Stock, with an aggregate value equal to $250.0 million multiplied by a percentage equal to (i) the total number of Purchased Shares, divided by (ii) the total number of issued and outstanding capital shares of GIO plus the number of capital shares of GIO held in treasury. Any capital shares of GIO held in treasury immediately after the Closing will be cancelled by GIO. The Sellers currently party to the Business Combination Agreement hold an aggregate of 98.703% of the issued and outstanding ordinary shares of GIO; and additional GIO shareholders may become party to the Business Combination Agreement prior to the Closing by signing joinder agreements after the effectiveness of the Registration Statement.

In addition to the Consideration deliverable at the Closing, after the Closing, certain of the Sellers may be entitled to receive additional shares of ACIC Class A Common Stock in an amount up to 54,000,000 shares multiplied by the Purchased Share Percentage in the event that certain metrics are satisfied during the period commencing on the Effective Time and ending on the fifth anniversary of the Closing Date. Specifically:

a)	in the event that, and upon the date during the Earn-Out Period on which, the volume-weighted average trading price of ACIC Class A Common Stock on the principal securities exchange or securities market on which such shares are traded for any twenty trading days within any thirty consecutive trading day period is greater than or equal to $12.50, the Earnout Sellers will be entitled to receive an aggregate of 15,000,000 Earnout Shares multiplied by the Purchased Share Percentage;

b)	in the event that, and upon the date during the Earn-Out Period on which, the Trading Price is greater than or equal to $15.00, the Earnout Sellers will be entitled to receive an aggregate of 18,000,000 additional Earn-Out Shares multiplied by the Purchased Share Percentage; and
c)	if, at any time during the Earn-Out Period and upon the date on which, the Trading Price is greater than or equal to $17.50, the Earnout Sellers will be entitled to receive an aggregate of 21,000,000 additional Earn-Out Shares multiplied by the Purchased Share Percentage.

If, during the Earnout Period, there is a change of control of the Combined Company pursuant to which the Combined Company or its stockholders have the right to receive consideration implying a value per share of Class A Common Stock equaling or exceeding the Trading Price underlying one or more Triggering Events, then, immediately prior to the consummation of such change of control, (i) to the extent the relevant Triggering Event has not previously occurred, such relevant Triggering Event shall be deemed to have occurred and (ii) each Earnout Seller shall be entitled to receive its pro rata share of the applicable number of Earnout Shares to be issued based on the deemed occurrence of the applicable Triggering Event.

Conditions to the Closing of the Business Combination

The Business Combination Agreement contains conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) ACIC Stockholder Approval of the Business Combination and related transactions and matters, (ii) the expiration or termination of waiting periods under applicable anti-trust laws, (iii) all consents required to be obtained from or made with any governmental authority having been obtained or made, (iv) certain third party consents having been received, (v) no governmental authority having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated thereby, (vi) unless an amendment to ACIC’s organization documents is approved by its shareholders to remove such requirement, which will be requested by ACIC in the proxy statement to approve this transaction, ACIC having at least $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Business Combination, (vii) ACIC adopting certain amendments to its organizational documents, (viii) the members of the post-Closing ACIC Board having been elected or appointed as of the Closing consistent with the requirements of the Business Combination Agreement; (ix) the registration statement on Form S-4 (the “Registration Statement”) having become effective in accordance with the provisions of the Securities Act of 1933, as amended and (x) the shares of ACIC Class A Common Stock to be issued in the Business Combination having been listed for trading on a national securities exchange.

In addition, unless waived by GIO, the obligations of GIO to consummate the Business Combination are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by ACIC of customary certificates and other Closing deliverables: (i) the representations and warranties of ACIC being true and correct on and as of the Closing Date as if made on the Closing Date (subject to certain exceptions and an overall “Material Adverse Effect” standard), (ii) ACIC having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date, (iii) the absence of any Material Adverse Effect with respect to ACIC since the date of the Business Combination Agreement which is continuing and uncured, (iv) execution of the Seller Registration Rights Agreement, and (v) GIO and the Sellers having received certificates or other confirmation from ACIC regarding certain ACIC corporate matters.

Unless waived by ACIC, the obligations of ACIC to consummate the Business Combination are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by GIO of customary certificates and other Closing deliverables: ((i) the representations and warranties of GIO and the Sellers being true and correct on and as of the Closing Date as if made on the Closing Date (subject to certain exceptions and an overall “Material Adverse Effect” standard), (ii) GIO, the Sellers and the Seller Representative having performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date, (iii) no Material Adverse Effect having occurred with respect to GIO and its subsidiaries since the date of the Business Combination Agreement, which Material Adverse Effect is continuing and uncured, (iv) ACIC having received certificates or other confirmation from GIO regarding certain GIO corporate matters and (v) the completion of GIO Restructuring, (vi) execution of the Employment Agreements, (vii) execution of the Supply Agreement and (viii) termination of certain GIO contracts.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of each of ACIC, GIO and the Sellers that are reasonably customary for similar transactions and that include certain qualifications and customary exceptions, as applicable. Additionally, many of the representations and warranties are qualified by specified exceptions or qualifications contained in the Business Combination Agreement, by information provided pursuant to certain disclosure schedules to the Business Combination Agreement, or by reference to materiality, Material Adverse Effect, or similar qualifiers. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (i) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (ii) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations thereunder.

Material Adverse Effect

Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, operations, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or pandemic (including COVID-19) or the worsening thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the ACIC, the consummation and effects of any Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the ACIC, the amount of any Redemption or the failure to obtain the Required ACIC Stockholder Approval or the Redemption Limitation Amendment shall not be deemed to be a Material Adverse Effect on or with respect to the ACIC.

Survival of Representations, Warranties and Covenants

The representations and warranties of the parties contained in the Business Combination Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach. The covenants and agreements of the parties contained in the Business Combination Agreement do not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreements will survive until fully performed.

Covenants of the Parties

Mutual Covenants of the Parties

The Business Combination Agreement includes customary covenants of the parties with respect to, among others things, (i) operation of their respective businesses prior to consummation of the Business Combination and efforts to satisfy conditions to consummation of the Business Combination, (ii) access to information, (iii) cooperation in the preparation of the Registration

Statement which ACIC is expected to file with the SEC in connection with the Business Combination and (iv) obtaining all requisite approvals of each party’s respective stockholders. Additionally, each of ACIC, GIO and the Sellers has agreed not to solicit or enter into a competing alternative transaction in accordance with customary terms and provisions set forth in the Business Combination Agreement.

Certain Covenants of GIO

The Business Combination Agreement also provides that prior to the Closing, GIO shall:

●	Use its reasonable best efforts to cause Deven Patel and Dr. Anand Srivastava to sign new employment agreements with ACIC on terms reasonably acceptable to ACIC and GIO (the “Employment Agreements”), to be effective as of Closing;
●	negotiate in good faith a supply agreement with ACIC and an entity affiliated with Deven Patel and Dr. Anand Srivastava (“Supplier”), in form and substance reasonably acceptable to ACIC, to be effective as of Closing (the “Supply Agreement”), pursuant to which the Supplier will provide GIO and its subsidiaries up to an aggregate of $13.5 million worth of the Supplier’s stem-cell cosmetics serum for a period of four years after the Closing (with $500,000 worth of such serum provided immediately after the Closing) at GS’s direct variable cost per unit (without markup) plus delivery costs, which may be paid at the election of ACIC either in cash or in shares of the Combined Company; and
●	amend certain agreements relating to GIO’s intellectual property and corporate administration (the “Company Restructuring”).

Certain Covenants of ACIC

ACIC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws and shall use its commercially reasonable efforts prior to the Closing regarding the listing of the ACIC Units, the Public Shares and the Public Warrants.

Combined Company and ACIC shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable laws in connection with the Registration Statement, the ACIC Special Meeting and the Redemption;

As soon as practicable following the registration statement ‘clearing’ comments from the SEC and having been declared effective by the SEC, ACIC and GIO shall distribute the proxy statement to ACIC’s stockholders and GIO Sellers, and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL for a date no later than 30 days following the effectiveness of this registration statement.

Subject to certain exceptions, prior to the Closing, ACIC will be permitted to obtain tail directors’ and officers’ liability insurance coverage for the benefit of ACIC and its directors and officers with respect to matters occurring on or prior to the Effective Time and if purchased, the Combined Company and the Surviving Subsidiaries shall keep such policy in effect for six years from the Effective Time.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either ACIC or GIO if the Closing does not occur by August 14, 2023, or such other date as may be extended pursuant to the Business Combination Agreement.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of ACIC and GIO, (ii) by written notice by either ACIC or GIO if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable, (iii) by written notice by GIO of ACIC’s uncured breach of a representation, warranty, or covenant contained in the Business Combination Agreement that would cause the related closing condition to not be satisfied; (iv) by written notice by ACIC of GIO’s uncured breach of a representation, warranty, or covenant contained in the Business Combination Agreement that would cause the related closing condition to not be satisfied; (v) by ACIC, if there shall have been a Material Adverse Effect on GIO and its subsidiaries following the date of the Business Combination Agreement which is uncured and continuing; and (v) by either ACIC or GIO if ACIC holds its stockholder meeting to approve the Business Combination Agreement and the Business Combination, and such approval is not obtained.

Trust Account Waiver

GIO, the Seller and the Seller Representative agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in ACIC’s trust account held for its public stockholders, and have agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

Purchaser Representative and Seller Representative

Apeiron Capital Sponsor, LLC is serving as the Purchaser Representative under the Business Combination Agreement, and in such capacity will represent the interests of the Combined Company’s stockholders after the Closing (other than the GIO Sellers) with respect to certain matters under the Business Combination Agreement, including with respect to the determination of any post-Closing adjustments to the Exchange Consideration. Deven Patel is serving as the Seller Representative under the Business Combination Agreement, and in such capacity will represent the interests of the GIO Sellers with respect to certain matters under the Business Combination Agreement, including with respect to the determination of any post-Closing adjustments to the Exchange Consideration.

Governing Law

The Business Combination Agreement is governed by Delaware law and the parties are subject to exclusive jurisdiction of federal and state courts located in New York County, State of New York (and any appellate courts thereof). Any disputes under the Business Combination Agreement, other than claims for injunctive or temporary equitable relief or enforcement of an arbitration award, will be subject to arbitration by the American Arbitration Association, to be held in New York County, State of New York.

Ancillary Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the Business Combination Agreement (the “Ancillary Agreements”), but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Agreements, copies of each of which are attached hereto as exhibits. Stockholders and other interested parties are urged to read such Ancillary Agreements in their entirety.

Voting Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, ACIC and GIO entered into Voting Agreements (the “Voting Agreements”) with certain GIO shareholders (the “GIO Insiders”). Under the Voting Agreements, the GIO Insiders agreed to vote all of their GIO ordinary shares in favor of the Business Combination Agreement, the transactions contemplated thereby and certain other related matters to be submitted to GIO shareholders for their approval. The GIO Insiders also agreed to take certain other actions in support of the Business Combination Agreement and related transactions and refrain from taking actions that would adversely affect such GIO Insiders’ ability to perform their obligations under the Voting Agreement. The Voting Agreements also prohibit transfers of the GIO shares held by the GIO Insiders between the date of the Voting Agreement and the Closing Date, except for certain permitted transfers set forth in the Voting Agreement.

Lock-Up Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, the GIO Insiders have agreed, subject to certain customary exceptions, not to (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of ACIC Class A Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ACIC Class A Common Stock, or (iii) publicly disclose the intention to do any of the foregoing, until the date that is one year after the Closing. Such restrictions will lapse if, commencing on the 180th day following Closing, the Trading Price of the ACIC Class A Common Stock is greater than or equal to $12.00.

Non-Competition and Non-Solicitation Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, certain GIO shareholders (each, a “GIO Subject Party”) entered into a non-competition and non-solicitation agreement (the “Non-Competition and Non-Solicitation Agreements”), to become effective at the Closing, pursuant to which they agreed that, during the three-year period following the Closing, they will not (i) promote stem cell-based alternatives to donor blood; (ii) promote stem cell-based cosmetic skincare products, (iii) operate clinics that provide anti-aging stem-cell based treatment (other than in India, Mexico, Costa Rica and cities in the United States in which affiliates of the GIO Subject Party currently engage in such treatment as of the date of the Business Combination Agreement), or (iv) engage in clinical trials of post-COVID stem cell treatment.

Seller Registration Rights Agreements

Simultaneously with the execution and delivery of the Business Combination Agreement, the GIO Insiders entered into a registration rights agreement, to become effective as of the Closing, pursuant to which ACIC will provide registration rights to the GIO Insiders with respect to (i) the ACIC Class A Common Shares issued to the GIO Insiders as Consideration at the Closing and (ii) any Earnout Shares that they receive after the Closing.

Interests of ACIC’s Sponsor, Directors and Officers and Others in the Business Combination

In considering the recommendation of the ACIC Board to vote in favor of the Business Combination, Public Stockholders should be aware that, aside from their interests as stockholders, ACIC’s Insiders have interests in the Business Combination that are different from, or in addition to, those of ACIC’s Public Stockholders. ACIC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to ACIC’s stockholders that they approve the Business Combination. Public Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

●	the fact that the Sponsor holds 4,312,500 Founder Shares purchased from ACIC for an aggregate price of $25,000, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the ACIC Common Stock on May 9, 2023, which was $10.50, would have an aggregate value of approximately $45.3 million as of the same date. If ACIC does not consummate the Business Combination or another initial business combination by August 14, 2023, and ACIC is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.006 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of the Combined Company after the Closing falls below the price initially paid for the ACIC Units in the IPO and the ACIC Public Stockholders experience a negative rate of return following the Closing of the Business Combination;
●	the fact that the 8,200,000 Private Warrants purchased by the Sponsor for $1.00 per Private Warrant, which Warrants will be worthless if a business combination is not consummated (although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 8,200,000 Private Warrants held by the Sponsor estimated to be approximately $328,000, assuming the per warrant value of the Private Warrants is the same as the $0.04 closing price of the Public Warrants on the OTCM on May 9, 2023);
●	the fact that ACIC’s Insiders have waived their right to redeem their Founder Shares and any other Common Stock held by them, or to receive distributions from the Trust Account with respect to the Founder Shares upon ACIC’s liquidation if ACIC is unable to consummate its initial business combination;
●	the fact that unless ACIC consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of [•], 2023, no directors or officers of ACIC have incurred any expenses for which they expect to be reimbursed at the Closing;
●	the continued indemnification of current directors and officers of ACIC and the continuation of directors’ and officers’ liability insurance after the Business Combination;

●	the fact that the Insiders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Insiders would lose their entire investment. As a result, the Insiders may have a conflict of interest in determining whether GIO is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination; and
●	the anticipated election of Dr. Joel Shulman, Chief Executive Officer, President and Chairman of ACIC, as a director of the Combined Company after the consummation of the Business Combination. As such, in the future, such director will receive any cash fees, stock options or stock awards that the Combined Company Board determines to pay to its directors.

In addition to the interests of ACIC’s Insiders in the Business Combination, ACIC stockholders should be aware that Cantor may have financial interests that are different from, or in addition to, the interests of ACIC stockholders, including the fact that Cantor and its designees own 750,000 Private Warrants, purchased by Cantor at a price of $1.00 per Private Warrant, which Warrants will be worthless if a business combination is not consummated. Although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 750,000 Private Warrants held by Cantor or its designees is estimated to be approximately $[•], assuming the per warrant value of the Private Warrants is the same as the $[•] closing price of the Public Warrants on the OTCM on [•], 2023.

Exchange Listing

The ACIC Units, Common Stock and Warrants are each traded on the OTCM under the symbols “APNCU,” “APNC” and “APNCW,” respectively. The ACIC Units commenced public trading on November 9, 2021, and the Common Stock and Warrants commenced public trading separately on December 30, 2021. Following the Closing, the ACIC Units, Common Stock and Public Warrants will no longer trade. The Combined Company intends to apply for the listing of its shares and warrants on the OTCM or a national securities exchange under the symbols “[•]” and “[•],” respectively. The listing of the Common Stock on the OTCM or a national securities exchange is a condition to the Closing. There is no assurance that the Combined Company will be able to satisfy the initial listing requirements or continued listing requirements following the consummation of the Business Combination.

Background of the Business Combination

ACIC is a blank check company formed as a Delaware corporation on December 28, 2020, for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.

ACIC’s Initial Public Offering

On November 12, 2021, ACIC consummated its IPO of 17,250,000 units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 2,250,000 units, at $10.00 per unit, generating gross proceeds of $172,500,000. Simultaneously with the closing of its IPO, ACIC consummated the sale of 8,200,000 private placement warrants at a price of $1.00 per private placement warrant in the private placement to the Sponsor and Cantor, the representative of the underwriters of ACIC’s IPO, generating gross proceeds of $8,200,000. Following the IPO, including the full exercise of the over-allotment option, and the private placement, a total of $175,950,000 (or $10.20 per unit) was placed in the trust account.

2022 Special Meeting

On December 21, 2022, ACIC held the 2022 Special Meeting, where the stockholders of ACIC approved amending ACICs then existing amended and restated certificate of incorporation to extend the date before which ACIC must complete a business combination from February 12, 2023 to August 14, 2023 or such earlier date as determined by the Board to extend the time that it needs to complete its initial business combination. As a result, ACIC is able to extend an additional one month up to six times, up to August 14, 2023 (each, an “Extension”). In connection with the Extension, 15,747,797 shares of ACIC Common Stock were rendered for redemption. As a result, approximately $162.1 million was released from the Trust Account to pay such redeeming stockholders. As of the Record Date, there were [•] shares of ACIC Common Stock issued and outstanding.

In order to induce public shares to remain with ACIC and in connection with the Extension, for the shares of ACIC Common Stock not redeemed by the stockholders in connection with the 2022 Special Meeting, ACIC will deposit an amount equal to the lesser of (x) an aggregate of $125,000 or (y) $0.05 for each Public Share that is not redeemed (the “Monthly Amount”). The Sponsor has agreed to increase the Monthly Amount from $0.05 to $0.055 for each Public Share that is not redeemed while retaining the $125,000 maximum Monthly Amount. If ACIC cannot complete its initial business combination by August 14, 2023, it will be forced to dissolve and liquidate pursuant to the Current Charter.

Target Search

Prior to entering into the Business Combination Agreement with GIO, ACIC conducted a thorough search for a potential business combination transaction, drawing upon, among other things, the network and business relationships of ACIC management and members of the ACIC Board. The terms of the proposed business combination with GIO were the result of thorough negotiations between ACIC and GIO and their respective representatives and advisors, as further described below.

From the date of its IPO through the date of the execution of the Business Combination Agreement, ACIC’s management and the ACIC Board evaluated and considered a number of potential target companies as candidates for a possible business combination transaction. Representatives of ACIC contacted and were contacted by a number of individuals and entities who offered to present potential acquisition opportunities to ACIC across a wide array of industries and sectors, initially with a focus on the U.S. and North American markets and a later focus on global opportunities.

During its search for a potential business combination target, ACIC kept an evolving list of high priority potential targets, which was updated and supplemented from time to time and was shared periodically by ACIC management with the ACIC Board.

During such period, ACIC and its representatives:

●	identified and evaluated over 160 potential business combination opportunities across a broad range of sectors including, among others, financial services, technology, automotive, healthcare and consumer goods;
●	entered into non-disclosure agreements and participated in telephonic and virtual meetings for purposes of initial due diligence and discussion with representatives of 24 potential target companies; and
●	provided initial non-binding letter of intents or indications of interest to 19 potential target companies and entered into non-binding letters of intent with five potential target companies other than GIO.

ACIC reviewed potential acquisition opportunities based on criteria that were the same or similar to the criteria that the ACIC Board used in evaluating the potential Business Combination with GIO (as discussed below), which included, among other criteria, the markets in which potential target companies operate and planned to operate and such companies’ positioning in those markets, growth potential, leadership and experience of the management teams and the extent to which potential target companies appeared likely to benefit from becoming a U.S. publicly traded company as a result of a business combination transaction. ACIC ultimately determined not to proceed with any of its other potential acquisition opportunities because, in the judgment of the ACIC Board and management, the other potential business combination targets did not meet the valuation expectations of ACIC or otherwise did not present as attractive or feasible a business combination opportunity as GIO.

Description of Negotiation Process with Candidates Other than GIO

Following the completion of the IPO, representatives of ACIC engaged in extensive discussions with a number of financial advisors, consulting firms, investment bankers, venture capitalists and direct communications with company management, mostly based in the United States and developed markets, with respect to potential acquisition opportunities. Although ACIC’s search initially focused on targets operating in the financial technology, media, gaming and financial services and in the wealth-advisory and asset management industries, over the course of its search process, ACIC observed that the market conditions in these industries made them less favorable than potential targets in other areas and the final set of potential acquisition opportunities ACIC considered, including GIO, were therefore in other sectors, as further described below.

Below is a summary of targets other than GIO that were considered by ACIC and the reasons why ACIC did not proceed with these candidates.

●	Target A: Beginning in June 2022, ACIC management discussed the possibility of engaging in a business combination with Target A, a consumer-oriented technology company, eventually leading ACIC and Target A to enter into a non-binding letter of intent on July 21, 2022. For period of approximately eight weeks beginning in August 2022, representatives of Target A and ACIC, respectively, engaged in numerous discussions and negotiations and Target A provided ACIC with due diligence information about Target A’s technology, intellectual property rights, financial results and management’s view of Target A’s growth potential. Following such discussions, ACIC and Target A ultimately determined it to be unlikely that Target A would be prepared to take forward a business combination transaction within the timeline required by ACIC and the parties therefore determined to discontinue their discussions at the end of the third calendar quarter.
●	Target B: Mid-fall 2022, ACIC management and Target B, a premium bicycle, e-bike, and apparel company, commenced discussions about the possibility of engaging in a business combination transaction, following which the parties entered into a non-binding letter of intent. Commencing in October 2022, Target B provided diligence information to ACIC through a virtual data room and ACIC management and Target B management engaged in numerous telephonic meetings continuing through December 2022 about the possibility of pursuing a transaction. Ultimately, however, ACIC and Target B determined to terminate the non-binding letter of intent out of concern over Target B’s ability to timely provide PCAOB-audited financial statements.
●	Target C: Target C, a United Kingdom-based medical device company, and ACIC management commenced discussions about the possibility of pursuing a business combination transaction during the fall and winter of 2022 and the parties entered into a non-binding letter of intent with respect thereto at the end of November 2022. Thereafter, the parties continued to discuss the possibility of pursuing a business combination until they ultimately decided, in December 2022, to end such discussions because Target C would not be able to provide PCAOB-audited financial statements within the timeline required by ACIC.
●	Target D: At the end of 2022, ACIC considered pursuing a business combination with Target D, an online interactive entertainment network, and entered into a non-binding letter of intent with Target D. However, shortly thereafter, ACIC and Target D mutually agreed to discontinue such discussions due to misalignment of timing and other expectations and terminated the previously executed letter of intent.
●	Target E: Also at the end of 2022, a member of the ACIC Board introduced ACIC to Target E, a U.S.-based consumer packaged food and supplements company, and, following initial discussions between ACIC management and Target E management, the parties entered into a non-binding letter of intent in December 2022. ACIC, Target E and their respective representatives and advisor engaged in numerous telephonic and virtual meetings during subsequent weeks, including management presentations and due diligence meetings. Due diligence efforts relating to Target E’s operating history, financial results and Target E management’s business plans and growth prospectus continued through the end of January 2023, at which time Target E informed ACIC that it wished to discontinue the discussions in order to focus on internal initiatives.

Description of Negotiations between ACIC and GIO

On June 8, 2022, Dr. Shulman was contacted by Amal Sharma of TAG Investment Bankers Ltd. (“TAG”), financial advisors to GIO, regarding the possibility of a business combination transaction between ACIC and GIO. Following initial discussions between Dr. Shulman and representatives of TAG focused primarily on Universal RBCs, ACIC determined initially to focus principally on other potential business combination opportunities with earlier potential revenue, but subsequently resumed discussions between ACIC and representatives of TAG in October 2022, leading to ACIC and GIO entering into a non-disclosure agreement. Subsequent to signing the non-disclosure agreement, a series of telephonic meetings were held between Dr. Shulman, on behalf of ACIC, and Dr. Srivastava and Mr. Patel, together with representatives of TAG, about the possibility of pursuing a business combination transaction. During such meetings, Dr. Srivastava and Mr. Patel provided an overview of the stem cell-based scientific research and development activities being pursued by Dr. Srivastava and his team and described to ACIC how GIO intends to develop related know-how leveraging their clinical expertise to address worldwide blood shortages and create commercial value to investors.

On October 11, 2022, Dr. Shulman an initial draft letter of intent (as subsequently amended, the “LOI”) to representatives of GIO, which ACIC and GIO continued to discuss until the LOI was ultimately executed by both parties on October 14, 2022. The topics discussed included, without limitation, (i) the proposed pre-money valuation of GIO and (ii) the terms and structure of earnout shares issuable to GIO equity holders. The LOI included, among other terms, (i) a mutual exclusivity period, (ii) proposed transaction consideration to GIO equity holders consisting of newly issued shares of ACIC Class A Common Stock with an aggregate value of $250.0 million (subject to adjustment for GIO’s closing indebtedness (net of cash), working capital, transaction expenses and transaction bonuses, if any), valued at a price per share equal to $10.20, and (iii) a six-month post-closing lock-up period for significant holders of GIO ordinary shares. Between October 2022 and January 2023, Dr. Srivastava and Mr. Patel and GIO’s advisors gathered information to provide to ACIC about Dr. Srivastava’s scientific expertise, stem cell research and findings to date, as well as market research and other information of relevant to GIO’s prospective business plans.

In late January 2023, ACIC management continued active discussions with GIO and its representatives about the possibility of pursuing a business combination transaction between the parties and, on February 1, 2023, ACIC and GIO entered into an amendment to the LOI (the “LOI Amendment”) with a forty-five day mutual exclusivity period.

On February 2, 2023, GIO granted ACIC and its legal counsel, Ellenoff Grossman & Schole LLP (“EGS”), access to a virtual data room (“VDR”) containing more detailed information about GIO in order for EGS to commence legal due diligence regarding GIO.

A “kick-off” meeting was held by videoconference on February 8, 2023, among representatives of ACIC, including and EGS, and representatives of GIO, including TAG and GIO’s legal counsel, Winston & Strawn LLP (“WS”). During this meeting, the participants discussed the terms of the proposed business combination outlined in the LOI and an anticipated timeline and overview of the proposed business combination transaction.

Between February 1, 2023, and the date of execution of the Business Combination Agreement (the “Signing Date”), representatives of ACIC held extensive meetings with GIO management and gathered information relevant to ACIC’s evaluation of GIO and the proposed Business Combination. ACIC management, who have extensive experience evaluating companies and financial markets, gathered information and prepared financial analyses to be shared with the ACIC Board in connection with its evaluation of the proposed Business Combination, as further described below under the heading “ACIC Management Financial Analyses”).

During the period between the execution of the LOI Amendment and the Signing Date, ACIC’s legal counsel, EGS, conducted legal due diligence based on the documents and other information provided by GIO in the VDR and carried out meetings with GIO management and WS. Due diligence efforts focused, among other areas, on GIO’s capitalization and intellectual property. To facilitate legal due diligence efforts, EGS prepared and sent WS a customary legal due diligence request list, which request was responded to by GIO and its counsel in writing, orally during meetings and by GIO providing responsive documents and other information in the VDR. Over the following weeks and until the Signing Date, ACIC, GIO and their respective advisors continued to hold supplemental diligence meetings and engage in related communication; periodic updates were provided by ACIC management to the ACIC Board, who were kept informed about the status of due diligence and transaction negotiations.

In parallel with these efforts, Dr. Shulman, Mr. Patel and Dr. Srivastava continued to conduct telephonic and virtual meetings to discuss, among other things, GIO’s plans for its business lines (collectively, the “Business Lines,” as further described in the section of this registration/proxy statement titled “GIO Company Overview”) and other elements of the proposed Business Combination transaction, including, without limitation, the number of Earnout Shares issuable to GIO equity holders in the deal, the scope of the GIOSTAR Supply Agreement to be entered into prior and as a condition to the Closing, the terms and scope of the non-competition agreements to be entered into by each of Messrs. Patel and Srivastava and the jurisdictions, timeline and sequencing in which GIO may pursue elements of its business strategy. ACIC management continued, throughout this period, to carry out business due diligence, including by participating in calls with scientists and other industry experts familiar with aspects of Dr. Srivastava’s work to date involving stem cells and the technology that GIO expects to develop as part of its efforts to pursue its Universal RBC Business Line, including a February 28, 2023 call with a physician who has published scientific papers with Dr. Srivastava, and a February 16, 2023 call with an executive of a scientific equipment company regarding potential development of a bioreactor for Universal RBCs.

While ACIC continued to engage in due diligence, the parties and their legal counsel discussed and negotiated the terms of the Business Combination Agreement, an initial draft of which was prepared and sent by EGS to WS on February 12, 2023. Between February 12, 2023, and March 8, 2023, ACIC, EGS, GIO and WS exchanged several drafts of the Business Combination Agreement. Numerous calls and virtual meetings between EGS and WS were held during this period to discuss the terms of the Business Combination Agreement, including meetings on February 15, 2023, February 20, 2023, February 24, 2023, and March 7, 2023. Representatives of ACIC and GIO participated in many of these calls and meetings. The topics discussed during these calls and virtual meetings included, without limitation, (i) the GIO ordinary shareholders that would be parties to the Business Combination as of the Signing Date, (ii) registration rights of GIO ordinary shareholders, (iii) whether the Exchange Consideration would be adjusted for GIO transaction expenses and indebtedness, (iv) the terms of the proposed GIOSTAR Supply Agreement, (v) the timing of delivery by GIO of PCAOB-compliant audited financial statements, (vi) representations, warranties and covenants of each of ACIC and GIO, (vii) participants in the earnout, (viii) the number of shares to be reserved for issuance pursuant to an incentive plan to be adopted at Closing, subject to approval by ACIC stockholders, (ix) conditions to Closing and (x) satisfaction of listing requirements. During the course of negotiations of the Business Combination Agreement, the parties also exchanged drafts of, and negotiated the terms of, ancillary agreements (the “Ancillary Agreements”), including the Seller Joinder to the Business Combination Agreement and the Voting Agreement, the Lock-Up Agreement, the Non-Competition Agreement and the Seller Registration Rights Agreement. The ACIC Board was kept apprised on a regular basis by ACIC management of the status of negotiations with GIO.

Additionally, concurrently with the foregoing, ACIC met with several third-party firms to discuss engaging those firms as financial advisor to ACIC for purposes of evaluating the fairness of the proposed Business Combination, from a financial point of view, to ACIC stockholders. Following such meetings and after having reviewed the potential fairness opinion providers’ respective professional qualifications and discussed their capacities and timelines for analyzing attributes of the transaction in connection with a review of the transaction’s fairness, from a financial point of view, to ACIC stockholders, ACIC determined to engage EverEdge Global Ltd. (“EverEdge,” or the “Fairness Opinion Provider”), a global advisory and transaction firm specializing in business valuation practices and intangible assets generally, as fairness opinion provider to ACIC.

The execution version of the Business Combination Agreement and the Ancillary Agreements contain a number of material terms reflecting negotiations between the parties subsequent to February 12, 2023, including, among other things, (i) the material terms of the GIOSTAR Supply Agreement to be executed prior to Closing, (ii) the exclusion of certain shareholders from the earnout, (iii) the VWAP period used to determine whether the Share Price Targets are achieved during the Earnout Period, (iv) the composition of the Combined Company’s board of directors and (v) the removal of certain adjustments to the Exchange Consideration.

The ACIC Board was kept apprised on a regular basis by ACIC management of the status of negotiations with GIO. On March 8, 2023, the ACIC Board convened a virtual meeting to consider the terms of the Business Combination Agreement and the transactions contemplated thereby. ACIC’s legal counsel gave brief presentations to the ACIC Board regarding (i) the terms of the Business Combination Agreement and the transactions contemplated thereby and (ii) the fiduciary duties of directors when considering whether to authorize a potential business combination transaction. Also at this meeting, EverEdge reviewed its financial analysis on GIO and the Business Combination, and rendered to the ACIC Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, evaluating the fairness of the proposed Business Combination (including the consideration issuable to GIO holders pursuant to the Business Combination Agreement), from a financial point of view, to ACIC stockholders. Dr. Shulman also presented to the ACIC Board ACIC management’s financial analysis of GIO’s potential future value and the business opportunity that ACIC management believed may be represented by the proposed Business Combination with GIO, based on information and materials shared with the ACIC Board prior to such meeting. After review and discussion, including questions from members of the ACIC Board posed to legal counsel and to ACIC management, the ACIC Board, among other things, unanimously (1) determined that the terms of the Business Combination Agreement and the transactions contemplated thereby (including the issuance of the Exchange Consideration issuable to GIO ordinary shareholders thereunder) were fair to, and in the best interests of, ACIC and its stockholders; (2) approved and declared advisable the Business Combination Agreement and the transactions contemplated thereby; (3) directed that the Business Combination Agreement be submitted to ACIC stockholders for approval; and (4) recommended that ACIC stockholders adopt the Business Combination Agreement.

On the Signing Date, March 8, 2023, ACIC and GIO executed the Business Combination Agreement and the applicable Ancillary Agreements and issued a joint press release announcing that ACIC and GIO had entered into the Business Combination Agreement related to the proposed transaction. Since the Signing Date, the parties have held, and expect to continue to hold, regular discussions regarding the timing of consummating the Business Combination and various preparatory efforts in connection therewith. On May 10, 2023, ACIC and GIO entered into an amendment to Business Combination Agreement, pursuant to which the Business Combination Agreement was amended to (i) amend the definition of a “National Exchange” that ACIC’s shares must be listed on as a condition to closing to include, in certain circumstances, a trading marketplace operated by OTC Markets Group Inc.; (ii) make certain clarifying changes to the calculation of the Exchange Consideration, the treatment of treasury shares in the Proposed Transaction and certain other matters; and (iii) makes certain other adjustments to covenants of GIO relating to the “Company Restructuring,” as defined in the Agreement.

Recommendation of the ACIC Board and Reasons for the Business Combination

The ACIC Board, in evaluating the Business Combination, consulted with ACIC management and its advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby (including the issuance of ACIC shares as Exchange Consideration thereunder) are advisable and in the best interests of ACIC and (ii) to recommend that the ACIC stockholders adopt the Business Combination Agreement, the ACIC Board each considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the ACIC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ACIC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ACIC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The ACIC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Transaction Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

●	Goals Align with Industry Opportunity. Identified industry trends and global healthcare needs appear to support GIO’s stated goals to develop Universal RBC, Anti-Aging Clinic and Active Cosmetic Business Lines.
●	Management Clinical Expertise. Dr. Anand Srivastava has significant clinical experience with stem cells and GIO’s contacts within the scientific and medical communities that may make GIO well-positioned to pursue its stated business plans.
●	Multifaceted Business Strategies. GIO management has multi-faceted plans for developing and commercializing stem cell-derived products and services, with differing timelines, subject to various contingencies. Utilizing stem cells for multiple purposes, in various jurisdictions, GIO may have a higher likelihood of success than a pre-revenue company pursuing a single product, technology or service.

●	Fairness Opinion. EverEdge provided its opinion to the ACIC Board that, subject to the assumptions, qualifications, limitations and other matters set forth in the opinion, the consideration to be delivered to equity holders of the GIO in the proposed Business Combination is fair, from a financial point of view, to ACIC’s security holders.
●	Attractive Potential Future Value. If GIO’s business plans materialize, ACIC management’s financial analyses of public companies and go-public transactions suggest that GIO’s potential future value represents an attractive opportunity for investors relative to guideline transactions and public companies, assuming regulatory approvals and other conditions, including obtaining access to capital and other resources is achieved by GIO.
●	Favorable Transaction Terms. ACIC considered the terms of the proposed Business Combination, which include the potential future issuance of earnout shares upon the achievement of certain post-closing trading-price based conditions, and the fact that the transaction terms do not include a minimum cash closing condition, which decreases the risk that the Business Combination will not close, to be favorable.

The ACIC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

●	Business Plans May Not Be Achieved. Each of the Business Lines is prospective in nature and GIO’s business plans may not materialize, in whole or in part, for a variety of reasons, which may limit GIO’s ability to generate revenues or become profitable in the near term or at all;
●	Redemption Risk. The potential that a significant number of ACIC stockholders elect to redeem their shares prior to the consummation of the Business Combination, which would result in lower cash proceeds to GIO and reduce the likelihood that ACIC securities quality for listing on a national securities exchange upon consummation of the proposed Business Combination;
●	Valuation Challenges. Because GIO has no current operations or financial history, its prospects and the risks that GIO may face in pursuing its business plans are difficult to evaluate and the ACIC Board may not have had all of the information necessary to enable it to accurately predict GIO’s potential future value;
●	Competition. GIO’s business plans depend on its ability to generate revenues from sales of products and services in several highly competitive markets and GIO will face intense competition from companies participating in these markets, many of which are more established, better capitalized and have access to greater resources than GIO, among other advantages. Furthermore, there can be no assurances that GIO or its key scientists have intellectual property, know-how or trade secrets, or the ability to use any of the foregoing to develop products or services to a point of regulatory approval or commercialization, presently or in the future, that is unique, superior or more efficacious than those of competitors or that, if GIO is successful in its stem cell-related development efforts, that GIO will be better positioned than its competitors to take to market any products, services or technologies in a manner or according to a timeline that will benefit investors;
●	Capital Requirements. Significant capital and other resources will be required for GIO to commence and develop any Business Line and these resources may not be available to GIO on attractive terms, if at all;
●	Planned Initiatives May Not be Achieved. GIO may not be able to develop its planned Business Lines in the manner or on the timeline GIO management believes possible due to regulatory constraints, capital requirements or otherwise, and if developed, any products or services that GIO may offer may not be accepted by market participants or customers or may not be competitive;
●	Clinical Development is a Lengthy and Expensive Process. Development of Universal RBCs and associated technologies to a point of readiness for preclinical and clinical testing and trials, and successful pursuit of FDA and other applicable regulatory approvals, can be a lengthy and costly process and GIO will need access to significant financial and other resources to pursue these goals, which may not be available to GIO on terms attractive to GIO, if at all;

●	Restrictions on Usage of Human Stem Cells Certain Jurisdictions. Restrictions on certain usages of human stem cells and products derived therefrom in some jurisdictions may limit the viability of, and GIO’s ability to pursue and commercialize, certain products and services that GIO believes important for the Business Lines, which may make it more challenging for GIO to generate revenues or become profitable;
●	Stockholder Vote. The risk that ACIC’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;
●	Loss of Key Personnel and Know-How. Dr. Srivastava, GIO’s Chief Scientific Officer, is principally responsible for some or all of the scientific know-how, trade secrets and intellectual property on which GIO’s business plans currently depend, and Mr. Patel, GIO’s Chief Executive Officer, is principally responsible for some or all of the business and operational know-how, trade secrets and intellectual property on which GIO’s business plans currently depend, and if Dr. Srivastava or Mr. Patel for any reason cease to be part of, or reduce involvement with, GIO or in any other manner cannot or do not provide the full benefit of, in the case of Dr. Srivastava, his scientific expertise or the results of his work with stem cells, or in the case of Mr. Patel, his business or operational expertise, presently or in the future, to GIO, GIO may not be able to pursue its business plans or material aspects thereof and GIO’s prospects of generating revenue or pursuing the Business Lines would be materially adversely affected;
●	Related Party Transactions and Potential Conflicts of Interest. GIO’s ability to pursue the Business Lines successfully or at all depends on trade secrets, know-how and intellectual property rights related to stem cells that Dr. Srivastava and Mr. Patel have assigned on an exclusive basis to GIOSTAR, an entity controlled and majority owned by Dr. Srivastava and Mr. Patel, which, in turn, has granted an exclusive license (subject to limited exceptions) to use such trade secrets, know-how and intellectual property in connection with activities that are the subject of the four Business Lines to GIO. GIOSTAR may, in accordance with such arrangement, utilize these trade secrets, know-how and intellectual property for purposes other than the Business Lines or to continue owning and operating anti-aging clinics in three countries, Costa Rica, Mexico and India, where GIO will not be provided exclusive rights to pursue such Business Line. Additionally, unless and until GIO is able to create AHSDMs or other “active ingredients” for cosmetics or other products, if GIO develops an Active Cosmetics Business Line, GIO expects to depend on AHSDMs to be delivered to GIO under the GIOSTAR Supply Agreement to commence and develop such business plans. If for any reason GIOSTAR does not fulfill its obligations under or abide by the terms of the GIOSTAR License Agreement and the Exclusivity Agreements, or Dr. Srivastava or Mr. Patel fail to cause GIOSTAR to fully satisfy the terms and requirements of any of the foregoing arrangements, including in the event of conflicts between the business interests of GIOSTAR and GIO or of Dr. Srivastava and Mr. Patel, on the one hand, and GIO, on the other hand, GIO’s business and future prospectus would be materially adversely affected.
●	Conflicts of Interest. The possibility that the ACIC Board may have been influenced by conflicts between what may be in ACIC’s best interests and what may be best for a director’s personal interests, including the possibility that if the Business Combination is not consummated, and ACIC is forced to liquidate because it is unable to consummate another business combination within the timeframe permitted by the Current Charter, the Founder Shares and Private Warrants owned by ACIC’s Insiders would be worthless;
●	Listing Qualification Risks. The risks that at or after the Closing, ACIC or the Combined Company may nor be able to satisfy or maintain eligibility or qualify for its securities to be listed on a U.S. national securities exchange;
●	Regulatory Risks and Uncertainties. The risk that applicable regulatory frameworks of compliance costs in relevant geographies may adversely affect GIO’s ability to develop or pursue the Business Lines;
●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction or waiver of certain closing conditions;
●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;
●	Public Company Risks. The challenges associated with preparing GIO, a private entity, for the applicable disclosure and listing requirements to which GIO will be subject as a publicly traded company on a U.S. national security exchange;
●	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

●	ACIC Stockholders Receiving a Minority Position in GIO. The risk that ACIC stockholders will hold a minority position in GIO;
●	Fees and Expenses. The fees and expenses associated with completing the Business Combination could exceed expectations; and
●	Other Risks Factors. Various other risk factors associated with GIO and its planned Business Lines, as described in the section entitled “Risk Factors” appearing elsewhere in this joint proxy statement/consent solicitation statement/prospectus.

In evaluating the conflicts of interest referenced above, The ACIC Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for ACIC’s IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by ACIC with any other target business or businesses, and (iii) the Sponsor will hold equity interests in the Combined Company with value that, after the Closing, will be based on the future performance of the Combined Company’s stock. In addition, ACIC’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the ACIC Board, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

The above discussion of the material factors considered by the ACIC Board is not intended to be exhaustive but does set forth the principal factors considered by the ACIC Board.

Certain Financial Information

In connection with ACIC’s evaluation of the potential business combination with GIO, ACIC management carried out certain financial analyses, as further described below (collectively, “ACIC management analyses”), which analyses were the primary financial information relied upon by the ACIC Board (which had determined ACIC management, based on its professional experience and qualifications, to be qualified to analyze the prospects and value of GIO, in its evaluation of the potential business combination with GIO. Separately, prior to the Signing Date, GIO management prepared and provided to ACIC and EverEdge, in its capacity as fairness opinion provider, certain illustrative forecasts, as further described below (the “GIO management forecasts”), which the ACIC Board also received, but which the ACIC Board determined not to rely upon in its decision-making about GIO, as further described below. Any financial information (“financial information”) that relates to GIO or to the prospective Business Lines are inherently illustrative in nature, as GIO has not yet commenced operations or pursued the business activities that may be associated with the Business Lines, if any, when any of them is pursued by GIO (which GIO may be unable to do). All financial information described in this “Background of the Business Combination” section relating to GIO reflect GIO management’s anticipated business strategies, incorporating numerous assumptions about scientific developments and many other events and circumstances that have not occurred and may never occur; none of the financial reflects historical results of GIO or any other business; nor does the financial information represent actual predictions about GIO, as GIO has not yet commenced operations with regard to any of the Business Lines or any other business. The financial information, including the ACIC management analyses and the GIO management forecasts, were prepared solely for internal use and not with a view toward public disclosure, or complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial information should not be viewed as public guidance and you are cautioned not to rely on the financial information in making a decision regarding the Business Combination, as the financial information may be materially different than actual results. All of the financial information, including, without limitation, the GIO management forecasts, should be read in conjunction with careful examination and review of the various risks and uncertainties associated with GIO and its prospective Business Lines, which include those set forth in the sections of this registration/proxy statement titled “Risk Factors,” “GIO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” and is subject, in all respects, to the limitations and qualifications set forth below under the heading “Qualifications and Limitations; Additional Information.”

ACIC Management Financial Analyses

In connection with its consideration of the proposed Business Combination with GIO, the ACIC Board received financial analyses prepared by ACIC management (the “ACIC management analyses), as further described below. While many companies maintain detailed financial projections in order to measure business performance, GIO has not yet commenced operations, which limits GIO’s ability to provide reliable detailed forecasts predicting future financial performance of GIO or any Business Line. Accordingly, GIO management forecasts were not relied upon by the ACIC Board in connection with its evaluation of the proposed Business Combination. The ACIC management team has substantial experience and skills evaluating businesses across various industries and the ACIC Board determined such skills and professional qualifications make them qualified to carry out the ACIC management analyses, which ACIC management presented to the ACIC Board and which the ACIC Board considered as one of a number of material factors in its decision to approve the proposed Business Combination (including the consideration to be delivered to the Sellers under the terms of the Business Combination), as further described under the heading “Recommendation of the ACIC Board and Reasons for the Business Combination.”

The primary analytical methodologies utilized by ACIC management for purposes of the ACIC management analyses were a guideline transaction method analysis (“GTM Analysis”) and a guideline public companies analysis (“GPC Analysis”), each of which is described further below. For purposes of the ACIC management analyses, ACIC management, as further described below, examined information about a group of transactions and public companies which ACIC management determined had attributes similar to the three Business Lines (Universal RBCs, Anti-Aging Clinics and Active Cosmetics) that GIO management told ACIC that it expects to pursue. Further use or development of stem cells to treat symptoms associated with COVID-19 were not included in such analysis because GIO management advised that such rights or technologies are not its primary expected near-term focus. However, there are no guideline transactions or guideline public companies that are directly comparable to GIO, the Business Lines or the proposed Business Combination, including, among other factors, because GIO’s business is prospective in nature and because GIO expects to pursue three business lines, each with different characteristics and risk/reward profiles. In spite of such limitations, ACIC management, using information provided by GIO management about its future plans for the Business Lines, determined that the guideline transactions and guideline public companies, as further described below, included in the GTM Analysis and GPC Analysis, respectively, were reasonably comparable to GIO for purposes of their analyses. Given the foregoing factors and subject, in all cases, to the information set forth under “Qualifications and General Limitations; Additional Information” below, the results of the ACIC management analyses should be regarded as purely illustrative in nature. The results of the ACIC management analyses are not intended to represent forecasts or predictions and are not based on historical information or any other information about GIO and do not represent actual facts or predictions about future events or circumstances. subject to numerous contingencies and factors. The financial information is not reflective of actual results and does represent predictions as to likely future results. Neither ACIC management, members of the ACIC Board, nor any of their respective representatives has made or makes any representations to any person regarding the ultimate performance of GIO or the Combined Company.

Guideline Transaction Analysis

In connection with its approval of the Business Combination, the ACIC Board reviewed the ACIC management analyses, including the GTM Analysis, prepared based on ACIC management’s review and analysis of publicly available data (sourced through the subscription database Pitchbook) about “go-public” transactions (in this case including initial public offerings and so-called “reverse mergers”) consummated on or after January 1, 2019 (the date the relevant guideline transaction was consummated, the “Guideline Transaction Date”). Within these guidelines, the following factors were considered in determining the appropriateness of transactions for inclusion in the GTM Analysis carried out by ACIC management: (i) sector, (ii) aggregate company revenues generated through the Guideline Transaction Date and (iii) timeline (relative to the present date and relative to the date of company inception) as of the Guideline Transaction Date.

Utilizing the criteria set forth above, ACIC management identified 47 guideline transactions (the “Guideline Transactions Group”) that ACIC considered relevant for comparative purposes, though, as described below, none of the selected transactions has characteristics identical to the proposed Business Combination or involves businesses that are identical to any of Business Lines (or to the Business Lines, taken as a group).

The categories of life sciences companies used by ACIC management as criteria for inclusion in the Guideline Transactions Group can be summarized as follows, based on information accessed by ACIC management through Pitchbook on March 1, 2023:

●	Life Science, Healthcare and Adjacent Products and Services Sector: ACIC management focused on transactions involving companies falling into one or more of the following categories, which it considered most likely to encompass or have similarities to the Business Lines in terms of typical development trajectories and timelines (generally requiring substantial upfront investments in research and development efforts prior to commercialization events): (i) biotechnology (including companies primarily engaged in biotechnology or genetics-related research, development, manufacturing and marketing of products but excluding manufacturers of biotech-related products without a healthcare related application), (ii) pharmaceutical, (iii) clinics/outpatient services (including medical and health care clinic-related support services) and (iv) drug discovery (including drug discovery, development, production and production of adjacent analytical tools, instruments, consumables and services) and (v) companies with other products or services which can be characterized as

“healthcare technology” (including, for example, health care-related support services and systems)(the “Life Science, Healthcare, and Adjacent Products and Services”).
●	Go-Public Transactions: Among transactions falling into the Healthcare, Lifesciences and Adjacent Products and Services category, ACIC management selected transactions resulting in a previously privately owned company becoming a public company (“Go-Public Transactions”) with shares listed on a U.S. national exchange, namely, in the case of the guideline transactions, initial public offerings and so-called “reverse mergers” (generally involving a merger of a private company with and into an existing public “shell” company that has no operating business at the time of the merger), ACIC management considered these types of transactions to be similar to the proposed Business Combination, following which GIO, currently a limited company organized under the laws of the England and Wales, is expected to a wholly-owned subsidiary of a public company with shares listed on a U.S. exchange.
●	Guideline Transaction Date: Among Go-Public Transactions in the Healthcare, Lifesciences and Adjacent Products and Services Category, ACIC management selected transactions consummated between January 1, 2019, and the present (“Recent Guideline Transaction Dates”), as ACIC management considered these transactions to be of greater potential relevance to a GTM Analysis than transactions consummated during prior periods due to market conditions and other factors relevant to life sciences companies and Go-Public Transactions generally.
●	Pre-Revenue at Go-Public Transaction: Among Go-Public Transactions with Recent Guideline Transaction Dates in the Healthcare, Lifesciences and Adjacent Products and Services Category, ACIC management selected transactions involving companies that had, from inception to the relevant Guideline Transaction Date, generated aggregate revenues of $2 million or less (referred to as “Pre-Revenue” at of the Guideline Transaction Date). ACIC management focused on transactions involving Pre-Revenue companies because ACIC regarded companies that engaged in Go-Public Transactions at a Pre-Revenue stage as having attributes similar to GIO and to the Business Combination, given that GIO is at an early stage in its development and has not yet begun generating revenues.
●	Founded After 2012: Among Go-Public Transactions with Recent Guideline Transaction Dates in the Healthcare, Lifesciences and Adjacent Products and Services Category that involved companies that were Pre-Revenue as of the date of the relevant Go-Public Transactions, ACIC management selected transactions involving private companies that were founded after January 1, 2012 (“Founded After 2012”), because, based on professional experience evaluating companies and transactions, ACIC management believed that Pre-Revenue companies that engaged in Go-Public Transactions within ten years of inception were more likely to be representative of Pre-Revenue Go-Public Transactions involving companies in the Healthcare, Lifesciences and Adjacent Products and Services Category than same-sector Pre-Revenue Go-Public Transactions that involved companies whose duration since inception, as of the applicable Guideline Transaction Date, were either shorter than ten years, on the one hand, or longer than ten years, on the other.

Examples of companies included in the Guideline Transaction Group based on the criteria above included, among other companies, DISC Medicine (NAS: IRON) and Vor Biopharma (NAS: VOR), further information about which appears under “Guideline Public Company Analysis” below.

Guideline Public Companies Analysis

GPC Guideline Companies

In addition to the GTM Analysis, ACIC management reviewed and analyzed publicly available data (sourced through paid search platform S&P Capital IQ (“CapIQ”)) about companies that ACIC management considered to have attributes similar to GIO or one or more of the Business Lines (the “GPC Analysis”), which was provided to the ACIC Board as part of the ACIC management analyses. As described above (under the heading “GTM Analysis”), there are no guideline public companies that are directly comparable to GIO’s future prospective business. In spite of such limitations, ACIC management, selected a group of 200 guideline public companies (“GPC Guideline Companies,” collectively, the “Guideline Companies Group”), together with an additional five reference public companies (“Reference Guideline Companies” comprising the “Reference Guideline Companies Group”), to use for purposes of the GPC Analysis, though none of the selected companies has characteristics identical to GIO or to GIO’s planned Business Lines.

ACIC management utilized the platform and analytical tools of CapIQ’s public company database (the “database,” unless otherwise indicated, as accessed as of March 1, 2023 (the “Access Date”)), to assist with ACIC’s identification of GPC Guideline Companies and to obtain certain publicly available information about those companies, as further described below. Of the total number of companies with securities listed on a U.S. or non-U.S. national securities exchange (“public companies”) included in the database as of the Access Date, ACIC focused its analysis on public companies classified within the following Global Industry Classification Standards classifications (“GICS,” referring to the classifications developed by S&P Dow Jones Indices and MSCI, as of the Access Date):

●	Worldwide Presence: Of the total number of companies included in the database as of the Access Date, ACIC management selected a group of 65,000 public companies with securities listed on various national exchanges globally in order to incorporate in the GPC Analysis companies with operations and foci outside as well as inside of North America (the “Worldwide Presence Category”).
●	General Healthcare: Within the companies in the Worldwide Presence Category, ACIC narrowed its search to the approximately 5,035 public companies that fall within the GICS general “Health Care” classification, which incorporates, among other companies, health care equipment and services providers and pharmaceutical and biotechnology companies (the “General Healthcare Category”).
●	Specific Healthcare Categories: ACIC’s search was further narrowed to the approximately 3,200 companies within the General Healthcare Category categorized as falling within one of the following GICS subcategories, which ACIC considered to have attributes or potential similarities to one of the Business Lines: (i) healthcare services, (ii) biotechnology, (iii) pharmaceutical products, (iv) non-prescription drugs, (v) medicinal chemicals, (vi) botanical products, (vii) pharmaceutical research and development and (viii) life sciences tools and services (the “Specific Healthcare Category”).
●	$0 to $2M in Revenue: Among the companies within the Specific Healthcare Category, ACIC focused on the approximately 1,000 companies with aggregate gross revenues since inception of $2 million or less (“$0 to $2M in Revenue Category”), which ACIC considered most relevant to GIO given its stage of development.
●	US Exchanges: Among the companies within the $0 to $2M in Revenue Category, ACIC chose the 435 companies with securities listed on a U.S. national securities exchange (“U.S. Exchange Listed Category”) as relevant for the GPC Analysis, given the parties’ intention for ACIC’s securities to become listed on a U.S. national securities exchange in connection with the Business Combination.
●	Founded After 2012: Among companies falling within the U.S. Exchange Listed Category, 200 companies were identified as having been incorporated, or whose public filings reflect operational commencement dates, during or after 2012 (“Founded After 2012 Category”), which ACIC considered relevant for purposes of the GPC Analysis because GIO was formed in 2022.

Examples of the companies included in the GPC Companies Group based on the criteria above included (i) DISC Medicine (NAS: IRON), a clinical-stage biotechnology company pursuing therapeutic candidates to address hematologic diseases and (ii) VOR Biopharma (NAS: VOR), a clinical-stage company founded in 2015 that is developing engineered hematopoietic stem cell (eHSC) therapies for cancer patients.

Additional Reference Guideline Companies

In addition to the 200 Guideline Public Companies selected and used by ACIC management for purposes of the GPC Analysis, ACIC management also considered five additional established public companies (“Reference Guideline Public Companies”) operating in the cosmetics and healthcare clinics and adjacent services sectors as supplemental reference points for the GPC Analysis, given GIO’s planned Anti-Aging Clinics and Active Cosmetics Business Lines. Though none of the Reference Guideline Public Companies is identical to the Anti-Aging Clinics and Active Cosmetics Business Lines, and the businesses of the Reference Guideline Public Companies are significantly more mature than that of GIO (including, among other attributes, that the Reference Guideline Public Companies generally have established business relationships, industry knowledge, brand and market reputations and access to financial and other resources that are significantly greater than the resources currently available to GIO), ACIC management determined that the Reference Guideline Public Companies’ revenue sources (including from sales of cosmetics and beauty care products, anti-aging products and clinic services) had sufficient similarities to the revenue streams GIO hopes to generate from its Active Cosmetics and Anti-Aging Clinic Business Lines that publicly available data about the Reference Guideline Public Companies were useful reference points to inform ACIC management’s GPC Analysis. The additional public companies included in the Reference Guideline Companies Group as reference points for the GPC Analysis based on the criteria above included (i) ELF Beauty (NYSE: ELF): a worldwide cosmetic and skin care products company headquartered in Oakland, California, (ii) Ulta Beauty, Inc. (ULTA), (iii) L’Oreal S.A. (OR.PA), (iv) Inmode (NAS: INMD), a manufacturer and designer of minimally invasive aesthetic medical products, based in Yokneam, Israel, and (v) Surgery Partners (NAS: SGRY), a U.S.-based network of surgical facilities and provider of surgery-adjacent services such as diagnostic imaging, laboratory, physical therapy, wound care, anesthesia and other services.

Results of ACIC Management Financial Analyses

The GTM Analysis utilized by ACIC management, as described above, resulted in an estimated pre-money valuation range of $309 million to $430 million, based on attributes of the 47 companies included in the GTM Transactions Group at the time of the applicable Go-Public Transactions, which is significantly higher than the aggregate value of the potential future business of GIO implied by the terms of the proposed Business Combination.

The GPC Analysis carried out by ACIC management with respect to the 200 companies included in the Guideline Public Companies Group, informed by data related to the Reference Guideline Public Companies, resulted in an estimated valuation range of $146 million to $409 million, based on the median and mean market capitalizations of the GPC Companies, which valuation range has a mid-point higher than the aggregate value of the potential future business of GIO implied by the terms of the proposed Business Combination.

GIO Management Forecasts

As further described above and in the section of the disclosure below describing the fairness opinion provided to ACIC by the EverEdge, the financial advisor engaged by ACIC for this purpose, GIO management prepared certain limited financial forecasts on February 1, 2023 about GIO’s potential future business which were, in turn, provided to the Fairness Opinion Provider (but were not, as described above, relied upon by the ACIC Board in its decision-making process with regard to the proposed transaction). These financial forecasts and the material assumptions contained therein are briefly described below and are also referenced in the paragraphs under the heading “Opinion of ACIC’s Capital Investment Corp’s Financial Advisor.” The financial forecasts prepared by GIO management and utilized by the Fairness Opinion Provider were not detailed financial projections maintained by GIO in the ordinary course and were not prepared with a view towards public disclosure. Furthermore, as GIO has not yet commenced business operations, those forecasts were purely illustrative and were not based on GIO’s historical results of operations or financial statements, and they are dependent entirely on assumptions about a business and lines of business that do not yet exist about a variety of events and circumstances that may or may not occur and are subject, in all upon a number of assumptions respects, to actual results and to risks and contingencies, known and unknown, many of which are outside of GIO’s and ACIC’s control, in many cases, and which cannot be predicted in advance. Forward-looking information, including information about future business plans, are inherently subject to significant uncertainties and contingencies and in GIO’s cast, the management forecasts are not tied to actual historical or present facts and are based entirely on descriptions of business operations that have not yet been started. Forward-looking statements are also susceptible to multiple interpretations and inherently reflect assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond GIO’s and ACIC’s control. Investors are encouraged to read carefully the information contained in this proxy statement/prospectus, including the GIO financial information and the descriptions about various risks and uncertainties concerning GIO’s business described herein, including under the headings Risk Factors,” “GIO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.”

The financial forecasts that were prepared by GIO management and shared with the Fairness Opinion Provider included limited estimates of potential future revenues and earnings from the Business Lines, assuming that numerous events and circumstances incorporated in the assumptions contained therein occur during the periods reflected in such forecasts (including, without limitation, that GIO’s efforts to develop the Business Lines proceed as anticipated by GIO management at the time the GIO management forecasts were prepared. The GIO management forecasts included (i) revenue and EBITDA forecasts for the period commencing July 1, 2023 through December 31, 2025 (the “2025 forecasts,” covering the “2025 forecast period”), which GIO management believed to be a reasonable forecast period for its planned Anti-Aging Clinic and Active Cosmetics Business Lines, in particular, assuming, in all cases, that all of the assumptions incorporated in the GIO management forecasts are accurate, and (ii) standalone illustrative “extended forecasts” incorporating GIO management’s expectations regarding future potential unlevered, after-tax free cash flows attributable to planned Business Lines (again assuming, in each case, that all of the assumptions incorporated in such extended forecasts are accurate) for the period from July 1, 2023, to December 31, 2027 (the “extended forecast period”), which extended forecast period GIO management considered, based on the assumptions incorporated in such forecasts, to reasonable based on its professional judgment and industry experience. As further described below, the Fairness Opinion Provider, EverEdge, utilized the limited GIO management forecasts in its illustrative valuation analyses as and to the extent further described under the heading “Opinion of ACIC’s Financial Advisor” below. GIO management’s forecasts were not based own historical financial or other information about GIO, which has not yet commenced operations. Neither were the GIO management forecasts prepared for public use or disclosure, nor are the GIO management forecasts intended to represent projections or estimates of GIO’s actual or likely future results. Rather, on February 1, 2023, the GIO management forecasts were prepared as illustrative estimates of the potential future value of three discrete business segments that GIO management would like GIO to pursue, taking into account that none of the Business Lines has actually been commenced or established and that GIO’s plans are subject to change, perhaps materially, from GIO management’s plans at the time that the GIO management forecasts were prepared.

The GIO management forecasts are illustrative in nature and assume, among many other assumptions incorporated therein, that, prior to the forecast periods, GIO has already established each of its planned Business Lines and successfully secured all necessary regulatory approvals, and that there are not material delays, deviations or challenges that cause GIO to change its planned business activities from those based on which assumptions were developed and incorporated into the forecasts by GIO management. GIO management considered the assumptions incorporated into the GIO management forecasts to be reasonable at the time such forecasts were prepared, based on GIO management’s professional judgment and experience; provided, however, that GIO management does not have direct experience commercializing stem cell-related products or “monetizing” elements of GIO’s scientists’ research and development efforts related to stem cells and actual results may differ, perhaps significantly, from information incorporated in the assumptions and some or all of GIO’s planned business activities and anticipated developments may not materialize in the manner GIO management expects or at all. The forecasts also assume that GIO’s business development is not constrained by any of the following: having access to stem cells and other raw materials, or laboratory, testing and trial requirements, highly trained technical staff; capital necessary to find research, development, trials, testing or FDA and other regulatory and marketing processes; scientific equipment (including bioreactors, which have never before been created); competition from other companies or other scientists or research organizations also developing stem cell-based products and services; Challenges achieving protection for or protecting intellectual property rights; legal challenges or compliance risks or any number of other Risks, including macroeconomic, geo-political, public health and other factors. The forecasts GIO management prepared and provided to EverEdge incorporated the following material assumptions:

●	Anti-Aging Business Line. That GIO has 50/50 revenue-sharing arrangements with a network of Anti-Aging Clinics owned and operated by third parties in various locations outside of the United States that offer GIO stem cell-based treatments to customers at a cost of $15,000 per treatment, resulting in profits to GIO of $3,000 per treatment (assuming little overhead to GIO, which does not, in such model, own or operate the clinics) and that the number of clinics offering GIO’s treatments expands at a rate of between four to 16 new clinics per year each year during the forecast period, offering a total of between eight and 24 treatments per month across all clinics during such period. Based on these assumptions, ACIC management forecasts reflected estimated annual revenues and profits to GIO of $6.9 million and $5.2 million, respectively, during the last calendar year of the 2025 forecasts and estimated annual revenues of $31.9 million and $27.6 million, respectively, for the final year of the extended forecast period, assuming the costs to GIO specific to this Business Line do not exceed $1.6 million and $4.3 million during the last calendar year of the 2025 forecasts and the extended forecast period, respectively;

●	Active Cosmetics Business Line. That GIO receives AHSDMs valued at $13.5 million at direct cost (without mark-up) from GIOSTAR over the term of the GIOSTAR Supply Agreement (and prior to the last year of the extended forecast period, developed capabilities to produce AHSDMs in-house) which GIO sells at a 2x multiple over cost basis, generating estimated annual revenues to GIO of $4 million and $12 million during the last year of the 2025 forecast period and extended forecast period, respectively, generating $3.03 million and $10.7 million profits during the last year of the 2025 forecast period and the extended forecast period, respectively, assuming little to no overhead costs to GIO (other than as incorporated in estimated SG&A costs, as further described below); and
●	Universal RBC Business Line. That GIO receives $10 million in outside to fund research and development of Universal RBCs, including the clinical and pre-clinical testing and trials and FDA and other applicable regulatory approval processes (including an estimated $7.7 million attributable to estimate costs to build or acquire 51 bioreactors and related activities (at a cost of $200,000 for the first bioreactor and $150,000 for each of the subsequent bioreactors), which results in GIO having capability, beginning at the start of the last year of the 2025 forecast period, to create 133 units of Universal RBCs per month, which GIO sells for $120 per Universal RBC unit throughout the remainder of the forecast periods, generating estimated revenues to GIO of $5 million during the last year of the 2025 forecast period and $66.4 million during the final year of the extended forecast period, resulting in estimated profits to GIO of $2.03 million in the last year of the 2025 forecast period and $32.45 million during the last year of the extended forecast period.
●	Assumptions Regarding Costs of Goods, Expenses and Earnings

GIO management’s illustrative forecasts incorporated the following assumptions related to costs of goods, expenses and earnings with respect to the Business Lines during the forecast periods:

●	Estimated Selling, general and administrative (“SG&A”) costs including marketing, research and development, and network and business development costs of $5.07 million during the last calendar year of the 2025 forecast period and $14.4 million during the final year of the extended forecast period;
●	That there will be no costs to GIO associated with the planned Anti-Aging Clinic and Active Cosmetics Business Lines, given that the illustrative forecasts, GIO management’s assumptions for purposes of the forecasts, that will not own or operate the clinics that offer GIO treatments, and that GIO generates revenues and profits from sales of the AHSDMs provided to it by GIOSTAR under the GIOSTAR Supply Agreement and, prior to the end of the forecast period, have developed in-house capabilities to manufacture marketable AHSDMs at costs that are covered by customer pre-order or similar arrangements.
●	That the estimated cost to GIO of constructing or acquiring such number of bioreactors (which is assumed, for purposes of GIO management’s forecasts to be 51 total bioreactors), laboratory and other equipment, hiring scientific and other support personnel necessary to operate the bioreactors and other costs required to enable GIO to produce the Universal RBCs necessary to generate the estimated revenues and earnings to GIO reflected in the GIO management forecasts, is $200,000 for the first bioreactors and $150,000 for each of the fifty additional bioreactors (totaling $7.7 million) assumed to be required for this purpose, and that all such costs to GIO are capitalized (and therefor are not reflected as reductions to earnings during the forecast period in GIO management forecasts).
●	That the bioreactors have an estimated useful life of five years, resulting in assumed depreciation and amortization (“D&A”) charges of $2.79 million during the last year of the 2025 forecast period and $8.69 million during the final year of the extended forecast which D&A changes GIO management estimated based on industry knowledge and general familiarity with scientific and laboratory equipment costs.

The assumptions incorporated into GIO management’s forecasts with respect to the Business Lines are predicated on information that is inherently incomplete, given that GIO has not yet begun operations on any business line and has not, as an organization, yet commercialized any products or sold any treatments or services. Despite these limitations, GIO management considered its estimates relating to costs of goods, expenses, R&D Costs and D&A, as incorporated into the assumptions on which its earnings forecasts were based, to be reasonable, based on management’s observations, clinical expertise and industry knowledge, taking into account that all of GIO’s planned business activities, as reflected in the illustrative forecasts, are speculative, and GIO’s plans, and the risks that GIO may face when it commences operations, known and unknown, may cause the costs and expenses GIO must incur to be different, potentially substantially from the estimates thereof incorporated in the assumptions. Certain elements of the Business Lines may prove materially more expensive to pursue than reflected by the assumptions underlying the forecasts. Relative to the Universal RBC

Business Line, for instance, to date, GIO is not aware of a bioreactor having ever been created and the costs that may be associated with designing, constructing, maintaining and operating bioreactors may exceed GIO management’s current expectations and may require substantial capital. Further clinical and pre-clinical testing and trials and regulatory application and approval processes can be costly, time-consuming and lengthy processes, and, in many cases, challenges, costs and delays arise that are not foreseeable to applicants or other process participants at the start of such efforts and processes. Without prior experience in some or all of the planned Business Lines, the nature, extent and potential expenses that may be associated with the foregoing and numerous other business activities and elements that are part of GIO’s planned initiatives, it is difficult, if not inherently impossible, to accurately predict currently or may become the costs and expenses that GIO may incur as it pursues its current plans for the Business Lines. Moreover, GIO’s plans with respect to the proposed Business Lines may, and can be expected, to change over the timeline of the forecast periods, potentially materially, as underlying facts and circumstances specific to GIO and more general, change.

Opinion of ACIC’s Financial Advisor

As further described above, during the process of negotiating the Business Combination and evaluating GIO, ACIC also met with potential fairness opinion advisors and determined to engage EverEdge to act as its financial advisor for purposes of evaluating the fairness of the proposed Business Combination (including the consideration issuable to GIO holders pursuant to the Business Combination Agreement), from a financial point of view, to ACIC stockholders.

The full text of the EverEdge’s written opinion dated March 8, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering its opinion is contained in Annex E to this registration/proxy statement. EverEdge’s opinion, which was initially presented orally to the ACIC Board, and then followed up by delivery of the written opinion dated March 8, 2023, was addressed to, and provided for the information and benefit of, the ACIC Board in connection with the ACIC Board’s evaluation of the proposed Business Combination. The opinion does not constitute a recommendation to the relevant officers of ACIC or to any other persons in respect of the proposed Business Combination, including as to how any ACIC stockholders should vote or act in respect of the proposed Business Combination transaction. EverEdge’s opinion does not address the relative merits of the proposed Business Combination as compared to other business or financial strategies that might be available to ACIC, nor does it address the underlying business decision of ACIC to engage in the proposed Business Combination transaction with GIO. In connection with rendering its opinion, EverEdge had reviewed, among other things:

●	The financial terms and conditions of the proposed Business Combination set forth in the Business Combination Agreement;
●	Forecasts provided by GIO management;
●	Certain guideline public companies and precedent transactions recommended by GIO management as having attributes similar to aspects of the Business Lines that GIO anticipates pursuing;
●	Other publicly available industry information (i.e., various equity analyst reports, macroeconomic reports, and public information about guideline companies), information available from the virtual data room and relevant market data from databases such as FactSet;
●	Confirmatory discussions with GIO management regarding GIO’s planned Business Lines and key assumptions and risks associated with GIO’s business plans therefor, including certain industry EV/EBITDA multiples, discount rates and working capital assumptions, (which EverEdge compared with and found to be reasonable based on independent industry research, based on GIO’s business plans as described to EverEdge by GIO management); and
●	Confirmatory discussions with GIO management on appropriate unit economics and key metrics associated with GIO’s planned Business Lines.

For purposes of its analysis and opinion, EverEdge assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by EverEdge, without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information), and further relied upon the assurances of the ACIC management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading, taking into account the illustrative nature of GIO management’s forecasts and the fact that GIO has not yet commenced operations with respect to its proposed Business Lines. With respect to the GIO management forecasts, EverEdge assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of GIO management as to the future potential financial performance of the GIO, assuming that the assumptions incorporated therein materialize. EverEdge expressed no view as to GIO management’s forecasts or the assumptions on which they were based.

For purposes of its analysis and opinion, EverEdge assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Business Combination Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement prior to the Closing and that all conditions to the consummation of the proposed transaction would be satisfied without waiver or modification thereof. EverEdge further assumed, in all respects material to its analysis, that all governmental, regulatory, or other consents, approvals or releases necessary for the consummation of the proposed transaction would be obtained without any delay, limitation, restriction or condition.

EverEdge did not, in connection with its opinion, conduct any physical inspection of properties or facilities associated with GIO or the prospective Business Lines or business activities associated therewith that GIO expects to pursue. EverEdge did not evaluate the solvency or fair value of GIO under any state or federal laws relating to bankruptcy, insolvency, or similar matters. EverEdge’s opinion is necessarily based upon information made available to EverEdge as of March 8, 2023, and financial, economic, market, and other conditions as they existed and as could be evaluated as of that date. Subsequent developments may affect EverEdge’s opinion and EverEdge does not have any obligation to update, revise, or reaffirm its opinion.

EverEdge was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to ACIC stockholders, from a financial point of view, of the proposed Business Combination (including the Exchange Consideration to be delivered to holders of GIO ordinary shares in connection with the Business Combination). EverEdge did not express any view on, and its opinion does not address, the fairness of the proposed Business Combination to creditors or other constituencies of the GIO, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of the GIO, or any class of such persons, whether relative to the proposed Business Combination transaction or otherwise. EverEdge was not asked to, nor did it express any view on, and its opinion does not address, any other term or aspect of the Business Combination Agreement or the Exchange Consideration, including, without limitation, the structure or form of the proposed transaction, or any term or aspect of any other agreement or instrument contemplated by the Business Combination Agreement or the transactions that are the subject of such agreement.

EverEdge’s opinion does not address the relative merits of the proposed Business Combination transaction as compared to other business or financial strategies that might be available to ACIC, nor does it address the underlying business decision of ACIC to engage in the proposed Business Combination transaction. The credit, financial, and stock markets have been experiencing unusual volatility and EverEdge expressed no opinion or view as to any potential effects of such volatility on the parties or the proposed Business Combination.

Set forth below is a summary of the material financial analyses carried out by EverEdge in connection with the opinion. as presented by EverEdge to the ACIC Board on March 8, 2023, in connection with EverEdge rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by EverEdge. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by EverEdge. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before March 8, 2023, and is not necessarily indicative of current market conditions.

Summary of EverEdge’s Financial Analysis of the GIO

Market Method – Guideline Public Traded Companies (GPTC)

The primary method EverEdge used as the basis for the fairness opinion assessment was a Market Method – GPTC, as further described below.

The GPTC Method is a market indicator used to value a business, based on trading multiples derived from publicly traded companies that are similar to the prospective Business Lines that GIO management indicated to the Fairness Opinion provider that GIO intends to pursue. EverEdge reviewed and compared certain illustrative forecasts provided by GIO management to corresponding trading multiples and financial ratios for the following selected publicly traded peers in selected segments of the Healthcare industry such as Longevity Clinics, Red Blood Cell focused Lifesciences, and Active Cosmetics (referred to in this section as the “FO Guideline Companies”):

FO Guideline Companies (Longevity Clinics):

● Bausch Health Companies Inc. ● Artivion, Inc. ● Tenet Healthcare Corporation ● Cutera, Inc. ● AbbVie, Inc.	● Boston Scientific Corporation ● HCA Healthcare Inc ● InMode Ltd. ● Surgery Partners, Inc

FO Guideline Companies (Red Blood Cells focused Lifesciences):

Abbott Laboratories ICU Medical, Inc. Merit Medical Systems, Inc.	Cardinal Health, Inc. Haemonetics Corporation CONMED Corporation
● LivaNova Plc ● Abbott Laboratories ● ICU Medical, Inc. ● Merit Medical Systems, Inc. ● Edwards Lifesciences Corporation	● Medtronic Plc ● Cardinal Health, Inc. ● Haemonetics Corporation ● CONMED Corporation

FO Guideline Companies (Active Cosmetics):

Revlon, Inc. Coty Inc.	e.l.f. Beauty, Inc. L’Oreal S.A.
● Estee Lauder Companies Inc. ● Revlon, Inc. ● Coty Inc.	● Kimberly-Clark Corporation. ● e.l.f. Beauty, Inc. ● L’Oreal S.A.

Although none of the FO Guideline Companies listed above are directly comparable to GIO (or to GIO’s planned Business Lines), EverEdge selected these companies based on its professional judgment due to similar operating industries with business characteristics that, for purposes of its analysis, EverEdge considered as close proxies to business characteristics of the planned business activities that GIO management indicated that GIO expects to pursue (Universal RBC, Anti-Aging Clinics and Active Cosmetics).

For each of the FO Guideline Companies identified above, an Enterprise Value-to-EBITDA (EV/EBITDA) multiple was selected by EverEdge as the comparable valuation metric to determine an implied Enterprise Value of GIO’s potential future business, as reflected in the most recent public filings made by the FO Guideline Companies and consensus estimates obtained from publicly available equity research analysts’ projections made available by FactSet as of the date of valuation. The implied Enterprise Value of GIO’s prospective future business, assuming the occurrence of the events and circumstances underlying the assumptions incorporated in GIO management’s forecasts, as provided to EverEdge and under this method, as applied thereto, was computed based on the present value of GIO management’s 2025 forecasts (as defined above) across all three of the potential Business Lines on a consolidated basis (which GIO management indicated would be a reasonable timeline to illustrate the future potential of GIO’s business plans, assuming the occurrence of events and circumstances underlying the assumptions incorporated in GIO management forecasts).

Income Method - Discounted Cash Flow Analysis

As a confirmatory supplement to its primary Market Method (GPTC) Analysis described above, EverEdge also reviewed and analyzed a discounted cash flow analysis to calculate the implied Enterprise Value of the GIO, utilizing estimates of the illustrative standalone, unlevered, after-tax free cash flows presented in GIO management’s extended forecasts (as defined above) based on various assumptions about each of the Business Lines that GIO management indicated that GIO plans to pursue.

For purposes of its discounted cash flow analyses, unlevered free cash flow was defined as net income after tax, plus depreciation and amortization expenses, plus after-tax interest expenses, less capital expenditures, less working capital investments, and plus/(less) other non-cash expenses/(gains).

EverEdge calculated an illustrative terminal value of GIO’s future potential business using the Gordon Growth Method for a business in a steady state of stable growth, under the premise of a going concern. The Gordon Growth Method was applied to the estimate of the terminal year unlevered free cash flow reflected in GIO management’s extended forecasts.

For purposes of its supplemental income method analysis, EverEdge discounted GIO illustrative unlevered free cash flows contained in the GIO extended forecasts over a five-year forecast horizon, as well as a terminal value using the method described above, to arrive at an estimated illustrative Enterprise Value for GIO, assuming all of the facts, circumstances and assumptions regarding GIO and its prospective Business Lines reflected in the GIO management forecasts are realized as set forth in the GIO management forecasts as of the date of valuation using a time-weighted discount rate of 19.9%. The discount rate was based on EverEdge’s judgment of the idiosyncratic risk profile of the potential future business of GIO, in conjunction with industry and economic indicators.

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by EverEdge. In connection with the evaluation of the proposed Business Combination transaction, EverEdge performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary descriptions. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying EverEdge’s opinion. In arriving at its fairness determination, EverEdge considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, EverEdge made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, EverEdge may have given certain analyses and factors more or less weight than others and may have deemed certain assumptions more or less probable than others. As a result, the range of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of EverEdge with respect to the actual value of the potential future value of GIO. Further, EverEdge’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ACIC, GIO or their respective officers, managers and advisors.

EverEdge prepared these analyses for the purpose of providing an opinion to the ACIC Board as to the fairness, from a financial point of view, of the Exchange Consideration to the ACIC stockholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. The results, information and estimates contained in these analyses are not intended to be, and should not be interpreted or construed as, indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Furthermore, EverEdge’s analysis is dependent entirely on information, including GIO management forecasts, that was provided to EverEdge by GIO, without independent verification by EverEdge or by ACIC. Estimates, forecasts, illustrative information, business plans, prospects and other information that was used in, and the results derived from, EverEdge’s analyses are inherently subject to substantial uncertainty, and EverEdge assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of EverEdge’s fairness opinion was approved by an opinion committee of EverEdge.

Pursuant to the terms of EverEdge’s engagement letter with ACIC, EverEdge was entitled to receive a fee determined to be appropriate for the scope of work. ACIC has also agreed to reimburse EverEdge for any reasonable and documented out-of-pocket expenses (including any travel or search costs) and to indemnify EverEdge for certain liabilities arising out of its engagement.

ACIC engaged EverEdge to act as a provider of the fairness opinion based on EverEdge’s qualifications, experience, and reputation. EverEdge is a global advisory and transaction firm specializing in intangible assets and is regularly engaged in business valuation practices.

Qualifications and Limitations; Additional Information

Neither the ACIC management analyses, as presented to and relied upon by the ACIC Board, nor the forecasts prepared by GIO management and provided to the Fairness Opinion Provider, were intended, and should not be construed or interpreted, as, predictions forecasts, estimates, guarantees, indications or statements of any kind regarding GIO or the Combined Company’s likely or actual future results of operations or financial performance. There can also be no assurance that ACIC, in its assessment of GIO, took into consideration all of the material facts, circumstances and contingencies affecting or that may in the future affect GIO’s business, many of which cannot be predicted. After considering the ACIC management analyses, the fairness opinion delivered to ACIC by the EverEdge, each as further described herein and the other reasons and factors described elsewhere in this proxy statement/prospectus, the ACIC Board concluded, in its business judgment, to recommend the proposed Business Combination to ACIC stockholders. However, that the ACIC Board may have relied in its evaluation of GIO upon information that was incomplete and does not accurately reflect GIO, its business or the likelihood that the Combined Company will succeed as a public company after the Business Combination. For these, and any number of other reasons, it is possible that the ACIC Board did not value GIO correctly or arrived at conclusions with which reasonable investors might disagree. Investors are encouraged to read carefully the information contained in this proxy statement/prospectus, including the GIO financial information and the descriptions about various risks and uncertainties concerning GIO’s business described herein, including under the headings Risk Factors,” “GIO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements”.

The inclusion of financial information in this proxy statement/prospectus should not be regarded as an indication that ACIC, GIO, their respective directors, officers, advisors or other representatives considered, or now consider, such financial information predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any ACIC stockholder regarding the information included in this financial information, including the forecasted information prepared by GIO management. GIO will not refer back to the financial information, including the GIO management forecasts, in its future periodic reports filed under the Exchange Act. The financial information has not been audited. Neither the independent registered public accounting firms of GIO or ACIC nor any other independent accountants have compiled, examined or performed any procedures with respect to the financial information contained or described in this joint proxy statement/consent solicitation statement/prospectus, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the registered independent public accounting firms of ACIC and GIO assume no responsibility for the financial information.

The illustrative GIO management forecasts described above were developed in good faith by GIO’s management team, taking into account the material estimates and hypothetical assumptions about anticipated business activities and GIO’s current plans for the three Business Lines the assumptions were developed based on GIO management’s professional experience and industry knowledge, as further described above. These assumptions are numerous and highly speculative, as the Business Lines have not yet been established or developed and GIO’s plans therefore are subject and are likely to change from GIO’s current plans. These assumptions include that the following, among other events and circumstances, occur during the hypothetical forecast period:

●	GIO secures 50/50 revenue-sharing arrangements (with limited associated overhead fees to GIO), with a network of Anti-Aging Clinics located outside of the U.S. which offer GIO’s stem cell-based treatments at an assumed price of $15,000 per treatment, which global network of clinics expands during the forecast period by four to 16 new clinics per year, with each clinic providing GIO’s treatments to between eight and 24 customers per month;
●	AHSDMs received from GIOSTAR pursuant to the GIOSTAR Supply Agreement for no additional cost to GIO are sold by GIO as stand-alone products or as “active” ingredients that can be incorporated in other companies’ products, at 2x direct costs;

●	GIO receives $10M outside capital (without recording associated costs) to construct or acquire 51 bioreactors (and hire technical staff and laboratory support therefor) for an aggregate cost of $7.7 million, and secure FDA and all other regulatory and marketing approvals, as applicable (following necessary testing, trials and safety protocols), necessary to commence selling Universal RBCs by January of the last calendar year of the 2025 forecast period;
●	By the start of January of the last calendar year of the 2025 forecast period, GIO bioreactors are producing 133 Universal RBC units per month, which are sold by GIO for $120 per Universal RBC unit during the remainder of the forecast period, generating annualized revenues and profits to GIO of $66.4 million and $32.5 million, respectively, during the final year of the extended forecast period;
●	Throughout the forecast period (and, to the extent applicable, prior to commencing any relevant activities), GIO satisfies all applicable regulatory requirements (including, where relevant, preclinical testing, clinical trials, marketing and other approvals) in all of the jurisdictions where it carries out Business Line activities during the forecast periods; and
●	GIO’s costs and expenses during the forecast periods do not exceed the estimates thereof reflected in GIO management’s forecasts and that GIO has access to capital to fund its activities without costs attributable to GIO; and
●	That GIO is able to successfully pursue its planned Business Lines as described above without significant competition, material obstacles faced in developing proposed Business Lines (including potential delays in constructing a prototype bioreactor or identifying third party partner for Anti-Aging Clinics or the Active Cosmetics Business Lines), regulatory barriers or other adverse effects or events that may give rise to risks, delays, costs and other challenges, known or unknown, many of which may not be foreseeable or within GIO’s control.

The financial information, including, without limitation, the GIO management forecasts, are subjective in many respects, particularly as the Business Lines have not been commenced. As a result, there can be no assurance that the financial information will be realized or that actual results will not be significantly differently than the illustrative results reflected in the financial information. Since the GIO management forecasts cover multiple years, that information by its nature becomes less predictive with each successive year. GIO has not warranted the accuracy, reliability, appropriateness or completeness of the financial information to anyone, including ACIC. Neither GIO’s management nor its representatives has made or makes any representations to any person regarding the ultimate performance of GIO relative to the financial information, including, without limitation, the GIO management forecasts. The financial information, including, without limitation, the GIO management forecasts, are not fact nor a guarantee of actual future performance. The future financial results of GIO may differ materially from those expressed in the financial information due to factors beyond GIO’s ability to control or predict.

Satisfaction of 80% Test

It is a requirement under the NYSE listing rules that any business acquired by ACIC have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. Because ACIC currently has no securities listed on NYSE or any other national securities exchange, satisfaction of this requirement does not apply to ACIC or to the Business Combination, however, the ACIC Board considered the NYSE listing rules in spite of its securities being quoted on the OTC Pink Sheets as of the date that the ACIC Board determined to proceed with the proposed Business Combination transaction with GIO. After consideration of the factors identified and discussed in the section of this registration/proxy statement titled “Recommendations of the ACIC Board and Reasons for Approval of the Business Combination,” including the financial analyses conducted by ACIC management and the fairness opinion provided to ACIC by EverEdge, an independent financial advisor engaged by ACIC for this purpose, the ACIC Board determined, based on the potential future value of GIO’s anticipated Business Lines, that GIO has a fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account) as of the date that the Business Combination Agreement was executed.

Material U.S. Federal Income Tax Consequences of the Business Combination to ACIC Stockholders

The following discussion is a summary of certain United States federal income tax considerations for holders of our Class A common stock with respect to the exercise of redemption rights in connection with the approval of the Business Combination. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the Treasury Department, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below.

This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors (i) subject to special tax rules (e.g., financial institutions, insurance companies, mutual funds, pension plans, S corporations, broker-dealers, traders in securities that elect mark-to-market treatment, regulated investment companies, real estate investment trusts, trusts and estates, partnerships and their partners, and tax-exempt organizations (including private foundations)), (ii) that will hold Class A common stock as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” or other integrated transaction for United States federal income tax purposes, (iii) subject to the applicable financial statement accounting rules of Section 451(b) of the Code, (iv) subject to the alternative minimum tax provisions of the Code, U.S. Holders (as defined below) that have a functional currency other than the United States dollar, U.S. expatriates, (v) that actually or constructively own five percent or more of the Class A common stock of ACIC, and (vi) that are Non-U.S. Holders (as defined below, and except as otherwise discussed below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any state, local, or non-United States tax considerations, any non-income tax (such as gift or estate tax) considerations, alternative minimum tax or the Medicare tax. In addition, this summary is limited to investors that hold our Class A common stock as “capital assets” (generally, property held for investment) under the Code.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership holding our Class A common stock, you are urged to consult your tax advisor regarding the tax consequences of a redemption.

WE URGE HOLDERS OF OUR CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. Holders

This section is addressed to U.S. Holders of ACIC’s Class A common stock that elect to have their Class A common stock of ACIC redeemed for cash. For purposes of this discussion, a “U.S. Holder” is a beneficial owner that so redeems its Class A common stock of ACIC and is:

●	an individual who is a United States citizen or resident of the United States;
●	a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
●	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable the Treasury Department regulations to be treated as a United States person.

Redemption of Class A Common Stock

In the event that a U.S. Holder’s Class A common stock is redeemed, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Class A common stock under Section 302 of the Code. Whether the redemption qualifies for sale treatment will depend largely on the total number of shares of ACIC’s stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants) relative to all of ACIC’s shares both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale of the Class A common stock (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of ACIC’s stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A common stock that could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of ACIC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Class A common stock must, among other requirements, be less than 80% of ACIC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of ACIC’s stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of ACIC’s stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of the Class A common stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in ACIC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in ACIC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the redemption will be treated as a distribution and the tax effects will be as described in the subsection below entitled “U.S. Federal Income Tax Considerations to U.S. Holders — Taxation of Distributions.”

U.S. Holders of ACIC’s Class A common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their Class A common stock of ACIC will be treated as a sale or as a distribution under the Code.

Gain or Loss on a Redemption of Class A Common Stock Treated as a Sale

If the redemption qualifies as a sale of Class A common stock, a U.S. Holder must treat any gain or loss recognized as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock so disposed of exceeds one year. Generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in such redemption (or, if the Class A common stock is held as part of a unit at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the Class A common stock based upon the then fair market values of the Class A common stock and the one half of one warrant included in the unit) and (ii) the U.S. Holder’s adjusted tax basis in its Class A common stock so redeemed. A U.S. Holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. Holder’s acquisition cost (that is, the portion of the purchase price of a unit allocated to a share of Class A common stock or the U.S. Holder’s initial basis for Class A common stock received upon exercise of a whole warrant) less any prior distributions treated as a return of capital. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Taxation of Distributions

If the redemption does not qualify as a sale of Class A common stock, the U.S. Holder will be treated as receiving a distribution. In general, any distributions to U.S. Holders will constitute dividends for United States federal income tax purposes to the extent paid from ACIC’s current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in ACIC’s Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described in the subsection above entitled “U.S. Federal Income Tax Considerations to U.S. Holders — Gain or Loss on a Redemption of Class A Common Stock Treated as a Sale.” Dividends ACIC pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends ACIC pays to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be taxable at a reduced rate.

U.S. Federal Income Tax Considerations to Non-U.S. Holders

This section is addressed to Non-U.S. Holders of ACIC’s Class A common stock that elect to have their Class A common stock redeemed for cash. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner (other than a partnership) that so redeems its Class A common stock of ACIC and is not a U.S. Holder.

Redemption of Class A Common Stock

The characterization for United States federal income tax purposes of the redemption of a Non-U.S. Holder’s Class A common stock generally will correspond to the United States federal income tax characterization of such a redemption of a U.S. Holder’s Class A common stock, as described in the subsection above entitled “U.S. Federal Income Tax Considerations to U.S. Holders.”

Non-U.S. Holders of ACIC’s Class A common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their Class A common stock will be treated as a sale or as a distribution under the Code.

Gain or Loss on a Redemption of Class A Common Stock Treated as a Sale

If the redemption qualifies as a sale of Class A common stock, a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax in respect of gain recognized on a sale of its Class A common stock of ACIC, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder), in which case the Non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to the redemption, and a corporate Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);
●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the redemption takes place and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or
●	ACIC is or has been a “U.S. real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held ACIC’s Class A common stock, and, in the case where shares of ACIC’s Class A common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of ACIC’s Class A common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of ACIC’s Class A common stock. We do not believe ACIC is or has been a U.S. real property holding corporation.

Taxation of Distributions

If the redemption does not qualify as a sale of Class A common stock, the Non-U.S. Holder will be treated as receiving a distribution. In general, any distributions ACIC makes to a Non-U.S. Holder of shares of ACIC’s Class A common stock, to the extent paid out of ACIC’s current or accumulated earnings and profits (as determined under United States federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, ACIC will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of ACIC’s Class A common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described above in the subsection entitled “U.S. Federal Income Tax Considerations to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” Dividends ACIC pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to United States withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

As previously noted above, the foregoing discussion of certain material U.S. federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any stockholder. We once again urge you to consult with your own tax adviser to determine the particular tax consequences to you (including the application and effect of any U.S. federal, state, local or foreign income or other tax laws) of the receipt of cash in exchange for shares in connection with the Business Combination.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger, in accordance with GAAP. Under this method of accounting, ACIC would be expected to be treated as the “acquired” company for financial reporting purposes, and GIO will be the accounting “acquirer.” Accordingly, the Business Combination will be treated as the equivalent of GIO issuing stock for the net assets of ACIC, accompanied by a recapitalization. The net assets of ACIC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except the Business Combination and filings required of solicitation materials pursuant to Rule 14a-12 of the Exchange Act.

Appraisal Rights

Stockholders of ACIC do not have appraisal rights in connection with the Business Combination under the DGCL.

Vote Required for Approval

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of ACIC Common Stock that are voted at the Special Meeting.

The Business Combination Proposal is conditioned on the approval of each of the Required Proposals. Therefore, if the Required Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by ACIC’s stockholders, and the Business Combination will not be completed.

Recommendation of the ACIC Board

THE ACIC BOARD RECOMMENDS THAT THE ACIC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 2: THE NTA PROPOSAL

General

As discussed elsewhere in this proxy statement/prospectus, ACIC is asking its stockholders to approve the NTA Proposal. If the NTA Proposal is approved and implemented. The following amendments will be made to the Current Charter effective prior to the consummation of the proposed Business Combination:

(a)	Section 9.2(a) of the Current Charter shall be deleted in its entirety and replaced with the following language: “Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”
(b)	Section 9.2(i) of the Current Charter shall be deleted in its entirety and replaced with the following language: “If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”
(c)	Section 9.2(e) of the Current Charter shall be deleted in its entirety.
(d)	The following language shall be removed from Section 9.7 of the Current Charter: “provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

Reasons for the Amendments

ACIC stockholders are being asked to adopt the proposed amendments to the Current Charter prior to the Closing, which, in the judgment of the ACIC Board, may facilitate the consummation of the Business Combination. The Current Charter limits ACIC’s ability to consummate an initial business combination, or to redeem shares of ACIC Class A Common Stock in connection with an initial business combination, if it would cause ACIC to have less than $5,000,001 in net tangible assets. If there are significant requests for redemption such that ACIC’s net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination, the Current Charter would prevent ACIC from being able to consummate the Business Combination even if all other conditions to Closing are met. If the Business Combination is consummated, then the Current Charter, as amended by the NTA Amendments, will be replaced in its entirety by the Proposed Charter upon the Closing of the Business Combination and all of the references in this proxy statement/ prospectus to the “Current Charter” shall be deemed to mean the Current Charter as amended by amendments the contained in this NTA Proposal.

Vote Required for Approval

The approval of the NTA Proposal requires the affirmative vote of holders of a majority of the outstanding shares of ACIC Common Stock.

The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by ACIC stockholders.

Recommendation of the ACIC Board

THE ACIC BOARD RECOMMENDS THAT THE ACIC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA PROPOSAL.

PROPOSAL 3: THE CHARTER PROPOSAL

Overview

In connection with the Business Combination, ACIC is asking ACIC’s stockholders to consider and vote on a proposal to replace the Current Charter with the Amended and Restated Certificate of Incorporation (the “Proposed Charter”), substantially in the form attached to this proxy statement/prospectus as Annex B, to be effective upon the consummation of the Business Combination (the “Charter Proposal”).

Proposed Amended and Restated Certificate of Incorporation of the Company

The following table sets forth a summary of the principal changes proposed to be made between the Current Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the proposed Current Charter, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read each of the Current Charter, the Proposed Charter, and the Proposed Bylaws in their entirety for a more complete description of their terms.

Provision	Current Charter	Proposed Charter

Removal of Directors

Subject to Section 5.5 of the Current Charter, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of ACIC entitled to vote generally in the election of directors, voting together as a single class.

See Article V, Section 5.4 of the Current Charter.

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the Combined Company Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors.

See Article V, Section C of the Proposed Charter.

Stockholder Actions

Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of stockholders of ACIC may be called only by the chairman of the ACIC Board, the chief executive officer of ACIC, or the ACIC Board pursuant to a resolution adopted by a majority of the ACIC Board, and the ability of the stockholders of ACIC to call a special meeting is hereby specifically denied. Except as may be otherwise provided for or fixed pursuant to the Current Charter (including any preferred stock designation) relating to the rights of the holders of any outstanding series of preferred stock, subsequent to the consummation of the initial public offering, any action required or permitted to be taken by the stockholders of ACIC must be effected by a duly called annual or special meeting of such

Subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders of the Combined Company may be called, for any purpose or purposes, at any time only by or at the direction of the Combined Company Board, the chairperson of the Combined Company Board, the chief executive officer, or the president, and shall not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

See Article VI of the Proposed Charter.

Provision	Current Charter	Proposed Charter

stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B Common Stock with respect to which action may be taken by written consent.

See Article VII of the Current Charter.

Charter Amendments

ACIC reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Current Charter (including any preferred stock designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by the Current Charter and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to the Current Charter in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of the Current Charter may be amended only as provided therein.

See Article XI of the Current Charter.

The Proposed Charter may be amended as permitted under Delaware law.

Notwithstanding anything contained in the Proposed Charter to the contrary, in addition to any vote required by applicable law, the following provisions in the Proposed Charter may be amended, altered, repealed, or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Combined Company entitled to vote thereon, voting together as a single class: Part B of Article IV (Preferred Stock), Article V (the Board of Directors), Article VI (Stockholders), Article VII (Liability), Article VIII (Indemnification), IX (Exclusive Forum for Certain Lawsuits) and Article X (Amendments)

See Article X of the Proposed Charter.

Name of the Company	Apeiron Capital Investment Corp. See Article I of the Current Charter.	GIO World Health Holdings, Inc. See Article I of the Proposed Charter.

Provisions Specific to a Blank Check Company and Variation of Rights of Shares Prior to a Business Combination

The Current Charter contains provisions in Article IX in connection with the mechanics and logistics relating to a Business Combination, and such provisions cannot be amended unless approved by the affirmative vote of the holders of a majority of all then outstanding shares of ACIC’s Common Stock.

The Proposed Charter does not include blank check company provisions or other provisions applicable prior to a Business Combination, such as Article IX of the Current Charter, because, upon consummation of the Business Combination, the Combined Company will not to be a blank check company.

The Current Charter also contains provisions in Article IV, Section 4.5 designed to provide certain rights and protections to ACIC’s common stockholders. Where all or any of the rights of a class of shares are varied by a division into different classes of shares, any such variation shall be made only with the

No corresponding provisions in the Proposed Charter.

Provision	Current Charter	Proposed Charter

consent in writing of the holders of majority of the issued shares of that class. See Article IX and Article IV, Section 4.3 of the Current Charter.

Common Stock; Preferred Stock

ACIC’s Current Charter authorizes 111,000,000 shares consisting of (a) 110,000,000 shares of Common Stock, comprising of (i) 100,000,000 shares of Class A Common Stock and (ii) 10,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock.

See Article IV of the Current Charter.

The Proposed Charter will provide for an increase of the authorized capital stock from 505,000,000 shares, consisting of (i) 500,000,000 shares of common stock and (ii) 5,000,000 shares of preferred stock.

See Article IV of the Proposed Charter.

Bylaws of the Combined Company

In addition, below is a summary of the Proposed Bylaws. This summary is qualified by reference to the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Bylaws in its entirety for a more complete description of its terms.

All meetings of stockholders shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Combined Company Board, the Chairperson of the Combined Company Board or the Chief Executive Officer or, if not so designated, at the principal office of GIO, provided that the Combined Company Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication.

Except as otherwise provided by applicable law, the Proposed Charter or the Proposed Bylaws, at each meeting of stockholders the holders of a majority in voting power of the shares of the capital stock of GIO issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. for the transaction of business at such meeting. Any meeting of stockholders may be adjourned from time to time to any other time and to the same or some other place at which a meeting of stockholders may be held under these Bylaws by the Combined Company Board, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, by a majority of the votes cast by stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. At the adjourned meeting the stockholders, the Combined Company may transact any business which might have been transacted at the original meeting.

Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote for such stockholder by proxy. A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. Proxies shall be filed with the Secretary of the Combined Company. No such proxy shall be voted upon after three years from its date, unless the proxy expressly provides for a longer period. A proxy may be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Combined Company generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Combined Company.

The business and affairs of the Company shall be managed by or under the direction of the Combined Company Board, which may exercise all such powers of the Company except as otherwise provided by law, by the Proposed Charter or by the Proposed

Bylaws. Directors need not be stockholders or residents of the State of Delaware. The number of directors which shall constitute the whole the Combined Company Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Combined Company Board. Any vacancies on the Combined Company Board shall be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company, except as may be otherwise provided by the terms of one or more series of preferred stock with respect to the rights of holders of one or more series of preferred stock to elect directors. In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice of nomination to the Secretary must be received by the Secretary at the principal executive offices of the Company (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the 90th day before the meeting or (B) the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, provided that directors are to be elected at such special meeting as set forth in the Combined Company’s notice of meeting and provided further that the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which public disclosure of the date of such special meeting for the election of directors is first made.

The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Combined Company Board pursuant to Section 2.2 of the Proposed Bylaws shall constitute a quorum of the Combined Company Board. If at any meeting of the Combined Company Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

The Combined Company Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Combined Company Board thereby confers, to serve at the pleasure of the Combined Company Board. The Combined Company Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Combined Company Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Combined Company Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Combined Company Board in the management of the business and affairs of the Combined Company and may authorize the seal of the Combined Company to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Combined Company Board may from time to time request. Except as otherwise provided in the Proposed Charter of the Proposed Bylaws, or the resolution of the Combined Company Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. The officers of the Combined Company shall by chosen by the Combined Company Board and shall include a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary. The Combined Company Board, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with the Proposed Bylaws.

Unless the Combined Company Board has designated another person as the Combined Company’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Combined Company. The Chief Executive Officer shall have general charge and supervision of the business of the Combined Company subject to the direction of the Combined Company Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Combined Company Board. The President shall perform such other duties and shall have such other powers as the Combined Company Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Combined Company Board) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

The elected officers of the Company shall be appointed by the Combined Company Board and shall hold office until their successors are duly elected and qualified by the Combined Company Board or until their earlier death, resignation, or removal from office. Any officer elected by the Combined Company Board may be removed, with or without cause, at any time by the Combined Company Board.

The shares of stock of the Combined Company shall be represented by certificates; provided that the Combined Company Board may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock.

To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Combined Company shall indemnify and hold harmless such persons, and advance such expenses, on such terms as set forth in the Proposed Charter and the Proposed Bylaws. The rights to indemnification and advancement of expenses conferred on any indemnitee by the Proposed Charter shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, the Proposed Charter, the Proposed Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise. The Combined Company may purchase and maintain insurance, at its expense, to protect itself or any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Company would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Vote Required for Approval

The approval of the Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of ACIC Common Stock.

The Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Charter Proposal will have no effect, even if approved by ACIC’s stockholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Proposals.

Recommendation of the ACIC Board

THE ACIC BOARD RECOMMENDS THAT THE ACIC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSALS 4-9: THE ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

In connection with the Business Combination, ACIC is requesting that ACIC’s stockholders vote on, on a non-binding advisory basis, Proposals to approve certain governance provisions in the Proposed Charter. These separate votes are not otherwise required by Delaware law, and accordingly are advisory votes and are not binding on ACIC or the ACIC Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals.

Accordingly, assuming that the Charter Proposal is approved, ACIC intends to adopt the Proposed Charter upon the Closing regardless of the outcome of the non-binding advisory vote on the Organizational Documents Proposals.

Proposal 4

ACIC’s stockholders are being asked to approve provisions in the Proposed Charter providing that directors may only be removed for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Proposal 5

ACIC’s stockholders are being asked to approve provisions in the Proposed Charter providing that (i) stockholder special meetings may only be called by the Combined Company Board pursuant to a resolution adopted by a majority of the Combined Company Board or the Secretary of the Combined Company, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Combined Company and (ii) stockholders may only act at annual and special meetings and not by written consent.

Proposal 6

ACIC’s stockholders are being asked to approve provisions in the Proposed Charter providing that the amendment of certain provisions of the Proposed Charter related to the number of directors and director terms and that any amendment of the Proposed Bylaws requires the affirmative vote of the holders of at least 66 2∕3% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote on such amendment.

Proposal 7

ACIC’s stockholders are being asked to approve provisions in the Proposed Charter changing the post-Business Combination company’s corporate name to “GIO World Health Holdings, Inc.”

Proposal 8

ACIC’s stockholders are being asked to approve provisions to make the Combined Company’s corporate existence perpetual instead of requiring ACIC to be dissolved and liquidated 21 months following the closing of the IPO, to be included in the Proposed Charter to remove certain provisions as applicable only to blank check companies that will no longer apply upon consummation of the Business Combination.

Proposal 9

ACIC’s stockholders are being asked to approve provisions in the Proposed Charter increasing the total number of authorized shares of all classes of stock to 260,000,000 shares, each with a par value of $.0001 per share, consisting of (i) 250,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock.

Reasons for the Approvals of the Organizational Documents Proposals

Director Removal

The Current Charter and Proposed Charter both provide for a classified board of directors, such that only a specified portion of the directors is to be elected each year. The Proposed Charter also provides that a director may only be removed for cause by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. The ACIC Board believes that the supermajority vote requirement will (i) increase board continuity and the likelihood that experienced board members with familiarity of the Company’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Combined Company Board.

Calling of Stockholder Meetings; Stockholder Action by Written Consent

The ACIC Board believes that special meetings of stockholders should be called by the Combined Company Board or certain officers to make it more difficult for a potential acquirer or other person, group or entity to gain control of the Combined Company Board.

Charter Amendments

Requiring (i) the affirmative vote of holders of at least 66 2∕3% of the voting power of the Company’s then outstanding shares of capital stock entitled to vote on such amendment to amend certain provisions of the Proposed Charter relating to number of directors and director terms and to Bylaw amendments and (ii) the affirmative vote of the holders of at least 66 2∕3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, for stockholders to amend the Bylaws is intended to protect key provisions of the Proposed Charter and Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Corporate Name

The ACIC Board believes that changing the Combined Company’s post-business combination corporate name to “GIO World Health Holdings, Inc.” is desirable to reflect the Business Combination and the combined business going forward.

Blank Check Company

The ACIC Board has determined it is in the best interest of the Combined Company to eliminate provisions, including the specific provisions highlighted as being removed in the Charter Proposal, specific to ACIC’s status as a blank check company. This elimination is desirable because these provisions will not be applicable following consummation of the Business Combination.

Authorized Capital Stock

The ACIC Board believes that it is important for the Combined Company to have available for issuance a number of authorized shares of Common Stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination to support the Combined Company’s growth and to provide flexibility for future corporate needs and in connection with future equity grants under the Incentive Plan.

Vote Required for Approval

The approval of each of the Organizational Documents Proposals requires the affirmative vote of holders of a majority of the outstanding shares of ACIC Common Stock.

As discussed above, the Organizational Documents Proposals are advisory votes and therefore are not binding on ACIC or the ACIC Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Document Proposals (separate and apart from approval of the Charter Proposal). Accordingly, assuming that the Charter Proposal is approved, ACIC intends to adopt the Proposed Charter upon the Closing regardless of the outcome of the non-binding advisory vote on the Organizational Documents Proposals.

Recommendation of the Board

THE ACIC BOARD RECOMMENDS THAT THE ACIC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL 10: THE INCENTIVE PLAN PROPOSAL

Overview

To consider and vote on a proposal to approve and adopt the GIO World Health Holdings, Inc. 2023 Equity Incentive Plan, which is referred to herein as the “Incentive Plan,” the form of which is attached to this proxy statement/prospectus as Annex D (such proposal, the “Incentive Plan Proposal”).

The ACIC Board intends to adopt the Incentive Plan, subject to ACIC Stockholder Approval.

If the Incentive Plan is approved by ACIC stockholders, then the Incentive Plan will be effective upon the consummation of the Business Combination.

If the Incentive Plan is not approved by ACIC stockholders, it will not become effective and no awards will be granted thereunder.

Summary of the Incentive Plan

The following is a summary of the material features of the Incentive Plan. This summary is qualified in its entirety by the full text of the Incentive Plan, the form of which is included as Annex D to this proxy statement/prospectus.

Purpose

The purpose of the Incentive Plan is to (a) encourage the profitability and growth of the Combined Company through short-term and long-term incentives that are consistent with the Combined Company’s objectives; (b) give participants an incentive for excellence in individual performance; (c) promote teamwork among participants; and (d) give the Combined Company a significant advantage in attracting and retaining key employees, directors and consultants.

Eligibility

Persons eligible to participate in the Incentive Plan will be employees, non-employee directors, and consultants of the Combined Company and its subsidiaries as selected from time to time by the plan administrator in its discretion, including prospective employees, non-employee directors, and consultants. Any awards granted to such a prospect before the individual’s start date may not become vested or exercisable, and no shares may be issued to such individual, before the date the individual first commences performance of services with the Combined Company or its subsidiaries. As of the date of this proxy statement/prospectus, approximately three individuals will be eligible to participate in the Incentive Plan, which includes approximately two employees and one non-employee directors.

Administration

The Incentive Plan will be administered by the compensation committee of the Combined Company Board, the Combined Company Board or such other similar committee pursuant to the terms of the Incentive Plan. The plan administrator, which initially will be the compensation committee of the Combined Company Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Incentive Plan. The plan administrator may delegate to one or more officers of the Combined Company, the authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. All decisions made by the plan administrator shall be final, conclusive and binding on all persons, including the Combined Company and the participants.

Share Reserve

The number of shares of Combined Company Common Stock that may be issued under the Incentive Plan is equal to 10% of the aggregate number of shares of Combined Company Common Stock issued and outstanding immediately after Closing of the Business Combination (after giving effect to the Redemption). All of the shares available under the Incentive Plan may be issued upon the exercise of incentive stock options.

The number of shares available for issuance under the Incentive Plan also will include an automatic annual increase, or the evergreen feature, on the first trading day of each calendar year, beginning with calendar year 2024 and ending with calendar year 2033, by a number of shares equal to [•]% of the total number shares of Combined Company Common Stock issued and outstanding on the last day of the prior calendar year. Notwithstanding the foregoing, the plan administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of shares.

Shares issuable under the Incentive Plan may be authorized, but unissued, or reacquired shares of Combined Company Common Stock.

Shares underlying any awards under the Incentive Plan that are forfeited, cancelled, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the Incentive Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options. Notwithstanding the foregoing, shares underlying any awards under the Incentive Plan that are withheld to cover taxes or any applicable exercise price, such shares shall be treated as having been issued under the Incentive Plan and shall not be available for issuance under the Incentive Plan.

Annual Limitation on Awards to Non-Employee Directors

The Incentive Plan contains a limitation whereby the value of all awards under the Incentive Plan and all other cash compensation paid by the Combined Company to any non-employee director may not exceed $500,000 in any calendar year.

Types of Awards

The Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, other-share based awards, other-cash based awards, and any combination of the foregoing, or collectively, awards. Unless otherwise set forth in an individual award agreement, each award shall vest over a three-year period, with one-third (1/3) of the award vesting on the first annual anniversary of the date of grant, with the remainder of the award vesting monthly thereafter.

Stock Options

The Incentive Plan permits the granting of both options to purchase shares of Combined Company Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Incentive Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Combined Company and its subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the Incentive Plan.

The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the Combined Company Common Stock on the date of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten (10) years from the date of grant (or five years for an incentive stock option granted to a 10% stockholder). The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the option exercise price must be paid in full either in cash, check, cash equivalent, or by delivery (or attestation to the ownership) of shares of Combined Company Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be made by means of a broker-assisted cashless exercise. In addition, the plan administrator may permit nonqualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

Stock Appreciation Rights

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of Combined Company Common Stock, or cash, equal to the value of the appreciation in the Combined Company’s stock price over the exercise price. The price generally may not be less than 100% of the fair market value of Combined Company Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

Restricted Shares

The plan administrator may award restricted shares of Combined Company Common Stock to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals or continued employment with the Combined Company through a specified vesting period. Unless otherwise provided in the applicable award agreement, the participant generally shall have the rights and privileges of a stockholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive dividends, if applicable.

Restricted Stock Units

The plan administrator may award restricted stock units, which are the right to receive shares of Combined Company Common Stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the plan administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Combined Company or its subsidiaries, the passage of time or other restrictions or conditions. The plan administrator determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted stock unit awards. The value of the restricted stock units may be paid in shares of Combined Company Common Stock, cash, other securities, other property, or a combination of the foregoing, as determined by the plan administrator.

A participant holding restricted stock units will have no voting rights as the Combined Company’s stockholders. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Combined Company Common Stock. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the restricted stock units to which they attach.

Other Share-Based Awards

The plan administrator may grant or sell to any participant a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Combined Company Common Stock, including unrestricted common stock or a dividend equivalent.

Other Cash-Based Awards

The plan administrator may grant cash awards under the Incentive Plan, including cash awards as a bonus or upon the attainment of certain performance goals.

Changes in Capital Structure

The Incentive Plan requires the plan administrator to make appropriate adjustments to the number of shares of Combined Company Common Stock that are subject to the Incentive Plan, to certain limits in the Incentive Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Change in Control

Except as set forth in an award agreement issued under the Incentive Plan, in the event of a change in control (as defined in the Incentive Plan) each outstanding stock award (vested or unvested) will be treated as the plan administrator determines, which may include (a) the Combined Company’s continuation of such outstanding stock awards (if the Combined Company is the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of equivalent awards for such stock awards; (d) settlement of any award for the change in control price (less, to the extent applicable, any exercise price), or, if the exercise price equals or exceeds the change in control price or if the plan administrator determines that the award cannot reasonably become vested pursuant to its terms, such award shall terminate and be canceled without consideration.

Tax Withholding

Participants in the Incentive Plan are responsible for the payment of any federal, state or local taxes that the Combined Company or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of the Combined Company or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of Combined Company Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of the Combined Company or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Combined Company or its subsidiaries in an amount that would satisfy the withholding amount due. With the approval of the plan administrator, a participant may satisfy the withholding requirement by delivery (or attestation to the ownership) of shares of Combined Company Common Stock that are beneficially owned by the participant free of restrictions or were purchased in the open market.

Transferability of Awards

The Incentive Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution; however, the plan administrator has the discretion to permit awards (other than incentive stock options) to be transferred by a participant.

Term

The Incentive Plan will become effective when adopted by the ACIC Board and, unless terminated earlier, the Incentive Plan will continue in effect for a term of ten (10) years.

Amendment and Termination

The plan administrator may amend or discontinue the Incentive Plan and the plan administrator may amend or cancel outstanding awards, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the Incentive Plan will require the approval of the Combined Company’s stockholders. Generally, without stockholder approval, (i) no amendment or modification of the Incentive Plan may reduce the exercise price of any stock option or stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right where the fair market value of the Common Stock underlying such stock option or stock appreciation right is less than its exercise price and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange.

Recoupment Policy

All awards granted under the Incentive Plan will be subject to reduction, recoupment, clawback, or recovery by the Combined Company in accordance with applicable laws and with Company policy (whenever adopted) regarding same, whether or not such policy is intended to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or other applicable laws, as well as any implementing regulations and/or listing standards.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, the Combined Company intends to file with the SEC a registration statement on Form S-8 covering the shares of Combined Company Common Stock issuable under the Incentive Plan.

Certain United States Federal Income Tax Aspects

The following is a summary of the principal U.S. federal income tax consequences of certain awards under the Incentive Plan, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not describe all federal tax consequences under the Incentive Plan, nor does it describe state or local tax consequences.

The Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Combined Company’s ability to realize the benefit of any tax deductions described below depends on the Combined Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Combined Company’s tax reporting obligations.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of Combined Company Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Combined Company nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee. If shares of Combined Company Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Combined Company Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Combined Company Common Stock) over the option exercise price thereof, (ii) the Combined Company or its subsidiaries will be entitled to deduct such amount, and (iii) any amount realized in excess of the fair market value of the shares of Combined Company Common Stock at exercise will be eligible for capital gain treatment. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Combined Company Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Nonqualified Options. No income is generally realized by the optionee at the time a nonqualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of Combined Company Common Stock on the date of exercise, and the Combined Company receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Combined Company Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering shares of Combined Company Common Stock. Upon exercise, the optionee will also be subject to Social Security and Medicare taxes, as applicable, on the excess of the fair market value over the exercise price of the option.

Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, and Other Cash-Based Awards. For all other awards under the Incentive Plan, either the Combined Company or its subsidiaries generally will be entitled to a tax deduction in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to ordinary income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of Combined Company Common Stock acquired from a stock appreciation right, restricted share, restricted stock unit, or other share-based awards will be the amount paid for such shares plus any ordinary income recognized when the shares of Combined Company Common Stock were originally delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the Combined Company or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A. The foregoing description assumes that Section 409A of the Code does not apply to an award under the Incentive Plan. In general, stock options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. Restricted share awards are not generally subject to Section 409A. Restricted stock units are subject to Section 409A unless they are settled within two and one half months after the end of the later of (1) the end of the Company’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax and premium interest in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

New Plan Benefits

No awards have been previously granted under the Incentive Plan and no awards have been granted that are contingent on stockholder approval of the Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Incentive Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares of ACIC Common Stock represented in person or by proxy and entitled to vote thereon, voting together as a single class on an as-converted basis.

The Incentive Plan Proposal is conditioned on the approval of each of the Required Proposals. Therefore, if the Required Proposals are not approved, the Incentive Plan Proposal will have no effect, even if approved by ACIC’s stockholders.

Recommendation of the Board

THE ACIC BOARD RECOMMENDS THAT THE ACIC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 11: THE DIRECTOR ELECTION PROPOSAL

Upon the closing of the Business Combination, the Combined Company Board will consist of seven directors. The election of the seven director nominees is contingent upon the Closing of the Business Combination.

Nominees

Effective upon the Business Combination, the Combined Company’s Board will consist of seven directors, a majority of whom will be independent, including five directors designated by GIO, prior to the Closing, at least three of whom will qualify as independent, two directors designated by ACIC prior to the Closing, who will qualify as independent, and one director to be mutually agreed upon by each of GIO and ACIC, which approval will not be unreasonably denied or delayed, all of whom will be required to qualify as independent directors, effective upon the Closing, to serve on the Combined Company Board until the Combined Company’s annual meeting, or when such directors’ successors have been duly elected and qualified, or upon such directors’ earlier death, resignation, retirement or removal for cause. ACIC is proposing that its stockholders approve the election of the seven director nominees to serve on the Combined Company Board following the Closing of the Business Combination. The Director Election Proposal is being submitted for consideration and vote by the ACIC stockholders.

For more information on the experience of each of these director nominees, see the section entitled “the Combined Company’s Management After the Business Combination” in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Director Election Proposal requires a plurality vote of the holders of ACIC Common Stock that are present or represented by proxy at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Special Meeting.

Recommendation of the Board

THE ACIC BOARD RECOMMENDS THAT THE ACIC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL AND “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT/PROSPECTUS.

PROPOSAL 12: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if approved, will allow the ACIC Board to adjourn the Special Meeting to a later date or dates. In no event will the ACIC Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and the DGCL. The purpose of the Adjournment Proposal is to provide more time to consummate the Business Combination, if necessary and appropriate.

In addition to an adjournment of the Special Meeting upon approval of the Adjournment Proposal, the Board is empowered under Delaware law to postpone the Special Meeting at any time prior to the meeting being called to order. In such event, ACIC will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is presented at the Special Meeting and is not approved by ACIC stockholders, the ACIC Board will not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Vote Required

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of ACIC Common Stock represented in person or by proxy and entitled to vote thereon, voting together at the Special Meeting. Presentation of the Adjournment Proposal at the Special Meeting is not conditioned upon the approval of any of the other Proposals.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Recommendation of the Board

THE ACIC BOARD RECOMMENDS THAT THE ACIC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of ACIC and GIO, adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The Business Combination will be accounted for as a reverse merger, in accordance with U.S. GAAP (“GAAP”). Under this method of accounting, ACIC would be expected to be treated as the “acquired” company for financial reporting purposes, and GIO will be the accounting “acquirer.” Accordingly, the Business Combination will be treated as the equivalent of GIO issuing stock for the net assets of ACIC, accompanied by a recapitalization. The net assets of ACIC will be stated at historical cost, with no goodwill or other intangible assets recorded.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical audited balance sheet of GIO as of December 31, 2022 with the historical audited balance sheet of ACIC as of December 31, 2022 giving pro forma effect to the Business Combination as if it had occurred as of December 31, 2022.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical audited statement of operations of GIO for the year ended December 31, 2022 and the historical audited statement of operations of ACIC for the year ended December 31, 2022 on a pro forma, basis as if the Business Combination had occurred on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 has been derived from:

●the historical audited financial statements of ACIC as of December 31, 2022 and the related notes thereto included elsewhere in this proxy statement/prospectus; and
●the historical audited financial statements of GIO as of December 31, 2022 and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been derived from:

●the historical audited financial statements of ACIC for the year ended December 31, 2022 and the related notes thereto included elsewhere in this proxy statement/prospectus; and
●the historical audited financial statements of GIO for the year ended December 31, 2022, which have been translated into and are presented in USD for the purposes of presentation in the unaudited pro forma condensed combined financial information, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates financial results using certain presumptions (“Transaction Accounting Adjustments”). GIO and ACIC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies and the unaudited pro forma condensed combined financial information does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings.

This information should be read together with the financial statements and related notes, as applicable, of each of GIO and ACIC included in this proxy statement/prospectus and GIO’s and ACIC’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and analyses are performed.

Description of the Transactions

On March 8, 2023, ACIC entered into the Business Combination Agreement with GIO, the Purchaser Representative, the Seller Representative and certain GIO equity holders. The terms of the Business Combination Agreement provide, among other things, that:

●	Pursuant to the terms of the Business Combination Agreement, the total consideration to be delivered by ACIC to the Sellers at the Closing (the “Exchange Consideration”) will be a number of newly issued shares of ACIC Class A Common Stock with an aggregate value equal to $250.0 million multiplied by a percentage equal to (i) the total number of Purchased Shares, divided by (ii) the total number of issued and outstanding ordinary shares of GIO plus the number of capital shares of GIO held in treasury. Any capital shares of GIO held in treasury immediately after the Closing will be cancelled by GIO. The Sellers currently party to the Business Combination Agreement hold an aggregate of 98.703% of the issued and outstanding ordinary shares of GIO; additional GIO shareholders may become party to the Business Combination Agreement prior to the Closing by signing joinder agreements after the effectiveness of the Registration Statement.
●	In addition to the Exchange Consideration deliverable at Closing, during the five-year period after the Closing (the “Earnout Period”) certain Sellers (the “Earnout Sellers”) may be entitled to receive additional shares of ACIC Class A Common Stock, up to a maximum aggregate number equal to the product of 54,000,000 shares multiplied by the Purchased Share Percentage, (the Earnout Shares”),in the event certain that the post-closing trading prices of ACIC Class A Common Stock on the principal securities exchange on which such shares are listed meet or exceed certain target prices during the Earnout Period, or upon the occurrence during the Earnout Period of certain change of control transactions, as follows:
(i)	If during any twenty trading days within any thirty consecutive trading day period during the Earnout Period the volume weighted average trading price (the “Trading Price”) of shares of ACIC Class A Common Stock is greater than or equal to $12.50, the Earnout Sellers will be entitled to receive, in the aggregate, the number of Earnout Shares equal to the product of 15,000,000 multiplied by the Purchased Share Percentage;
(ii)	If during any twenty trading days within any thirty consecutive trading day period during the Earnout Period the Trading Price is greater than or equal to $15.00, the Earnout Sellers will be entitled to receive, in the aggregate, the number of Earnout Share equal to the product of 18,000,000 multiplied by the Purchased Share Percentage; and
(iii)	If during any twenty trading days within any thirty consecutive trading day period during the Earnout Period the Trading Price is greater than or equal to $17.50, the Earnout Sellers will be entitled to receive, in the aggregate, the number of Earnout Shares equal to the product of 21,000,000 and the Purchased Share Percentage.

If, during the Earnout Period, there is a change of control of the Combined Company pursuant to which the Combined Company or its stockholders have the right to receive consideration implying a value per share of Class A Common Stock equaling or exceeding the Trading Price underlying one or more Triggering Events, then, immediately prior to the consummation of such change of control, (i) to the extent the relevant Triggering Event has not previously occurred, such relevant Triggering Event shall be deemed to have occurred and (ii) each Earnout Seller shall be entitled to receive its pro rata share of the applicable number of Earnout Shares to be issued based on the deemed occurrence of the applicable Triggering Event.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse merger, in accordance with U.S. GAAP. Under this method of accounting, ACIC will be treated as the “acquired” company for financial reporting purposes, and GIO will be the accounting “acquirer.” This determination was primarily based on the assumption that:

●GIO’s current shareholders will hold a majority of the voting power of ACIC post Business Combination;
●Effective upon the Business Combination, the post-combination Board will consist of seven directors, including five directors designated by GIO, and two directors designated by ACIC;

●GIO’s operations will substantially comprise the ongoing operations of ACIC; and
●GIO’s senior management will comprise the senior management of ACIC.

Another determining factor was that ACIC does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. The net assets of ACIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to ACIC over the fair value of ACIC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation

ACIC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of ACIC Public Shares into cash as more fully described below:

●Assuming No Redemptions: This presentation assumes that no public stockholders of ACIC exercise redemption rights with respect to their Public Shares.
●Assuming BCA Maximum Redemptions: This presentation assumes that (i) 326,881 Public Shares are redeemed for aggregate redemption payments of $3.4 million, assuming a $10.47 per share Redemption Price based on the funds in the Trust Account as of April 30, 2023 and (ii) that the proposed Business Combination would not be consummated if ACIC does not, at Closing, have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of Redemptions) and proceeds of any Transaction Financing at least equal to the amount required to satisfy estimated transaction expenses and liabilities of ACIC and GIO at the Closing (the “Expenses Condition,” as further described below). As all of ACIC’s Insiders waived their redemption rights at the time of the ACIC IPO, only redemptions by Public Stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the BCA Maximum Redemptions, taking into account the Expenses Condition. The “BCA Maximum Redemptions Scenario” (i) assumes that the NTA Proposal is approved by the ACIC stockholders at the Special Meeting and (ii) represents the maximum number of Public Shares that may be redeemed while satisfying the Expenses Condition; provided, however, that the Expenses Condition is a not a contractual condition to the Closing pursuant to the terms of the Business Combination Agreement and the Business Combination can be consummated in accordance with the contractual transaction terms without the Expenses Condition being satisfied. If the Business Combination is consummated without the Expenses Condition being satisfied (or if estimated transaction expenses or the proceeds from any Transaction Financing, if any, result an Expenses Condition as of the Closing Date that differs from the assumptions incorporated in this BCA Maximum Redemptions Scenario presentation), up to an additional 1,175,322 Public Shares than are reflected in the “BCA Maximum Redemptions Scenario” may be redeemed.

Included in the shares outstanding and the weighted average shares outstanding as presented in the pro forma combined financial statements are an aggregate of 23,568,155 shares of ACIC Class A Common Stock shown as issued to the GIO Sellers at Closing in accordance with the terms of the Business Combination Agreement. The Earnout Shares have not been included, as these have been deemed financial instruments to be issued upon the occurrence of contingent earnout provisions. The Earnout Shares will be accounted for under ASC Topic 815-40, ‘Derivatives and Hedging”, pursuant to which the Earnout Shares are considered to be indexed to the Company’s own stock and therefore will be classified as equity instruments.

The following table sets out share ownership of GIO on a pro forma basis assuming the No Redemptions Scenario and the BCA Maximum Redemptions Scenario:

	No Redemptions		BCA Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
GIO Sellers	23,568,155	80.3%	23,568,155	81.1%
ACIC Public Stockholders	1,502,203	5.1%	1,175,322	4.1%
Sponsor	4,312,500	14.6%	4,312,500	14.8%
Total shares outstanding	29,382,858		29,055,977

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, are based on the historical financial statements of ACIC and GIO. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2022(1)

			Scenario 1: No Redemption Scenario			Scenario 2: BCA Maximum Redemption Scenario
	GIO	ACIC	Transaction			Transaction
	(US GAAP	(US GAAP	Accounting		Pro Forma	Accounting		Pro Forma
	Historical)	Historical)	Adjustments		Combined	Adjustments		Combined
ASSETS
Current assets
Cash and cash equivalents	$17,791	$1,094,384	$15,731,024	B	$3,423,084	$(3,423,084)	G	$—
			(9,075,000)	C		—
			(4,097,252)	D		—
			(247,863)	I
			250,000	K
			(250,000)	L
Prepaid expenses and other assets	11,909	177,083	900,000	D	1,088,992	—		1,088,992
Total current assets	29,701	1,271,467	3,210,909		4,512,077	(3,423,084)		1,088,992
Non-current assets
Cash and marketable securities held in Trust Account	—	16,182,549	(716,610)	A	—	—		—
			(15,731,024)	B
			247,863	I
			17,222	J
Total non-current assets	—	16,182,549	(16,182,549)		—	—		—
Total assets	$29,701	$17,454,016	$(12,971,640)		$4,512,077	$(3,423,084)		$1,088,992

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	—	830,785	(263,130)	D	567,655	—		567,655
Promissory note payable – related party	—	—	250,000	K	—	—		—
			(250,000)	L
Income tax payable	—	588,493	(133,962)	J	454,531	—		454,531
Mandatorily redeemable common stock liability		716,610	(716,610)	A	—			—
Total current liabilities	—	2,135,888	(1,113,702)		1,022,186	—		1,022,186
Non-current liabilities
Deferred underwriting commissions	—	9,075,000	(9,075,000)	C	—	—		—
Warrant liabilities	—	2,523,750	—		2,523,750	—		2,523,750
Total non-current liabilities	—	11,598,750	(9,075,000)		2,523,750	—		2,523,750
Total liabilities	—	13,734,638	(10,188,702)		3,545,936	—		3,545,936

Class A common stock subject to possible redemption	—	15,381,820	(15,381,820)	G	—	—		—

EQUITY
GIO common stock	2,420	—	(2,420)	E	—	—		—
Apeiron preferred stock	—	—	—		—			—
Apeiron Class A common stock	—	—	2,357	E	2,938	(32)	G	2,906
			150	G
			431	H
Apeiron Class B common stock	—	431	(431)	H	—	—		—
Additional paid-in capital	264,964	—	(1,700,000)	D	1,049,702	(3,423,052)	G	(2,373,350)
			63	E		—
			(12,896,995)	F
			15,381,670	G

Accumulated deficit	(237,672)	(11,662,873)	(1,234,122)	D	(86,488)	—		(86,488)
			12,896,995	F
			151,184	J

FX gain/loss	(11)				(11)			(11)
Total equity	29,701	(11,662,442)	12,598,882		966,141	(3,423,084)		(2,456,943)
Total equity and liabilities	$29,701	$17,454,016	$(12,971,640)		$4,512,077	$(3,423,084)		$1,088,993

(1)The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of GIO for the year ended December 31, 2022 with the historical audited statement of operations of ACIC for the year ended December 31, 2022.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022(2)

			Scenario 1: No Redemption Scenario				Scenario 2: BCA Maximum Redemption Scenario
	GIO	ACIC	Transaction				Transaction
	(US GAAP	(US GAAP	Accounting		Pro Forma		Accounting	Pro Forma
	Historical)	Historical)	Adjustments		Combined		Adjustments	Combined

Sales revenue	$—	$—	$—		$—		$—	$—
Cost of sales	—	—	—		—		—	—
Gross profit	—	—	—		—		—	—

Professional fees	(121,071)	—	—		(121,071)		—	(121,071)
Formation and operating costs	—	(1,203,615)	—		(1,203,615)		—	(1,203,615)
Advertising and marketing	(95,265)	—	—		(95,265)		—	(95,265)
Travel expenses	(12,905)	—	—		(12,905)		—	(12,905)
General and administrative expenses	(12,855)	—	(150,000)	CC	(162,855)		—	(162,855)
Transaction cost	—	—	(1,234,122)	BB	(1,234,122)		—	(1,234,122)
Change in fair value of warrants	—	6,057,000	—		6,057,000		—	6,057,000
Interest earned on marketable securities held in Trust Account	—	2,318,006	(2,318,006)	AA	—		—	—

Profit (loss) before income tax	(242,096)	7,171,391	(3,702,128)		3,227,167		—	3,227,167

Income tax expense	—	(588,493)	—		(588,493)		—	(588,493)
Net income (loss)	$(242,096)	$6,582,898	$(3,702,128)		$2,638,674		$—	$2,638,674
	$—
Basic and diluted net loss per share, redeemable Class A common stock		$0.31
Basic and diluted net loss per share, Class B common stock		$0.31
Pro forma weighted average number of shares outstanding - basic and diluted					29,382,858	(1)		29,055,977	(1)
Pro forma earnings per share - basic and diluted					$0.09			$0.09
(1)	Please refer to Note 7 — “Net Earnings (Loss) per Share” for details.
(2)

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of GIO for the year ended December 31, 2022 with the historical audited statement of operations of ACIC for the year ended December 31, 2022.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Transactions

On March 8, 2023, ACIC entered into the Business Combination Agreement with GIO, Apeiron Capital Sponsor, LLC, in the capacity as Purchaser Representative, shareholders of GIO (the “Signing Sellers” who become party to the Business Combination Agreement thereafter by signing a joinder agreement after the effectiveness of the registration statement for the transaction but prior to the Closing, the “Sellers”); and Deven Patel, in the capacity as representative of the Sellers for purposes of certain sections of the Business Combination Agreement (the “Seller Representative”). The transactions contemplated by the Business Combination Agreement, including the issuance of ACIC securities are referred to as the “Business Combination” or the “Transaction.”

Exchange Consideration

Pursuant to the terms of the Business Combination Agreement, the total consideration to be delivered by ACIC to the Sellers at the Closing (the “Exchange Consideration”) will be a number of newly issued shares of ACIC Class A Common Stock with an aggregate value equal to $250.0 million multiplied by a percentage equal to (i) the total number of Purchased Shares, divided by (ii) the total number of issued and outstanding ordinary shares of GIO plus the number of capital shares of GIO held in treasury. Any capital shares of GIO held in treasury immediately after the Closing will be cancelled by GIO. The Sellers currently party to the Business Combination Agreement hold an aggregate of 98.703% of the issued and outstanding ordinary shares of GIO; additional GIO shareholders may become party to the Business Combination Agreement prior to the Closing by signing joinder agreements after the effectiveness of the Registration Statement.

In addition to the Consideration deliverable at the Closing, after the Closing, certain of the Sellers (the “Earnout Sellers”) may be entitled to receive additional shares of ACIC Class A Common Stock in an amount of up to 54,000,000 shares multiplied by the Purchased Share Percentage (the Earnout Shares”) in the event that certain metrics are satisfied during the period commencing on the Effective Time and ending on the fifth anniversary of the Closing Date (the “Earnout Period”). Specifically:

(i)	If during any twenty trading days within any thirty consecutive trading day period during the Earnout Period the Trading Price of shares of ACIC Class A Common Stock is greater than or equal to $12.50, the Earnout Sellers will be entitled to receive, in the aggregate, the number of Earnout Shares equal to the product of 15,000,000 multiplied by the Purchased Share Percentage;
(ii)	If during any twenty trading days within any thirty consecutive trading day period during the Earnout Period the Trading Price is greater than or equal to $15.00, the Earnout Sellers will be entitled to receive, in the aggregate, the number of Earnout Share equal to the product of 18,000,000 multiplied by the Purchased Share Percentage; and
(iii)	If during any twenty trading days within any thirty consecutive trading day period during the Earnout Period the Trading Price is greater than or equal to $17.50, the Earnout Sellers will be entitled to receive, in the aggregate, the number of Earnout Shares equal to the product of 21,000,000 and the Purchased Share Percentage.

If, during the Earnout Period, there is a change of control of the Combined Company pursuant to which the Combined Company or its stockholders have the right to receive consideration implying a value per share of Class A Common Stock equaling or exceeding the Trading Price underlying one or more Triggering Events, then, immediately prior to the consummation of such change of control, (i) to the extent the relevant Triggering Event has not previously occurred, such relevant Triggering Event shall be deemed to have occurred and (ii) each Earnout Seller shall be entitled to receive its pro rata share of the applicable number of Earnout Shares to be issued based on the deemed occurrence of the applicable Triggering Event.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that GIO will experience. GIO and ACIC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. ACIC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

ACIC does not meet the definition of a “business” pursuant to ASC 805-10-55 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. See Note 3 – Accounting for the Business Combination for more details.

The historical financial statements of GIO have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the UK pound sterling (“GBP”). The historical financial statements of ACIC have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The unaudited pro forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by GIO.

The historical financial statements of GIO have been translated into and are presented in USD for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

●	at the period end exchange rate as of December 31, 2022 of 1.2098 for the balance sheet.
●	the average exchange rate for the period from January 1, 2022 through December 31, 2022 of 1.2369 for the statement of operations for the period ending on that date.

ACIC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of ACIC Public Shares into cash as more fully described below:

●	Assuming No Redemptions: This presentation assumes that no Public Stockholders of ACIC exercise redemption rights with respect to their Public Shares.
●	Assuming BCA Maximum Redemptions: This presentation assumes that (i) 326,881 Public Shares are redeemed for aggregate redemption payments of $3.4 million, assuming a $10.47 per share Redemption Price based on the funds in the Trust Account as of April 30, 2023 and (ii) that the proposed Business Combination would not be consummated if ACIC does not, at Closing, have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of Redemptions) and proceeds of any Transaction Financing at least equal to the amount required to satisfy estimated transaction expenses and liabilities of ACIC and GIO at the Closing (the “Expenses Condition,” as further described below). As all of ACIC’s Insiders waived their redemption rights at the time of the ACIC IPO, only redemptions by Public Stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the BCA Maximum Redemptions, taking into account the Expenses Condition. The “BCA Maximum Redemptions Scenario” (i) assumes that the NTA Proposal is approved by the ACIC stockholders at the Special Meeting and (ii) represents the maximum number of Public Shares that may be redeemed while satisfying the Expenses Condition; provided, however, that the Expenses Condition is a not a contractual condition to the Closing pursuant to the terms of the Business Combination Agreement and the Business Combination can be consummated in accordance with the contractual transaction terms without the Expenses Condition being satisfied. If the Business Combination is consummated without the Expenses Condition being satisfied (or if estimated transaction expenses or the proceeds from any Transaction Financing, if any, result an Expenses Condition as of the Closing Date that differs from the assumptions incorporated in this BCA Maximum Redemptions Scenario presentation), up to an additional 1,175,322 Public Shares than are reflected in the “BCA Maximum Redemptions Scenario” may be redeemed.

The following table sets out share ownership of the Combined Company immediately after Closing of the Transactions on a pro forma basis, assuming the No Redemptions Scenario and the BCA Maximum Redemptions Scenario, respectively:

	No Redemptions		BCA Maximum Redemptions
Ownership percentage post-Business Combination	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
GIO Sellers	23,568,155	80.3%	23,568,155	81.1%
ACIC Public Stockholders	1,502,203	5.1%	1,175,322	4.1%
Sponsor	4,312,500	14.6%	4,312,500	14.8%
Total shares outstanding	29,382,858		29,055,977

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account ACIC Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse merger, in accordance with U.S. GAAP. Under this method of accounting, ACIC would be expected to be treated as the “acquired” company for financial reporting purposes, and GIO will be the accounting “acquirer.” This determination was primarily based on the assumption that:

●	GIO’s current shareholders will hold a majority of the voting power of ACIC post Business Combination;
●	Effective upon the Business Combination, the post-combination Board will consist of seven directors, including five directors designated by GIO and two directors designated by ACIC;
●	GIO’s operations will substantially comprise the ongoing operations of ACIC; and
●	GIO’s senior management will comprise the senior management of ACIC.

Another determining factor was that ACIC does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse merger, within the scope of ASC 805. The net assets of ACIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to ACIC over the fair value of ACIC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2022, are as follows:

A.	Reflects the payment of the mandatorily redeemable stock liability of $0.7 million.
B.	Reflects the liquidation and reclassification of $15.7 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

C.	Reflects the reduction and settlement of deferred underwriting commissions upon the closing of the Business Combination.
D.

Represents preliminary estimated transaction costs expected to be incurred by ACIC and GIO of approximately $4.3 million for legal, accounting, and due diligence fees incurred as part of the Business Combination. For the ACIC transaction costs of $2.2 million, $0.3 million have been accrued as part of the pro forma balance sheet date, $0.1 million of these fees have been paid and $0.6 million is to be recorded as prepaid directors and officers (“D&O”) insurance premium. The remaining amount of $1.2 million is reflected as an adjustment to accumulated deficit. For the GIO transaction costs of $2.1 million, $0.1 million of these fees has been paid as of the pro forma balance sheet date and $0.3 million is to be recorded as prepaid D&O insurance premium. The remaining $1.7 million is reflected as an adjustment to additional paid-in capital.

E.	Represents the exchange of GIO shares held by the Sellers into 23,568,155 shares of ACIC Class A Common Stock at a par value of $0.0001 per share upon the Business Combination.
F.	Represents the elimination of ACIC’s historical accumulated losses after recording the transaction costs to be incurred by ACIC as described in (D) above.
G.

In Scenario 1, reflects the no redemptions scenario. In Scenario 2, reflects the BCA Maximum Redemptions of 326,881 shares of ACIC Common Stock for aggregate redemption payments of $3.4 million at a redemption price of approximately $10.47 per share redemption price, which scenario presents the maximum number of Public Shares that may be redeemed while satisfying the Expenses Condition; provided, however, that the Expenses Condition is a not a contractual condition to the Closing pursuant to the terms of the Business Combination Agreement and the Business Combination can be consummated in accordance with the terms of the Business Combination Agreement without the Expenses Condition being satisfied. The Business Combination agreement provides that, unless the ACIC stockholders approve the NTA Proposal contained in the prospectus/proxy statement and the Current Charter is amended to remove the net asset test condition, consummating the Business Combination is conditioned on ACIC have a minimum of $5.0 million of net tangible assets after giving effect to share redemptions and payment of SPAC transaction expenses. The BCA Maximum Redemptions Scenario assumes that the NTA Proposal to remove the current charter requirement limiting ACIC’s ability to have less than $5,000,001 in net tangible assets is approved and that ACIC has the cash and cash equivalents required to satisfy the Expenses Condition.

H.	Reflects the conversion of ACIC Class B ordinary shares into Class A ordinary shares on a one-for-one basis.
I.	Reflects the extension payments made into the Trust Account for February, March, and April 2023.
J.	Reflects interest earned in the Trust Account and interest withdrawn from the Trust account to pay certain ACIC tax obligations subsequent to December 31, 2022.
K.	Reflects the promissory note issued subsequent to December 31, 2022, to fund the extension payments into the trust account.
L.	Reflects the repayment of the Sponsor loan.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for year ended December 31, 2022, are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2022.
BB.

Represents an adjustment to include the effect of the pro forma balance sheet adjustment presented in Adjustment (D) above in the aggregate amount of $1.2 million for the direct, incremental costs of the Business Combination expected to be incurred by ACIC, assuming those adjustments were made as of the beginning of the fiscal year presented. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the Combined Company beyond 12 months after the Business Combination.

CC.	Reflects the amortization of the D&O insurance policies.

Note 6 — Net Earnings per Share

Represents the earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of Public Shares described under the “Assuming BCA Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of ACIC’s Public Shares:

	For the Year Ended December 31, 2022
	Assuming No Redemptions	Assuming BCA Maximum Redemptions
Weighted average shares outstanding – basic and diluted
GIO Sellers	23,568,155	23,568,155
ACIC Public Stockholders	1,502,203	1,175,322
Sponsor	4,312,500	4,312,500
Total	29,382,858	29,055,977

	Year Ended December 31, 2022
	Assuming No Redemptions	Assuming BCA Maximum Redemptions
Pro forma net income	$2,638,674	$2,638,674
Weighted average shares outstanding of ordinary shares – basic and diluted	29,382,858	29,055,977
Net income per share – basic and diluted	$0.09	$0.09
Excluded securities:(1)
Public Warrants	8,625,000	8,625,000
Private Placement Warrants	8,200,000	8,200,000
(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

INFORMATION ABOUT ACIC

Introduction

ACIC is a blank check company formed under the laws of the State of Delaware on December 28, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. ACIC has generated no operating revenues to date and will not generate operating revenues until consummating an initial business combination.

Significant Activities Since Inception

On November 12, 2021, ACIC consummated its IPO of 17,250,000 units, including 2,250,000 units issued pursuant to the full exercise of the underwriters’ over-allotment option. Each Unit consists of one Public Share and one half of one Public Warrant, with each whole Warrant entitling the holder thereof to purchase one share of Common Stock for $11.50 per share. ACIC Units were sold at a price of $10.00 per unit, generating gross proceeds of $172,500,000.

On November 12, 2021, simultaneously with the consummation of the IPO, the Company completed the private sale (the “Private Placement”) of 8,200,000 warrants (the “Placement Warrants”) to the Sponsor and the Representative (7,450,000 Placement Warrants to the Sponsor and 750,000 to the Representative) at a purchase price of $1.00 per Placement Warrant, generating gross proceeds of $8,200,000.

A total of $175,950,000, comprised of $167,750,000 of the proceeds from the IPO and $8,200,000 of the proceeds from the private sales, was placed in a U.S.-based trust account maintained by Continental, acting as Trustee.

On December 21, 2022, ACIC held a special meeting of stockholders in which a proposal to amend ACIC’s amended and restated certificate of incorporation to extend the date by which ACIC must consummate an initial business combination from February 12, 2023 to August 14, 2023. In connection with this Extension, the Sponsor agreed to contribute to us loans of (i) the lesser of (x) an aggregate of $125,000 or (y) $0.05 for each public share that is not redeemed (such amount, the “Monthly Amount”) plus (ii) if a business combination is not consummated by March 12, 2023, the Monthly Amount for each calendar month (commencing on March 13, 2023 and ending on the 12th day of each subsequent month), or portion thereof, that is needed by the Company to complete the business combination until August 14, 2023. Accordingly, the amount deposited per share will depend on the number of Public Shares that remain outstanding after redemptions in connection with the Extension and the length of the Extension period that will be needed to complete the business combination. As of May 5, 2023, the Sponsor has deposited loans totaling $330,484.68 into the Trust Account.

ACIC received a written notice on January 31, 2023 from the staff of the NYSE indicating that ACIC was not in compliance in compliance with Section 802.01B of the NYSE Listed Company Manual, which requires a listed company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000. The NYSE further advised the Company that, as a result of its failure to comply with the Market Capitalization Requirement, the NYSE had determined to commence proceedings to delist the Company’s Class A common stock, warrants to purchase Class A common stock, and units, each consisting of one share of Class A common stock and one-half of one redeemable warrant (collectively, the “Company Securities”), from the NYSE.

On January 31, 2023, NYSE issued a press release stating that it will delist the Company’s securities which were suspended immediately and have not traded on NYSE since that time. On February 15, 2023, NYSE filed a Form 25 with the SEC to complete the delisting. The delisting became effective ten days after the filing of the Form 25. ACIC’s securities continue trading on the OTCM under the ticker symbols “APNCU,” “APNC” and “APNCW,” respectively.

Stockholder Approval of the Business Combination

ACIC is seeking stockholder approval of the Business Combination at the Special Meeting and, in connection with such meeting, Public Stockholders may redeem their Public Shares for cash in accordance with the procedures described in this proxy statement/prospectus.

The Sponsor, which owns 74.2% of ACIC’s issued and outstanding Common Stock, has previously agreed to vote all of its Common Stock in favor of a business combination presented to them for approval, including the Business Combination. Additionally, Insiders and their affiliates have agreed to vote any Common Stock they own in favor of the Business Combination.

Under the Current Charter, ACIC will not redeem any Public Shares if ACIC would not have at least $5,000,001 in net tangible assets either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by Public Stockholders.

Redemption Rights

In connection with the Special Meeting, Public Stockholders (but not ACIC’s Insiders) may seek to exercise redemption rights with respect to their Public Shares, regardless of whether they vote for or against the Business Combination, for the Redemption Price. Notwithstanding the foregoing, ACIC’s Insiders have agreed, pursuant to the Insider Letter with us, not to exercise their rights to redeem any Public Shares held by them. Redemption rights of Public Stockholders, if properly exercised in the manner described in this proxy statement/prospectus will be effected under the Current Charter and the DGCL. At the Special Meeting, Public Stockholders have the ability to vote for or against the Business Combination and still seek redemption of their Public Shares.

ACIC’s Insiders will not have redemption rights with respect to any Common Stock owned by them, directly or indirectly, whether acquired prior to the IPO or purchased by them in the IPO or in the aftermarket. Additionally, the Sponsor and Cantor will not have redemption rights with respect to any Private Warrants owned by them.

Pursuant to ACIC’s Current Charter, a Public Stockholder may request that ACIC redeem all or a portion of its Public Shares for cash if the Business Combination is consummated, subject to certain limitations, for cash equal to the applicable Redemption Price; provided, however, that ACIC may not redeem such shares if such redemption would result in ACIC not having net tangible assets (as determined under the Exchange Act) of at least $5,000,001 either prior to or following the completion of the Business Combination.

A Public Stockholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Stockholder:

(a)	holds Public Shares or holds Public Shares through ACIC Units and elects to separate such ACIC Units into the underlying Public Shares and warrants prior to exercising redemption rights with respect to the Public Shares; and
(b)	prior to 5:00 p.m., Eastern Time, on [•], 2023 (two business days prior to the vote at the Special Meeting) (or such later date as approved by ACIC in its sole discretion), (i) submit a written request to the Transfer Agent that ACIC redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders of ACIC Units must elect to separate the underlying Public Shares and Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their bank, broker or other nominee to do so, or if a holder holds ACIC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do.

Public Stockholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for demanding redemption and thereafter, with ACIC’s consent, until the consummation of the Business Combination, or such other date as determined by the ACIC Board.

Any corrected or changed written demand of redemption rights must be received by ACIC’s Chief Executive Officer two business days prior to the vote taken on the Business Combination at the Special Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Special Meeting.

Public Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is ACIC’s understanding that Public Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, ACIC does not have any control over this process and it may take longer than two weeks. Public Stockholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the Business Combination is not completed, this may result in an additional cost to stockholders for the return of their shares.

If a Public Stockholder properly demands redemption as described above and the Business Combination is completed, ACIC will redeem the shares. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your shares of ACIC Common Stock for cash and will no longer own these shares following the Business Combination.

If you are a Public Stockholder, the exercise of your redemption rights will not result in either the exercise or loss of any of your Public Warrants, which will remain outstanding and become exercisable following completion of the Business Combination.

Holders of Private Warrants do not have redemption rights in connection with the Business Combination.

If the initial business combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights would not be entitled to exercise their rights to redeem their Public Shares for the applicable pro rata share of the Trust Account. In such case, ACIC will promptly return any share certificates (if any) and other redemption forms delivered by Public Stockholders.

Limitation on Redemption Rights

In connection with the Business Combination a Public Stockholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking conversion of its shares with respect to more than an aggregate of 15% of the shares sold in the IPO. ACIC believes the restriction described above will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to convert their shares as a means to force us or ACIC’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its conversion rights against an initial business combination if such holder’s shares are not purchased by us or ACIC’s management at a premium to the then-current market price or on other undesirable terms. By limiting ACIC’s shareholders’ ability to convert no more than 15% of the shares sold in the IPO, ACIC believes that it will limit the ability of a small group of shareholders to unreasonably attempt to block ACIC’s ability to complete ACIC’s initial business combination, particularly in connection with an initial business combination with Rally that requires as a closing condition that ACIC has a minimum net worth or a certain amount of cash, such as the Business Combination. However, we would not be restricting ACIC’s shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 15% of the shares sold in the IPO) for or against ACIC’s initial business combination.

Redemption of Public Shares if No Business Combination

If ACIC does not complete a business combination by August 14, 2023, ACIC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account not previously released to pay ACIC’s tax obligations, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ACIC’s remaining stockholders and the ACIC Board, liquidate and dissolve, subject (in the case of (ii) and (iii) above) to ACIC’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.

Prior to such redemption of Public Shares, ACIC would be required to assess all claims that may be potentially brought against us by ACIC’s creditors for amounts they are actually owed and make provision for such amounts, as claims of creditors take priority over the Public Stockholders. There can be no assurances that ACIC will properly assess all claims that may be potentially brought against it. As such, any distributions received by Public Stockholders could be viewed under applicable debtor/creditor or bankruptcy or insolvency laws as a preferential transfer or a fraudulent preference, conveyance or disposition and a bankruptcy court could seek to recover all amounts received by ACIC’s Public Stockholders. Furthermore, while we seek to have all vendors and service providers (including third parties engaged to assist us in connection with ACIC’s search for a business combination target) and prospective target businesses execute a Waiver, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against ACIC’s assets, including the funds held in the Trust Account.

Each of ACIC’s Insiders and Cantor have agreed to waive its rights to participate in any liquidation of ACIC’s Trust Account with respect to the Founder Shares and Private Warrants. There will be no distribution from the Trust Account with respect to Warrants which will expire worthless.

If ACIC is unable to complete an initial business combination and expend all of the net proceeds of ACIC’s IPO, other than the proceeds deposited in the Trust Account, the per-share distribution from the Trust Account would be approximately $[•] (based on the Trust Account balance as of [•], 2023).

The proceeds deposited in the Trust Account could, however, become subject to the claims of ACIC’s creditors which would be prior to the claims of the Public Stockholders. Although ACIC will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against ACIC’s assets, including the funds held in the Trust Account. If any third party refused to execute an agreement waiving such claims to the monies held in the Trust Account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of the Public Stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, ACIC’s management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

The Sponsor has agreed that, if we liquidate the Trust Account prior to the consummation of a business combination, it will be personally liable to pay the debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of the IPO not held in the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a Waiver. However, there can be no assurances that it will be able to satisfy those obligations if it is required to do so. Accordingly, the actual per-share distribution could be less than $[•] (based on the Trust Account balance as of [•], 2023) due to claims of creditors. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in ACIC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Public Stockholders. To the extent any bankruptcy claims deplete the Trust Account, there can be no assurances that we will be able to return to the Public Stockholders at least $[•] (based on the Trust Account balance as of [•], 2023). The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims for indemnification by the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Marcum LLP, ACIC’s independent registered public accounting firm, and the underwriters of the IPO, will not execute agreements with ACIC waiving such claims to the monies held in the Trust Account.

Employees

ACIC has three executive officers. These individuals are not obligated to devote any specific number of hours to ACIC matters and devote only as much time as they deem necessary to ACIC’s affairs. ACIC does not intend to have any full-time employees prior to the completion of a business combination.

Legal Proceedings

To the knowledge of ACIC’s management, there is no litigation currently pending or contemplated against ACIC, any of ACIC’s officers or directors in their capacity as such or against any of ACIC’s property.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF ACIC PRIOR TO THE BUSINESS COMBINATION

Directors and Executive Officers

ACIC’s current directors and executive officers are as follows:

Name	Age	Position
Dr. Joel Shulman	56	Chairman and Chief Executive Officer
Eva Adosoglou	32	Chief Operating Officer
Grant Grigorian	60	Chief Financial Officer
Kevin Cramton	62	Director
Charles Aggouras	55	Director
Jeffrey Mortimer	58	Director

The experience of our directors and executive officers is as follows:

Dr. Joel M. Shulman has served as our Chairman and Chief Executive Officer since inception. He also serves as the founder, managing director, and CIO of ERShares, a global asset manager with over 40 years’ experience investing in entrepreneurial publicly-listed companies. His more than 25 years of research at Babson College and author of a best-selling book developed while at Harvard University, led to the formation of a proprietary investment model and the Entrepreneur Factor. Dr. Shulman previously founded and sold The Shulman Review, a CFA test-prep company that trained thousands of investment professionals in many countries around the world. He has provided consulting services to the World Bank and helped facilitate capital market development in Central Asian states. Dr. Shulman appears frequently in the media on Fox Business, CNBC, Yahoo Finance, Bloomberg, WSJ, Barrons and Forbes. He holds a Ph.D in Finance, CFA charter holder and an MPA from Harvard University.

Eva Adosoglou has served as our Chief Operating Officer since inception. Since the beginning of 2021, she has served as COO and Chief Investment Strategist of ERShares, where she oversees portfolio investment strategies, innovative strategic initiatives, and overall operations. From October 2018 to July 2019, she served as COO for GetSalesClub, Inc. From May 2018 to September 2018, Ms. Adosoglou worked as an Innovation Manager for Wirecard GMBH. From December 2016 to April 2018, she worked as a Portfolio Analyst and Program Manager, Strategic Projects, for Incadea/COX Automotive Inc. In June 2016, she also served as the national CEO for Adecco Group. From April 2015 to April 2016, she was a Startup Co-Founder of Cosmocycle, Inc. for Google for Startups. From September 2011 to May 2013, she was a Financial Auditor for PwC. Ms. Adosoglou is a Fulbright scholar with strong leadership experience encompassing both multinational and start-up organizations throughout Europe and the United States. She speaks four languages, holds a Master’s in Business with focus in Innovation and Technology and is winner of multiple Entrepreneurship and Leadership competitions. Ms. Adosoglou’s deep experience in developing innovative products, scaling start-ups, and building partnerships in technology-based, nascent firm settings, provides unique positioning to evaluate potential investments. She has a passion for investing in public equities and female-led initiatives and created two new investment strategies: entrepreneur health care and technology as well as female-led entrepreneurs. She is a frequent guest on major business networks such as Bloomberg, TD Ameritrade, Fox Business and Yahoo Finance and is also active in building technologically enhanced, investment models and platforms for millennial investors and other FinTech solutions. She holds a B.A. from Athens University and a M.S. from Boston University.

Grant Grigorian has served as our Chief Financial Officer since inception. Since August 2021, Mr. Grigorian has served as Chief Financial Officer of CarSaver, an automotive retailing technology company. He is an internationally experienced finance leader having lived and worked on 5 continents. From June 1987 to May 2017, he served in various positions at Ford Motor Company (NYSE: F), including CFO positions in Ford’s South African and Argentine operations and as a global controller for vehicle development finance. He served in Ford Treasury during the height of the financial crisis in 2009, driving affiliates to develop cash preservation plans and actions to mobilize cash to the U.S. or other markets. Mr. Grigorian also served as strategy and business development lead for Ford’s Asia Pacific region, a position that included relationship management and negotiation with Ford’s Chinese and Japanese joint venture partners. He has also served on the boards of a number of Ford affiliates and joint ventures, including serving as audit committee member and chairman. From May 2018 to September 2018, he served as COO/CFO of CarSaver. Mr. Grigorian has been CFO for National Automotive Experts/NWAN, a vehicle warranty distribution and administration company, from April 2019 to October 2020.

Kevin Cramton has served as one of our independent directors since November 2021. Mr. Cramton has served in CEO and Executive Chairman roles at 5 different businesses including technology companies in multiple geographies. Since December 2019, he has served as the Chairman and CEO of Tribar Technologies Inc., a manufacturer of automotive components. From January 2016 to August 2017, Mr. Cramton served as Executive Chairman of Atlantix Global Systems. From 2012 to 2015, he served as CEO of CARDONE Industries. From September 2011 to August 2012, he served as CEO to Revstone Industries, LLC (“Revstone”). In December 2012, Revstone filed for Chapter 11 bankruptcy. From 2009 to 2011, he served as Executive Chairman to Niles Co. Ltd. He has extensive M&A experience executing about 50 transactions with an enterprise value of $25 billion. He led Ford’s M&A activities for 5 years and has worked in private equity since January 2007. Mr. Cramton also has significant tech and financial services experiences, including overseeing Ford’s venture capital portfolio of technology assets and working in Ford’s Financial Service businesses. He has wide ranging Board experience at many different companies including multiple business sectors and geographies. Since June 2019, Mr. Cramton has served as a director of Southern AG Carriers Inc., a freight and logistics company. Since March 2017, he has served on the audit committee of Helmerich and Payne (NYSE:HP), a public oil and gas drilling company. Since August 2017, he has served as a director of TSM MFG. CO., INC. He previously served on the board of Asahi Tec, a Japanese company that previously traded on the Tokyo Stock Exchange.

Charles Aggouras has served as one of our independent directors since November 2022. He has served as President and Chief Executive Officer of GFC Development Inc., a general contracting, real estate development and investment firm, since 1998. He has more than 25 years of extensive real estate, financial and entrepreneurial experience to all facets of the commercial and residential real estate market. As a registered representative, he has performed financial advisory, portfolio management, estate, and retirement planning services for various financial institutions. He received a BSBA degree in Accounting and Financing from Suffolk University in 1990.

Jeffrey Mortimer has served as one of our independent directors since November 2021. Mr. Mortimer is the Director of Investment Strategy for BNY Mellon Wealth Management (NYSE: BK) and chairs its Investment Strategy Committee. Mr. Mortimer worked in various positions for Charles Schwab Investment Management (NYSE: SCHW) from September 1997 to July 2010, eventually becoming Chief Investment Officer. From 1986 to 1996, he also worked in several small, financial planning firms, serving high net worth clients, endowments, and families. Mr. Mortimer has received a Bachelor of Science degree in finance from Babson College and a Master of Business Administration from the University of Chicago Graduate School of Business. He is a CFA charter holder.

Number and Terms of Office of Officers and Directors

We currently have four directors. Our board of directors is divided into three classes, with only one class of directors being elected in each year, and each class elected to a three-year term.

Effective upon the Business Combination, the Combined Company’s Board will consist of seven directors, a majority of whom will be independent, including five directors designated by GIO, prior to the Closing, at least three of whom will qualify as independent, two directors designated by ACIC prior to the Closing, who will qualify as independent, and one director to be mutually agreed upon by each of GIO and ACIC, which approval will not be unreasonably denied or delayed, all of whom will be required to qualify as independent directors, effective upon the Closing, to serve on the Combined Company Board until the Combined Company’s annual meeting, or when such directors’ successors have been duly elected and qualified, or upon such directors’ earlier death, resignation, retirement or removal for cause. ACIC is proposing that its stockholders approve the election of the seven director nominees to serve on the Combined Company Board following the Closing of the Business Combination. The Director Election Proposal is being submitted for consideration and vote by the ACIC stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

Our board of directors has determined that Kevin Cramton, Charles Aggouras and Jeffrey Mortimer are “independent directors” as defined in SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the ACIC Board

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

We have established an audit committee of the board of directors. Kevin Cramton, Charles Aggouras and Jeffrey Mortimer serve as members of our audit committee, and Kevin Cramton chairs the audit committee. All members of our audit committee are independent of and unaffiliated with our sponsor and our underwriters.

Each member of the audit committee is financially literate and our board of directors has determined that Kevin Cramton qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Jeffrey Mortimer and Kevin Cramton serve as members of our compensation committee. Under the applicable SEC rules, all the directors on this committee must be independent. Our board of directors has determined that each of Jeffrey Mortimer and Kevin Cramton are independent and Jeffrey Mortimer chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s and Chief Financial Officer’s compensation evaluating our Chief Executive Officer’s and Chief Financial Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer and Chief Financial Officer based on such evaluation;
●	reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to our sponsor of $10,000 per month, for up to 15 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the SEC and the applicable exchange.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors and Jeffrey Mortimer and Charles Aggouras serve as members of our nominating and corporate governance committee.

Our board of directors has determined that each Messrs. Mortimer and Aggouras is independent and Mr. Aggouras s chairs the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee is to assist the board in:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;
●	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the Company; and
●	reviewing on a regular basis our corporate governance and recommending improvements as and when necessary.

Our nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of stockholders.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Director Nominations

The ACIC Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to ACIC Board should follow the procedures set forth in ACIC’s bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our form of the Code of Ethics and our audit committee and compensation committee charters. You will be able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics and the charters of the committees will be provided without charge upon request from us. If we make any amendments to our Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or exchange rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this proxy statement/prospectus or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF ACIC

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to ACIC prior to the consummation of the Business Combination. The following discussion and analysis of ACIC’s financial condition and results of operations should be read in conjunction with ACIC’s audited financial statements and the notes related thereto included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

We are a blank check company formed under the laws of the State of Delaware on December 28, 2020 for the purpose of effectuating a business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of our initial public offering and the sale of the private placement warrants, our securities, debt or a combination of cash, securities and our debt. The Company originally had 15 months from the closing of the IPO, or until February 12, 2023, to complete a Business Combination.

On December 21, 2022, we held the 2022 Special Meeting, at which our stockholders approved an amendment to our amended and restated certificate of incorporation to extend the date by which we must consummate its initial business combination from February 12, 2023 to August 14, 2023. In connection with the Extension, stockholders holding 15,747,797 shares of Class A common stock exercised their right to redeem their shares for a pro rata portion of the funds in the trust account. Following the redemptions, we have 1,502,203 Public Shares outstanding. This resulted in approximately $162,131,529 being paid from the trust account, with $716,610 of the redemptions being paid in 2023.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from December 28, 2020 (inception) through December 31, 2022 were organizational activities, those necessary to prepare for our initial public offering, described below, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the year ended December 31, 2022, we had net income of $6,582,898, which consisted of the change in fair value of warrant liabilities of $6,057,000 and interest earned on marketable securities held in the trust account of $2,318,006, offset by operating and formation costs of $1,203,615 and provision for income taxes of $588,493.

For the period from January 1, 2021 through December 31, 2021, we had net income of $486,473, which consisted of the change in fair value of warrant liabilities of $1,087,250 and interest earned on marketable securities held in the trust account of $2,082, offset by transaction costs associated with our initial public offering of $368,544 and operating and formation costs of $234,315.

Liquidity and Capital Resources

On November 12, 2021, we consummated our initial public offering of 17,250,000 units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 2,250,000 units, at $10.00 per unit, generating gross proceeds of $172,500,000. Simultaneously with the closing of our initial public offering, we consummated the sale of 8,200,000 private placement warrants at a price of $1.00 per private placement warrant in the private placement to the sponsor and Cantor, the representative of the underwriters of our initial public offering (the “Underwriters”), generating gross proceeds of $8,200,000.

Following our initial public offering on November 12, 2021, including the full exercise of the over-allotment option, and the private placement, a total of $175,950,000 (or $10.20 per unit) was placed in the trust account. We incurred $12,644,008 in our initial public offering related costs, including $3,000,000 of underwriting fees, net of reimbursement, net of reimbursement, $9,075,000 of deferred underwriting fees, and $569,008 of other offering costs.

For the year ended December 31, 2022, cash used in operating activities was $329,808. Net income of $6,582,898 was affected by the change in fair value of warrant liabilities of $6,057,000 and interest earned on marketable securities held in the trust account of $2,318,006. Changes in operating assets and liabilities used $1,462,300 of cash for operating activities.

For the year ended December 31, 2022, cash used in operating activities was $454,420. Net income of $486,473 was affected by the change in fair value of warrant liabilities of $1,087,250, interest earned on marketable securities held in the trust account of $2,082, and transaction costs associated with the initial public offering of $368,544. Changes in operating assets and liabilities used $220,105 of cash for operating activities.

As of December 31, 2022, we had cash held in the trust account of $16,182,549 (including approximately $1,647,468 of interest earned). Interest income on the balance in the trust account may be used by us to pay taxes. During the year ended December 31, 2022, we had withdrawn $672,620 from the trust account to pay franchise and income taxes and paid $161,414,919 for redemptions in connection with the Extension.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less deferred underwriting commissions and income taxes payable), to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2022, we had cash of $1,094,384. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants.

We may need to raise additional capital through loans or additional investments from our sponsor, stockholders, officers, directors, or third parties. Our officers, directors and sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of the financial statements contained elsewhere in this proxy statement/prospectus if a business combination is not consummated. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations or other long-term liabilities, other than an agreement to pay our sponsor a total of up to $10,000 per month for office space, utilities and secretarial and administrative support. We began incurring these fees on November 8, 2021 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.

The underwriters of our initial public offering are entitled to a deferred fee of (i) $0.50 per unit of the initial 15,000,000 units sold in our initial public offering, or $7,500,000 in the aggregate, and (ii) $0.70 per unit sold pursuant to the over-allotment option, or up to an aggregate of $1,575,000. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

We account for the warrants issued in connection with our initial public offering in accordance with the guidance contained in ASC Topic 815-40-15-7D, “Derivatives and Hedging,” under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

Class A Common Stock Subject to Possible Redemption

We account for our Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Class A common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of our balance sheets.

Net Income per Common Share

Net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. We apply the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

INFORMATION ABOUT GIO

Unless the context otherwise requires, all references in this section to “GIO,” “we,” “our,” “us” or “Company” refer to the Company and its wholly-owned subsidiaries prior to the consummation of the business combination or the Combined Company and its subsidiaries from and after the Business Combination. We plan to pursue business lines in industries and areas that are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus. Our plans to develop and generate revenues from products and services, as described in this section and elsewhere in this proxy statement/prospectus, may not materialize as planned or our plans may change for a variety of reasons, known and unknown, many of which are outside of ACIC’s and our control and cannot be predicted, These and other factors could cause business, operations, plans and results to differ materially from GIO’s plans. We may not be able to develop or establish some or all of our planned business lines or, if we pursue the business lines described in this section and elsewhere in this proxy statement/prospectus, there can be no assurance that we will be able to generate revenues therefrom or compete successfully with other companies pursuing similar businesses. Certain information contained in this section is forward-looking in nature and should be read and considered while also reviewing the sections of this proxy statement/prospectus titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

GIO is a development-stage life science company that intends to develop and distribute select stem cell-based products and services globally. An entity controlled by our officers, Global Institute of Stem Cell Therapy and Research Inc. (“GIOSTAR”), which is also our largest shareholder, has granted us an exclusive license (subject to certain carve-out rights retained by GIOSTAR in certain territories described below) to use all of GIOSTAR’s trade secrets, know-how and other confidential and proprietary information, including inventions, protocols, processes, formulations, data, research results and know-how, to develop and commercialize products and services in four stem cell-related areas: universal donor red blood cells, anti-aging, active cosmetics and COVID treatments. For additional information related to our licensing agreement with GIOSTAR, please see “GIOSTAR Licensing Agreement” below. In addition, at the Closing, we will enter into a supply agreement with GIOSTAR (the “GIOSTAR Supply Agreement”) pursuant to which GIOSTAR will provide us with its adult human stem cell-derived molecules product (the “AHSDMs,” also referred to as the “active ingredient”), as discussed further below.

Our strategy currently focuses on developing products and services across three main segments or “Business Lines”: anti-aging clinics (“Anti-Aging Clinics”) featuring stem-cell based therapies; mass production of universal donor red blood cells (“Universal RBCs”); and the sale of the AHSDMs for use in development, manufacturing and sale of cosmetics or skin care products (“Active Cosmetics”). Though we do not expect it to be among the areas of our principal focus, GIOSTAR has also granted us an exclusive license to pursue COVID-related therapies using its stem cell technologies.

Each of the three business lines described in this section titled “Overview” are, at present, prospective in nature, as we have no current operations, products or services, nor do we currently derive any revenues from any of the three business lines. We may simultaneously or sequentially pursue further development of some or all, or aspects of some or all, of three of the Business Lines, depending on factors which include, but are not limited to, access to capital, regulatory considerations and other matters, as further described below and in the section of this proxy statement/prospectus titled “Risk Factors – Risks Related to GIO’s Business.” Given that we have not yet commenced operations, we may, as we pursue business activities related to the future potential Business Lines, encounter risks and challenges, including circumstances or events unforeseen by us and which are not within our control, that make our pursuit of some or all of the Business Lines, or material elements thereof, more difficult than we anticipate, or impossible, in which case (or for other reasons) we may alter or modify the business activities we pursue in order to establish and develop our business, perhaps materially, and the business we ultimately pursue or establish may be significantly different than the description of the Business Lines contained in this section titled “Information About GIO” and elsewhere in this proxy statement/prospectus. Investors should not rely on the information contained in this “Information About GIO” as indicative or representative of GIO’s actual business, presently or as of any other date, as our plans are subject to change. All of the information contained in this section titled “Information About GIO” should be read in conjunction with careful examination and review of the various risks and uncertainties associated with GIO and the prospective Business Lines, which include those set forth in the sections of this registration/proxy statement titled “Risk Factors,” “GIO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.”

Our Strategy

Our long-term goal is to become a leading stem cell-based life science company focused on developing and commercializing stem cell-based products and services. Key elements of the strategy we intend to implement in pursuing our goal include the following:

●	Form Partnerships with Existing Medical Practices and Explore Establishment of GIO-Owned Anti-Aging Clinics. We plan to seek partnerships with existing medical practices and clinics located in non-U.S. jurisdictions (subject, in all cases, to verification of compliance with any necessary regulatory and marketing approval requirements, as applicable) to enter into licensing, revenue-sharing or similar arrangements to perform Mesenchymal stem cell (“MSC”)-based therapies, the process and methods for which have been licensed to us by GIOSTAR for exclusive use by us outside of certain excluded territories. If we are successful in establishing such partnerships or arrangements, GIO management believes such a business model could generate potential revenue with limited associated overhead charges to us (as compared to the expenses typically associated with owner/operator business models). Dr. Anand and Mr. Patel have committed to utilizing their professional networks to pursue these partnerships in jurisdictions where our MSC-based therapies can be performed. We may also explore, subject to having access to necessary capital and other resources, opportunities to develop GIO-owned Anti-Aging Clinics that could offer MSC-based therapies in major markets outside of the U.S. If and when we are able to establish, own and operate such clinics in the future, we may employ doctors, nurses, scientists and support staff to operate them.
●	Advance Development and Production Capabilities of Our Universal RBCs and Pursue Clinical Trials While Marketing Them in Other Jurisdictions. We are currently exploring paths to facilitate construction of a prototype for scientific equipment known as a “bioreactor,” which is a manufactured device or system that supports a biologically active environment to, among other things, influence cell growth and differentiation (as further described below) that GIO management has determined could, when engineered and created, be used for large scale Universal RBCs production utilizing the know-how, trade secrets and associated intellectual property that GIOSTAR has licensed to us, which we expect to further develop in parallel with the creation of such bioreactors. If our plans to create a prototype bioreactor are successful our goal is to pursue FDA approval for such technologies, procedures and the Universal RBCs. In the meantime, we may also market Universal RBCs or any products we may develop utilizing such technologies and procedures in jurisdictions outside of the U.S. where sales and marketing thereof may be permitted until we have satisfied required testing, trials, safety and other conditions to achieving FDA and other approvals that may be necessary to market and sell Universal RBCs in the U.S. The production of our Universal RBCs seeks to address a worldwide yearly estimated shortage of approximately 100 million units (pints) of blood needed for various medical procedures, emergency response scenarios, government and military uses and research and development purposes. Assuming that we develop the capability to produce our Universal RBCs and achieve FDA and other applicable regulatory approvals therefor, we plan to market our Universal RBCs to governments, hospitals, medical service providers and other potential customers globally, with a goal of helping to address such global donor blood shortages.
●	Produce Our Active Cosmetics Products and Form Strategic Relationships With Cosmetics Providers. We plan to sell AHSDMs as so-called “active ingredients” for inclusion in existing companies’ cosmetics or skin-care products, subject to marketability and demand therefor. In this regard, we anticipate initially selling AHSDMs provided to us pursuant to the GIOSTAR Supply Agreement as a foundational step towards our goal of developing and commercializing an Active Cosmetics Business Line. Over time, we anticipate developing in-house capabilities to create and manufacture “active ingredients” in-house, subject to our having access to necessary capital and other resources. Over time, we may also pursue, development of our own Active Cosmetics line of products that contains AHSDMs or other “active” ingredients we may develop over time or from time to time, in each case subject to availability of necessary resources and satisfaction applicable regulatory and marketing approvals, as needed. The types of “Active Cosmetics” products into which we believe the AHSDMs can successfully be incorporated may include, without limitation, anti-wrinkle products, facial serum, daytime skin cream, under eye anti-wrinkle serum, high-end creams and hair vitality formulation; provided, however, that we have not yet carried out efficacy or safety testing or studies on or involving AHSDMs or the manners in which they may be incorporated or used as an “active” ingredient in other products. With access to appropriate resources, we also plan to carry out testing or consumer trials, independently or with third party collaborators, in hopes of demonstrating the benefits of incorporating AHSDMs as “active” ingredients in these and other types of products.
●	Execute on research and development and commercialization opportunities that may arise to maximize the value of the proprietary stem-cell technology licensed to us by GIOSTAR. We seek, as a goal of our development efforts, to maximize value, including from a commercial perspective, from the stem-cell technologies licensed to us pursuant to the

GIOSTAR Licensing Agreement through a combination of in-house development and, if and when available to us and appropriate, carefully-selected partnering opportunities, as they may arise in the future.

Scientific Overview of Stem Cells and Stem Cell-Based Products and Services

Stem cells are a special group of undifferentiated cells that have not yet developed structures or proteins that are characteristic of a specific type of cell or tissue. Stem cells have the ability to divide to form more cells, called “daughter cells.” These daughter cells become either new stem cells (undifferentiated) or specialized cells (differentiated) with a more specific function, such as blood cells, brain cells, muscle or tissue cells or bone cells. Stem cells constitute a distinctive group of cells, characterized by abilities such as indefinite division and differentiation into different specialized body cells. Stem cells differ by potency to differentiate into various cell types. Other types of adult cells in the body do not have the natural ability to generate new cell types; thus, stem cells contribute to the creation of all mature cells in the human body and are the basis of every cell, tissue and organ.

The discovery of stem cells opened a new chapter in the field of regenerative medicine and has spurred active research in the field over the past 40 years. Various in vitro, in vivo studies and clinical trials are ongoing to test several pathological conditions, including cardiac, eye, kidney, joints and blood diseases. Stem cells act in several ways that may be helpful relative to pathological conditions, including with respect to the stem cells’ migration and settlement in inflicted tissues. Because stem cells can differentiate in cell types of the host tissue, they can help facilitate the recovery of the damaged tissue.

Anti-Aging Clinics

Overview – Strategy and Business Line Plans

Aging is an inevitable process that can be delayed but not avoided. Aging is a vital trigger of diseases, tending, in many cases, to exacerbate and extend their ill-effects, often affecting vision, hearing, muscular strength, bone mass, immunity and nerve function and, in some cases, inducing or contributing to various metabolic disorders.

GIOSTAR has granted us a license to use its know-how and trade secrets, including, but not limited to, those associated with MSC-based therapies and any other therapies or offerings that GIOSTAR may develop from time to time (collectively with any relevant know-how and trade secrets or other proprietary information and technologies that we may be develop from time to time, “Anti-Aging Therapies”) in our development of an Anti-Aging Clinics business line in locations outside of the U.S., subject to compliance with regulatory requirements, as applicable, in those locations (outside of Mexico, India and Costa Rica, which are “excluded territories”). We believe the licensed know-how and trade secrets, including, but not limited to, techniques that Dr. Srivastava uses for handling stem cells, steps in the process to, and the measurements of chemicals required to, create the base formula to which a patient’s stem cells are added after extraction, knowledge surrounding adjustments to the base formula based on the needs of a particular patient and Dr. Srivastava’s extensive experience with stem cell science provide us with the tools needed to develop this Business Line. We expect to initially target locations outside of the U.S. where we believe applicable regulatory requirements permit the provision of our Anti-Aging Therapies and advertising and sale of stem-cell based products and services.

Our Anti-Aging Therapies seek to address the complex problems related to aging by introducing MSCs to areas of damaged cells. In simple terms, our Anti-Aging Therapies involve three main steps: (1) isolating MSCs from body fat tissue (or adipose tissue), blood circulating in the body, bone marrow or an umbilical cord, (2) adding those stem cells to our proprietary base formula that is generally applicable to all patients, with adjustments for each specific patient, and (3) infusing the stem cells using the intravenous (IV) route or locally at the damaged tissue. Adipose tissue-derived MSCs have significant advantages over MSCs derived from other sources because they are obtained from a minimally invasive lipoaspiration procedure. Adipose tissue contains a high number of MSCs and significant numbers of MSC can be obtained due to accessibility to the subcutaneous adipose tissue and the volume that can easily be extracted.

We believe that our Anti-Aging Therapies can provide patients and clinic customers with additional stem cells to potentially reduce inflammation and enhance regeneration of damaged cells, thereby amplifying the body’s natural ability to heal itself. Our Anti-Aging Therapies may potentially be used to treat aging joints, damaged muscles, orthopedic issues and other age-related complications.

We envision establishing in the future a network of Anti-Aging Clinics that may offer, in addition to Anti-Aging Therapies, other anti-aging products and services we may develop, potentially including our Active Cosmetics products, as further described below. With respect to Anti-Aging Therapies, we anticipate that the Anti-Aging Clinics will, at least initially, offer therapies that share a common underlying “base formula” generally applicable to all patients, which “base formula” we expect to customize to meet the specific needs of each patient (which we expect to achieve principally by incorporating into the “base formula” the patient’s own adipose-derived stem cell isolated molecules). We believe that employing a universal “base formula” will increase the efficiency of administering our Anti-Aging Therapies and streamline production of our formulas while still permitting customization on a case-by-case basis.

We may pursue one or both of two possible business models for our Anti-Aging Clinic business line, which we may pursue at the same time or sequentially, depending on the relationships we are able to develop and other strategic and financial considerations. One business model we are considering involves partnering with existing or to-be-established medical practices or other clinical treatment offices and clinic settings located outside of the U.S. (“Clinic Partners”). Clinic Partners would offer our Anti-Aging Therapies and potentially sell our anti-aging and Active Cosmetics products and then share revenue they derive from such products and services with us pursuant to licensing or franchising arrangements. If we pursue this model, we would plan, as a part of the agreements with Clinic Partners, to provide Clinic Partners the MSC-based Anti-Aging Therapy protocol licensed to us by GIOSTAR for the isolation and storage for future use of the MSCs from different tissues, perform quality checks of the stem cells and route of the injection of the MSCs. We would also plan, where possible, to coordinate installation of a laboratory set capable of generating the stem cell mixtures for Anti-Aging Therapies at their clinics. In addition, we would train relevant medical or other clinical professionals on our know-how. In many instances, nurses or other appropriate persons, under supervision, as necessary and subject, in all cases, to regulatory considerations, medical or clinic licensure requirements and other relevant factors, may be able to administer aspects of our Anti-Aging Therapies, such as the infusion of stem cells, under the direction of a physician or other qualified personnel, which may have the effect of reducing the costs of the procedures and make our Anti-Aging Therapies accessible to a broader population. We expect to utilize our management team’s relationships in the medical community that they have developed over their careers in the stem cell industry to identify potential Clinic Partners outside of the U.S. (though no such Clinic Partners have yet been formally offered a potential clinic operation by us).

The second business model we may pursue would involve establishing and operating our own GIO-owned Anti-Aging Clinics in markets outside of the U.S. If we pursue this approach, we would hire and train our own qualified professionals that are qualified, under applicable regulatory requirements, to administer our Anti-Aging Therapies to patients; and, like with our licensing model, we would also sell our Active Cosmetics products and anti-aging products, if any, at our Anti-Aging Clinics. Under this second business model, we would plan to staff our Anti-Aging Clinics with doctors, nurses and technicians who already have basic training and experience in administering IV infusions and then provide training and instructions to such persons on administration of our Anti-Aging Therapies and know-how. We also anticipate hiring and training technicians with basic cell culture skills to prepare our stem cell formulas for infusion, which may increase the efficiency of the training process and may help accelerate the establishment of our Anti-Aging Clinics. Our vision for our Anti-Aging Clinics involves treatments that are completed all in one building, from a reception area, doctors and staff offices, procedure rooms, recovery rooms and a stem cell lab. As we expand our Anti-Aging Clinics, we would like, eventually, to have local operations managers who will oversee and manage our clinics.

GIOs, as an entity, has not, to date, commenced efforts to establish Anti-Aging Clinics, through Clinic Partners or otherwise. Additionally, although GIO has no prior experience owning, operating or entering into partnership arrangements with respect to Anti-Aging Clinics, affiliates of GIOSTAR and our management team currently operate a similar business line involving Anti-Aging Clinics, and have gained valuable know-how from that experience that is licensed to us by GIOSTAR, including, but not limited to, steps to launch a new clinic, patient intake processes, testing (of both patients and stem cells, before and after infusion) techniques, manners of communication with patients and hiring strategies. Pursuant to the GIOSTAR Licensing Agreement, we are prohibited from opening Anti-Aging Clinics in India, Costa Rica and Mexico. We expect to face competition from other companies with respect to Anti-Aging Clinics, as further described below under “Competition.”

Market Opportunity

The anti-aging therapeutics market is large and diverse, and GIO management believes that it has a long runway for global growth. This growth may be driven by future increases in patient demand, from persons of various genders and all ages, which appears possible, given higher patient awareness and rising popularity of anti-aging therapeutics amongst younger patients. According to InsightAce Analytic, the global anti-aging therapeutics market was valued at approximately $592 million in 2022 and is expected to grow to approximately $2.4 billion by 2031. The market for anti-aging therapeutics appears to be being driven, in part, by several factors, including a rise in consumer demand for anti-aging therapeutics, an increase in lifestyle standards and an increase in income among the world’s population.

Aging and Stem-cell Treatments

Aging is a complex process which is characterized by declining body functions characterized by loss of skin elasticity, accumulation of undesired fats, increased incidences of atherosclerosis, decline in immune system functionality, increased brittleness of bones (making them prone to fractures) and, eventually, death. Rate of aging is determined by a complex interaction of genetic, nongenetic and other environmental factors. Eventually, all of these factors, whether known or unknown, can accumulate their messages of aging in the core of stem cells and adversely affect life-extending genes. Hence, all aging phenomena could be partially attributed to the loss of stem cells, which are the regenerative building blocks of the body. Given their central roles and general attributes, stem cells could potentially comprise a “back up system” of sorts for living organisms to replace damaged tissue or worn-out cells, thus giving stem cells, in this way, the potential to be a core factor in deciding the rate of aging. Our proprietary base formula will seek to reduce the inflammatory process and enhance the regeneration of degenerating organs of the body utilizing the stem cells natural characters.

Aging is regulated by a complex series of specific signaling cascades. For example, stem cells use insulin-like growth factor 1 (“IGF1”) for repair and regeneration. Overexpression or elevated activity of such growth factors is required to improve muscle regeneration. The signaling events of growth hormone are required to control the proliferation and development of tissues. Stem cells have been shown to act as a circulating hormone reservoir and are able to repress the IFG1 pathway for extension of life in mice. Hormonal signaling pathways are extremely potent regulators of lifespans, and they coordinate the longevity of several key organs by acting in a systemic manner along with other pathways. Anti-aging treatments may have the potential to increase the number and quality of stem cells and also be able to activate the regenerative signals for recipients. Regenerative stem cells or anti-aging supplemented treatments potentially slow down or reverse this process by improving the process of immune rejuvenation and repair functions.

MSCs target specific tissues in response to signaling molecules from the injured tissues that activate corresponding receptors in the stem cells. Using signaling cues, MSCs have been demonstrated to respond to various situations in the body, including reacting to injured tissue in some cases. Injured tissues secrete cytokines and growth factors that attract stem cells that participate and promote regeneration. Certain growth factors are well documented for inducing homing stem cells into injured areas of the body. These also stimulate blood vessel formation by attracting stem cells. Another signaling molecule, bone morphogenetic protein (BMP), has been shown to divert cellular traffic of stem cells toward bone formation.

Stem cells typically migrate to the places of tissue damage and coordinate the rescue operation. Stem cells become the regenerative portion of residing tissue, but otherwise the regenerative effects are due to their secreted cytokines and growth factors in response to the injury. Additionally, stem cells communicate with local tissues and direct their reserve cells and mediators to coordinate and control the steps of damage and repair. However, aging diminishes the regenerative ability of stem cells with time. Over a person’s lifespan, the number of stem cells declines drastically, which may contribute to why healing capacity reduces with aging.

Summary and Qualifications

We expect to require significant time and material resources to successfully develop our Anti-Aging Clinic business. Though costs are likely to vary, potentially significantly, depending on the business model we employ in our efforts to establish and pursue an Anti-Aging business line, as well as the risks and challenges we may encounter as we pursue such plans. The costs associated with such activities are generally expected to include, among others, expenses in the following areas: hiring personnel, identifying locations and leasing or acquiring space, including laboratory facilities, office space, medical equipment and other costs for our Anti-Aging Clinics, travel, insurance, compliance and licensure-related expenses and legal fees. There may be other costs in connection with owning and operating, or participating in partnership arrangements with Clinic Partners with regard to, Anti-Aging Clinics, and we expect to incur certain liabilities associated with this business line some of which may be significant. Among other costs, we may need to secure specialized or supplemental insurance coverage with respect to such activities, and adequate insurance may not be available to us, or, if available to us, may not be available on favorable terms, in all of the geographies in which we may wish to open Anti-Aging Clinics.

To the extent we are able to obtain the necessary resources and satisfy applicable regulatory requirements, as necessary, we are aiming to establish our Anti-Aging Clinics business line in the near term (though the timeframe for when that may be currently remains uncertain for a variety of factors, as described in this “Overview” section and elsewhere in this proxy statement/prospectus), with a goal of generating revenues therefrom that we intend to devote to expanding our Anti-Aging Clinic business line and to support our other development efforts, particularly our efforts to further develop our technologies and capabilities associated with our

Universal RBC business line. If we cannot meet this objective, we may not be able to pursue our planned development efforts related to our Universal RBC business line timely, if at all, and we risk facing greater competition in our Universal RBC business line, if and when we are able to carry it forward at a later point.

We are still, among other predicates to commencing activities relating to Anti-Aging Clinics, in the process of analyzing the regulatory frameworks and compliance requirements that may apply to some or all of the business activities that GIO management may from time to time determine to be useful or necessary to establish and pursue Anti-Aging Clinic businesses in the locations where we may wish to pursue such activities. In some jurisdictions, stem cell treatments are not subject to strict regulatory approval if the stem cells used are “adult autologous” cells, meaning stem cells derived from an adult person that are used for treatments or therapies administered to or for the benefit of the same person. In addition, where and to the extent relevant, less rigorous regulatory frameworks tend not to apply if relevant stem cells are “expanded” or enhanced before they are reintroduced to the patient. Additionally, for the aforementioned regulatory frameworks to apply, any procedures performed with adult autologous stem cells must be performed on the same day as the extraction of the stem cells, without holding or storage of samples for later or future use. Our evaluation of regulatory and legal compliance matters, and efforts to interpret and abide by such requirements, will be an-going process and some of the laws and regulatory considerations that may apply to some or all of the stem cell-based products and therapies we wish to use in Anti-Aging Clinics are in the process of changing, which may impair our ability to proceed with our plans to establish, maintain or expand an Anti-Aging Clinic business presently or in the future.

Additionally, in some of jurisdictions where we may wish to have Anti-Aging Clinics, the regulatory framework, licensing requirement and other material legal and compliance requirements may be changing, uncertain and subject to multiple interpretations. We may not be able to protect ourselves adequately, or at all, from some or all of these risks or from other risks and contingencies relating to Anti-Aging Clinics and clinic operations generally, including, without limitation, the risks described in the section of this proxy statement/prospectus titled “Risk Factors.” We may, in the future, determine not to pursue the Anti-Aging Clinic business line described in this “Overview” section or, for numerous reasons, including reasons not yet identified or unknown to ACIC or us, we may decide to modify our plans with respect to Anti-Aging Clinics, perhaps significantly from the description of such business line contained in this “Overview” section and as described elsewhere in this proxy statement/prospectus. If we pursue the Anti-Aging Clinic business line, there can be no assurances that we will be able to do so successfully and we cannot predict whether or not we will be able to generate revenues or earn profits from any Anti-Aging Clinics we establish and operate or open with Clinic Partners. We will, if we pursue Anti-Aging Clinics business line, face significant competition from existing businesses and from competitor businesses that may emerge in the market and we may not be able to differentiate our Anti-Aging Clinics or offer Anti-Aging Therapies or products through any Anti-Aging Clinics that become part of our business in the future that consumers or patients find attractive or enable us to successfully compete in this area, and our results of operations may suffer.

Red Blood Cells (Universal RBCs)

Overview

We plan to develop capabilities to produce Universal RBCs on a large scale using scientific equipment called a “bioreactor,” as further described below. Assuming that we develop the capability to produce Universal RBCs, we plan to pursue FDA approval for our Universal RBCs and to market our Universal RBCs outside of the U.S. (in jurisdictions where sales and marketing thereof may be permitted) to governments, hospitals, medical service providers and other potential customers while working to obtain FDA approval.

Ultimately, we believe that our Universal RBCs will be a viable substitute for human-donated “packed” red blood cells (“PRBCs”), which are currently the most commonly used product for blood transfusions. Currently, PRBCs are made by taking human-donated blood and separating out the red blood cells using a centrifuge. As a general matter, “whole” blood, or blood that has not been separated into its separate cell types, is only used in specific medical situations, namely when a patient requires a large volume of blood to be transfused. PRBCs are less likely than whole blood to cause transfusion-associated circulatory overload due to the smaller volume of blood needed to improve blood oxygen-carrying capacity and restore blood volume.

Market Opportunity and Potential:

An article published in the Lancet Hematology Journal in 2019 estimates a worldwide blood shortage of approximately 100 million units of blood each year. The growing prevalence of hematological diseases, such as rare genetic conditions, anemia, and sickle cell disease due to disorders of the blood and blood-forming organs, as well as transfusion transmissible infections and a growing geriatric population across the globe, represent some of the key factors driving the market for donor blood. Further, even in instances where donor blood may be available, blood-matching requirements are costly and time-consuming and there are relatively high risks of disease transmission in instances where blood is unable to be extremely carefully stored, checked, handled and tested.

These factors, together, contribute to a seemingly robust market opportunity for our Universal RBCs to meet or help alleviate a major global health problem. According to the World Health Organization (WHO), approximately 118 million units of blood were collected worldwide in 2018, and approximately 7% of the world’s population have the Universal Donor Blood Type.

We believe that our Universal RBCs will:

●	Present a more cost effective and disease-free alternative to human donor red blood cells;
●	Help narrow the existing donor blood shortage;
●	Address a market opportunity of over 100 million units annually (for combined uses, including addressing an approximate 100 million unit shortfall globally) in an global blood transfusion market valued at $6.7 billion in 2021 and expected to grow to over $11 billion by 2030, according to Strategic Market Research; and
●	Have the capacity to be manufactured at multiple worldwide production facilities to meet global demand.

Global Blood Shortages

The global market for donor blood currently faces the following challenges, among others:

Insufficient supply: There is an insufficient supply of blood worldwide each year of approximately 100 million units each year. WHO estimates that in most countries the blood donation rates are less than 1% of the population. To meet the demand, the blood donation rate should range between 1-3% of the population. In addition to the shortage of sufficient willing donors, the shortage of blood collection agencies worldwide further amplifies the concern.

Increasing demand:  There is an ever-increasing demand for blood due to the aging population worldwide as the red blood cell disintegration rate increases significantly with age. For example, 70- to 80-year-olds have an eightfold higher red blood cell consumption than 20- to 40-year-olds. In addition, many surgical procedures are very taxing on the blood supply system. For example, an open-heart surgery requires, on average, six units of blood, while an organ transplant may require more than 20 units of blood and a car accident victim may require as many as 50 units of blood.

Safety:  The safety of many nations’ blood supply can be compromised due to inadequate pathogen detection and inactivation of the collected blood. Currently, 41 out of 162 countries are not able to effectively screen blood for different diseases such as hepatitis C, HIV, hepatitis B, and syphilis. Further, blood typing and other pathological blood tests may be incorrect due to human errors that could potentially be fatal.

Incompatibility: Patients are not compatible with all blood types and can have adverse reactions to certain blood types.  Only 7% of the world population has the Universal Donor Blood Type.

Timing: Trauma situations often may not allow for adequate blood typing due to time limitations.

Cultural and religious obstacles: Many people have cultural and religious objections to either blood donation or infusion from other humans.

Blood storage limitations:  Red blood cells may be stored under refrigeration for a maximum of 42 days. The freshness of blood supply determines the outcome for many high-risk surgeries.

High cost:  The overall cost of donated blood can be as high as $800-$2,500 per unit.  As a result, the cost of blood for procedures that require multiple units of donated blood can be very costly. The high cost of production remains a major obstacle with all other methods of producing red blood cells. Current methods for producing red blood cells may be cost prohibitive and, therefore, may not be a viable economical option.

We believe that our technology, however, may offer the potential for a large-scale production of Universal RBCs, which could enable a cost-effective option for fresh, human, universally acceptable red blood cells.

Our Strengths and Strategy

Over years of research and development, our Chief Scientific Officer, Dr. Srivastava and his team at GIOSTAR have developed a process of producing and proliferating our Universal RBCs from stem cells. We believe that the know-how and trade secrets licensed to us by GIOSTAR, including, but not limited to, techniques that Dr. Srivastava uses for handling stem cells, steps in the process to create our Universal RBCs and Dr. Srivastava’s extensive experience with stem cell science give us a competitive advantage in this sector. We believe that the Universal RBCs produced using our technique have potential to effect global change in how the present system of blood donation works by creating red blood cells that can be used on any human patient. O negative red blood cells that have been donated by humans can be given to any individual, irrespective of blood type.

We believe that possessing the foundational knowledge and proprietary know-how to create our Universal RBCs with O negative blood type positions us to play a potentially massive and critical role in improving current supply chain challenges and global practices revolving around blood requirements. We believe that our Universal RBCs, once they are able to be mass produced, would be the first-in-market in vitro-produced O negative red blood cells, and would be non-toxic, widely applicable, readily available and cost-effective.

Once our process for creating our Universal RBCs has been further developed and quality tested, we will need to establish pathways towards manufacturing our Universal RBCs on a large scale. Large scale production of red blood cells requires use of one or more machines called “bioreactors,” which will have to be designed, constructed and utilized to produce our Universal RBCs. A bioreactor is a manufactured device or system that supports a biologically active environment to, among other things, influence cell growth and differentiation. There are various types of bioreactors. We expect to use a bioreactor with a closed and automated system capable of manufacturing our Universal RBCs in a sterile condition for clinical use. Generally, bioreactors supply a homogenous environment by constantly stirring the contents inside of the bioreactor under a controlled environment that ensures the same temperature, pH level and oxygen levels and provides controlled delivery of nutrients and stimuli, allowing for more control over the production process. To our knowledge, no bioreactors of the type required to produce red blood cells exist currently, likely because of the highly technical nature of designing, developing and manufacturing such bioreactors. We expect that the construction of a prototype bioreactor to test the capability of mass-producing our Universal RBCs will require a significant and not yet determinable amount of time and money, because the prototype bioreactor will be custom-made for our purposes. We do not currently have capabilities or resources to create or produce our own prototype bioreactor and have commenced initial discussions with third party manufacturers about constructing a prototype bioreactor to test production of our Universal RBCs.

Once we acquire or construct a prototype bioreactor and have verified and optimized our processes and procedures for creating our Universal RBCs on a large scale utilizing such bioreactor, we plan to submit an investigational new drug (“IND”) application with the FDA for the production and use of our Universal RBCs. We believe that our Universal RBCs could be used to address significant market challenges, as discussed in more detail below. If developed and approved by the FDA and through relevant regulatory processes in other jurisdictions, as applicable), we plan to market our Universal RBCs to a variety of buyers in several industries, including hospitals, first response organizations, governments, the military, research institutions and other organizations that may need our Universal RBCs. Additionally, if we receive FDA approval, we contemplate pursuing Medicare and private insurance coverage such that our Universal RBCs may become eligible for insurance reimbursement.

Regardless of whether we pursue FDA approval, we plan to sell our Universal RBCs in jurisdictions outside the U.S. where such sales are currently, or may in the future be, permitted, subject, in all cases, to applicable legal and regulatory requirements. We may concentrate, initially, on areas that have urgent needs for red blood cells due to current shortages of donor blood. The export of investigational products outside of the U.S. is subject to regulatory requirements of the receiving country as well as U.S. export requirements under the Federal Food Drug and Cosmetics Act. See “Government Regulation – Export Requirements” below for additional information.

RBCs - Process and Production

GIOSTAR established a human embryonic stem cell (“hES”) culture to produce hES cells that were then subjected to immunostaining, a process of staining cells for identification of certain properties, to identify octamer binding transcription factor 4 (Oct4), a protein that is critically involved in the self-renewal of undifferentiated stem cells. Oct4 is frequently used as a marker for undifferentiated stem cells to evaluate the stem cells’ “pluripotency,” or ability to develop into many different types of cells or tissues in the body.

hES Cells Subjected to Immunostaining Display Oct4, a marker for pluripotency

Source: GIOSTAR

After the pluripotency of the hES cells is confirmed, the hES cells are transferred into a non-adhesive container. To promote formation of embryoid bodies (“EBs”) of hES cells, which are three-dimensional aggregates of pluripotent stem cells (as opposed to monolayer cultures) that allow for larger yields of stem cells than monolayer cultures, the cells are incubated for 24 hours in a medium specifically designed to promote EB formation.

After 24 hours, the medium is replaced by a medium specifically designed to direct the hES cells to create red blood cells. The hES cells are then subjected to immunostaining to detect CD34, a protein encoded by the CD34 gene frequently used to identify the presence of hematopoietic stem/progenitor cells, which are immature stem cells capable of developing into all types of blood cells, including white blood cells, platelets, and red blood cells.

(1) EB formation, (2) CD34 antibody expressing cells, phycoerythrin staining; and (3) Cells derived from hES cells. The brown color shows the expression of CD34.

Source: GIOSTAR

Once the presence of the hematopoietic stem/progenitor cells is confirmed, the medium is again changed and replaced with an erythroid differentiation medium (“EDM”), which is a medium specifically designed to assist the stem cells in developing into red blood cells rather than another type of blood cell. The characterization of what we refer to as “pre-erythrocytes,” which are stem cells that can ultimately develop into red blood cells, is done using Wright-Giemsa staining, a classic blood film stain for peripheral blood smears and bone marrow specimens. The pre-erythrocytes are generally evidenced by the presence of a large nucleus, as shown below.

10x magnification                                       20x magnification

Giemsa staining shows pre-erythrocyte showing big nucleus

Source: GIOSTAR

The pre-erythrocytes ultimately expand and develop into red blood cells. To test for the presence of mature red blood cells, the cells are subjected to Wright-Giemsa staining. Red blood cells are generally shaped like a biconcave disc without a nucleus, or a donut.

20x magnification

Microscopic view of erythrocyte

Source: GIOSTAR

The proliferation data of red blood cells using our licensed technology is promising and we believe that our process results in a significantly higher proliferation rate than other current technologies, such as fibroblast feeders or bone marrow-based feeders. We will continue to optimize the process for creating our Universal RBCs to prepare for testing the ability to produce them using a prototype bioreactor.

University of California License Agreement; Heamgen Patent Rights

Our ability to implement our proprietary know-how and to create and potentially utilize Universal RBCs as described in this “Overview” section could depend upon certain patent rights that are exclusively licensed to an entity controlled by our officers, Heamgen Inc. (“Heamgen”), which is owned by Dr. Srivastava and Mr. Patel, under a license agreement with the Regents of the University of California (the “University of California”), dated as of June 28, 2013 (the “Heamgen License Agreement”). The licensed patent rights cover a specific process and method for production of human erythroid stem cells that we might use in our plans to develop and ultimately mass produce our Universal RBCs. Mr. Patel and Dr. Srivastava have agreed to cause Heamgen to grant us an exclusive sublicense from Heamgen under the Heamgen License Agreement prior to the consummation of the Business Combination.

The Heamgen License Agreement grants Heamgen an exclusive license under certain “Patent Rights” to make, have made, use, have used, sell, have sold, offer for sale and import and have imported “Licensed Products” and practice “Licensed Methods” in the Field of development and sale of human blood substitutes, excluding sale as non-clinical research reagents, worldwide where Patent Rights exist. The “Patent Rights” are U.S. Patent application number 61/265,4861 for “Compositions and Methods for Making and Using Bone Marrow Mesenchymal Stem Cells and Erythroid Progenitor Cells” and continuing applications thereof, including divisions, substitutions, and continuations-in-part (only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the patent application), any patents issuing on said applications, including reissues, reexaminations and extensions, and corresponding foreign applications or patents. “Licensed Products” are defined in the Heamgen License Agreement as any service, composition or product claimed in Patent Rights or produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license grant, an infringement, inducement to infringe or contributory infringement of any pending or issued claim within the Patent Rights. “Licensed Method” means any method claimed in the Patent Rights, the use of which would constitute, but for the license, an infringement, an inducement to infringe or contributory infringement of any pending or issued claim within the Patent Rights.

The Heamgen License Agreement permits sublicensing of the license rights, including the right to practice the Patent Rights, to third parties, so long as the license is exclusive and certain other conditions. Any assignment of the Heamgen License Agreement requires the University of California’s consent. Prior to the Business Combination, we will enter into a sublicense agreement with Heamgen, pursuant to which we will be able to utilize the Patent Rights in accordance with the terms of the Heamgen License Agreement. The Heamgen License Agreement requires Heamgen to pay the University of California certain license maintenance fees and milestone payments and also provides the University of California with a right to purchase up to 5% of any equity securities offered in Heamgen going forward, and a royalty equal to 4% on Net Sales of any Licensed Products or a portion of sublicense royalty payments received by Heamgen. We expect that Heamgen may require us to contribute a portion of any license maintenance fees, milestone payments and royalty payments (including certain minimum annual royalties commencing on commercial sales) in order to satisfy obligations of Heamgen pursuant to the Heamgen License Agreement with University of California and, unless the Heamgen License Agreement is modified or the University of California agrees to waive such rights under the terms of the Heamgen License Agreement, in the event we successfully develop and commercialize our Universal RBCs or any other products or services utilizing the Patent Rights, we may be obligated to pay such maintenance fees, milestone payments and royalty payments to the University of California for the term of the Heamgen License Agreement in accordance with the terms of the Heamgen License Agreement.

The term of the Heamgen License Agreement will continue until the last to expire of the Patent Rights, unless earlier terminated in accordance with its terms. We expect having access and the right to use the Patent Rights may be material to our ability to develop and utilize our red blood cell-related know-how and proprietary techniques for creating our Universal RBCs and any loss or diminishment of our access to the rights of Heamgen pursuant to the Heamgen License Agreement could materially delay, impair or render impossible our ability to develop and grow our Universal RBC business line in the manner described in this “Overview.”

Summary and Qualifications

We believe that, once we develop capabilities to produce our Universal RBCs on a mass scale, those Universal RBCs have the potential to be utilized around the world to address donor blood shortages. The success of our planned Universal RBC business line, and our ability to pursue some or any of the strategies and key elements required to build our existing know-how and capabilities into a Universal RBC business line that results in successful commercialization of our Universal RBCs by us, is subject to a number of factors and contingencies, known and unknown, including, without limitation, our ability to optimize the production process using bioreactors, whether we obtain FDA approval and the outcomes of our outreach to customers in jurisdictions outside the U.S. Our pursuit of the activities and strategic elements of our plans for our Universal RBC business line as described above and elsewhere in this proxy statement/prospectus will require access to significant amounts of capital, highly qualified personnel, laboratory and other facilities and equipment and, most likely, business collaborations with third parties. We do not currently have access to any of these or, to the extent we do have access to some of these important requirements, that access is currently limited. We can make no assurance that we will be able to successfully develop and grow our current capabilities and know-how into a red blood cell business line or satisfaction some or all of the necessary conditions to generating revenue from our Universal RBCs or red blood cell-related technologies and know-how.

1U.S. Patent No. 7,703,487 claims priority of this provisional application and is licensed under the Heamgen License Agreement.

Active Cosmetics Line

Overview – Strategy/Business Line Plans

It is now well-recognized within the scientific community that the regeneration capacity of stem cells lies in the small signaling molecules secreted by stem cells. In addition, stem cells secrete a number of growth factors, anti-inflammatory cytokines, agents such as collagens and factors that can improve vascularization to skin and potentially improve the process of healing of inflammation-injured cells, which make stem cells a potent active ingredient in our Active Cosmetics business line. The term “Active” cosmetics refers to products with active ingredients for long-term (rather than short-term) improvement of skin or hair health.

Dr. Srivastava and his team at GIOSTAR developed the rights and know-how to collect the signaling molecules secreted by adult stem cells in a laboratory setting and standardized the processes and developed formulae regarding the concentration of the optimal efficacy of adult human stem cell-derived molecules on damaged and degenerating skin in products aimed to be used for topical or cosmetic use. We believe that the know-how and trade secrets licensed to us by GIOSTAR, including, but not limited to, the process for collecting stem cell molecules, Dr. Srivastava’s stem cell research experience and processes for handling the stem cell molecules and the formula for the culture media with which the stem cell molecules are combined to create the AHSDMs, provide us with the skills and knowledge to commercialize the AHSDMs in the future. “AHSDMs” refers to GIOSTAR’s culture media containing a high concentration of adult human stem cell-derived molecules, which we anticipate further developing and ultimately commercializing as a product that we believe can be incorporated into other cosmetics products. Utilizing this technical expertise and know-how, GIOSTAR has recently commenced producing trial-quantities of various types of serum, creams and sprays containing the AHSDMs.

Pursuant to the terms of the Merger Agreement, prior and as a condition to the Closing of the proposed Business Combination, GIOSTAR and GIO will enter into the GIOSTAR Supply Agreement, pursuant to which GIOSTAR will, immediately following the Closing and during the four-year period thereafter, supply GIO with quantities of the AHSDMs on terms agreed at the time of execution of the Merger Agreement and grant us a license to sell the AHSDMs, as further described under the heading “GIOSTAR Supply Agreement” below. The AHSDMs may not be the only product we expect to sell as part of our Active Cosmetics business line, but it will likely be focus of our initial development and commercialization efforts, subject to satisfaction of any regulatory requirements, to the extent applicable.

We expect initially to focus on two main strategies for establishing our Active Cosmetics business line. Our first strategy is expected to involve selling the AHSDMs to other companies involved in development, manufacture or sales of cosmetics products to incorporate the AHSDMs as an active ingredient in other cosmetic products. We may pursue a variety of arrangements with buyers of our AHSDMs, including, but not limited to, customary distribution relationships, minimum commitment contracts and exclusive supplier contracts in certain jurisdictions, though no such arrangements, relationships or contractual agreements exist currently. We believe, based on trial quantities previously produced by an affiliate of our management team, that the AHSDMs can be incorporated into a range of skin care products intended to help improve vascularization to the skin and that attempt to help the healing process of inflammation-injured cells.

We may also, in the future, develop our own skin line of skin care products focusing on products in the following areas: (i) Anti-Wrinkle Face Serum, (ii) Daytime Skin Cream, (iii) Under Eye Anti-Wrinkle Serum, (iv) High End Cream and (v) Hair Vitality Formulation. We envision selling through various channels, including, potentially, in our Anti-Aging Clinics, online distribution and television networks, in addition to wholesale and retail distribution channels. We may also seek strategic partnerships to help streamline product branding and distribution.

Opportunity and Potential

According to Grandview Research, the current market for anti-aging cosmetics products is approximately $130 billion, and, according to Freelance Formulations, has a potential 65% to 75% operating profit margin. The market also continues to grow as younger consumers, who are more skin care products than older consumers, enter the market. We plan to tap into this growing market, whether by selling the AHSDMs to established cosmetics business or though the development of our own Active Cosmetics products.

GIOSTAR Supply Agreement

At the Closing, we will enter the GIOSTAR Supply Agreement with GIOSTAR, pursuant to which GIOSTAR will provide us with the AHSDMs. Under the terms of the GIOSTAR Supply Agreement, GIOSTAR has agreed to supply the AHSDMs to us and our subsidiaries at GIOSTAR’s direct variable cost per unit, plus reasonable out-of-pocket delivery costs. Immediately following the

Closing, GIOSTAR will provide us with AHSDMs at an aggregate cost basis of $500,000, with increasing aggregate cost basis values following the Closing, from $1,000,000 on the first anniversary of the Closing, to $2,000,000, $4,000,000 and $6,000,000 on the second, third and fourth anniversaries following the Closing, respectively.

Under the terms of the GIOSTAR Supply Agreement, GIOSTAR will also agree to produce the AHSDMs in accordance with its current product specifications, grant to us an exclusive license to distribute and sell the AHSDMs, and, given the related parties involved in the arrangement, we have agreed that our independent directors will make all decisions and take all actions on behalf of GIO under the GIOSTAR Supply Agreement.

Summary and Qualifications

Although we have plans to pursue Active Cosmetics as a business line, we have not commenced operations related to this Business Line. We have not, to date, marketed any AHSDMs, or verified through scientific studies that the “active ingredient” can be successfully incorporated into cosmetics or other beauty or anti-aging products (or whether, if the “active ingredient” can be incorporated therein, that trials or testing will demonstrate efficacy or that the AHSDMs’ achieve their intended purpose, either independently or when incorporated into any other products). We are still in the process of evaluating, from a regulatory perspective, the regulatory frameworks and applicable requirements relating to manufacturing, distributing, advertising and sales of cosmetics products and stem cell-based products in the jurisdictions in which we may wish to sell our Active Cosmetics products and/or our AHSDMs and quantities of the AHSDMs that GIOSTAR provides to us in the future. If, for any reason, we are not able to sell the AHSDMs, or are unable to develop other formulae or cosmetics products that we can sell to third parties or directly to consumers in the markets where we anticipate establishing our Active Cosmetics business line due to legal compliance or regulatory considerations, our ability to generate revenues from our planned Active Cosmetics business line may suffer and we may determine not to pursue this business line or to limit the resources that we devote to this business line, and any AHSDMSs we receive pursuant to the GIOSTAR Supply Agreement may turn out not to have the value GIO management expects it to have.

Until the Business Combination is consummated, we will not have access to the AHSDMs from GIOSTAR; further, we do not currently have access to the resources, including personnel, laboratory space, raw materials and other components necessary to generate Active Cosmetics products, or their components, including AHSDMs, in-house. Further, we cannot assure investors that the quantities of the AHSDMs that we expect to receive pursuant to the GIOSTAR Supply Agreement will, in fact, be provided to us or that, if it is provided to us, that we will be successful in selling the AHSDMs to third parties (either as a stand-alone product or as a product to be incorporated into other cosmetics products). If the AHSDMs cannot be sold to third parties, or if it is sold to third parties but those third parties find that the AHSDMs cannot be successfully integrated into the cosmetics products that they are developing, distributing, selling or marketing, as applicable, or the products into which the AHSDMs is able to be incorporated, if any, do not demonstrate efficacy relative to their intended purposes, or for any number of other reasons, are not competitive in the market, then the market GIO believes exists for the AHSDMs, in particular, and for AHSDMS generally, many not exist, or may be more limited than GIO management believes it to be. Furthermore, the market for Active Cosmetics, and for cosmetics products generally, as further described below, is highly competitive, and it may be difficult for us to successfully create demand for our products, as compared to our better-known, well-capitalized competitors, many of which already enjoy brand or name recognition and have customer bases and industry relationships that we do not presently have.

COVID-19 Treatment

Stem cell therapy has been shown to help mitigate extreme inflammation induced by infection of humans affected by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) (“COVID-19”). As a result of the spread of COVID-19, the World Health Organization subsequently classified COVID-19 as a public health emergency of international concern and declared a global pandemic level.

In April 2020, under expanded access, also known as compassionate use, GIOSTAR, received FDA authorization for the emergency use of stem cell therapy to treat acute inflammation of the lungs in hospitalized patients diagnosed with COVID-19. The compassionate use authorization enabled GIOSTAR to offer stem cell therapy on a case-by-case basis and required the authorization of a physician, GIOSTAR’s medical director and the FDA. GIOSTAR licensed us the rights to GIOSTAR’s COVID-19 treatments authorized by the FDA, which involve IV infusion of stem cells. We are not currently utilizing, nor do we presently expect to utilize the COVID-19 treatment protocol at this time, however, we may revisit this technology in the future or use such technology to assist in further development of other treatments in the future.

Corporate History and Structure

We were formed as a private company under the laws of England and Wales on September 20, 2021. In May 2021, we formed our wholly-owned subsidiary GOVCOV LTD (COVID-19), and in October 2021, we formed our other wholly-owned subsidiaries GIOBLOOD LTD (Universal RBCs), GIO HEALTH LTD (Anti-Aging Clinics) and GIOGI LTD (Active Cosmetics), as private companies under the laws of England and Wales.

Following the Closing, we will be a wholly-owned subsidiary of GIO World Health Holdings, Inc., with four operating subsidiaries, each of which, as described above, will be sub-licensed certain rights related to Business Lines pursuant to the GIOSTAR Licensing Agreement:

Government Regulation

Stem cell therapies and products are regulated differently in various countries around the world, with some countries allowing stem cell therapies and products that are prohibited in other jurisdictions. We plan to monitor and analyze regulatory changes in the stem cell field on an ongoing basis to ensure our compliance with applicable laws and regulations.

Regulation Related to our Anti-Aging Clinics

Regulation of treatments to be offered in our Anti-Aging Clinics varies widely by jurisdiction. Currently, the only stem cell-based products that are FDA-approved for use in the U.S. consist of blood-forming stem cells (hematopoietic progenitor cells) derived from cord blood. These products are approved for limited use in patients with disorders that affect the body system that is involved in the production of blood.

Many jurisdictions outside of the U.S., including the E.U., require approval of an applicable regulatory body for stem cell treatments to be offered. However, one of the key exceptions to the illegality of offering stem cell treatments is that, in many jurisdictions, like the U.S., it is permissible to offer certain services when specific criteria are met. For example, in the U.S., Title 21 of the Code of Federal Regulations (CFR), part 1271, which governs the manufacture of human cells, tissues or cellular or tissue-based products (HCT/Ps), sets out the criteria that may allow the use of HCT/Ps without premarket authorization from the FDA. Those criteria include the requirements that the only stem cells used are adult autologous cells, the cells cannot have been “expanded” or enhanced in any way before they are put back into the person’s body, and any procedure done with adult autologous stem cells must be performed on the same day as the donation of the stem cells. There can be no holding of the sample for use on a later date. As long as providers meet the strict requirements in 21 CFR 1271, stem cell therapies are “allowed” by law, though they are not “approved” by the FDA.

Currently, many jurisdictions outside of the U.S. have requirements similar to those in 21 CFR 1271 discussed above, but require less regulatory interaction and cost to ensure stem cell therapies are allowed. Regulatory requirements, however, are subject to rapid change. Stem cells, in particular, are subject to different cultural, ethical and religious views that can affect regulation. We plan to consistently monitor and analyze regulatory requirements in jurisdictions we expect to target for our Anti-Aging Clinics to ensure that we are compliant with local regulations.

Regulations Related to our Universal RBCs and Pursuit of Regulatory Approval

The U.S. Food and Drug Administration, or FDA, and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, sampling post-approval monitoring and post-approval reporting of biologics such as those we are developing. We may seek approval for our products by the FDA before they may be legally marketed in the U.S. and by the appropriate foreign regulatory agency before they may be legally marketed in those foreign countries. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the U.S., although there can be important differences.

Government Regulation Outside of the U.S. and E.U.

We will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical studies and any commercial sales and distribution of our products. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries. At this time, we are evaluating the regulatory regimes in jurisdictions outside of the U.S. and E.U. to determine where, if we are successful in producing our Universal RBCs, we will be able to sell them while pursuing FDA approval.

U.S. Regulation

Biologic Development Process

In the U.S., biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and other federal, state, local and foreign statutes and their implementing regulations. We will not be able to sell our Universal RBCs in the U.S. unless we receive approval from the FDA. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. The process required by the FDA before biologics may be marketed in the U.S. generally involves the following:

●	completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s Good Laboratory Practice requirements, or GLP;
●	submission to the FDA of an IND, which must become effective before clinical trials may begin;
●	approval by an institutional review board, or IRB, or ethics committee at each clinical site before the trial is commenced;
●	performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as good clinical practice, or GCP, regulations and any additional requirements for the protection of human research subjects and their health information to establish the safety, purity, and potency of the proposed biologic product candidate for its intended purpose;
●	preparation of and submission to the FDA of a Biologics License Application, or BLA, after completion of all pivotal clinical trials;
●	satisfactory completion of an FDA Advisory Committee review, if applicable;
●	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;
●	satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMP, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity, and potency and, if applicable, to assess compliance with the FDA’s current Good Tissue Practice, or cGTP, requirements for the use of human cellular and tissue products, and of selected clinical investigation sites to assess compliance with GCPs;
●	potential FDA audit of the nonclinical and clinical study sites that generated the data in support of the BLA; and
●	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the U.S.

Before testing any biological product candidate in humans, the product candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs.

Prior to beginning the first clinical trial with a product candidate in the U.S., we would need to submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. Some preclinical testing may continue even after the IND is submitted. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

In addition to the submission of an IND to the FDA before initiation of a clinical trial in the U.S., certain human clinical trials involving recombinant or synthetic nucleic acid molecules are subject to oversight of institutional biosafety committees, or IBCs, as set forth in the National Institutes of Health, or NIH, Guidelines for Research Involving Recombinant DNA Molecules, or the NIH Guidelines. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1—The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism, and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.
●	Phase 2—The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages, dose tolerance, and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

●	Phase 3—The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of a BLA.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product in the intended therapeutic indication, particularly for long-term safety follow-up. Completion of these so-called Phase 4 studies may also be made a condition to approval of the BLA.

Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the safety, purity, and potency of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

BLA Submission and Review by the FDA

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by independent investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational drug product to the satisfaction of the FDA. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure, and potent and the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may also convene an advisory committee to provide clinical insight on application review questions. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP and adequate to assure consistent production of the product within required specifications. For a product candidate that is also a human cellular or tissue product, the FDA also will not approve the application if the manufacturer is not in compliance with cGTPs. These are FDA regulations that govern the methods used in, and the facilities and controls used for, the manufacture of human cells, tissues, and cellular and tissue based products, or HCT/Ps, which are human cells or tissue intended for implantation, transplant, infusion, or transfer into a human recipient. The primary intent of the GTP requirements is to ensure that cell and tissue based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease. FDA regulations also require tissue establishments to register and list their HCT/Ps with the FDA and, when applicable, to evaluate donors through screening and testing. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter, or CRL. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product. If a CRL is issued, the sponsor must resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the BLA does not satisfy the criteria for approval.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks, or otherwise limit the scope of any approval. A REMS is a safety strategy implemented to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. For example, new biological products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new biologic may request that the FDA designate the biologic as a fast track product at any time during the clinical development of the product. The sponsor of a fast track product has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.

Any marketing application for a biologic submitted to the FDA for approval, including a product candidate with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product candidate is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new biological product designated for priority review in an effort to facilitate the review. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).

Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by FDA, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to FDA for review during the pre-approval period.

In 2017, the FDA established a new regenerative medicine advanced therapy, or RMAT, designation, which is intended to facilitate an efficient development program for, and expedite review of, any biologic that meets the following criteria: (i) the biologic qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (ii) the biologic is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (iii) preliminary clinical evidence indicates that the biologic has the potential to address unmet medical needs for such a disease or condition. RMAT designation provides all the benefits of breakthrough therapy designation, including more frequent meetings with the FDA to discuss the development plan for the product candidate and eligibility for rolling review and priority review. Product candidates granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of clinical trial sites, including through expansion of trials to additional sites. RMAT-designated products that receive accelerated approval may, as appropriate, fulfill their post-approval requirements through submission of clinical evidence, clinical studies, patient registries, or other sources of real-world evidence (such as electronic health records); through the collection of larger confirmatory data sets; or via post-approval monitoring of all patients treated with such therapy prior to approval of such therapy.

Fast track designation, breakthrough therapy designation, priority review, accelerated approval, and RMAT designation do not change the standards for approval but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Post-Approval Requirements

Biologics are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Biologic manufacturers and other entities involved in the manufacture and distribution of approved biological products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Manufacturers and other parties involved in the drug supply chain for prescription drug products must also comply with product tracking and tracing requirements and for notifying the FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the U.S. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain GMP compliance. Changes to the manufacturing process or facility are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
●	fines, warning letters, or untitled letters;
●	clinical holds on clinical studies;
●	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;
●	product seizure or detention, or refusal to permit the import or export of products;
●	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;
●	mandated modification of promotional materials and labeling and the issuance of corrective information;
●	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or
●	injunctions or the imposition of civil or criminal penalties.

The FDA also may require post-marketing testing, known as Phase 4 testing, and surveillance to monitor the effects of an approved product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity, and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, clinical hold, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties. Physicians may prescribe, in their independent professional and medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and Reference Product Exclusivity

The Affordable Care Act, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

A biological product can also obtain pediatric market exclusivity in the U.S. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.

European Union Regulation

Whether or not we seek FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical studies or marketing of the product in those countries. Certain countries outside of the U.S. have a similar process that requires the submission of a clinical study application much like the IND prior to the commencement of human clinical studies. In the European Union, for example, a CTA must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and the IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, clinical study development may proceed.

Since 2004, the European Union Clinical Trials Directive 2001/20/EC has governed the conduct of clinical trials in the European Union. As of January 31, 2022, Regulation (EU) 536/2014 has replaced this Directive and simplifies and harmonizes clinical trials in the EU. As of January 31, 2023, all clinical trial applications are submitted to the Regulation (EU) 536/2014.

This regulation allows sponsors of clinical trials to submit only a single application for approval, irrespective of where in the European Union the trial is to be held. All trials are subject to scientific and ethical review. The ethical review must be performed by an ethics committee in accordance with the law of the EU Member State concerned. The European Medicines Agency set up a database named Clinical Trial Information System containing information on all clinical trials held in the European Union, whether successful or not.

Also, there is specific EU regulation (Directive 2002/98/EC) setting out standards of quality and safety for the collection and testing of human blood and blood components, regardless of their intended purpose, and for their preparation, storage and distribution, when intended for transfusion, to ensure a high level of human health protection.

The Directive shall not prevent any Member State from maintaining or introducing in its territory more stringent protective measures, in compliance with the provisions of the Treaty of the European Union.

To complete Directive 2002/98/EC, three other directives have been adopted:

●	Directive 2004/33/EC: The directive specifies the information to be provided to prospective donors and donors. It also sets out the conditions for storage, transport and distribution and the requirements for the quality and safety of blood and blood components.
●	Directive 2005/61/EC: Each Member State must ensure the traceability of blood and blood components to ensure their location and the stage of preparation of blood components. Procedures for reporting serious adverse reactions and serious adverse events must be implemented within each blood establishment and reported annually in each Member State.
●	Commission Directive 2005/62/EC as modified by Directive (UE) 2016/1214: The directive requires each Member State to ensure that the quality system of blood establishments meets community standards, i.e., enough trained personnel with clear tasks and responsibilities for quality assurance. The premises must be suitable for the activities, cleaned and maintained. Equipment must be validated and maintained. Quality must be assured in the collection, testing, preparation, storage and distribution of blood.

The European Commission has published a draft proposal for a new EU regulation on blood, tissues and cells and repealing the Blood Directive (2002/98/EC) and the Tissues and Cells Directive (2004/23/EC). The initiative aimed at updating the legislation in the direction of a more flexible alignment with scientific and technological developments.

The proposal put forward by the European Commission will now be discussed in parallel by the Council and the European Parliament. Once the final text is agreed and adopted, it will come into force although there will be a 2-year transition period before most provisions apply and a three-year period for some particular provisions.

The requirements and process governing the conduct of clinical studies, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical studies are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we seek to obtain regulatory approval of an investigational biological product under European Union regulatory systems, we must submit a marketing authorization application. The application used to file the BLA in the U.S. is similar to that required in the European Union, with the exception of, among other things, country-specific document requirements. The European Union also provides opportunities for market exclusivity. For example, in the European Union, upon receiving marketing authorization, new chemical entities generally receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, data exclusivity prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic application. During the additional two-year period of market exclusivity, a generic marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic product can be marketed until the expiration of the market exclusivity. However, there is no guarantee that a product will be considered by the European Union’s regulatory authorities to be a new chemical entity, and products may not qualify for data exclusivity. Products receiving orphan designation in the European Union can receive ten years of market exclusivity, during which time no similar medicinal product for the same indication may be placed on the market.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical studies, product licensing, pricing, and reimbursement vary from country to country. In all cases, again, the clinical studies are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Other Healthcare Laws

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business and may constrain the financial arrangements and relationships through which we research, as well as, sell, market and distribute any products for which we obtain marketing approval. Such laws include, without limitation, federal and state anti-kickback, fraud and abuse, false claims, data privacy and security and physician and other health care provider transparency laws and regulations.

In order to distribute products commercially, we must also comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, track and report gifts, compensation and other remuneration made to physicians and other healthcare providers, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. For information regarding risks related to these compliance requirements, see the section titled “Risk Factors—Risks Related to Government Regulations.”

Coverage and Reimbursement

Sales of any product may depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. These third-party payors are increasingly reducing coverage and reimbursement for medical products, drugs and services. Obtaining coverage and adequate reimbursement for our product candidates may be particularly difficult because of the higher prices often associated with drugs administered under the supervision of a physician. Similarly, because our product candidates are physician-administered, separate reimbursement for the product itself may or may not be available. Instead, the administering physician may or may not be reimbursed for providing the treatment or procedure in which our product is used.

In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product and also have a material adverse effect on sales.

Healthcare Reform

Payors, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies such as stem cell products and therapies such as those we are developing. In both the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably.

In the U.S., in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, each as amended, collectively known as the ACA, was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. The ACA contained a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments and changes to fraud and abuse laws. For example, the ACA:

●	increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1% of the average manufacturer price;

●	required collection of rebates for drugs paid by Medicaid managed care organizations;
●	required manufacturers to participate in a coverage gap discount program, under which they must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and
●	imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to specified federal government programs.

On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an Executive Order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The Executive Order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to challenge repeal or replace the ACA, will impact our business.

Other legislative changes have been proposed and adopted in the U.S. since the Affordable Care Act was enacted. For example, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. Further, in August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs, including aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030 unless additional action is taken by Congress. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, as well as subsequent legislation, these reductions have been suspended from May 1, 2020 through December 31, 2021 due to the COVID-19 pandemic.

Further, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries, proposed and enacted legislation and executive orders issued by the previous administration designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. The likelihood of success of these and other measures initiated by the previous administration is uncertain, particularly in light of the new Biden administration. It is also possible that additional governmental action is taken in response to the COVID-19 pandemic. Individual states in the U.S. have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Data Privacy and Security Laws

We also are or will become subject to privacy laws in the jurisdictions in which we are established or in which we sell or market our products or run clinical trials. For example, in Europe we are subject to the GDPR in relation to our collection, control, processing and other use of personal data (i.e., data relating to an identifiable living individual). We process personal data in relation to participants in our clinical trials in the EEA, including health and medical information of these participants. The GDPR also provides that individual EEA countries may introduce further conditions of their own, including limitations which could limit our ability to collect, use and share personal data.

The GDPR imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and implement policies as part of its mandated privacy governance framework. It also requires data controllers to be transparent and disclose to data subjects (in a concise, intelligible and easily accessible form) how their personal information is to be used; imposes limitations on retention of personal data; defines pseudonymized (i.e., key-coded) data; introduces mandatory data breach notification requirements; and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. Fines for certain breaches of the GDPR are significant: up to the greater of €20 million or 4% of total global annual turnover. A breach of the GDPR or other applicable privacy and data protection laws and regulations could also result in regulatory investigations, reputational damage, orders to cease/change our use of data, enforcement notices, or potential civil claims including class action type litigation. Further, from January 1, 2021, we have to comply with the GDPR and separately the UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The GDPR and the UK GDPR each have the ability to fine up to the greater of €20 million/ £17 million or 4% of global turnover. Further, the relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, including how data transfers between European Union member states and the United Kingdom will be treated and how United Kingdom data protection laws and regulations will develop in the medium to longer term. Currently there is a four to six-month grace period agreed in the European Union and United Kingdom Trade and Cooperation Agreement, ending June 30, 2021 at the latest, whilst the parties discuss an adequacy decision. The European Commission published a draft adequacy decision on February 19, 2021. If adopted, the decision will enable data transfers from European Union member states to the United Kingdom for a four-year period, subject to subsequent extensions. These changes may lead to additional compliance costs and could increase our overall risk.

In addition, the GDPR places restrictions on cross-border data transfers. Certain aspects of cross-border data transfers under the GDPR are uncertain as the result of legal proceedings in the European Union, including a recent decision by the Court of Justice for the European Union that invalidated the EU-U.S. Privacy Shield and, to some extent, called into question the efficacy and legality of using standard contractual clauses. This may increase the complexity of transferring personal data across borders. The GDPR will increase our responsibility and liability in relation to personal data that we process where such processing is subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. We are also subject to European Union rules with respect to cross-border transfers of personal data out of the EEA. Recent legal developments in the European Union have created complexity and uncertainty regarding transfers of personal data from the EEA to other countries whose data protection standards have not been deemed “adequate” by the European Commission (including the U.S.). On July 16, 2020, the Court of Justice of the European Union, or CJEU, invalidated the EU-US Privacy Shield Framework, or Privacy Shield, under which personal data could be transferred from the EEA to US entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy, subject to certain conditions, of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism), future regulatory guidance could result in changes to the use of standard contractual clauses. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we will operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

Further, the exit of the United Kingdom, or UK, from the European Union, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the UK. Specifically, the UK exited the European Union on January 1, 2020, subject to a transition period that ended December 31, 2020. Under the post-Brexit Trade and Cooperation Agreement between the European Union and the UK, the UK and European Union have agreed that transfers of personal data to the UK from EEA member states will not be treated as ‘restricted transfers’ to a non-EEA country for a period of up to four months from January 1, 2021, plus a potential further two months extension, or the Extended Adequacy Assessment Period. Although the current maximum duration of the Extended Adequacy Assessment Period is six months, it may end sooner, for example, in the event that the European Commission adopts an adequacy decision in respect of the UK, or the UK amends the UK GDPR and/or makes certain changes regarding data transfers under the UK GDPR/Data Protection Act 2018 without the consent of the European Union (unless those amendments or decisions are made simply to keep relevant UK laws aligned with the European Union’s data protection regime). If the European Commission does not adopt an ‘adequacy decision’ in respect of the UK prior to the expiry of the Extended Adequacy Assessment Period, from that point onwards the UK will be an ‘inadequate third country’ under the GDPR and transfers of personal data from the EEA to the UK will require a ‘transfer mechanism’ such as the Standard Contractual Clauses.

In the U.S., numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including HIPAA, and federal and state consumer protection laws and regulations (e.g., Section 5 of the Federal Trade Commission Act) that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. In addition, certain state laws govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. For example, California enacted the CCPA, which creates individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling certain personal data of consumers or households. The CCPA requires covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with additional causes of action. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. The CCPA became effective on January 1, 2020, and (a) allows the California Attorney General to impose civil penalties for violations and (b) authorizes private lawsuits to recover statutory damages for certain data breaches. In addition, laws in all 50 U.S. states require businesses to provide notice to consumers whose personal information has been disclosed as a result of a data breach. State laws are changing rapidly and there is discussion in the U.S. Congress of a new comprehensive federal data privacy law to which we would become subject if it is enacted. The CCPA may impact our business activities and exemplifies the vulnerability of our business to the evolving regulatory environment related to personal data and protected health information. Additionally, the California Privacy Rights Act, or CPRA, recently passed in California amending the CCPA. The CPRA significantly modifies the CCPA and imposes additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also expand the types of data breaches subject to the CCPA’s private right of action, provide for increased penalties for CPRA violations concerning California residents under the age of 16 and create a new California data protection agency authorized to issue substantive regulations, and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Ensuring compliance with the CPRA could require us to incur additional costs and expenses.

In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, track and report gifts, compensation and other remuneration made to physicians and other healthcare providers, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

If our operations are found to be in violation of any of the federal and state healthcare and privacy laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. For information regarding risks related to these compliance requirements, see the section titled “Risk Factors—Risks Related to Government Regulation.”

Regulation of Active Cosmetics

The AHSDMs and any Active Cosmetics products we develop will be subject to the laws and regulations of each jurisdiction in which we pursue our Active Cosmetics business line. At this time, we except to pursue opportunities in jurisdictions that will allow us to sell the AHSDMs and develop our products with minimal regulatory-related costs and requirements. We plan to continue to monitor and analyze regulatory changes in the field of active cosmetics as we evaluate opportunities with business partners and potential distributors for products we may develop.

In the U.S., the FDA has the authority to regulate cosmetic products and their ingredients in the U.S. This authority was granted by the 1938 Federal Food, Drug, and Cosmetic Act (FFDCA), which included provisions regarding the adulteration and misbranding of cosmetics. Cosmetics products are also regulated under the Fair Packaging and Labeling Act (FPLA) and related legislation. The

FDA’s authority over cosmetics is less comprehensive than its authority over other FDA-regulated products. For example, the agency’s authority is relatively limited when it comes to registration, testing, premarket notification, clearance, approval, good manufacturing practices, mandatory risk labeling, adverse event reports, and recalls. Moreover, the FDA does not impose registration requirements on cosmetic manufacturers. Rather, manufacturers may decide to comply with voluntary FDA regulations when they register with the agency. With the exception of color additives, the FDA does not require premarket notification, safety testing, review, or approval of the chemicals used in cosmetic products. Although the FDA has released good manufacturing practices (GMP) guidelines for cosmetic manufacturers, they are not required to use them, nor are manufacturers required to file ingredient information with, or report adverse reactions to, the agency. Instead, under a voluntary FDA program, cosmetic manufacturers and packagers may report the ingredients used in their product formulations. The FDA does not have the authority to require a manufacturer to recall a cosmetic product from the marketplace, although the agency has issued general regulations on voluntary recalls. The agency’s ability to issue regulations on cosmetic products is limited by the agency’s statutory authorities or lack thereof.

In the E.U., Regulation (EC) No 1223/2009 of the European Parliament and of the Council of 30 November 2009 on cosmetic products (the “E.U. Cosmetic Regulation”) is very restrictive. Cosmetic products are defined by the EU Cosmetic Regulation as any substance or mixture intended to come into contact with the external parts of the human body, including skin, for the purposes of cleaning, perfuming, changing their appearance, protecting, keeping them in good condition, or correcting body odors. The components used in cosmetic products must comply with Annexes II (banned substances), III (restricted substances), IV (substances authorized as colorants), V (substances authorized as preservatives), and VI (substances authorized as ultraviolet filters) of the E.U. Cosmetic Regulation. Under Annex II, “cells, tissues or products of human origin” are prohibited from use in cosmetics products. As such, commercialization of cosmetics products using adult human stem-cells, tissues, or products is prohibited under E.U. Cosmetic Regulation, which affects our ability to market and sell Active Cosmetics products using the AHSDMs in E.U. countries.

Marketing

In the U.S., the Bureau of Consumer Protection of the Federal Trade Commission (“FTC”) is responsible for protecting U.S. consumers from false, misleading, or deceptive advertising. The FTC focuses on advertising that promotes inaccurate health claims, including dietary supplements and food products that are said to provide health benefits, as well as various kinds of cures for diseases and conditions. The FTC works closely with the FDA in pursuing this mission. Under the Food, Drug, and Cosmetic Act, advertising for treatments based on stem cells that are not approved by the FDA is a serious infraction of the law. The FDA has the option of proceeding against an entity touting stem cell usage for unapproved uses either through civil or criminal law enforcement. Depending on the circumstances, civil actions can begin with warning letters. If the warnings are not heeded, actions can escalate to lawsuits, seizures, and other orders directly regulating the conduct of those involved.

In cases that the FDA judges to pose more of a threat to human health, the agency also may proceed criminally, and it has done so with respect to unproven uses of stem cells. Generally, but not always, the FTC has principal responsibility with respect to advertising, while both the FTC and the FDA have authority over Internet marketing. With emergent scientific issues like stem cell therapies, the FTC often looks to the FDA for guidance on scientific issues. However, the FTC enforces its own statute, not the Food, Drug, and Cosmetic Act. With respect to health claims, the FTC can act only if it can show that a claim is false or deceptive; the issue is thus whether there is adequate scientific substantiation to support the claim.

We plan to develop a marketing policy to ensure that we are compliant with marketing and advertising-related regulations in the jurisdictions in which we will operate.

Export and Import Controls

If we develop and commercialize our products, we will be subject to export and import regulations covering the delivery of biologic materials. In some jurisdictions, we may be required to obtain licenses, permits or other authorizations to export our products into those jurisdictions. Specifically, we may be required to obtain a license or certificate to export our Universal RBCs prior to obtaining FDA approval. In addition, the FDA or other regulatory bodies may require extensive recordkeeping and other administrative requirements. We may also be subject to inspections, customs, tariffs or other costs in connection with export and import regulations. We plan to develop a policy that ensures compliance with export and import regulations in the jurisdictions in which we will operate.

Research and Development

For the past twenty years, Dr. Srivastava and Mr. Patel have invested significant time and efforts in creating our existing licensed intellectual property. We expect to continue to our efforts in research and development to find avenues to improve our treatments and products and, when applicable, to improve on our technologies. We believe that our team has the scientific background to build upon their previous accomplishments to further expand the reach of our products through strategic research and development.

Manufacturing

We do not currently own or operate any manufacturing facility. We are currently in negotiations with manufacturers to begin designing a prototype bioreactor to test mass production of our Universal RBCs. Although we may acquire or construct our own manufacturing facilities and laboratories in the future, for the near term, we will rely on contract manufacturing organizations (“CMOs”) to produce our products in accordance with our tested formulations, and on GIOSTAR for the supply of AHSDMs incorporated into our Active Cosmetics. For our Anti-Aging Clinics, we plan to pursue licensing arrangements for our GIO-owned Anti-Aging Clinics in major markets outside of the U.S. We also plan to pursue partnerships with physicians and other medical providers (as licensees) where such licensees will use their own space for providing our products and services. Such office space may, in the future, contain laboratories where we could have the capacity to manufacture, or partially manufacture, stem cell products.

Marketing

We will rely on various online marketing companies to push our clinics and Active Cosmetics to the forefront of public awareness to pursue potentially quantitative sales. In the future, we may choose to expand our internal teams to include marketing professionals. Marketing of stem cell treatments is subject to regulation that varies based on jurisdiction. For additional information on regulatory considerations related to our marketing efforts, see “Government Regulation – Marketing” above.

License and Collaboration Agreements

We are currently party to an Intellectual Property License Agreement with GIOSTAR, dated December 8, 2021, as amended February 14, 2023 (the “Existing GIOSTAR Licensing Agreement”) pursuant to which GIOSTAR has granted us an exclusive license in certain jurisdictions for commercial use and exploitation of certain intellectual property related to the Business Lines discussed earlier. Prior to the Closing of the Business Combination, GIOSTAR will enter into an Amended and Restated Licensing Agreement with us (the “GIOSTAR Licensing Agreement”) which will grant us an exclusive worldwide (except for Anti-Aging Clinics in Costa Rica, India and Mexico, where GIOSTAR currently operates its own Anti-Aging Clinics) license to GIOSTAR’s trade secrets, know-how and other confidential and proprietary information, including inventions, protocols, processes, formulations, data and research results relating to the manufacture or use of stem cells or stem cell derivatives, including stem cell-based red blood cells (the “Licensed IP”), to develop, improve, make, have made, import, use, offer for sale, sell, distribute and otherwise commercially exploit products and services that incorporate, embody, use or practice, or are manufactured using, any of the Licensed IP (“Licensed Products”), in the fields of stem cell-based cosmetic products and services, stem cell-based universal donor red blood cells, donor blood production and universal blood donor programs, stem cell-based COVID and long COVID treatments and anti-aging clinics and stem cell-based anti-aging therapies, products and services.

We plan to grant sublicenses of the license rights granted to us under the GIOSTAR Licensing Agreement to our wholly-owned subsidiaries formed for each business line, for each such subsidiary’s specific business line.

INTELLECTUAL PROPERTY

Our success depends in part on our ability to obtain and maintain proprietary protection for our products and other discoveries, inventions, trade secrets and know-how that are critical to our business operations. It also depends in part on our ability to operate without infringing the proprietary rights of others, and in part, on our ability to prevent others from infringing our proprietary rights.

Additional Intellectual Property

We also rely on trade secrets, including know-how, confidential information, unpatented technologies and other proprietary information, to strengthen or enhance our competitive position. We maintain, as trade secrets, information relating to our products and processes currently in development, as well as information related to our business strategy and business methods. However, trade secrets and confidential know-how are difficult to protect. To avoid inadvertent and improper disclosure of trade secrets, and to protect our trade secrets and avoid the risks of former employees using these trade secrets for their own benefit or the benefit of third parties, it is our policy to require employees, consultants and independent contractors who have access to our trade secrets to execute non-disclosure agreements and to assign to us all rights to intellectual property they develop in connection with their employment with or services for us.

We will also protect our existing licensed intellectual property and developing intellectual property expressly through confidentiality provisions in agreements with third parties. There can be no assurance, however, that these agreements will be self-executing or otherwise provide meaningful protection for our trade secrets or other intellectual property or proprietary information, or adequate remedies in the event of unauthorized use or disclosure of such trade secrets or other intellectual property or proprietary information. We also seek to preserve the integrity and confidentiality of our trade secrets and other confidential information by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in the measures we take to protect and preserve our trade secrets, such measures can be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors.

We intend to pursue additional intellectual property protection to the extent we believe it would advance our business objectives, which may include objectives within and outside the U.S. Despite our efforts to protect our intellectual property rights these rights may not be respected in the future or may be circumvented or challenged (and potentially invalidated) in a legal proceeding in any jurisdiction where we have intellectual property rights. In addition, the laws of various foreign countries may not afford the same protections or assurances to the same extent as the laws in the U.S. See the section titled “Risk Factors - Risks Related to GIO’s Intellectual Property” for additional information regarding these and other risks related to intellectual property.

EMPLOYEES AND HUMAN CAPITAL

As of May 11, 2023, GIO had two employees, our Chief Executive Officer, Mr. Patel, and our Chief Scientific Officer, Dr. Srivastava. We consider our relationship with our employees to be good. We will need to grow our team of employees, including information technology and accounting professionals, as we develop and expand our operations.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees.

FACILITIES

Our corporate headquarters are located in San Diego, California, where we share office space with GIOSTAR pursuant to an office sharing agreement that commenced in March 2023. We believe that our existing facilities are adequate for our near-term needs but expect to need additional space as we grow. We believe that suitable additional or alternative space would be available as required in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

Although we may be subject to litigation in the ordinary course, we are not currently a party to any material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GIO

You should read the following discussion and analysis of GIO’s financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and GIO’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. GIO’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

GIO is a development-stage life science company with plans to develop and distribute select stem cell- based products and services globally. An entity controlled by GIO’s officers, GIOSTAR, will grant us a license to use GIOSTAR’s trade secrets, know how and other confidential and proprietary information, including inventions, protocols, processes, formulations, data and know how research results to further develop and commercialize products and services in four stem cell-related areas: universal donor red blood cells, anti-aging, active cosmetics and COVID treatments.

GIO was established in 2021 and is pre-revenue with no operations to date. GIO’s strategy currently focuses on developing products and services across three main segments: Anti-Aging Clinics, Universal RBCs and Active Cosmetics. Though GIO does not expect it to be among the areas of its principal focus going forward, GIOSTAR also has also granted GIO a license to pursue COVID-related therapies using its stem cell technologies.

GIO’s long-term goal is to become a leading stem cell-based life science company focused on developing and commercializing stem cell-based products and services. Towards this goal, GIO currently plans to develop capabilities across three main segments or “business lines,” as described below:

●	Anti-Aging Clinics. GIO plans to develop GIO-owned Anti-Aging Clinics in major markets outside of the U.S. that will provide proprietary adult human Mesenchymal stem cell (“MSC”)-based therapies. GIO plans to have our GIO-owned clinics operated by doctors, nurses, scientists and support staff hired by GIO. GIO also expects to leverage its management team’s relationships with and network of medical providers to seek licensing arrangements with existing medical practices outside of the U.S.
●	Universal RBCs. GIO plans to develop capabilities to produce its Universal RBCs using a bioreactor. The production of Universal RBCs seeks to address a worldwide yearly estimated shortage of 100 million units (pints) of blood needed for various medical procedures, emergency response scenarios, government and military uses and research and development purposes. Assuming that GIO develops the capability to produce its Universal RBCs, GIO plans to pursue FDA approval and expects to market its Universal RBCs.
●	Active Cosmetics. GIO anticipates entering into agreements to sell the AHSDMs to existing cosmetics businesses for inclusion in those companies’ products. GIO may also pursue, over time, development of its own Active Cosmetics line or products that contain the AHSDMs supplied by GIOSTAR. The types of “Active Cosmetics” products into which GIO believes the AHSDMs can be incorporated include, without limitation, anti-wrinkle products, facial serum, daytime skin cream, under eye anti-wrinkle serum, high-end creams and hair vitality formulation.

GIO’s management plans to incur substantial costs to pursue its strategies. Specifically, GIO expects to incur expenses in (i) opening Anti-Aging Clinics and hiring professionals to run such clinics, (ii) constructing a prototype bioreactor to produce Universal RBCs, and (iii) developing Active Cosmetics.

Foreign Currency Translation

The historical financial statements of GIO have been translated into and are presented in USD in this section using (1) for Results of Operations, the average exchange rate for the period from January 1, 2022 through December 31, 2022 of $1.2369 per £1.00, and the average exchange rate for the period from January 1, 2021 through December 31, 2021 of $1.3757 per £1.00, and for Cash Flows, the exchange rate prevailing at the balance sheet date of $1.2098 per £1.00 as of December 31, 2022, and $1.3532 per £1.00 as of December 31, 2021.

Components of Results of Operations

Revenue

To date, GIO has not generated any revenue.

Expenses

GIO’s expenses primarily consist of general and administrative expenses. General and administrative expenses consist primarily of professional and marketing fees.

Results of Operations for years ended December 31, 2022 and 2021

	USD	USD	GBP	GBP
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Service revenue
Revenues	0	0	0	0

Cost of Revenue	0	0	0	0

Gross Profit	0	0	0	0

Incorporation Expenses	322	234
Professional fees	121,071	97,883
Advertising & Marketing	95,265	77,019
Travel Expenses	12,905	10,433
General & Administrative expenses	12,855	681	10,393	495
Operating Expenses	242,096	1,002	195,728	729
Loss Before Income Taxes	(242,096)	(1,002)	(195,728)	(729)
Income Tax Expense	—	—
Net Loss	(242,096)	(1,002)	(195,728)	(729)

General and Administrative Expenses

General and administrative expenses included only general and administrative expenses in both the years ended December 31, and 2022 and 2021, as GIO currently has no production, sales or selling expenses. General and administrative expenses increased from $1,002 in the year ended December 31, 2021 to $242,096 in the year ended December 31, 2022, a $241,094, increase, primarily due to an increase in professional and marketing fees related to legal, audit and marketing.

Net Loss

Net Loss increased from $1,002 in the year ended December 31, 2021 to $242,096 in the year ended December 31, 2022, a $241,094 increase, primarily due to an increase in professional and marketing fees related to legal, audit and marketing.

Liquidity and Capital Resources

As of December 31, 2022 and 2021, GIO had cash and cash equivalents of $17,791 and $101,519, respectively. Since inception, GIO has incurred losses and negative cash flows from operations. GIO has financed its operations primarily with self-funding by GIO’s management and sales of ordinary shares. We expect to continue incurring losses for the foreseeable future and may need to raise additional capital to pursue our development initiatives.

GIO’s long-term liquidity requirements are primarily linked to the expenses anticipated in connection with (i) manufacturing a prototype bioreactor to produce Universal RBCs, (ii) identifying and acquiring or leasing appropriate space for GIO-owned Anti-Aging Clinics outside of the U.S., and active marketing in connection with licensing GIO’s Anti-Aging Clinics outside of the U.S. and (iii) developing, manufacturing and marketing GIO’s Active Cosmetics business line.

The source, timing and availability of any future financing will depend principally upon market conditions. Funding may not be available when needed, at all, or on terms acceptable to GIO. Lack of necessary funds may require GIO to, among other things, delay, scale back or curtail some or all of its planned development and take additional measures to reduce costs in order to conserve cash in amounts sufficient to sustain operations. These measures could cause significant delays to our business plan.

With the successful completion of the Business Combination, GIO believes it will have sufficient working capital for nine to twelve months from Closing to begin (i) manufacturing its prototype bioreactor, (ii) identifying and acquiring or leasing appropriate space for GIO-owned Anti-Aging Clinics outside of the U.S., (iii) marketing efforts in connection with licensing GIO’s Anti-Aging Clinics outside of the U.S. and (iv) marketing the AHSDMs or products in GIO’s Active Cosmetics business line. GIO does not believe those plans will be materially adversely affected if there are further redemptions by ACIC stockholders. If additional funds are required to support GIO’s working capital requirements and other purposes, GIO may seek to raise additional funds through equity and debt financing or from other sources. If GIO raises additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on GIO’s business that could impair GIO’s operating flexibility and would also require GIO to incur interest expense. If GIO raises additional funds through the issuance of equity, the percentage ownership of GIO’s equity holders could be diluted. GIO can provide no assurance that additional financing will be available at all or, if available, that GIO would be able to obtain additional financing on terms favorable to GIO.

Cash Flows for the Years Ended December 31, 2022 and 2021

We had cash and cash equivalents of approximately $17,791 at December 31, 2022 compared to $101,519 at December 31, 2021. The following table summarizes our cash flow activities for the years ended December 31, 2022 and 2021:

	USD	USD	GBP	GBP
	Year ended	Year ended	Year ended	Year ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Net Loss	(242,096)	(1,002)	(195,728)	(729)
Currency translation adjustments	11	1,086	(9)	790
Adjustments to reconcile net loss to net cash used in operating activities:
Prepaid deposits	143,404	(173,039)	115,938	(125,783)
Accounts Payable	0	0	0	0
Net cash used in operating activities	(98,702)	(172,955)	(79,798)	(125,722)
CASH FLOWS FROM INVESTING ACTIVITIES	0	0	0	0
CASH FLOWS FROM FINANCING ACTIVITIES
Previous Year Currency Adjustment	(955)	0	(790)	0
Proceeds from shareholders	13,768	283,679	11,380	209,636
Net Cash Provided by Financing Activities	12,812	283,679	10,590	209,636
Cash and cash equivalents, beginning of period	101,519	0	83,914	0
Cash and cash equivalents, end of period	17,791	101,519	14,706	83,914
SUPPLEMENTAL DISCLOSURES:
Interest Paid	0.00	0.00	0.00	0.00
Taxes Paid	0.00	0.00	0.00	0.00

Operating Activities

Net cash used in operating activities during the year ended December 31, 2022 was ($98,702), compared to ($172,955) during the year ended December 31, 2021. The decrease was primarily due to a prepayment of legal expenses made in 2021 that was not repeated in 2022.

Investing Activities.

Cash provided by investing activities during the years ended December 31, 2022 and 2021 was $0.

Financing Activities.

Cash provided by financing activities during the year ended December 31, 2022 was $12,812. This consisted of proceeds from issuance of shares in a private placement to the existing shareholders of GIO.

Cash provided by financing activities during the year ended December 31, 2021 was $283,679. This consisted of proceeds from issuance of shares in a private placement to the existing shareholders of GIO.

Off-Balance Sheet Arrangements

During the periods presented we did not have, nor do we currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Critical Accounting Policies

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” IS based upon our financial statements, which have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”). Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financial statements.

Uses of estimates in the preparation of financial statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

Cash

GIO considers all short-term highly liquid investments with an original maturity date of purchase of three months or less to be cash equivalents.

Revenue Recognition

During the period ended December 31, 2022, GIO’s revenue recognition policy was in accordance with ASC 606, “Revenue from Contracts with Customers”, which requires the recognition of sales following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Since there were no revenues, GIO does not have material contract assets or liabilities that fall under the scope of ASC 606.

Net loss per common share – basic and diluted

Authoritative guidance on Earnings per Share requires dual presentation of basic and diluted earnings or loss per share (“EPS”) for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution; diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of GIO, unless the effect is to reduce a loss or increase earnings per share.

Stock-based compensation

In accordance with ASC No. 718, Compensation – Stock Compensation (“ASC 718”), GIO measures the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services.

There were no stock based awards issued or outstanding as of December 31, 2022.

Fair value of financial instruments

We value our financial assets and liabilities on a recurring basis using the fair value hierarchy established in Accounting Standards Codification ("ASC") 820, Fair Value Measurements and Disclosures.

ASC 820 describes three levels of inputs that may be used to measure fair value, as follows:

●	Level 1 input, which include quoted prices in active markets for identical assets or liabilities.
●	Level 2 inputs, which include observable inputs other than Level 1 inputs, such as quoted prices for similar assets or liabilities; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability; and
●	Level 3 inputs, which include unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the underlying asset or liability. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies or similar valuation techniques, as well as significant management judgment or estimation.

Income Taxes

GIO uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Recently Issued and Adopted Accounting Standards

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on GIO’s accounting and reporting. GIO believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations, and cash flows when implemented.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Effective immediately following the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of the Combined Company Board. The following table lists the names, ages as of [•], 2023, and positions of the individuals who are expected to serve as directors, executive officers or key employees of the Combined Company upon consummation of the Business Combination:

Name	Age	Position(s)
Dr. Anand Srivastava	57	Chairman, Chief Scientific Officer
Deven Patel	52	Chief Executive Officer and Director
[•]	[•]	Chief Financial Officer
Joel Shulman	56	Independent Director
[•]	[•]	Independent Director
[•]	[•]	Independent Director
[•]	[•]	Independent Director

Executive Officers

Dr. Anand Srivastava serves as GIO’s Chief Scientific Officer. He is also currently the Co-founder, Chairman, and Chief Scientific Officer of GIOSTAR, an entity affiliated with GIO, a role he has held since 2008. During his career, Dr. Srivastava has been associated with and conducted research with leading universities in the U.S., including the University of California San Diego, the University of California Irvine Medical College, Salk Institute for Biological Studies, Sanford Burnham Prebys Medical Discovery Institute and the University of California Los Angeles Medical College. Dr. Srivastava’s research work has been published in peer-reviewed scientific journals and presented in various national and international scientific meetings and conferences in India, Japan, Germany and the U.S. In 2020, the Society of American Asian Scientists in Cancer Research recognized Dr. Srivastava for his contribution in the field of cancer research. Recently, Dr. Srivastava received a “World Shifter Award 2022” from Nation Building Institute International, Thailand. Dr. Srivastava received his MS and Ph.D. degrees from Banaras Hindu University.

Deven Patel serves as GIO’s Chief Executive Officer. He is also currently the Co-founder, President and CEO of GIOSTAR, an entity affiliated with GIO, a role he has held since 2008. Mr. Patel has over 15 years of experience in the stem cell field where he has worked with governments and healthcare providers to establish stem cell-related programs with GIOSTAR and its affiliates. In 2011, Mr. Patel was honored with U.S. Congressional Recognition for his efforts in spreading the advancement of stem cell science. Mr. Patel served as the President of the Federation of Indian Associations San Diego in 2011. Mr. Patel has also served in key positions of several organizations such as GIOSTAR Foundation, Asian Pacific American Coalition (APAC), Asian Business Association of San Diego and Reality Changers. Mr. Patel filed for Chapter 7 bankruptcy in July 2015 and was discharged from the bankruptcy proceeding in October 2015. Mr. Patel received his bachelor’s degree from the University of Illinois at Chicago.

Independent Directors

The following description of the experiences of the expected independent directors of the Combined Company do not include a descriptions for Joel Shulman and [•], who is included in the section of this proxy statement/prospectus entitled “Directors, Officers, Executive Compensation And Corporate Governance Of ACIC Prior To The Business Combination.”

Joel M. Shulman is ACIC’s Chief Executive Officer and Chairman of the ACIC Board. He also serves as the founder, managing director, and CIO of ERShares, a global asset manager with over 40 years’ experience investing in entrepreneurial publicly-listed companies. His more than 25 years of research at Babson College and author of a best-selling book developed while at Harvard University, led to the formation of a proprietary investment model and the Entrepreneur Factor. Dr. Shulman previously founded and sold The Shulman Review, a CFA test-prep company that trained thousands of investment professionals in many countries around the world. He has provided consulting services to the World Bank and helped facilitate capital market development in Central Asian states. Dr. Shulman appears frequently in the media on Fox Business, CNBC, Yahoo Finance, Bloomberg, WSJ, Barrons and Forbes. He holds a Ph.D in Finance, CFA charter holder and an MPA from Harvard University. Dr. Shulman was selected to serve on the Board of Directors of the Combined Company due to his significant leadership and financial experience.

The Combined Company Board Composition

Effective immediately following the Business Combination, pursuant to the Business Combination Agreement, all of ACIC’s current directors will resign and will not serve as members of the Combined Company Board, other than Joel Shulman.

If the Proposed Charter is approved, upon the consummation of the Business Combination, the Combined Company Board will be comprised of seven directors, each serving on the Combined Company Board for staggered three-year terms or until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal.

The Proposed Charter that will be in effect upon the consummation of the Business Combination provide that only the Combined Company Board can fill vacant directorships, including newly created seats.

Director Independence

Upon the consummation of the Business Combination, the Combined Company anticipates that each member of the Combined Company Board, other than Mr. Patel, Dr. Srivastava and [•], will qualify as independent, as required under the rules and regulations of the SEC.

Board Oversight of Risk

Upon the consummation of the Business Combination, one of the key functions of the Combined Company Board will be informed oversight of the Combined Company’s risk management process. The Combined Company Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company Board as a whole, as well as through various standing committees of the Combined Company Board that address risks inherent in their respective areas of oversight. For example, the Combined Company audit committee will be responsible for overseeing the management of risks associated with the Combined Company’s financial reporting, accounting and auditing matters, and the Combined Company’s compensation committee will oversee the management of risks associated with the Combined Company’s compensation policies and programs.

Combined Company Board Committees

The Combined Company Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. The Combined Company will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter. Following the Business Combination, current copies of the Combined Company committee charters will be posted on its website, [•].

Audit Committee

Upon the consummation of the Business Combination, the members of the Combined Company’s audit committee will be [•], and [•], each of whom can read and understand fundamental financial statements. Each of [•], and [•] is independent under the rules and regulations of the SEC and the listing rules of the OTCM applicable to audit committee members. [•] will be the chair of the audit committee. [•] qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the OTCM. The Combined Company’s audit committee will assist the Combined Company Board with its oversight of the following: the integrity of the Combined Company’s financial statements; the Combined Company’s compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent registered public accounting firm; and the design and implementation of the Combined Company’s internal audit function and risk assessment and risk management. Among other things, the Combined Company’s audit committee will be responsible for reviewing and discussing with the Combined Company’s management the adequacy and effectiveness of the Combined Company’s disclosure controls and procedures. The audit committee will also discuss with the Combined Company’s management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of the Combined Company’s financial statements, and the results of the audit, quarterly reviews of the Combined Company’s financial statements and, as appropriate, will initiate inquiries into certain aspects of the Combined Company’s financial affairs. The Combined Company’s audit committee will be responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by the Combined Company’s employees of concerns regarding questionable accounting or auditing matters. In addition, the Combined Company’s audit committee will have direct responsibility for the appointment, compensation, retention and oversight of the work of the Combined Company’s independent registered public accounting firm. The Combined Company’s audit committee will have sole authority to approve the hiring and discharging of the Combined Company’s independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. The Combined Company’s audit committee will review and oversee all related person transactions in accordance with the Combined Company’s policies and procedures.

Compensation Committee

Upon the consummation of the Business Combination, the members of the Combined Company’s compensation committee will be [•], and [•]. [•] will be the chair of the compensation committee. Each member of the Combined Company’s compensation committee will be considered independent under the rules and regulations of the SEC and the listing rules of the OTCM applicable to compensation committee members. The Combined Company’s compensation committee will assist the Combined Company Board in discharging certain of the Combined Company’s responsibilities with respect to compensating its executive officers, and the administration and review of its incentive plans for employees and other service providers, including its equity incentive plans, and certain other matters related to the Combined Company’s compensation programs.

Nominating and Corporate Governance Committee

Upon the consummation of the Business Combination, the members of the Combined Company’s nominating and corporate governance committee will be [•], and [•]. [•] will be the chair of the nominating and corporate governance committee. The Combined Company’s nominating and corporate governance committee will assist the Combined Company Board with its oversight of and identification of individuals qualified to become members of the Combined Company Board, consistent with criteria approved by the Combined Company Board, and selects, or recommends that the Combined Company Board selects, director nominees, develops and recommends to the Combined Company Board a set of corporate governance guidelines and oversees the evaluation of the Combined Company Board.

Code of Conduct

Upon the consummation of the Business Combination, the Combined Company Board will adopt a Code of Conduct. The Code of Conduct will apply to all of the Combined Company’s employees, officers and directors, as well as all of the Combined Company’s contractors, consultants, suppliers and agents in connection with their work for the Combined Company. Upon the consummation of the Business Combination, the full text of the Combined Company’s Code of Conduct will be posted on the Combined Company’s website at [•]. The Combined Company intends to disclose future amendments to, or waivers of, the Combined Company’s Code of Conduct, as and to the extent required by SEC regulations, at the same location on the post-combination company’s website identified above or in public filings. Information contained on the Combined Company’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on the Combined Company’s website to be part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the Combined Company’s compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Combined Company Board or compensation committee.

EXECUTIVE COMPENSATION

ACIC Executive Compensation

None of our officers has received any cash compensation for services rendered to us. We pay our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including any finder’s fee, reimbursement or consulting fee, will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We do not have a policy that prohibits our sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Combined Company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the Combined Company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

GIO Executive Officer Compensation

For the fiscal year ended December 31, 2022, GIO had no employees and did not pay any compensation or make any equity awards to any executive officers.

Post-Business Combination Company Executive Compensation and Agreements

Following the Closing, the Combined Company intends to adopt an executive compensation program designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the Combined Company to attract, motivate, and retain individuals who contribute to the long-term success of the Combined Company. This program will be administered by the compensation committee of the Combined Company Board.

At the Closing, the Combined Company will enter into employment agreements with Mr. Patel and Dr. Srivastava on market-based terms consistent with executive arrangements of similar situated companies. The material terms of these employment agreements are presented in “Management of the Combined Company Following the Business Combination - Executive Compensation Arrangements.”

Equity Incentive Plan

In connection with the Business Combination, ACIC intends to adopt the Incentive Plan, subject to the ACIC Stockholder Approval. If adopted and approved, the Incentive Plan will be effective upon the Closing. The Incentive Plan Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 10: The Incentive Plan Proposal.”

Director Compensation

For the fiscal year ended December 31, 2022, GIO did not pay any compensation or make any equity awards to any directors. For this reason, GIO has omitted the 2022 Director Compensation Table and the corresponding narrative disclosure.

Post-Business Combination Company Director Compensation

Following the Closing, the Combined Company intends to develop a non-employee director compensation program that is designed to align compensation with the Combined Company’s business objectives, while enabling the Combined Company to attract and retain individuals to serve on the Combined Company Board who will contribute to its long-term success.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

ACIC Related Party Transactions

On February 5, 2021, our sponsor purchased 5,750,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.006 per share (as adjusted to reflect the return of 1,437,500 founder shares in August 2021), to cover certain of our offering costs. In August 2021, our sponsor returned to us, at no cost, an aggregate of 1,437,500 founder shares which we cancelled, resulting in an aggregate of 4,312,500 founder shares outstanding and held by our sponsor. The Founder Shares included an aggregate of up to 562,500 shares subject to forfeiture by the sponsor to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the initial public offering. Due to the underwriters’ full exercise of its over-allotment option at the initial public offering, no Founder Shares remain subject to forfeiture. The Founder Shares (including the Class A common stock is issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Our sponsor and Cantor purchased an aggregate of 8,200,000 private placement warrants at a price of $1.00 per warrant ($8,200,000 in the aggregate) in a private placement that occurred simultaneously with the closing of our initial public offering generating gross proceeds of $8,200,000. Each private placement warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share. The private placement warrants (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our initial business combination.

If any of our officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

We pay our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We do not have a policy that prohibits our sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

On February 5, 2021, the sponsor issued an unsecured promissory note to the Company (as amended, the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and was payable on the earlier of March 31, 2022, or the consummation of the initial public offering. The Promissory Note was repaid in full at the closing of the initial public offering on November 12, 2021. In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds on a non-interest bearing basis as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

On April 5, 2023, we issued a promissory note (the “Note”) in the principal amount of up to $250,000 to SIA Ventures, LLC, an affiliate of the Sponsor. The Note was issued in connection with advances that SIA Ventures, LLC may make in the future to us for working capital expenses. The Note bears no interest and is due and payable (a) upon the consummation of an initial business combination or (b) on the date our liquidation.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

We have entered into a registration and stockholder rights agreement with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of Class A common stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares.

In addition, for as long as the private placement warrants are held by Cantor or its designees or affiliates, they will be subject to the lock-up and registration rights limitations imposed by FINRA Rule 5110 and may not be exercised after five years from the commencement of sales of our initial public offering.

GIO Related Party Transactions

GIO’s ability to pursue the Business Lines successfully or at all depends on trade secrets, know-how and intellectual property rights related to stem cells that Dr. Srivastava and Mr. Patel have assigned on an exclusive basis to GIOSTAR, an entity controlled and majority owned by Dr. Srivastava and Mr. Patel, which, in turn, has granted an exclusive license (subject to limited exceptions) to use such trade secrets, know-how and intellectual property in connection with activities that are the subject of the four Business Lines to GIO. GIOSTAR may, in accordance with such arrangement, utilize these trade secrets, know-how and intellectual property for purposes other than the Business Lines or to continue owning and operating anti-aging clinics in three countries, Costa Rica, Mexico and India, where GIO will not be provided exclusive rights to pursue such Business Line. Additionally, unless and until GIO is able to create AHSDMs or other “active ingredients” for cosmetics or other products, if GIO develops an Active Cosmetics Business Line, GIO expects to depend on AHSDMs to be delivered to GIO under the GIOSTAR Supply Agreement to commence and develop such business plans. If for any reason GIOSTAR does not fulfill its obligations under or abide by the terms of the GIOSTAR License Agreement and the Exclusivity Agreements, or Dr. Srivastava or Mr. Patel fail to cause GIOSTAR to fully satisfy the terms and requirements of any of the foregoing arrangements, including in the event of conflicts between the business interests of GIOSTAR and GIO or of Dr. Srivastava and Mr. Patel, on the one hand, and GIO, on the other hand, GIO’s business and future prospectus would be materially adversely affected.

Simultaneously with the execution of the Business Combination Agreement certain GIO Sellers entered into a voting agreement with ACIC and GIO. For more information, please see “Proposal 1 — The Business Combination Proposal — Voting Agreement” of this proxy statement/prospectus.

Simultaneously with the execution of the Business Combination Agreement or in connection with the Closing, (i) shareholders of GIO who own more than 98.703% of the issued and outstanding shares of GIO immediately prior to the Effective Time entered into a lock-up agreement with the Combined Company and the Purchaser Representative. For more information, please see “Proposal 1: The Business Combination Proposal — Lock-Up Agreements” of this proxy statement/prospectus.

Related Person Transactions Policy Following the Business Combination

Effective upon the consummation of the Business Combination, the Combined Company Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which the Combined Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of the Combined Company’s executive officers or one of the Combined Company’s directors;
●	any person who is known by the Combined Company to be the beneficial owner of more than 5% of the Combined Company’s voting shares;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Combined Company’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Combined Company’s voting shares; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Combined Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the Combined Company’s audit committee charter, the audit committee will have the responsibility to review related party transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes sets forth information with respect to the beneficial ownership of (i) ACIC as of March 31, 2023, prior to the Business Combination, and (ii) the Combined Company, immediately following the completion of the Business Combination, assuming that no Public Shares are redeemed (“No Redemption”) and, alternatively, that 326,881 Public Shares are redeemed in connection with the Business Combination (“BCA Maximum Redemption”):

●	each person known by ACIC to be the beneficial owner of more than 5% of shares of Combined Company Common Stock on such dates;
●	each current executive officer of ACIC and each member of ACIC Board, and all executive officers and directors of ACIC as a group;
●	each person who will become an executive officer or director of the Combined Company upon consummation of the Transactions and all of such executive officers and directors as a group; and
●	all such executive and officers as group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

Beneficial ownership of Common Stock pre-Business Combination is based on 4,312,500 shares of ACIC Common Stock issued and outstanding as of March 31, 2023.

The expected beneficial ownership of shares of Combined Company Common Stock immediately following completion of the Business Combination assumes two scenarios:

●	Assuming No Redemptions: This presentation assumes that no Public Stockholders of ACIC exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.
●	Assuming BCA Maximum Redemptions: This presentation assumes that (i) 326,881 Public Shares are redeemed for aggregate redemption payments of $3.4 million, assuming a $10.47 per share Redemption Price based on the funds in the Trust Account as of April 30, 2023 and (ii) that the proposed Business Combination would not be consummated if ACIC does not, at Closing, have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of Redemptions) and proceeds of any Transaction Financing at least equal to the amount required to satisfy estimated transaction expenses and liabilities of ACIC and GIO at the Closing (the “Expenses Condition,” as further described below). As all of ACIC’s Insiders waived their redemption rights at the time of the ACIC IPO, only redemptions by Public Stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the BCA Maximum Redemptions, taking into account the Expenses Condition. The “BCA Maximum Redemptions Scenario” (i) assumes that the NTA Proposal is approved by the ACIC stockholders at the Special Meeting and (ii) represents the maximum number of Public Shares that may be redeemed while satisfying the Expenses Condition; provided, however, that the Expenses Condition is a not a contractual condition to the Closing pursuant to the terms of the Business Combination Agreement and the Business Combination can be consummated in accordance with the contractual transaction terms without the Expenses Condition being satisfied. If the Business Combination is consummated without the Expenses Condition being satisfied (or if estimated transaction expenses or the proceeds from any Transaction Financing, if any, result an Expenses Condition as of the Closing Date that differs from the assumptions incorporated in this BCA Maximum Redemptions Scenario presentation), up to an additional 1,175,322 Public Shares than are reflected in the “BCA Maximum Redemptions Scenario” may be redeemed.

Both scenarios assume that there will be an aggregate of 5,814,703 shares of ACIC Common Stock issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been exchanged for shares of Combined Company Common Stock upon completion of the Business Combination.

Both scenarios assume that, at the Closing, an estimated 23,568,155 shares of Combined Company Common Stock will be issued to the GIO Sellers, based on the number of ordinary shares of GIO outstanding on a fully-diluted and as-converted basis as of December 31, 2022 and assume that, on or prior to the Closing, the Company Exchanges have taken place. This estimated number of shares does not include the potential 54,000,000 Earnout Shares which may be issuable to the Earnout Sellers upon satisfaction of applicable earnout terms after the Closing.

Based on the foregoing assumptions, we estimate that there would be 29,382,858 shares of Combined Company Common Stock issued and outstanding immediately following the consummation of the business combination in the “no redemption” scenario, and 29,055,977 shares of Combined Company Common Stock issued and outstanding immediately following the consummation of the business combination in the “maximum redemption” scenario. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the ACIC stockholders will be different. See “Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to shares of Common Stock or shares of Combined Company Common Stock owned by such stockholders.

Pre-Business Combination Beneficial Ownership Table

	Class A Common Stock		Class B Common Stock		Approximate
	Number of		Number of		Percentage
	Shares	Approximate	Shares	Approximate	of Outstanding
	Beneficially	Percentage	Beneficially	Percentage	Common
Name and Address of Beneficial Owner(1)	Owned	of Class	Owned	of Class	Stock
Apeiron Capital Sponsor, LLC(2)	—	—	4,312,500	100%	74.2%
Joel Shulman(3)	—	—	4,312,500	100%	74.2%
Eva Adosoglou(3)	—	—	—	—	—
Grant Grigorian(3)	—	—	—	—	—
Kevin Cramton(3)	—	—	—	—	—
Charles Aggouras(3)	—	—	—	—	—
Jeffrey Mortimer(3)	—	—	—	—	—
All executive officers and directors as a group (six individuals)(3)	—	—	4,312,500	100%	74.2%
Other 5% Stockholders	—	—	—	—	—
Spring Creek Capital, LLC(4)	200,000	13.3%	—	—	3.4%
Castle Creek Arbitrage, LLC(5)	125,300	8.3%	—	—	2.2%
AQR Arbitrage, LLC(6)	91,007	6.1%	—	—	1.6%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o 175 Federal Street, Suite 875, Boston, MA 02110.
(2)

Our sponsor is the record holder of such shares. Our Sponsor is controlled by Joel Shulman, our Chief Executive Officer. As such, he has voting and investment discretion with respect to the common stock held of record by our sponsor and may be deemed to have shared beneficial ownership of the common stock held directly by our sponsor.

(3)

Each of these individuals holds a direct or indirect interest in our sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)

Based on a Schedule 13G filed with the SEC on February 10, 2023 by Spring Creek Capital, LLC (“Spring Creek”), SCC Holdings, LLC, KIM, LLC, Koch Investments Group, LLC, Koch Investments Group Holdings, LLC and Koch Industries (collectively with Spring Creek, the “Koch Parties”) with respect to 200,000 shares owned by Spring Creek. The principal business address for the Koch Parties is 4111 E. 37th Street North, Wichita, KS 67220.

(5)

Based on a Schedule 13G filed with the SEC on February 13, 2023 by Castle Creek Arbitrage, LLC (“Castle Creek”), Mr. Allan Weine, CC ARB West, LLC (“ARB West”), and CC Arbitrage, Ltd. (“CC Arbitrage,” and together with Castle Creek, Mr. Weine and ARB West, the “CC Parties”)), with respect to (i) 120,000 shares owned by ARB West and (ii) 5,300 shares owned by CC Arbitrage. The principal business address for the CC Parties is 111 W. Beaver Creek Blvd PO Box 3500 Avon, CO 81620.

(6)

Based on a Schedule 13G filed with the SEC on February 14, 2023 by AQR Capital Management, LLC (“AQR Capital Management”), AQR Capital Management Holdings, LLC (“AQR Capital Holdings”), and AQR Arbitrage, LLC (“AQR Arbitrage,” and together with AQR Capital Management and ACQ Capital Holdings, the “AQR Parties”) with respect to 91,007 shares owned by AQR Arbitrage. The principal business address for the AQR Parties is One Greenwich Plaza, Greenwich, CT 06830.

Post-Business Combination Beneficial Ownership Table

	Combined Company Post-Business Combination
	(assuming no additional redemptions by ACIC stockholders)		(assuming BCA Maximum Redemptions by ACIC stockholders)
Name and Address of Beneficial Owner(1)	Number of Shares of Class A Common Stock	% of Class	Number of Shares of Class A Common Stock	% of Class
Sponsor and Directors and Executive Officers Post-Business Combination:
GIOSTAR	15,818,553	53.84%	15,818,553	54.44%
Apeiron Capital Sponsor, LLC	4,312,500	14.68%	4,312,500	14.84%
Joel Shulman(3)	4,312,500	14.68%	4,312,500	14.84%
Dr. Anand Srivastava	1,767,956	6.02%	1,767,956	6.08%
Deven Patel	1,767,956	6.02%	1,767,956	6.08%

All directors and executive officers of Combined Company post-Business Combination as a group (3 individuals)	23,666,965	80.55%	23,666,965	81.45%

5% Holders:
TAG Partners	2,493,666	8.49%	2,493,666	8.58%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o 175 Federal Street, Suite 875, Boston, MA 02110.
(2)	Dr. Srivastava and Mr. Patel exercise voting and investment control over the shares of ACIC Common Stock that are held by Global Institute of Stem Cell Therapy and Research, Inc.
(3)

The Sponsor is controlled by Joel Shulman, and as such, he has voting and investment discretion with respect to the shares of Common Stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of such shares.

DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES

Description of the Combined Company’s Securities Upon Consummation of the Business Combination

The following summary of the material terms of the Combined Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Proposed Charter, and we urge you to read the Proposed Charter, attached as Annex B to this proxy statement/prospectus, in its entirety. The Proposed Charter is summarized described in “Proposal No. 3: The Charter Proposal.”

Common Stock

Upon completion of the Business Combination, pursuant to the Proposed Charter, the authorized capital stock of the Combined Company will consist of 500,000,000 shares of Combined Company Common Stock, $0.0001 par value per share and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Voting Rights

Following the Business Combination, each share of Combined Company Common Stock will be entitled to one vote for all matters submitted to a vote of stockholders.

Combined Company has not provided for cumulative voting for the election of directors in the Proposed Charter. Accordingly, holders of a majority of the voting power of then-outstanding shares of Combined Company Common Stock entitled to vote in the election of directors, voting together as a single class, will be able to elect all of the Combined Company directors.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, holders of Combined Company Common Stock are entitled to receive dividends in the Combined Company’s discretion, at the times and in the amounts that the Combined Company Board may determine. Stock dividends with respect to each class of Combined Company Common Stock may only be paid with shares of stock of the same class of common stock.

No Preemptive or Similar Rights

Holders of Combined Company Common Stock will not be entitled to preemptive rights, and their shares will not be subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon liquidation, dissolution or winding-up of the Combined Company, the assets legally available for distribution to the Combined Company stockholders would be distributed among the holders of the then outstanding Combined Company Common Stock pro rata in accordance with the number of shares of Combined Company Common Stock held by each such holder, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of Combined Company Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Business Combination.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, New York 10004.

Listing of Securities

The Combined Company intends to apply for the listing of its shares and warrants on the OTCM or a national securities exchange under the symbols “[•]” and “[•],” respectively. The listing of the Common Stock on the OTCM or a national securities exchange is a condition to the Closing. There is no assurance that the Combined Company will be able to satisfy the initial listing requirements or continued listing requirements following the consummation of the Business Combination.

Description of ACIC Securities Prior to the Business Combination

Overview

ACIC Units

Each unit consists of one share of Common Stock and half of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Common Stock. Each redeemable warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described in this prospectus. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. The Common Stock and warrants began trading separately on December 30, 2021.

Common Stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, the Sponsor, as well as all of our officers and directors, have agreed to vote their respective shares of Common Stock owned by them immediately prior to the IPO and any shares purchased in the IPO or following the IPO in the open market in favor of the proposed business combination.

We will consummate our initial business combination if a vote is held to approve a business combination and a majority of the outstanding shares of Common Stock voted are voted in favor of the business combination.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to our Current Charter, if we do not consummate an initial business combination by August 14, 2023, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. If we are forced to liquidate prior to an initial business combination, our Public Stockholders are entitled to share ratably in the trust account, based on the amount then held in the trust account.

The Sponsor, officers and directors have agreed to waive their rights to participate in any liquidation distribution from the trust account occurring upon our failure to consummate an initial business combination with respect to the Founder Shares. Our sponsor, officers and directors will therefore not participate in any liquidation distribution from the trust account with respect to such shares. They will, however, participate in any liquidation distribution from the trust account with respect to any shares of Common Stock acquired in, or following, the IPO.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Common Stock, except that Public Stockholders have the right to sell their shares to us in a tender offer or have their shares of Common Stock converted to cash equal to their pro rata share of the trust account in connection with the consummation of our business combination. Public Stockholders who sell or convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

There are no shares of preferred stock outstanding. Our Current Charter authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in the IPO. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the Common Stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Each whole warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of an initial business combination or 12 months from the closing of the IPO. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Common Stock for the ten trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants, as well as any additional warrants we issue to the Sponsor, officers, directors or their affiliates in payment of working capital loans made to us, will be identical to the warrants underlying the units being offered by this prospectus except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Sponsor or its permitted transferees.

We may call the warrants for redemption (excluding the private warrants and any additional warrants issued to the Insiders or their affiliates in payment of working capital loans made to us), in whole and not in part, at a price of $0.01 per warrant:

●	at any time after the warrants become exercisable,
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the Redemption Date, a record holder of a warrant will have no further rights except to receive the Redemption Price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.

In addition, if (x) we issue additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to the Insiders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value of our Class A common stock is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of Common Stock or equity-linked securities.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Common Stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

Dividends

We have not paid any cash dividends on our shares of Common Stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, New York 10004, is the transfer agent of the Common Stock and the warrant agent of the Public Warrants.

APPRAISAL RIGHTS

Public Stockholders do not have appraisal rights in connection with the Business Combination under the DGCL.

HOUSEHOLDING INFORMATION

Unless ACIC has received contrary instructions, ACIC may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if ACIC believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce ACIC’s expenses. However, if stockholders prefer to receive multiple sets of ACIC’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of ACIC’s disclosure documents, the stockholders should follow these instructions:

If the Common Stock is registered in the name of the stockholder, the stockholder should contact ACIC’s offices at Apeiron Capital Investment Corp., 175 Federal Street, Suite 875, Boston, Massachusetts 02110. If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly

TRANSFER AGENT AND REGISTRAR

The transfer agent for ACIC’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF PROPOSALS

The ACIC Board is aware of no other matter that may be brought before the Special Meeting.

FUTURE PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our next annual meeting of stockholders, assuming the consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws.

Combined Company’s Proposed Bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the Combined Company’s offices at [•] not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after such anniversary of the preceding year’s annual meeting, which we anticipate will be the case for the Combined Company’s annual meeting following the consummation of the Business Combination, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Combined Company’s Proposed Bylaws. The Chairperson of the Combined Company Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

LEGAL MATTERS

The validity of the securities offered to be issued pursuant to this proxy statement/prospectus will be passed upon by Ellenoff Grossman & Schole LLP, New York, NY, counsel to ACIC.

EXPERTS

The consolidated financial statements of GIO as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 included in this proxy statement/prospectus (which contains an explanatory paragraph relating to substantial doubt about the ability of GIO to continue as a going concern, as described in Note 3 to the financial statements)have been so included in reliance on the report of Victor Mokuolo, CPA PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of ACIC as of and for the years ended December 31, 2022 and 2021 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report appearing thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of ACIC to continue as a going concern, as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

ACIC files annual and quarterly reports and other reports and information with the SEC. You may access information on ACIC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

ACIC has filed a registration statement on Form S-4 to register with the SEC securities that ACIC will issue in connection with the transactions contemplated by the Business Combination Agreement. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of ACIC, as well as a proxy statement of ACIC for the Special Meeting.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to any copy of the relevant contract or other document filed as an annex or exhibit to this proxy statement/prospectus.

All information contained in this document relating to ACIC has been supplied by ACIC, and all such information relating to GIO has been supplied by GIO. Information provided by either ACIC or GIO, or their respective representatives, does not constitute any representation, estimate or projection of any other party

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact [•], the proxy solicitor for ACIC, at [•], by [•], 2023.

INDEX TO FINANCIAL STATEMENTS

APEIRON CAPITAL INVESTMENT CORP.

GIO WORLD HEALTH, LTD

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Apeiron Capital Investment Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Apeiron Capital Investment Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from January 1, 2021 (commencement of operations) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from January 1, 2021 (commencement of operations) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a Business Combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY

May 10, 2023

PCAOB ID #688

APEIRON CAPITAL INVESTMENT CORP.

BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Cash	$1,094,384	$751,572
Prepaid expenses	177,083	234,215
Total Current Assets	1,271,467	985,787

Prepaid expenses	—	177,083
Cash and marketable securities held in Trust Account	16,182,549	175,952,082
TOTAL ASSETS	$17,454,016	$177,114,952

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities - Accrued expenses	$830,785	$191,193
Income taxes payable	588,493	—
Mandatorily redeemable common stock liability	716,610	—
Total Current Liabilities	2,135,888	191,193

Warrant liabilities	2,523,750	8,580,750
Deferred underwriting fee payable	9,075,000	9,075,000
Total liabilities	13,734,638	17,846,943

COMMITMENTS AND CONTINGENCIES (Note 6)
Class A common stock subject to possible redemption; $0.0001 par value; 100,000,000 shares authorized; at December 31, 2022 and 2021, 1,502,203 and 17,250,000 shares at $10.24 and $10.20 per share redemption value, respectively	15,381,820	175,950,000

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding	431	431
Additional paid-in capital	—	—
Accumulated deficit	(11,662,873)	(16,682,422)
Total Stockholders’ Deficit	(11,662,442)	(16,681,991)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$17,454,016	$177,114,952

The accompanying notes are an integral part of the financial statements.

APEIRON CAPITAL INVESTMENT CORP.

STATEMENTS OF OPERATIONS

		For the Period
		from January 1,
		2021
		(Commencement of
	For the Year	Operations)
	Ended	through December
	December 31, 2022	31, 2021

Operating and formation costs	$1,203,615	$234,315
Loss from operations	(1,203,615)	(234,315)

Other income (expense):
Interest earned on marketable securities held in Trust Account	2,318,006	2,082
Change in fair value of warrant liabilities	6,057,000	1,087,250
Transaction costs associated with the Initial Public Offering	—	(368,544)
Other income, net	8,375,006	720,788

Income before provision for income taxes	7,171,391	486,473
Provision for income taxes	(588,493)	—
Net income	$6,582,898	$486,473

Weighted average Class A shares outstanding, basic	16,730,842	2,569,149
Basic net income per Class A common share	$0.31	$0.08
Weighted average Class B shares outstanding, basic	4,312,500	3,833,777
Basic net income per Class B common share	$0.31	$0.08
Weighted average Class A shares outstanding, diluted	16,730,842	2,569,149
Diluted net income per Class A common share	$0.31	$0.07
Weighted average Class B shares outstanding, diluted	4,312,500	4,312,500
Diluted net income per Class B common share	$0.31	$0.07

The accompanying notes are an integral part of the financial statements.

APEIRON CAPITAL INVESTMENT CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM JANUARY 1, 2021 (COMMENCEMENT OF OPERATIONS)
THROUGH DECEMBER 31, 2021

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2021 (commencement of operations)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Initial Stockholders	—	—	4,312,500	431	24,569	—	25,000

Proceeds received in excess of fair value of 8,200,000 Private Placement Warrants, net of offering costs	—	—	—	—	3,362,000	—	3,362,000

Accretion of Class A common stock to redemption amount	—	—	—	—	(3,386,569)	(17,168,895)	(20,555,464)

Net income	—	—	—	—	—	486,473	486,473

Balance – December 31, 2021	—	—	4,312,500	431	—	(16,682,422)	(16,681,991)

Accretion of Class A common stock to redemption amount	—	—	—	—	—	(1,563,349)	(1,563,349)

Net income	—	—	—	—	—	6,582,898	6,582,898

Balance – December 31, 2022	—	$—	4,312,500	$431	$—	$(11,662,873)	$(11,662,442)

The accompanying notes are an integral part of the financial statements.

APEIRON CAPITAL INVESTMENT CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2021 (COMMENCEMENT OF OPERATIONS)

THROUGH DECEMBER 31, 2021 AND FOR THE YEAR ENDED DECEMBER 31, 2022

		For the Period
		from January 1,
		2021
		(Commencement
	For the Year	of Operations)
	Ended	through
	December 31,	December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$6,582,898	$486,473
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,318,006)	(2,082)
Change in fair value of warrant liabilities	(6,057,000)	(1,087,250)
Transaction costs associated with the Initial Public Offering	—	368,544
Changes in operating assets and liabilities:
Prepaid expenses	234,215	(411,298)
Accrued expenses	639,592	191,193
Income taxes payable	588,493	—
Net cash used in operating activities	(329,808)	(454,420)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(175,950,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	672,620	—
Cash withdrawn from Trust Account in connection with redemption	161,414,919	—
Net cash provided by (used in) investing activities	162,087,539	(175,950,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	169,500,000
Proceeds from sale of Private Placement Warrants	—	8,200,000
Proceeds from promissory note – related party	—	226,638
Repayment of promissory note – related party	—	(226,638)
Payment of offering costs	—	(569,008)
Redemption of common stock	(161,414,919)	—
Net cash (used in) provided by financing activities	(161,414,919)	177,155,992

Net Change in Cash	342,812	751,572
Cash – Beginning of period	751,572	—
Cash – End of period	$1,094,384	$751,572

Non-Cash investing and financing activities:
Accretion to redemption value	$1,563,349	$20,555,464
Deferred underwriting fee payable	$—	$9,075,000

The accompanying notes are an integral part of the financial statements.

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND LIQUIDITY

Apeiron Capital Investment Corp. (the “Company”) is a blank check company incorporated in Delaware on December 28, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through December 31, 2022, relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on November 8, 2021. On November 12, 2021, the Company consummated the Initial Public Offering of 17,250,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 2,250,000 Units, at $10.00 per Unit, generating gross proceeds of $172,500,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,200,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Apeiron Capital Sponsor, LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $8,200,000, which is described in Note 4.

Transaction costs amounted to $12,644,008, consisting of $3,000,000 of underwriting fees, $9,075,000 of deferred underwriting fees and $569,008 of other offering costs.

Following the closing of the Initial Public Offering on November 12, 2021, an amount of $175,950,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 15 months from the closing of the Initial Public Offering and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company originally had 15 months from the closing of the Initial Public Offering, or until February 12, 2023 to complete a Business Combination. On December 21, 2022, the Company held a special meeting in lieu of the 2022 annual meeting of stockholders. At the meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the company must consummate its initial business combination from February 12, 2023 to August 14, 2023 (the “Combination Period”). In connection with the meeting, stockholders holding 15,747,797 shares of Class A common stock of the Company exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. Following redemptions, the Company has 1,502,203 Public Shares outstanding. This resulted in $162,131,530 being paid from the Trust Account, with $716,610 of the redemptions being paid in 2023. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.20 per Public Share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.20 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2022, the Company had $1,094,384 in its operating bank accounts, $16,182,549 in cash held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and a working capital deficit of $63,692, which excludes franchise and income taxes payable as such amounts can be paid from the interest earned in the Trust Account. As of December 31, 2022, approximately $1,647,468 of the amount held in the Trust Account represented interest income, which is available to pay the Company’s tax obligations. During the year ended December 31, 2022, the Company had withdrawn $672,620 from the Trust Account to pay franchise and income taxes and $161,414,919 for redemption payments.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard’s Board (“FASB”) Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until August 14, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 14, 2023.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury Department”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury Department. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Marketable Securities Held in Trust Account

At December 31, 2022, substantially all of the assets held in the Trust Account were held in cash. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on marketable securities held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A common stock are affected by charges against additional paid in capital (to the extent available) and accumulated deficit.

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

At December 31, 2022 and 2021, the Class A common stock reflected in the balance sheet is reconciled in the following table:

Gross proceeds	$172,500,000
Less:
Proceeds allocated to Public Warrants	(4,830,000)
Class A common stock issuance costs	(12,275,464)
Plus:
Accretion of carrying value to redemption value	20,555,464
Class A common stock subject to redemption, December 31, 2021	175,950,000
Less:
Redemptions	(161,414,919)
Mandatorily redeemable common stock liability	(716,610)
Plus:
Accretion of carrying value to redemption value	1,563,349
Class A common stock subject to redemption, December 31, 2022	$15,381,820

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes.” ASC Topic 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC Topic 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2022 and 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it.

ASC Topic 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were nounrecognized tax benefits and no amounts accrued for interest and penalties as of December 30, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only major tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net income per share of Common Stock

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share”. Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 16,825,000 shares of Class A common stock in the aggregate. As of December 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company.

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

The following table reflects the calculation of basic and diluted net loss per common stock (in dollars, except per share amounts):

			For the Period from
			January 1, 2021
			(commencement of
	For the Year Ended		operations) through
	December 31, 2022		December 31, 2021
	Class A	Class B	Class A	Class B
Basic net income per common stock
Numerator:
Allocation of net income, as adjusted	$5,233,837	$1,349,061	$195,195	$291,278
Denominator:
Basic weighted average shares outstanding	16,730,842	4,312,500	2,569,149	3,833,777
Basic net income per common stock	$0.31	$0.31	$0.08	$0.08

Diluted net income per common stock
Numerator:
Allocation of net income, as adjusted	$5,233,837	$1,349,061	$181,617	$304,856
Denominator:
Diluted weighted average shares outstanding	16,730,842	4,312,500	2,569,149	4,312,500
Diluted net income per common stock	$0.31	$0.31	$0.07	$0.07

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value and re-valued at each reporting date, with changes in the fair value reported in the statement of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering”. Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred and presented as non-operating expenses. Offering costs amounted to $12,644,008, of which $12,275,464 were charged to stockholders’ deficit upon the completion of the Initial Public Offering and $368,544 were charged to operations.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature, except for the warrant liabilities (see Note 10.)

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Warrant Liabilities

The Company accounts for the warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in ASC Topic 815 “Derivatives and Hedging” whereby under that provision the warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at fair value and adjust the instruments to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the warrants are exercised or expire, and any change in fair value will be recognized in the Company’s statements of operations.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 17,250,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 2,250,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor, the representative of the underwriters purchased an aggregate of 8,200,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,200,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 5, 2021, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On August 4, 2021, the Sponsor returned to the Company, at no cost, an aggregate of 1,437,500 Founder Shares which were cancelled, resulting in an aggregate of 4,312,500 Founder Shares outstanding and held by the Sponsor. The Founder Shares included an aggregate of up to 562,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full. Since the underwriters exercised their over-allotment option in full, no founder shares remain subject to forfeiture.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on November 8, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total $10,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2022 and for the period from January 1, 2021 (commencement of operations) through December 31, 2021, the Company incurred $120,000 and $20,000 in fees for these services, which is included in the accrued expenses in the accompanying balance sheet.

Promissory Note — Related Party

On February 5, 2021, the Sponsor issued an unsecured promissory note to the Company (as amended, the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and was payable on the earlier of March 31, 2022, or the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $226,638 was repaid at the closing of the Initial Public Offering on November 12, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. At December 31, 2022 and 2021, there are no Working Capital Loans outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on November 8, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of our Class A common stock). The holders of the majority of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of (i) $0.50 per Unit of the initial 15,000,000 Units sold in the Initial Public Offering, or $7,500,000 in the aggregate, and (ii) $0.70 per Unit sold pursuant to the over-allotment option, or up to an aggregate of $1,575,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock —  The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were no shares of Class A common stock issued or outstanding, excluding 1,502,203 and 17,250,000, respectively, subject to possible redemption as presented in temporary equity.

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 4,312,500 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of our Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering, plus all shares of our Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 8. WARRANTS

At December 31, 2022 and 2021, there were 8,625,000 Public Warrants issued and outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

At December 31, 2022 and 2021, there were 8,200,000 Private Placement Warrants issued and outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. INCOME TAX

The Company’s net deferred tax assets at December 31, 2022 and 2021 is as follows:

	December 31,
	2022	2021
Deferred tax assets (liability)
Net operating loss carryforward	$—	$6,360
Startup/Organization Expenses	346,878	42,409
Total deferred tax assets (liability)	346,878	48,769
Valuation Allowance	(346,878)	(48,769)
Deferred tax assets (liability)	$—	$—

The income tax provision for the year ended December 31, 2022 and for the period from January 1, 2021 (commencement of operations) through December 31, 2021 consists of the following:

	December 31,
	2022	2021
Federal
Current	$452,356	$
Deferred	(217,865)		(48,769)

State
Current	$136,137		$—
Deferred	(80,244)		—

Change in valuation allowance	298,109		48,769

Income tax provision	$588,493		$—

As of December 31, 2022 and 2021, the Company had $0 and $30,284 of U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets (liability), management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and for the period from January 1, 2021 (commencement of operations) through December 31, 2021, the change in the valuation allowance was $298,109 and $48,769, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	December 31,
	2022	2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	6.3%	0.0%
Prior year true up	(0.2)%	0.0%
Transaction costs associated with the Initial Public Offering	0.0%	15.9%
Change in fair value of warrant liabilities	(23.1)%	(46.9)%
Meals and entertainment	0.0%	0.0%
Valuation allowance	4.2%	10.0%
Income tax provision	8.2%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and Massachusetts. The Company’s tax returns for the year ended December 31, 2021 remain open and subject to examination.

NOTE 10. FAIR VALUE

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		December 31,
Description	Level	2022	2021
Assets:
Marketable securities held in Trust Account	1	$16,182,549	$175,952,082

Liabilities:
Warrant liability – Public Warrants	1	$1,293,750	$—
Warrant liability – Public Warrants	3	—	$4,398,750
Warrant liability – Private Placement Warrants	3	$1,230,000	$4,182,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statement of operations.

The Company utilized a Monte Carlo simulation model to value the Public Warrants and the Private Placement Warrants at each balance sheet date, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liabilities are determined using Level 3 inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market.

APEIRON CAPITAL INVESTMENT CORP.

NOTES TO FINANCIAL STATEMENTS

The following table provides the significant inputs to the Monte-Carlo method for the fair value of the Public Warrants and Private Placement Warrants:

	Public and Private
	Warrants	Private Warrants
	December 31,	December 31,
	2021	2022
Stock price	$9.83	$10.26
Exercise price	$11.50	$11.50
Dividend yield	—%	—%
Expected term (in years)	5.86	5.62
Volatility	8.7%	5.90%
Risk-free rate	1.33%	3.90%

The following table provides quantitative information regarding the Level 3 fair value measurements:

	Public
	Warrant	Private Warrant	Total Warrant
	Liabilities	Liabilities	Liabilities
Fair value as of January 1, 2021	—	—	$—
Initial measurement on November 12, 2021	4,830,000	4,838,000	9,668,000
Change in fair value	(431,250)	(656,000)	(1,087,250)
Fair value as of December 31, 2021	4,398,750	4,182,000	8,580,750
Transfer to Level 1	(4,398,750)	—	(4,398,750)
Change in fair value	—	(2,952,000)	(2,952,000)
Fair value as of December 31, 2022	$—	$1,230,000	$1,230,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2022 was $4,398,750, when the Public Warrants were separately listed and traded. For the period from January 1, 2021 through December 31, 2021, there were no transfers from Level 3.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 31, 2023, we received a written notice from the staff of the NYSE stating that we were not in compliance with Section 802.01B of the NYSE Listed Company Manual, which requires a listed company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000. Consequently, the public securities were delisted from the NYSE.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders,

GIO World Health Limited

22 Wenlock Road

London N1 7GU England

Opinion on the Financial Statements

We have audited the accompanying balance sheets of GIO World Health Limited (the Company) as of December 31, 2022 and period September 20, 2021 (inception) through December 31, 2021, and the related statements of operations, stockholders’ equity, and cash flows for the period and the year ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of year ended December 31, 2022 and period September 20, 2021 (inception) through December 31, 2021, and the results of its operations and its cash flows for the period and the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial doubt about the Company’s ability to continue as a going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had operating losses for the year ended December 31, 2022 and the period ended December 31, 2021, accumulated deficit at December 31, 2022, and the Company and has not generated revenues sufficient to cover operating costs over an extended period of time. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

A critical audit matter is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee or the Company’s governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating a critical audit, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate. We determined that there are no critical audit matters communicated or required to be communicated to the audit committee.

We have served as the Company’s auditor since 2022.

Houston, Texas

May 10, 2023
PCAOB ID: 6771

GIO World Health Limited

Balance Sheet

As of December 31, 2022 and 2021

	GBP	GBP
	12/31/22	12/31/21
ASSETS
Current Assets:
Cash at TAG Bank	£14,706	£83,914
TOTAL Cash	14,706	83,914
TOTAL CURRENT ASSETS	14,706	83,914
Prepaid expenses and deposits	9,844	125,783
Non-current Assets:	24,550	209,697
TOTAL ASSETS	£24,550	£209,697

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:	—	—

TOTAL LIABILITIES	£—	£—

Stockholders’ Equity:
Common Stock, GBP 0.0001 par value. 20,000,000 issued and outstanding	2,000	2
Additional Paid-in-Capital	219,015	209,634
Accumulated Deficit	(196,457)	(729)
Other comprehensive income:
FX gain/loss	(9)	790
Total Stockholders’ Equity	24,550	209,697

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	£24,550	£209,697

The accompanying notes are an integral part of these financial statements

GIO World Health Limited

Statement of Operations

For the year ended December 31, 2022 and 2021

	GBP	GBP
	12/31/22	12/31/21
Service revenue	£—	£—
Revenues	—	—

Cost of Revenue	—	—
Gross Profit	£—	£—

Incorporation Expenses		234
Professional fees	97,883
Advertising & Marketing	77,019
Travel Expenses	10,433
General & Administrative expenses	10,393	495
Operating Expenses	£195,728	£729

Loss Before Income Taxes	(195,728)	(729)
Income Tax Expense	—	—
Net Loss	£(195,728)	£(729)

The accompanying notes are an integral part of these financial statements

GIO World Health Limited

Statement of Changes in Stockholders’ Equity

For the year ended December 31, 2022

			ADDITIONAL		TOTAL
	COMMON STOCK		PAID	ACCUMULATED	STOCKHOLERS
	SHARES	AMOUNT	IN CAPITAL	DEFICIT	EQUITY
Balance as of September 20, 2021 (Inception)	—	£—	£—	£—	£—
Issuance of Common Stock	20,000	2	—	—	2
Additional Paid In Capital	—	—	209,634	—	209,634
Currency translation adjustments - prior period	—	—	—	—	—
Currency translation adjustments - current period	—	—	—	790	790
Net Loss	—	—	—	(729)	(729)
Balance as of December 31, 2021	20,000	£2	£209,634	£61	£209,697
Issuance of Common Stock	19,980,000	—	—	—	—
Additional Paid In Capital	—	1,998	9,382	—	11,380
Currency translation adjustments - prior period	—	—	—	(790)	(790)
Currency translation adjustments - current period	—	—	—	(9)	(9)
Net Loss	—	—	—	(195,728)	(195,728)
Balance as of December 31, 2022	20,000,000	£2,000	£219,015	£(196,465)	£24,550

The accompanying notes are an integral part of these financial statements

GIO World Health Limited

Statement of Cash Flows

For the year December 31, 2022 and 2021

	GBP	GBP
	12/31/22	12/31/21
Net Loss	£(195,728)	£(729)
Currency translation adjustments	(9)	790

Adjustments to reconcile net loss to net cash used in operating activities:
Prepaid deposits	115,938	(125,783)
Net cash used in operating activities	(79,798)	(125,722)
CASH FLOWS FROM INVESTING ACTIVITIES	£—	£—

CASH FLOWS FROM FINANCING ACTIVITIES
Previous Year Currency Adjustment	(790)	—
Proceeds from shareholders	11,380	209,636
Net Cash Provided by Financing Activities	£10,590	£209,636

Cash and cash equivalents, beginning of period	£83,914	£0
Cash and cash equivalents, end of period	£14,706	£83,914

The accompanying notes are an integral part of these financial statements

GIO World Health Limited

Notes to Financial Statements

December 31, 2022

ORGANIZATION AND NATURE OF OPERATIONS

Business Description

The financial statements presented are those of GIO World Health Limited (the “Company”), a limited company incorporated on September 20, 2021. The Company’s registered office is at 20-22 Wenlock Road, London, N1 7GU.

The Company’s principal activity is promoting stem cell treatments and products, including anti-aging therapies, active cosmetics products, production of red blood cells, and COVID-19 treatments. The Company’s objectives are to obtain authorization to use its stem cell therapies globally and to sell stem cell-related products.

On December 15, 2021, the Company entered into an exclusive license agreement with Global Institute of Stem Cell Therapy and Research Inc. (“GIOSTAR”) for the exclusive use of certain stem cell protocols and intellectual property of GIOSTAR.

NOTE 2. BASIS OF PRESENTATION AND GOING CONCERN

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in UK Pounds, the Company’s functional currency. The Company uses the accrual basis of accounting and has adopted a December 31 fiscal year end.

The Company’s financial statements are presented in conformity with GAAP, as reported on our fiscal period ending on December 31, 2022. We have summarized our most significant accounting policies.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart The Company’s Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited financial statements with another public company difficult because of the potential differences in accounting standards used.

Uses of estimates in the preparation of financial statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

GIO World Health Limited

Notes to Financial Statements

December 31, 2022

Cash

The Company considers all short-term highly liquid investments with an original maturity date of purchase of three months or less to be cash equivalents.

Revenue Recognition

During the period ended December 31, 2022, the Company’s revenue recognition policy was in accordance with ASC 606, “Revenue from Contracts with Customers”, which requires the recognition of sales following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Since there were no revenues, the Company does not have material contract assets or liabilities that fall under the scope of ASC 606.

Net loss per common share – basic and diluted

Authoritative guidance on Earnings per Share requires dual presentation of basic and diluted earnings or loss per share (“EPS”) for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution; diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect is to reduce a loss or increase earnings per share.

Stock-based compensation

In accordance with ASC No. 718, Compensation – Stock Compensation (“ASC 718”), the Company measures the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services.

There were no stock based awards issued or outstanding as of December 31, 2022.

Fair value of financial instruments

We value our financial assets and liabilities on a recurring basis using the fair value hierarchy established in Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures.

ASC 820 describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 input, which include quoted prices in active markets for identical assets or liabilities.

Level 2 inputs, which include observable inputs other than Level 1 inputs, such as quoted prices for similar assets or liabilities; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability; and

GIO World Health Limited

Notes to Financial Statements

December 31, 2022

Level 3 inputs, which include unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the underlying asset or liability. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies or similar valuation techniques, as well as significant management judgment or estimation.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Recently Issued and Adopted Accounting Standards

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations, and cash flows when implemented.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses since inception and has an accumulated deficit of £195,728 as of December 31, 2022. The Company currently has limited liquidity and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of these uncertainties. The Company will require additional financing moving forward and is pursuing various strategies to accomplish this, including seeking equity funding and/or debt funding from private placement sources. Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. There are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern unless it is able to raise funding.

NOTE 4. STOCKHOLDERS’ (DEFICIENCY)

Common Stock

The Company is authorized to issue an unlimited number of ordinary shares, par value at £0.0001. As of December 31, 2022, there were 20,000,000 ordinary shares outstanding.

GIO World Health Limited

Notes to Financial Statements

December 31, 2022

●	On December 1, 2021, TAG Partners Ltd. were issued 20,000 ordinary shares of the Company.
●	On December 1, 2021, GIOSTAR was issued 80,000 ordinary shares of the Company against a $300,000,000 license fee in connection with the agreement for GIOSTAR to license to the Company the use of certain of GIOSTAR’s stem cell technology.
●	On June 20, 2022, TAG Partners Ltd.’s 20,000 ordinary shares were increased to 4,000,000 ordinary shares following a 200:1 reverse split.
●	On June 20, 2022, GIOSTAR’s 80,000 ordinary shares were increased to 16,000,000 ordinary shares following a 200:1 reverse split.

Paid Up Capital

Under the incorporation of the Company, the sum of £221,015 and £209,636 as of December 31, 2022 and December 31, 2021, respectively, represents the amount paid up in cash for shares subscribed by the contributing partners of the Company.

NOTE 5. PREPAID EXPENSES

Prepaid balance was £9,844 and £125,783 as of December 31, 2022 and 2021 respectively. This represents cash deposit with the attorneys for services to be rendered to the Company.

NOTE 6. COMMITMENTS AND CONTINGENCIES

As soon the Company starts realizing revenues for the use of the licensed products and services under the license agreement with GIOSTAR, the Company has the obligation to pay an annual license maintenance fee of $100,000.00 payable, however, that obligation to pay this fee shall end on the date when the Company becomes and remains engaged in the commercial sale, sub-licensing, or other commercial exploitation of the licensed products and services under the license agreement with GIOSTAR.

GIO World Health Limited

Notes to Financial Statements

December 31, 2022

NOTE 7. SUBSEQUENT EVENTS

●	On March 1, 2023, GIOSTAR was issued an additional 1,000,000 ordinary shares, bringing their total shareholding in the Company to 17,000,000 ordinary shares, following an addendum in the license agreement between GIOSTAR and the Company.
●	On March 1, 2023, TAG Partners Ltd. were issued an additional 200,000 ordinary shares, bringing their total shareholding in the Company to 4,200,000 ordinary shares, following an addendum in the license agreement between GIOSTAR and the Company.
●	On March 1, 2023, the Company issued 1,900,000 ordinary shares to Deven Patel, an officer of GIOSTAR, following an addendum in the license agreement between GIOSTAR and the Company in lieu of a half share of an annual payment of $100,000.
●	On March 1, 2023, the Company issued 1,900,000 ordinary shares to Dr Anand Shrivastava, an officer of GIOSTAR, following an addendum in the license agreement between GIOSTAR and the Company in lieu of a half share of an annual payment of $100,000.
●	On March 1, 2023, the Company issued an aggregate number of 327,400 ordinary shares to employees/contractors of GIOSTAR as loyalty compensation for services; these ordinary shares had a market value of £32.74 based on a par value of £0.0001 on the date of their issuance.
●	On March 1, 2023, the Company issued 1,000 ordinary shares to Inonda Limited, an unrelated party, in advance of future marketing services. The shares had a value of £0.10 based on a par value of £0.0001 on the date of their issuance.
●	On April 26, 2023, TAG Partners Ltd. surrendered 1,520,088 ordinary shares to the Company for no consideration. The shares surrendered to the Company are currently held in treasury.

On March 8, 2023, the Company entered into a business combination agreement with Apeiron Capital Investment Corp (“Apeiron”). The post-closing combined public company, which will be named GIO World Health Holdings, Inc., values the Company in the proposed transaction at a pre-money enterprise value of $250 million. Current shareholders of the Company will retain 100% of their equity in the post-closing combined public company and will continue to own approximately 80.83% of the post-closing combined public company on a pro forma basis, assuming no redemptions by Apeiron’s public shareholders, and that all shareholders of the Company participate in the transaction.

The Company evaluates events that occur after the period end date through the date the financial statements are available to be issued. Accordingly, management has evaluated subsequent events through the date these financial statements are issued and has determined that there are no subsequent events require disclosure in these financial statements.

Annex A

EXECUTION COPY

CONFIDENTIAL

BUSINESS COMBINATION AGREEMENT

by and among

APEIRON CAPITAL INVESTMENT CORP.,

as the Purchaser,

APEIRON CAPITAL SPONSOR, LLC,

in the capacity as the Purchaser Representative,

GIO WORLD HEALTH, LTD.,

as the Company,

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,

as the Sellers,

and

DEVEN PATEL,

in the capacity as the Seller Representative,

Dated as of March 8, 2023

A-i

A-ii

INDEX OF ANNEXES AND EXHIBITS

Annex	Description

Annex I	List of Sellers
Annex II	GIOSTAR Supply Agreement Terms

Exhibit	Description

Exhibit A	Form of Seller Joinder
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Seller Registration Rights Agreement

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of March 8, 2023 by and among (i) Apeiron Capital Investment Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) Apeiron Capital Sponsor, LLC, a Delaware limited liability company, in the capacity as the representative from and after the Closing (as defined below) for the stockholders of the Purchaser (other than the Sellers and their respective successors and assigns) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iii) GIO World Health, Ltd., an private company formed under the laws of England and Wales (the “Company”), (iv) each of the shareholders of the Company that are named on Annex I hereto that have executed and delivered a copy of this Agreement as of the date hereof, each of which is a Company Insider (as defined below) (collectively, the “Signing Sellers”), (v) each of the other shareholders of the Company that after the effective date of the Registration Statement (as defined below) execute and deliver to the Purchaser, the Company and the Representative Parties a joinder agreement in substantially the form attached as Exhibit A hereto (each, a “Seller Joinder”) to become party to this Agreement which Seller Joinder is accepted in writing and executed and delivered by Purchaser, the Company and the Representative Parties, and which Seller Joinder contains an acknowledgement by such holder of Company Ordinary Shares that it has received the Registration Statement with respect to the transactions contemplated by this Agreement (collectively, the “Joining Sellers” and, together with the Signing Sellers, the “Sellers”), and (vi) Deven Patel, in the capacity as the representative for the Sellers in accordance with the terms and conditions of this Agreement (the “Seller Representative”). The Purchaser, the Purchaser Representative, the Company, the Sellers and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Certain capitalized terms used herein are defined in Article XI hereof.

RECITALS:

A.           The Company, directly and indirectly through its Subsidiaries, engages in the business of stem cell-related technology to provide products, treatments and services;

B.            The Signing Sellers and, upon their execution and delivery of this Agreement, the Joining Sellers, desire to sell to the Purchaser, and the Purchaser desires to purchase from the Signing Sellers and, upon their execution and delivery of this Agreement, the Joining Sellers, all of the issued and outstanding shares and any other equity interests in or of the Company that such Sellers own in exchange for newly issued shares of Purchaser Class A Common Stock (the “Share Exchange”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of applicable Law;

C.            Simultaneously with the execution and delivery of this Agreement, the Signing Sellers that are Company Insiders have each entered into a voting agreement with the Purchaser and the Company, the form of which is attached as Exhibit B hereto (each, a “Voting Agreement”);

D.            Simultaneously with the execution and delivery of this Agreement, the Signing Sellers that are Significant Sellers have each entered into a Lock-Up Agreement with Purchaser and the Purchaser Representative, the form of which is attached as Exhibit C hereto (each, a “Lock-Up Agreement”), each of which Lock-Up Agreements shall become effective as of the Closing;

E.             Simultaneously with the execution and delivery of this Agreement, certain Signing Sellers have each entered into a Non-Competition and Non-Solicitation Agreement in favor of the Purchaser, the Company and each of the other Covered Parties (as defined therein), the form of which is attached as Exhibit D hereto (each, a “Non-Competition Agreement”), which Non-Competition Agreements shall become effective as of the Closing; and

F.             Simultaneously with the execution and delivery of this Agreement, certain of the Signing Sellers have each entered into a Registration Rights Agreement among the Purchaser and the Sellers, a copy of which is attached as Exhibit E hereto (the “Seller Registration Rights Agreement”), which Seller Registration Rights Agreement shall become effective as of the Closing.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

SHARE EXCHANGE

1.1           Purchase and Sale of Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all of the issued and outstanding capital shares of the Company owned by such Sellers (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

1.2           Exchange Consideration. At the Closing, subject to an upon the terms and conditions of this Agreement, as consideration for the Purchased Shares, the Sellers collectively shall be entitled to have issued to them by the Purchaser, in the aggregate, a number of shares of Purchaser Class A Common Stock (the “Exchange Shares”) with an aggregate value equal to (the “Exchange Consideration”) (a) Two Hundred Fifty Million U.S. Dollars ($250,000,000), multiplied by (b) a percentage equal to (the “Purchased Share Percentage”) (i) the total number of Purchased Shares, divided by (ii) the total number of issued and outstanding capital shares of the Company. Each Seller shall receive its pro rata share of the Exchange Shares based on the percentage of Purchased Shares owned by such Seller as compared to the total number of issued and outstanding capital shares of the Company (such percentage being each such Seller’s “Pro Rata Share”). Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Class A Common Stock will be issued by the Purchaser by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Class A Common Stock (after aggregating all fractional shares of Purchaser Class A Common Stock that would otherwise be received by such Person) shall instead have the number of shares of Purchaser Class A Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Class A Common Stock. Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Earnout Sellers shall have the contingent right to receive Earnout Shares from the Purchaser as additional consideration if the applicable Share Price Targets as set forth in Section 1.3 are satisfied. For the avoidance of doubt, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are a Seller hereunder, either as a Signing Seller or a Joining Seller, and then only with respect to the issued and outstanding Company Ordinary Shares that they own.

1.3           Earnout.

(a)            After the Closing, subject to the terms and conditions set forth herein, the Earnout Sellers shall have the contingent right to receive their Earnout Pro Rata Share of up to a number of additional shares of Purchaser Class A Common Stock equal to fifty-four million (54,000,000) multiplied by the Purchased Share Percentage (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), as additional consideration from the Purchaser based on the performance of the Purchaser Class A Common Stock during the five (5) year period after the Closing (the “Earnout Period”). The Earnout Sellers’ right to receive the Earnout Shares shall vest and become due and issuable as follows:

(i)            in the event that the VWAP of the Purchaser Class A Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Tier I Share Price Target”) for twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, the Earnout Sellers shall be entitled to receive a number of Earnout Shares equal to fifteen million (15,000,000) multiplied by the Purchased Share Percentage;

(ii)            in the event that the VWAP of the Purchaser Class A Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Tier II Share Price Target”) for twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, the Earnout Sellers shall be entitled to receive an additional number of Earnout Shares equal to eighteen million (18,000,000) multiplied by the Purchased Share Percentage; and

(iii)            in the event that the VWAP of the Purchaser Class A Common Stock equals or exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Tier III Share Price Target” and, together with the Tier I Share Price Target and the Tier II Share Price Target, the “Share Price Targets”) for twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, the Earnout Sellers shall be entitled to receive the remaining Earnout Shares equal to twenty-one million (21,000,000) multiplied by the Purchased Share Percentage.

In the event that an applicable Share Price Target is not met during the Earnout Period, the Earnout Sellers shall not be entitled to receive the applicable portion of the Earnout Shares. For the avoidance of doubt, Earnout Shares shall vest and be issued only in connection with the first achievement of an applicable Share Price Target during the Earnout Period, and the Earnout Sellers shall not be entitled to Earnout Shares for any subsequent achievement of a Share Price Target that has already been achieved and for which Earnout Shares have been issued. The achievement of any Share Price Target shall be deemed to include the achievement of any lower Share Price Target, and the Purchaser shall issue the Earnout Shares attributable to each Share Price Target together (upon which such lower included Share Price Targets shall be deemed achieved and no further Earnout Shares shall become payable upon subsequent achievements of such lower included Share Price Targets).

(b)            Notwithstanding the foregoing, in the event that during the Earnout Period (i) the Purchaser is subject to a Change of Control or (ii) the Purchaser engages in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act, in either case of clauses (i) or (ii), at an express or implied price per share in the applicable transaction (the “Triggering Transaction Price”) in an amount equal to or greater than a Share Price Target for which Earnout Shares have not previously vested (a “Triggering Event”), then, subject to the terms and conditions of the Agreement, the Earnout Sellers shall be entitled to receive such Earnout Seller’s Earnout Pro Rata Share of any Earnout Shares for which the Triggering Transaction Price is in excess of any Share Price Targets that have not previously been achieved and for which the related Earnout Shares have not previously vested.

(c)            Purchaser’s Chief Financial Officer (the “CFO”) shall monitor the VWAP of Purchaser Class A Common Stock on each Trading Day during the Earnout Period, and as soon as practicable (and in any event within ten (10) Business Days) after the end of each monthly anniversary of the Closing during the Earnout Period, the CFO will prepare and deliver to each of the Seller Representative and the Purchaser Representative (each, a “Representative Party”) a written statement (each, an “Earnout Statement”) that sets forth (i) the VWAP of Purchaser Class A Common Stock on each Trading Day for such monthly anniversary period then ended and the preceding monthly period and (ii) whether a Share Price Target has been achieved during the preceding two (2) monthly anniversary periods. Similarly, as soon as practicable, and in any event within five (5) Business Days after a Triggering Event, the CFO will send an Earnout Statement to each Representative Party indicating that a Triggering Event has occurred, along with the details of such Triggering Event. Each Representative Party will have ten (10) Business Days after its receipt of an Earnout Statement to review it, and each Representative Party and its Representatives on its behalf may make inquiries to the CFO and related Purchaser and Company personnel and advisors regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to an Earnout Statement, such Representative Party shall deliver to the Purchaser (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within ten (10) Business Days following the date of delivery of each Earnout Statement, then such Representative Party will have waived its right to contest such Earnout Statement and the calculation of the VWAP of Purchaser Class A Common Stock during the applicable portion of the Earnout Period (and whether a Share Price Target has been achieved) or whether a Triggering Event has occurred as set forth therein. If such written statement is delivered by a Representative Party within such ten (10) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Day thereafter. If the Representative Parties do not reach a final resolution within such ten (10) Business Day period, then upon the written request of either Representative Party the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.3(d).

(d)            If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.3 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.3(d). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by a Representative Party in connection with resolving any dispute hereunder before the Independent Expert, will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review with the Independent Expert making its determination with respect to each issue by selecting the applicable position submitted by either the Purchaser Representative or Seller Representative in their respective presentation; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.3. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Representative Parties will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Representative Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(e)            If there is a final determination in accordance with this Section 1.3 that the Earnout Sellers are entitled to receive any of the Earnout Shares for having achieved a Share Price Target or as a result of a Triggering Event having occurred, the applicable portion of the Earnout Shares will be due upon such final determination and Purchaser will deliver such shares to the Earnout Sellers within ten (10) Business Days thereafter, with each Earnout Seller receiving its Earnout Pro Rata Share of such Earnout Shares.

(f)            Following the Closing (including during the Earnout Period), Purchaser and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of Purchaser and its Subsidiaries. Each of Purchaser and its Subsidiaries, including the Target Companies will be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on, the VWAP of Purchaser Class A Common Stock and the ability of the Earnout Sellers to earn the Earnout Shares, and the Earnout Sellers will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, Purchaser shall not, and shall cause its Subsidiaries, including the Target Companies, to not, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Share Price Targets.

(g)            TAG Partners Ltd., as a Signing Seller, on behalf of itself and its transferees and assignees, hereby (i) acknowledges and agrees that it and its transferees and assignees will not be entitled to receive any portion of the Earnout Shares under this Agreement for its Purchased Shares, and that the Earnout Shares will instead go to all of the other Sellers under this Agreement, and (ii) irrevocably waives any potential rights, claims or actions with respect to the Earnout Shares or its failure to receive any Earnout Shares or its resulting disproportionately lower consideration for its Purchased Shares under this Agreement.

1.4           Amended Purchaser Organizational Documents. Effective upon the Closing, the Purchaser shall amend and restate its Certificate of Incorporation and Bylaws to be in a form to be mutually agreed by the Purchaser and the Company, each acting reasonably (together, the “Amended Purchaser Organizational Documents”), which shall, among other matters, amend the Purchaser’s Organizational Documents to (i) provide that the name of the Purchaser shall be changed to “GIO World Health Holdings, Inc.”, or such other name as mutually agreed to by the Purchaser and the Company, (ii) provide for the size and structure of the Post-Closing Purchaser Board in accordance with Section 6.15, (iii) rename the Purchaser Class A Common Stock as “Purchaser Common Stock”, (iv) remove and change certain provisions in the Certificate of Incorporation related to the Purchaser’s status as a blank check company, and (v) be otherwise appropriate for a public company listed on the applicable National Exchange.

1.5           Surrender of Purchased Shares. At the Closing, each Seller will deliver to the Purchaser, a duly executed share transfer form in respect of its Company Ordinary Shares that are Purchased Shares, and the certificate(s) representing Company Ordinary Shares (“Company Certificates”) for such Purchased Shares. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Purchaser, the Seller may instead deliver to the Purchaser a statutory declaration of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Purchaser and the Company (a “Lost Certificate Statutory Declaration”); which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Company with respect to the Company Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed.

1.6           Termination of Certain Agreements. Without limiting the provisions of Section 9.2, the Company and the Sellers hereby agree that, effective at the Closing, any agreement containing pre-emptive and special rights conferred to shareholders, or shareholders, voting or similar agreement among the Company and any of the Sellers or among the Sellers with respect to the Company’s capital shares shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, each Seller and the Company hereby waive any obligations of the parties under any of the foregoing agreements or the Company’s Organizational Documents with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

1.7           Taking of Necessary Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company or any of its Subsidiaries, the officers and directors of the

Purchaser are fully authorized in the name and on behalf of the Company or any of its Subsidiaries, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II

CLOSING

2.1           Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to the Purchaser, 1345 Avenue of the Americas, New York, NY 10105, remotely by electronic exchange of signatures, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the conditions to the Closing set forth in this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company and the Signing Sellers on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company and the Sellers, as of the date hereof and as of the Closing, as follows:

3.1           Organization and Standing. The Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified has not and would not, individually or in the aggregate, reasonably be expected to be material to the Purchaser. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2           Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3           Governmental Approvals. Except as otherwise described on Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with NYSE or another National Exchange or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4           Non-Contravention. Except as otherwise described on Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5           Capitalization.

(a)            Purchaser is authorized to issue 111,000,000 shares of capital stock, par value $0.0001 per share, of which 100,000,000 shares are Purchaser Class A Common Stock, 10,000,000 shares are Purchaser Class B Common Stock and 1,000,000 shares are Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preferred Stock. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b)            Except as set forth on Schedule 3.5(a) or Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than any redemption of Public Stockholders conducted in connection with an Extension (an “Extension Redemption”) or the Closing Redemption (any of an Extension Redemption or a Closing Redemption, a “Redemption”) or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of the Purchaser.

(c)            All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d)            Since the date of formation of the Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

3.6           SEC Filings and Purchaser Financials.

(a)            The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the

SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) the Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors, or (C) the Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) through (C), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of the Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, except as set forth on Schedule 3.6(a), (A) the Purchaser Units, the Purchaser Class A Common Stock and the Purchaser Public Warrants are listed on NYSE, (B) the Purchaser has not received any written deficiency notice from NYSE relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on NYSE and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NYSE.

(b)            Except for any SEC SPAC Accounting Changes, the financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)            Except for any SEC SPAC Accounting Changes or except to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

3.7            Absence of Certain Changes. As of the date of this Agreement, except as set forth on Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2021, not been subject to a Material Adverse Effect on the Purchaser.

3.8          Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse

Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9           Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10         Taxes and Returns.

(a)            The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)            Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11          Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12          Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13          Material Contracts.

(a)            Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)            With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14         Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15         Investment Company Act. As of the date of this Agreement, the Purchaser is not an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.16         Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17         Ownership of Exchange Shares. All Exchange Shares to be issued and delivered to the Sellers in accordance with Article I shall be, upon issuance and delivery of such Exchange Shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Seller, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.18         Certain Business Practices.

(a)            Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b)            The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)            None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.19         Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.20         Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Sellers set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company or the Sellers for the Registration Statement; and (b) none of the Company, the Sellers nor any of their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.21         Trust Account. As of the date hereof, there is at least $15,300,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Purchaser’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in U.S. government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The Purchaser has performed all material obligations required to be performed by it to date, and is not in material default or breach, under the Trust Agreement, and to the Purchaser’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the Knowledge of the Purchaser, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except to the extent necessary in connection with any Extensions, the Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of the Purchaser, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by the Purchaser to be inaccurate in any material respect or that would entitle any Person (other than Public Stockholders who shall have elected to redeem their shares of Purchaser Class A Common Stock pursuant to the Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. As of the date hereof, the Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser on the Closing Date. There are no Actions pending with respect to the Trust Account. The Purchaser has not released any money from the Trust Account other than to pay Taxes from any interest income earned in the Trust Account in accordance with the Trust Agreement and for redemptions of Purchaser Class A Common Stock by Public Stockholders in connection with amendments to the Purchaser’s Organizational Documents to extend its deadline to consummate a Business Combination. As of the Closing, the obligations of the Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate and the Purchaser shall have no obligation whatsoever pursuant to the Purchaser’s Organizational Documents to dissolve and liquidate the assets of the Purchaser by reason of the consummation of the transactions contemplated herein. Following the Closing, no shareholders of the Purchaser are or shall be entitled to receive any amount from the Trust Account except to the extent such shareholders shall have elected to tender its shares of Purchaser Class A Common Stock for redemption pursuant to any Redemption in compliance with the Purchaser’s Organizational Documents.

3.22         Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference, and ultimately included or incorporated by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, the Sellers or any of their respective Affiliates.

3.23         No Other Representations. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Purchaser nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Purchaser or its business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Purchaser hereby expressly disclaims any other representations or warranties, whether implied or made by the Purchaser Sub or any of its Representatives. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company, the Sellers or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company, the Sellers or any of their respective Representatives by any Representative of the Purchaser), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1           Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of England and Wales, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified has not and would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2           Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the laws of England and Wales, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Share Exchange and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its shareholders, and (ii) approved this Agreement and the Share Exchange and the other transactions contemplated by this Agreement in accordance with the laws of England and Wales.

4.3           Capitalization.

(a)            The Company is authorized to issue 25,348,400 Company Ordinary Shares, all of which shares are issued and outstanding. No Company Ordinary Shares are held in treasury. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of England and Wales, any other applicable Law, the Company Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The legal (registered) and beneficial owners of all of the issued and outstanding Company Shares are set forth on Annex I, all of which Company Shares are owned by the Persons set forth therein free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. No other class of shares or equity securities of the Company is authorized or outstanding or will be outstanding immediately after the Closing.

(b)            There are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)            Except as disclosed in the Company Financials, since its inception, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4           Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5           Governmental Approvals. Except as otherwise described on Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws or (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect in any material respect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

4.6           Non-Contravention. Except as otherwise described on Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect in any material respect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby.

4.7           Financial Statements.

(a)            As used herein, the term “Company Financials” means (i) when delivered in accordance with Section 6.4(a), the 2022 Company Financials, and (ii) the audited consolidated financial statements of the Target Companies (including any related notes thereto) for the 2021 fiscal year, consisting of the audited consolidated balance sheet of the Target Companies as of December 31, 2021 (the “Latest Balance Sheet Date”), and the related audited consolidated income statement, changes in shareholders’ equity and statement of cash flows for the fiscal year then ended, audited by a PCAOB-qualified auditor in accordance with GAAP and PCAOB standards. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in nature or amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)            Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)            The Target Companies do not have any Indebtedness.

(d)            Except as set forth on Schedule 4.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Latest Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Latest Balance Sheet

Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e)            All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

4.8           Absence of Certain Changes. Except as set forth on Schedule 4.8, since December 31, 2021, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9           Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2018, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10         Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11         Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12         Material Contracts.

(a)            Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i)            contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)           involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)          involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)          evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $200,000;

(v)           involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $200,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi)          relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)         by its terms, individually or with all related Contracts, calls for aggregate payments to or receipts by the Target Companies under such Contract or Contracts of at least $200,000 per year or $500,000 in the aggregate;

(viii)        obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $200,000;

(ix)           is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(x)           obligates the Target Companies to make any capital commitment or expenditure in excess of $200,000 (including pursuant to any joint venture);

(xi)           relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xii)          provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiii)         relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;

(xiv)        that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xv)         is otherwise material to any Target Company and outside of the ordinary course of business and not described in clauses (i) through (xiv) above.

(b)            Except as disclosed on Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract in any material respect; (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.13          Intellectual Property.

(a)            Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a Patent or pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP with any applicable Intellectual Property offices or Governmental Authorities.

(b)            Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance and/or renewal fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind (other than office actions that may be issued by the applicable Intellectual Property office or governmental agency in the ordinary course of filing and prosecuting such applications). Each Target Company that is a named owner of any Patent or Patent application in the Company Registered IP has, or such Target Company’s Representatives have, disclosed all material prior art to any applicable Intellectual Property Governmental Authority offices in connection with the prosecution of such Patents or Patent application. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c)            Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)            No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e)            All officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) either (x) have assigned, or (y) as of the Closing will have assigned, to the Target Companies all Intellectual Property arising or resulting from any work, contribution or services performed for or delivered to a Target Company by such Persons and, where applicable, all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f)            To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)            The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14         Taxes and Returns.

(a)            Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied with all applicable Laws relating to Tax in all material respects.

(b)            There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)            No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, suits, assessments or, to the Knowledge of the Company, audits, examinations, investigations or other Actions, pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)            There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)            Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)            No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)            No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)            No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(i)            No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

4.15         Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16         Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth on Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17         Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Latest Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and as presently proposed to be conducted.

4.18         Employee Matters.

(a)            No Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company. No material employee layoff, facility closure or shutdown (whether voluntary or by Law or Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Target Company employees has occurred since January 1, 2020, or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. Since January 1, 2020, no Target Company has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(b)            Each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)            Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ending December 31, 2021 and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ended December 31, 2022. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. At or prior to the Closing, each Target Company employee will have entered into a standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), in form and substance reasonably acceptable to the Purchaser.

(d)            Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-solicitation and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.19         Benefit Plans.

(a)            Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by any Target Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(b)            Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)            With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

(d)            With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)            No Company Benefit Plan is a (i) “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code. No Target Company nor any ERISA Affiliate has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)            There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)            With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)            The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)            Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j)            All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Purchaser or the Target Companies or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(k)            Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.19(k). No Company Options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for any Taxes or interest imposed pursuant to Section 409A of the Code.

4.20          Environmental Matters. Except as set forth in Schedule 4.20:

(a)            Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)            No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)            No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)            No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e)            There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)            To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)            The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analyses and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.21         Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

4.22         Insurance.

(a)            Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past five (5) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)            Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.23         Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws in all material respects.

4.24         Healthcare Industry Matters.

(a)            Each Target Company is, and has been since January 1, 2018, in compliance in all material respects with all applicable healthcare Laws, including (i) the Federal Food, Drug, and Cosmetic Act (“FDCA”); (ii) all federal or state criminal or civil fraud and abuse Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a), Stark Law (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §§3729 et seq., 42 U.S.C. §1320a-7b(a)), HIPAA (42 U.S.C. §§1320d et seq.), and any comparable state or local Laws) and; (iii) any applicable state licensing, disclosure and reporting requirements (all of the foregoing, together with similar Laws of any non-U.S. jurisdiction, including the United Kingdom, collectively, “Healthcare Laws”). No Target Company has received written notification (including any “warning letter”) of any pending Action from the FDA or any other similar regulatory authority alleging that any operation or activity of any Target Company is in material violation of any applicable Healthcare Law. Without limiting the generality of the foregoing, each Target Company is currently and has been in material compliance with all Healthcare Laws relating to the direct or indirect manufacturing, packaging, labeling, testing, distribution, sale and/or marketing by any Target Company of any pharmaceutical or stem cell-based treatment for human disease, including Healthcare Laws relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports.

(b)            All material preclinical and clinical investigations conducted or sponsored by any Target Company and intended to be submitted to the FDA or any other regulatory authority to support a regulatory approval are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Governmental Authority, including, as applicable, (i) the FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA requirements for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56 and 312 of the Code of Federal Regulations and (iii) applicable federal, state and non-U.S. Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA.

(c)            All material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any other regulatory authority by each Target Company have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate on the date filed in all material respects (or were corrected in or supplemented by a subsequent filing). Neither any Target Company nor, to the Knowledge of the Company, any officer, employee or agent of any Target Company has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other regulatory authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither any Target Company nor, to the Knowledge of the Company, any officer, employee or agent of any Target Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Healthcare Law or authorized by 21 U.S.C. §335a(b) or any similar Healthcare Law. Neither any Target Company nor, to the Knowledge of the Company, any officer, employee or agent of any Target Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Law. As of the date of this Agreement, no Actions that would reasonably be expected to result in material debarment or exclusion are pending or, to the Company’s Knowledge, threatened against any Target Company or, to the Company’s Knowledge, any officer, employee, contractor, supplier (in their capacities as such) or other entities or individuals performing research or work on behalf of any Target Company. No Target Company is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(d)            No Target Company has received any written notice, correspondence or other communication from the FDA or any other regulatory authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, any Target Company.

(e)            As of the date of this Agreement, no data generated by any Target Company with respect to its products is the subject of any written regulatory Action, either pending or, to the Company’s Knowledge, threatened, by any Governmental Authority relating to the truthfulness or scientific integrity of such data.

(f)            To the Company’s Knowledge, no product manufactured or distributed by any Target Company is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), or (ii) misbranded within the meaning of 21 U.S.C. §352 (or any similar Healthcare Law). Since January 1, 2018, neither any Target Company nor, to the Company’s Knowledge, any of their respective contract manufacturers has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other regulatory authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Permits issued to the Company by the FDA or any other regulatory authority. No manufacturing site owned by any Target Company or, to the Company’s Knowledge, any contract manufacturer of any Target Company, is or has been since January 1, 2018, subject to a shutdown or import or export prohibition imposed by FDA or another regulatory authority.

4.25            Certain Business Practices.

(a)            No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)            The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)            No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar, Russia or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26            Investment Company Act. No Target Company is an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

4.27            Finders and Brokers. Except as set forth on Schedule 4.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.28            Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.29           Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference, and ultimately included or incorporated by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of the documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.30            Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

4.31            No Other Representations. Except for the representations and warranties expressly made by the Company in this Article  IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

ARTICLE  V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each Seller, severally and not jointly, hereby represents and warrants to Purchaser, as of the date hereof (or with respect to a Joining Seller, as of the date such Person became a Joining Seller) and as of the Closing, as follows:

5.1            Organization and Standing. Such Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2            Authorization; Binding Agreement. Such Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which such Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

5.3            Ownership. Such Seller owns good, valid and marketable title to the Purchased Shares set forth opposite such Seller’s name on Annex I, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Seller is a party or by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of such Seller’s Purchased Shares to the Purchaser on the Closing Date in

accordance with this Agreement, the entire legal and beneficial interest in such Purchased Shares and good, valid and marketable title to such Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by the Purchaser), will pass to the Purchaser.

5.4            Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by such Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with NYSE or another National Exchange or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules  and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

5.5            Non-Contravention. The execution and delivery by such Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by such Seller with any of the provisions hereof and thereof, will not, (a) if such Seller is an entity, conflict with or violate any provision of such Seller’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to such Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Seller is a party or such Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

5.6            No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving such Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

5.7            Investment Representations. Such Seller: (a) is an “accredited investor” as such term is defined in Rule  501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) are subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement (if applicable); (d) is aware that an investment in the Purchaser is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement, the Purchaser is under no obligation hereunder to register the Exchange Shares under the Securities Act. Such Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule  501(h) under the Securities Act), such Seller is capable of evaluating the risks and merits of an investment in the Purchaser and of protecting its interests in connection with this investment. Such Seller has carefully read and understands all materials provided by or on behalf of the Purchaser or its Representatives to such Seller or such Seller’s Representatives pertaining to an investment in the Purchaser and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Such Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Such Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Purchaser or its Representatives. Such Seller acknowledges and agrees that, except as set forth in Article  III (including the related portions of the Purchaser Disclosure Schedules), no representations or warranties have been made by the Purchaser or any of its Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in the Purchaser or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Such Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

5.8            Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

5.9            Information Supplied. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference, and ultimately included or incorporated by reference: (a) in any Current Report on Form  8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

5.10            Independent Investigation. Such Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. Such Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to such Seller pursuant hereto, and the information provided by or on behalf of the Purchaser for the Registration Statement; and (b) none of the Purchaser or its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to such Seller pursuant hereto.

5.11            No Other Representations. Except for the representations and warranties expressly made by such Seller in this Article  V (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither such Seller nor any other Person on its behalf makes any express or implied representation or warranty with respect to such Seller or its businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and such Seller hereby expressly disclaims any other representations or warranties, whether implied or made by such Seller or any of its Representatives.

ARTICLE VI

COVENANTS

6.1            Access and Information.

(a)            During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.13, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including

Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b)            During the Interim Period, subject to Section 6.13, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

6.2            Conduct of Business of the Company and the Sellers.

(a)            Without the Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)            Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i)            amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)            authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)            split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)            incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $200,000 individually or $500,000 in the aggregate;

(v)            increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)            make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)            transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)            terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix)            fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)            establish any Subsidiary or enter into any new line of business;

(xi)            fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii)            revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii)            waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv)            close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)            acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi)            make capital expenditures in excess of $200,000 (individually for any project (or set of related projects) or $500,000 in the aggregate);

(xvii)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)            voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix)            sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)            enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi)            take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)            accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii)            enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv)            authorize or agree to do any of the foregoing actions.

(c)            Without limiting Sections 6.2(a) and 6.2(b), during the Interim Period, without the prior written consent of Purchaser, (i) the Company shall not issue any Company Securities, and (ii) no Seller shall sell, transfer or dispose of any Company Securities owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company Securities (A) becomes a Joining Seller hereunder by executing and delivering to Purchaser, Pubco and the Company a Seller Joinder (after the effective date of the Registration Statement unless such transferee is a Company Insider which Seller Joinder contains an acknowledgement by such holder of Company Ordinary Shares that it has received the Registration Statement prospectus with respect to the transactions contemplated by this Agreement), which Seller Joinder is accepted in writing and executed and delivered by the Purchaser, the Company and the Representative Parties, and (B) executes and delivers to the Purchaser and the Company any Ancillary Documents which such transferee would have been required to be a party or bound if such transferee were a Signing Seller on the date of this Agreement or to which the transferring Seller is otherwise bound. The Parties shall make any appropriate adjustments to Annex I and each Seller’s Pro Rata Share and Earnout Pro Rata Share to account for any such new Joining Seller.

6.3            Conduct of Business of the Purchaser.

(a)            Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents (or as contemplated by any Transaction Financing), as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule 6.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), whether pursuant to exercise of automatic extension rights in accordance with Purchaser’s current Organizational Documents or by amendment of Purchaser’s Organizational Documents to extend such deadline, and no consent of any other Party shall be required in connection therewith.

(b)            Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (or as contemplated by any Transaction Financing), as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i)            amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii)            authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)            split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)            incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $300,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section  6.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance (A) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Purchaser and the other transactions contemplated by this Agreement (including any Transaction Financing), up to an aggregate additional Indebtedness during the Interim Period of $1,000,000, and (B) the costs and expenses necessary for an Extension (including to fund payments by the Purchaser to the Trust Account for (x) an automatic extension right in accordance with Purchaser’s current Organizational Documents or (y) to incentivize Public Stockholders not to redeem their shares of Purchaser Class  A Common Stock in an Extension Redemption connection with an amendment of Purchaser’s Organizational Documents to extend its deadline to consummate a Business Combination) (such expenses, “Extension Expenses”));

(v)            make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)            amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii)            terminate, waive or assign any material right under any Purchaser Material Contract;

(viii)            fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)            establish any Subsidiary or enter into any new line of business;

(x)            fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)            revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii)            waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii)            acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)            make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi)            voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii)            sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)            enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix)            take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)            authorize or agree to do any of the foregoing actions.

6.4            Company Financial Statements.

(a)            The Company shall deliver to the Purchaser as promptly as reasonably practicable (but in no event later than ten (10) days) following the date of this Agreement, the audited consolidated financial statements of the Target Companies (including any related notes thereto) for the 2022 fiscal year, consisting of the audited consolidated balance sheet of the Target Companies as of December 31, 2022, and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “2022 Company Financials”). The Company shall cause the 2022 Company Financials (A) to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor and (C) to comply in all material respects with the applicable accounting requirements and with the rules  and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b)            During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Latest Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

6.5            Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Units, the Purchaser Class A Common Stock and the Purchaser Public Warrants on NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on the applicable National Exchange only the Purchaser Class A Common Stock and the Purchaser Public Warrants.

6.6            No Solicitation.

(a)            For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, the Sellers, the Seller Representative and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b)            During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to any Seller or the Seller Representative, any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group of Persons (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group of Persons with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)            Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, any Seller or the Seller Representative) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller or the Seller Representative, any Target Company) in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7            No Trading. Each of the Company, the Sellers and the Seller Representative acknowledges and agrees that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules  and regulations of the SEC and NYSE (or other applicable National Exchange) promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company, the Seller Representative and the Sellers hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Share Exchange in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8            Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, any Seller or the Seller Representative): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Seller or the Seller Representative) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its

Affiliates (or, with respect to the Company, any Seller or the Seller Representative); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article  VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller or the Seller Representative), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company, any Seller or the Seller Representative) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9            Efforts.

(a)            Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)            In furtherance and not in limitation of Section  6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)            As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or, with respect to the Company, any Seller or the Seller Representative) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)            Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10            Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.11            The Registration Statement.

(a)            As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form  S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Purchaser Class A Common Stock to be issued under this Agreement to Joining Sellers who first execute and deliver to the Purchaser, the Company and the Representative Parties Seller Joinders after the date on which the Registration Statement shall have become effective (other than as a transferee of a Signing Seller or another Joining Seller who was a Joining Seller on or prior to the date of effectiveness of the Registration Statement) and which Seller Joinders contain an acknowledgement by such holders of Company Ordinary Shares that they have received the Registration Statement prospectus with respect to the transactions contemplated by this Agreement, which Registration Statement will also contain a proxy statement of the Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their shares of Purchaser Class A Common Stock redeemed (the “Closing Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters.

(b)            Notwithstanding anything to the contrary contained in this Agreement, each of the Purchaser and the Company hereby agree that, without the prior written consent of the Purchaser and the Company, it will not accept or consent to a Seller Joinder executed by a holder of Company Ordinary Shares (other than a Company Insider) which is dated prior to the effective date of the Registration Statement or which does not contain an acknowledgement by such holder of Company Ordinary Shares that it has received the Registration Statement prospectus with respect to the transactions contemplated by this Agreement.

(c)            The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at an extraordinary general meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Share Exchange (and, to the extent required, the issuance of any shares in connection with any Transaction Financing), by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DCGL and the rules  and regulations of the SEC and NYSE; (ii) the adoption and approval of the amended and restated Certificate of Incorporation of the Purchaser included in the Amended Purchaser Organizational Documents; (iii) adoption and approval of a new equity incentive plan in a form to be mutually agreed by the Purchaser and the Company, each acting reasonably (the “Incentive Plan”), which Incentive Plan will provide for awards for a number of shares of Purchaser Class  A Common Stock equal to ten percent (10%) of the aggregate number of shares of Purchaser Class  A Common Stock issued and outstanding immediately after the Closing (giving effect to the Closing

Redemption); (iv) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section  6.15 hereof; (v) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Share Exchange and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”); (vi) an amendment to the Purchaser’s Amended and Restated Certificate of Incorporation, effective immediately prior to the Closing, to remove the “Redemption Limitation” requirements set forth in Sections 9.2(a), 9.2(e) and 9.2(f) thereof in connection with the transactions contemplated by this Agreement (the “Redemption Limitation Amendment”), and (vii) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(d)            If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules  and regulations of the SEC and NYSE or other applicable National Exchange. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(e)            Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Closing Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(f)            Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(g)            As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser shall distribute the Registration Statement to the Purchaser’s stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(h)            Purchaser shall comply with all applicable Laws, any applicable rules and regulations of NYSE or other applicable National Exchange on which Purchaser Class  A Common Stock will be listed, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Closing Redemption.

(i)            If the Purchaser’s stockholders approve the Redemption Limitation Amendment at the Purchaser Special Meeting, then promptly after the Purchaser Special Meeting and prior to the Closing, the Purchaser shall amend the Purchaser’s Organizational Documents in accordance with the amendments contemplated by the Redemption Limitation Amendment.

6.12            Public Announcements.

(a)            The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including the existence or status thereof, shall be issued by any Party or any of their respective Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules  or regulations of any securities exchange, in which case the applicable Party shall promptly notify the Purchaser and the Company (as applicable) of such obligations and shall use its commercially reasonable efforts to allow the Purchaser and the Company (as applicable) reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)            The Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Purchaser, the Company and the Representative Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Representative Parties shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.13            Confidential Information.

(a)            The Company, the Sellers and the Seller Representative hereby agree that, during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, any Seller, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, the Sellers and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)            The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.14            Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.

6.15            Post-Closing Board of Directors and Executive Officers.

(a)            The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (such persons, the “Directors”) (i) the two (2) persons that are designated by the Purchaser prior to the Closing, at least one of whom shall qualify as an independent director under the applicable National Exchange rules and (ii) the five (5) persons that are designated by the Company prior to the Closing, at least three (3) of whom shall be required to qualify as an independent director under the applicable National Exchange rules; provided, that the Post-Closing Purchaser Board will meet all diversity and other requirements under applicable Law and the listing rules of the applicable National Exchange. The board of directors of the Company immediately after the Closing shall be the same as the Post-Closing Purchaser Board. At or prior to the Closing, the Purchaser will provide each Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Director, to be effective upon the Closing (or if later, such Director’s appointment).

(b)            The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

6.16            Indemnification of Directors and Officers; Tail Insurance.

(a)            The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or the Company (the “D&O Indemnified Persons”) as provided in its Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, the Purchaser and the Company shall cause the Organizational Documents of the Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of, as applicable, the Purchaser or the Company to the extent permitted by applicable Law. The provisions of this Section 6.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)            For the benefit of the Purchaser’s and the Company’s directors and officers, the Purchaser shall be permitted prior to the Closing to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Closing for events occurring prior to the Closing (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than, as applicable, the Purchaser’s or the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser and the Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser and the Company shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

6.17            Trust Account Proceeds. The Parties agree that at the Closing or immediately after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, and any proceeds received by Purchaser from any Transaction Financing shall first be used to pay (i) the Purchaser’s accrued Expenses, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses, (iv) any other Liabilities of the Purchaser as of the Closing and (v) the Company’s accrued but unpaid Expenses. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and its Subsidiaries, including the Target Companies.

6.18            Transaction Financing. Without limiting anything to the contrary contained herein, during the Interim Period the Purchaser shall in good faith pursue, but shall not be required to enter into, equity or debt financing agreements (any such agreements, the “Financing Agreements” and the financing contemplated by such Financing Agreements, the “Transaction Financing”) on such terms as the Purchaser and the Company shall agree (such agreement not to be unreasonably withheld, conditioned or delayed) and, if requested by the Purchaser, (x) the Company shall execute and deliver such Financing Agreements, and (y) the Company shall, and shall cause its Representatives to, reasonably cooperate with the Purchaser in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). Such Financing Agreements may include non-redemption agreements from existing Public Stockholders and backstop agreements and private placement subscription agreements (whether for equity or debt and whether such private placement is with the Purchaser or the Company) with any investors. Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by the Company and the Purchaser (if such Party is not party to the Financing Agreement), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company or the Purchaser, during the Interim Period the Purchaser and the Company shall not (i) reduce the committed investment amount to be received by the Purchaser or the Company under any Additional Financing Agreement or reduce or impair the rights of the Purchaser or the Company under any Financing Agreement in any material respect or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, (x) in any material respect and (y) excluding any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). The Purchaser and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

6.19            Employment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause the persons set forth on Schedule 6.19 to enter into employment agreements (the “Employment Agreements”), in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, between each such individual and the Purchaser (or a Subsidiary thereof).

6.20            GIOSTAR Supply Agreement; Restructuring of Company Business.

(a)            Prior to the Closing, the Company shall, and shall cause its Affiliate GIOSTAR Research Private Limited (“GS”) to, negotiate in good faith a supply agreement among the Company, the Purchaser and GS consistent with the terms set forth on Annex II hereto (the “GIOSTAR Supply Agreement”) to be effective as of the Closing, in form and substance reasonably acceptable to the Purchaser.

(b)            As promptly as practicable after the date hereof, the Target Companies and the Sellers shall consummate a restructuring of the business of the Target Companies and the respective Affiliates of the Target Companies and the Sellers as described on Schedule 6.20(b) hereto (the “Company Restructuring”).

ARTICLE VII

CLOSING CONDITIONS

7.1            Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Share Exchange and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)            Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b)            Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c)            Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d)            Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth on Schedule 7.1(d) shall have each been obtained or made.

(e)            No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f)            Net Tangible Assets Test. In the event that the Redemption Limitation Amendment is not approved by the Purchaser’s stockholders at the Purchaser Special Meeting, the Purchaser shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Closing Redemption and any Transaction Financing) or upon the Closing after giving effect to the Transactions (including the Closing Redemption and any Transaction Financing).

(g)            Purchaser Organizational Documents. The Purchaser shall have amended and restated its Organizational Documents in substantially the form of the Amended Purchaser Organizational Documents.

(h)            Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.15.

(i)            National Exchange Listing. The Purchaser, immediately after the Closing and after giving effect to the Closing Redemption, the issuance of the Exchange Shares, any Transaction Financing and any of the other transactions contemplated by this Agreement, shall have received evidence reasonably acceptable to the Purchaser and the Company that the shares of Purchaser Class A Common Stock shall remain listed on NYSE or be listed on another National Exchange immediately following the Closing.

(j)            Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

7.2            Conditions to Obligations of the Company and the Sellers. In addition to the conditions specified in Section 7.1, the obligations of the Company and the Sellers to consummate the Share Exchange and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)            Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b)            Agreements and Covenants. The Purchaser shall have performed, in all material respects, all of the Purchaser’s obligations and complied, in all material respects, with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)            No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d)            Certain Ancillary Documents. The Seller Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)            Closing Deliveries.

(i)            OFFICER CERTIFICATE. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii)            SECRETARY CERTIFICATE. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii)            GOOD STANDING. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

7.3            Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser to consummate the Share Exchange and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)            Representations and Warranties. All of the representations and warranties of the Company and the Sellers set forth in this Agreement and in any certificate delivered by or on behalf of the Company or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole or any Seller.

(b)            Agreements and Covenants. The Company, the Sellers and the Seller Representative shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)            No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole since, the date of this Agreement which is continuing and uncured.

(d)            Certain Ancillary Documents. Each (i) Significant Seller that did not execute and deliver a Lock-Up Agreement on the date hereof shall have duly executed and delivered to the Purchaser a Lock-Up Agreement, and (ii) Seller that did not execute and deliver the Registration Rights Agreement on the date hereof shall have duly executed and delivered to the Purchaser the Registration Rights Agreement. Each Lock-Up Agreement and Non-Competition Agreement and the Seller Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)            Company Restructuring. The Company shall have completed the Company Restructuring in form and substance reasonably acceptable to the Purchaser.

(f)            Closing Deliveries.

(i)            OFFICER CERTIFICATE. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii)            SELLER CERTIFICATES. The Purchaser shall have received a certificate from each Seller, dated as the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b) with respect to such Seller.

(iii)            SECRETARY CERTIFICATE. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Share Exchange and the other transactions contemplated hereby and thereby, and (C) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iv)            GOOD STANDING. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v)            EMPLOYMENT AGREEMENTS. The Purchaser shall have received the Employment Agreements, in form and substance reasonably acceptable to the Purchaser and the Company, between each of the persons set forth on Schedule 6.19, each such employment agreement duly executed by such person.

(vi)            GIOSTAR SUPPLY AGREEMENT. The Purchaser shall have received the GIOSTAR Supply Agreement, in form and substance reasonably acceptable to the Purchaser and consistent with the terms set forth on Annex II, duly executed by the Company, GS and any other applicable parties thereto.

(vii)            COMPANY CONVERTIBLE SECURITIES. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company shall have terminated, extinguished and cancelled in full any outstanding Company Convertible Securities or commitments therefor as of the Closing without any Liability therefor.

(viii)            SHARE CERTIFICATES AND TRANSFER INSTRUMENTS. The Purchaser shall have received from each Seller share certificates representing the Purchased Shares (or duly executed affidavits of lost share certificates in form and substance reasonably acceptable to the Purchaser and consistent with the Laws of England and Wales), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of the Purchaser (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(ix)            LEGAL OPINION. The Purchaser shall have received a duly executed opinion from the Company’s counsel or counsels with respect to customary corporate matters, in form and substance reasonably satisfactory to Purchaser, addressed to Purchaser and dated as of the Closing Date.

(x)            TERMINATION OF CERTAIN CONTRACTS. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Target Companies and/or Sellers or other Related Persons set forth on Schedule 7.3(f)(x) shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

7.4            Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, the Seller Representative or any Seller) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION AND EXPENSES

8.1            Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)            by mutual written consent of the Purchaser and the Company;

(b)            by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by August 14, 2023 (the “Outside Date”) (provided, that if the Purchaser seeks and obtains an Extension beyond the Purchaser’s current deadline to consummate a Business Combination of August 14, 2023, the Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for one or more an additional periods equal in the aggregate to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for the Purchaser to consummate its Business Combination pursuant to such Extension (after giving effect to any automatic extension rights that the Purchaser may obtain in such Extension where it can extend its deadline to consummate a Business Combination without requiring an amendment to its Organizational Documents) and (iii) such period as determined by the Purchaser); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, any Seller or the Seller Representative) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)            by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, any Seller or the Seller Representative) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)            by written notice by the Company to the Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of

(A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company, any Seller or the Seller Representative is in material uncured breach of this Agreement;

(e)            by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company, any Seller or the Seller Representative of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)            by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing; or

(g)            by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained.

8.2            Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.12, 6.13, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting and subject to the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.9, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3            Fees and Expenses. Subject to Sections 1.3, 6.17, 9.1, 10.16 and 10.17 all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses. Notwithstanding the foregoing, each of the Purchaser and the Company shall be responsible for fifty percent (50%) of all filing fees and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and fees and expenses relating to the filing of, or the registration of securities pursuant to, the Registration Statement and/or Proxy Statement.

ARTICLE IX

WAIVERS AND RELEASES

9.1            Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, the Sellers and the Seller Representative hereby represents and warrants that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Class A Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if Purchaser fails to consummate a Business Combination within fifteen (15) months after the closing of the IPO, which has since been extended to August 14, 2023 by amendment to the Purchaser’s Organizational Documents, and is subject to further extension by additional amendments to the Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, the Sellers and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, the Sellers or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, the Sellers and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, the Sellers and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, the Sellers and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, the Sellers or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, the Sellers and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, the Sellers or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Sellers, the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

9.2            Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 9.2.

ARTICLE X

MISCELLANEOUS

10.1            Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties or their respective Representatives pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties and their respective Representatives in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

10.2            Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of a Party under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

10.3            Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

175 Federal Street, Suite 875 Boston, Massachusetts 02110 Attn: Joel Shulman, Chairman and CEO	1345 Avenue of the Americas, 11th Floor New York, New York 10105 Attn: Matthew A. Gray, Esq. Stuart Neuhauser, Esq. Facsimile No.: (212) 370-7889 Telephone No.: (212) 370-1300 Email:
If to the Purchaser at or prior to the Closing, to: Apeiron Capital Investment Corp. 175 Federal Street, Suite 875 Boston, Massachusetts 02110 Attn: Joel Shulman, Chairman and CEO

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:     Matthew A. Gray, Esq.
               Stuart Neuhauser, Esq.
Facsimile No.:  (212) 370-7889
Telephone No.:  (212) 370-1300
Email:

If to the Purchaser Representative, to: Apeiron Capital Sponsor LLC 175 Federal Street, Suite 875 Boston, Massachusetts 02110 Attn: Joel Shulman, Chairman and CEO Telephone: Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:    Matthew A. Gray, Esq.
               Stuart Neuhauser, Esq.
Facsimile No.:  (212) 370-7889
Telephone No.:  (212) 370-1300
Email:

If to the Company, to: GIO World Health, Ltd. P.O. Box 270575 San Diego, CA 92198 Attn: Deven Patel Telephone No.: Email:	with a copy (which will not constitute notice) to: Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, TX 77002-2925 Attn: Michael J. Blankenship, Esq. Facsimile No.: Telephone No.: Email:

If to the Seller Representative to: Deven Patel P.O. Box 270575 San Diego, CA 92198 Telephone No.: Email:	with a copy (which will not constitute notice) to: Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, TX 77002-2925 Attn: Michael J. Blankenship, Esq. Facsimile No.: Telephone No.: Email:

800 Capitol St., Suite 2400 Houston, TX 77002-2925 Attn: Michael J. Blankenship, Esq. Facsimile No.: (713) 651-2700 Telephone No. : (713) 651-2678 Email: MBlankenship@winston.com

If to any Seller, to:

(i)       with respect to a Signing Seller, the address of such Signing Seller as set forth underneath such Signing Seller’s signature on the signature page hereto, or

(ii)       with respect to any Joining Seller, the address of such Joining Seller as set forth in the applicable Seller Joinder.

with a copy (which will not constitute notice) to:

Winston & Strawn LLP
800 Capitol St., Suite 2400
Houston, TX 77002-2925
Attn: Michael J. Blankenship, Esq.
Facsimile No.:  (713) 651-2700
Telephone No. : (713) 651-2678
Email:  MBlankenship@winston.com

and

the Seller Representative

If to the Purchaser after the Closing, to:

GIO World Health Holdings, Inc.
4660 La Jolla Village Drive, Suite 100
San Diego, CA 92122
Attn: Deven Patel, CEO
Telephone No.: (800) 914-7836
Email: deven@giostar.com

and

the Purchaser Representative

with a copy (which will not constitute notice) to:

Winston & Strawn LLP
800 Capitol St., Suite 2400
Houston, TX 77002-2925
Attn: Michael J. Blankenship, Esq.
Facsimile No.:  (713) 651-2700
Telephone No.:  (713) 651-2678
Email:  MBlankenship@winston.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:     Matthew A. Gray, Esq.
              Stuart Neuhauser, Esq.
Facsimile No.:  (212) 370-7889
Telephone No.:  (212) 370-1300
Email:     mgray@egsllp.com
               sneuhauser@egsllp.com

 10.4            Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.5            Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.16, and of EGS, the Sponsor and W&S in Section 10.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement for purposes of such Sections and related enforcement provisions, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.6            Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.6, and any dispute to be determined by the Independent Expert in accordance with Section 1.3) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.6. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of New York. The language of the arbitration shall be English.

10.7            Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Sections 1.3 and 10.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Sections 1.3 and 10.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.3. Nothing in this Section 10.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.8            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9            Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.10            Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.11            Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative; provided that no amendment, supplementation or modification shall affect a Seller in a manner materially and adversely disproportionate to the other Sellers without the prior written consent of such Seller.

10.12            Waiver. Each of the Purchaser and the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Sellers, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement by the Purchaser after the Closing shall also require the prior written consent of the Purchaser Representative.

10.13            Entire Agreement. This Agreement and the documents or instruments referred to herein, including any annexes, exhibits and schedules attached hereto, which annexes, exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.14            Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.15       Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.16       Purchaser Representative.

(a)       The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Sponsor, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to whether the Share Price Targets have been achieved and Earnout Shares are to be issued under Section 1.3; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Sellers and their respective successors and assigns). All decisions and actions by the Purchaser Representative, including any agreement between the Purchaser Representative and the Seller Representative, shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.16 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b)       The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable under or in connection with any Purchaser Representative Document for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 10.16 shall survive the Closing and continue indefinitely.

(c)       The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

10.17       Seller Representative.

(a)       By the execution and delivery of this Agreement, each Seller, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Deven Patel, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to whether the Share Price Targets have been achieved and Earnout Shares are to be issued under Section 1.3; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Sellers under this Agreement and to distribute the same to the Sellers in accordance with their Pro Rata Share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Purchaser Representative, shall be binding upon each Seller and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.17 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b)       Any other Person, including the Purchaser Representative, the Purchaser, and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Sellers under any Seller Representative Documents. The Purchaser Representative, the Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any disputes with respect to the Share Price Targets pursuant to Section 1.3, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller shall have any cause of action against the Purchaser Representative, the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser and the Company shall not have any Liability to any Seller for any allocation or distribution among the Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Seller under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 10.17(d) of the replacement of the Seller Representative).

(c)       The Seller Representative will act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers, but the Seller Representative will not be responsible to the Sellers for any Losses that any Seller may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Purchaser shall indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.17 shall survive the Closing and continue indefinitely.

(d)       If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Sellers, then the Sellers shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Sellers holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

10.18       Legal Representation.

(a)       The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Purchaser, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, the Sellers and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company, the Sellers and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser, the Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by Purchaser or the Target Companies; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Closing, the Target Companies and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)       The Parties agree that, notwithstanding the fact that Winston & Strawn LLP (“W&S”) may have, prior to the Closing, jointly represented the Company, the Seller Representative and the Sellers in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, W&S will be permitted in the future, after the Closing, to represent the Seller Representative, the Sellers or their respective Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Each of the Purchaser and the Purchaser Representative, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with W&S’s future representation of one or more of the Seller Representative, the Sellers or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Purchaser Representative and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by W&S of the Company, the Seller Representative, the Sellers or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Representative and the Sellers shall be deemed the clients of W&S with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative and the Sellers, shall be controlled by the Seller Representative and the Sellers and shall not pass to or be claimed by the Purchaser or the Target Companies; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Closing, the Purchaser and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XI

DEFINITIONS

11.1         Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Change of Control” means: (a) any acquisition on any date after the Closing by any Person or group of Persons (that is not an Affiliate of the Purchaser) of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of the capital stock of the Purchaser that, with the Purchaser capital stock already held by such Person or group of Persons, constitutes more than fifty percent (50%) of the total voting power of the Purchaser capital stock; provided, however, that for the avoidance of doubt, for purposes of this subsection, the acquisition of additional capital stock of the Purchaser (other than with respect to an acquisition that results in a Person or group of Persons (that is not an Affiliate of the Purchaser) owning 100% of the outstanding capital stock of the Purchaser) (i) by any Person or group of Persons who, prior to such acquisition, beneficially owns more than fifty percent (50%) of the total voting power of the capital stock of the Purchaser, (ii) as a result of the issuance of any Earnout Shares or (iii) pursuant to a pro rata distribution by Sponsor or its Affiliates to their respective equityholders as of the Closing will not be considered a Change of Control; or (b) any acquisition on any date after the Closing of the Purchaser by another Person by means of (i) any transaction or series of related transactions (including any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Purchaser), or (ii) a sale of all or substantially all of the assets of the Purchaser and its Subsidiaries, taken as a whole, if, in case of either clause (i) or clause (ii), the number of shares of capital stock of the Purchaser outstanding immediately before such transaction, series of related transactions or sale will immediately after such transaction, series of related transactions or sale, represent less than fifty percent (50%) of the total voting power of the surviving or acquiring entity.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, a Seller or their respective Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company. For the avoidance of doubt, Company Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds Company Securities, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any Company Securities.

“Company Insider” means a holder of Company Ordinary Shares who (i) is a director or executive officer of the Company or (ii) owns in the aggregate at least five percent (5%) of the issued and outstanding share capital of the Company.

“Company Ordinary Shares” means the ordinary shares, par value £0.0001 per share, of the Company.

“Company Securities” means, collectively, the Company Ordinary Shares and any Company Convertible Securities.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, including mask works, textual works, visual, pictorial, or graphical works, or compilations of data or other information, and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“DGCL” means the Delaware General Corporation Law, as amended.

“Earnout Pro Rata Share” means with respect to each Earnout Seller, (a) the Pro Rata Share of each Earnout Seller divided by (b) the aggregate Pro Rata Shares of all Earnout Sellers.

“Earnout Sellers” means all of the Sellers other than TAG Partners Ltd. and its transferees and assigns.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with any Target Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration (or any successor Governmental Authority).

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, non-U.S. or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert Notice Date” means the date that a Representative Party receives written notice under Section 1.3(c) from the other Representative Party referring such dispute to the Independent Expert.

“Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Representative Parties cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.3(d).

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of November 8, 2021, and filed with the SEC (File No. 257369) on November 10, 2021.

“IPO Underwriter” means Cantor Fitzgerald & Co., as the representative of the underwriters in the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, operations, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or pandemic (including COVID-19) or the worsening thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of any Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of any Redemption or the failure to obtain the Required Purchaser Stockholder Approval or the Redemption Limitation Amendment shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“National Exchange” means any United States securities exchange registered with the SEC under Section 6(a) of the Exchange Act, including NYSE, NASDAQ, NYSE American or any equivalent exchange.

“NYSE” means the New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, reexamined patents or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, divided, continued, abandoned, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Common Stock” means, collectively, the shares of Purchaser Class A Common Stock and the Purchaser Class B Common Stock. For the avoidance of doubt, any reference in this Agreement to Purchaser Common Stock from and after the Closing shall mean the Purchaser Class A Common Stock.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, any Seller, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, any Seller, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Private Warrants” means one whole non-redeemable warrant that were issued by the Purchaser in a private placement to the Sponsor and IPO Underwriter at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Warrants” means one whole redeemable warrant of the one-half (½) warrants that were included in as part of each Purchaser Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Preferred Stock and the Purchaser Warrants, collectively.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by the IPO Underwriters) consisting of one (1) share of Purchaser Class A Common Stock and one-half (½) of one Purchaser Public Warrant.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each share of Purchaser Class A Common Stock is redeemed or converted pursuant to the Closing Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Seller” means any Seller who (i) is an executive officer or director of the Company or (ii) owns more than five percent (5%) of the issued and outstanding shares of the Company.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, libraries, repositories, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Apeiron Capital Sponsor LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Purchaser Class A Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Class A Common Stock are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 8, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws.

11.2         Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section

2022 Company Financials	6.4(a)
AAA Procedures	10.6
Acquisition Proposal	6.6(a)
Agreement	Preamble
Alternative Transaction	6.6(a)
Amended Purchaser Organizational Documents	1.4
Antitrust Laws	6.9(b)
Business Combination	9.1
CFO	1.3(c)
Closing	2.1
Closing Date	2.1
Closing Filing	6.12(b)
Closing Press Release	6.12(b)
Closing Redemption	6.11(a)
Company	Preamble
Company Benefit Plan	4.19(a)
Company Certificates	1.5
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(d)

Term	Section

Company IP Licenses	4.13(a)
Company Material Contract	4.12(a)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Restructuring	6.20(b)
D&O Indemnified Persons	6.16(a)
D&O Tail Insurance	6.16(b)
Directors	6.15(a)
Dispute	10.6
Earnout Period	1.3(a)
Earnout Shares	1.3(a)
Earnout Statement	1.3(c)
EGS	2.1
Employment Agreements	6.19
Enforceability Exceptions	3.2
Environmental Permits	4.20(a)
Exchange Consideration	1.2
Exchange Shares	1.2
Expenses	8.3
Extension Expenses	6.3(b)(iv)
Extension Redemption	3.5(b)
FDCA	4.24(a)
Federal Securities Laws	6.7
Financing Agreements	6.18
GIOSTAR Supply Agreement	6.20(a)
GS Agreement	6.20(a)
Healthcare Laws	4.24(a)
Incentive Plan	6.11(c)
Interim Period	6.1(a)
Investment Company Act	3.15
Joining Sellers	Preamble
Latest Balance Sheet Date	4.7(a)
Lock-Up Agreement	Recitals
Lost Certificate Statutory Declaration	1.5
Non-Competition Agreement	Recitals
Off-the-Shelf Software	4.13(a)
Outbound IP License	4.13(c)
Outside Date	8.1(b)
Party(ies)	Preamble
Post-Closing Purchaser Board	6.15(a)
Pro Rata Share	1.2
Proxy Statement	6.11(a)
Public Certifications	3.6(a)
Public Stockholders	9.1
Purchased Share Percentage	1.2
Purchased Shares	1.1
Purchaser	Preamble
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(b)
Purchaser Material Contract	3.13(a)
Purchaser Representative	Preamble
Purchaser Representative Documents	10.16(a)
Purchaser Special Meeting	6.11(c)
Redemption	3.5(b)
Redemption Limitation Amendment	6.11(c)
Registration Statement	6.11(a)
Related Person	4.21
Released Claims	9.1
Releasing Persons	9.2
Representative Party	1.3(c)

Term	Section

Required Purchaser Stockholder Approval	7.1(a)
Resolution Period	10.6
SEC Reports	3.6(a)
SEC SPAC Accounting Changes	3.6(a)
Section 409A Plan	4.19(k)
Seller Joinder	Preamble
Seller Registration Rights Agreement	Recitals
Seller Representative	Preamble
Seller Representative Documents	10.17(a)
Sellers	Preamble
Share Exchange	Recitals
Share Price Targets	1.3(a)(iii)
Signing Filing	6.12(b)
Signing Press Release	6.12(b)
Signing Sellers	Preamble
Specified Courts	10.7
Stockholder Approval Matters	6.11(c)
Tier I Share Price Target	1.3(a)(i)
Tier II Share Price Target	1.3(a)(ii)
Tier III Share Price Target	1.3(a)(iii)
Transaction Financing	6.18
Triggering Event	1.3(b)
Triggering Transaction Price	1.3(b)
Voting Agreement	Recitals
W&S	10.18(b)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:

Apeiron Capital Investment Corp.

By:	/s/ Joel Shulman
Name: Joel Shulman
Title: CEO

The Purchaser Representative:

Apeiron Capital Sponsor LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Joel Shulman
Name: Joel Shulman
Title: Managing Member

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Company:

GIO World Health, Ltd.

By:	/s/ Chris Paget
Name: Chris Paget
Title: Managing Director

The Seller Representative:

/s/ Deven Patel
Deven Patel, solely in the capacity as the Seller Representative hereunder

[Signature Page to Business Combination Agreement]

The Signing Sellers:

Global Institute of Stem Cell Therapy and Research Inc.

By:	/s/ Deven Patel
Name: Deven Patel
Title: Chief Executive Officer

Address for Notice:

GIOSTAR Inc.
Attn: Deven Patel
P.O. Box 270575
San Diego, CA 92198
Telephone No.:
Email:

TAG Partners Ltd.

By:	/s/ Amal Sharma
Name: Amal Sharma
Title: Chief Executive Officer

Address for Notice:

TAG Partners Ltd.
International House
24 Holborn Viaduct
London, EC1A 2BN, UK
Telephone:

Email:

[Signature Page to Business Combination Agreement]

The Signing Sellers:

/s/ Deven Patel
Deven Patel

Address for Notice:

Deven Patel P.O. Box 270575 San Diego, CA 92198 Telephone No.: Email:

/s/ Dr. Anand Srivastava
Dr.	Anand Srivastava

Address for Notice:

Dr. Anand Srivastava
Address:

Telephone:
Email:

[Signature Page to Business Combination Agreement]

ANNEX I

List of Sellers

Seller Name	No. of Company Ordinary Shares Held	Percentage of Total Outstanding	Current Pro Rata Share	Current Earnout Pro Rata Share
Signing Sellers
Global Institute of Stem Cell Therapy and Research Inc.	17,000,000	67.118%	68.000%	81.731%
TAG Partners Ltd.	4,200,000	16.582%	16.800%	0.000%
Deven Patel	1,900,000	7.501%	7.600%	9.135%
Dr. Anand Srivastava	1,900,000	7.501%	7.600%	9.135%
Total Held by Signing Sellers	25,000,000	98.703%	100.000%	100.000%

Other Company Shareholders
Suresh Deopura	210,000	0.829%	0.000%	0.000%
Anil Aneja	20,000	0.079%	0.000%	0.000%
Ram Baheti	20,000	0.079%	0.000%	0.000%
Jesse David Mitchell	20,000	0.079%	0.000%	0.000%
Nihal Deopura	13,000	0.051%	0.000%	0.000%
Chandraprakash Namwal	10,000	0.039%	0.000%	0.000%
Senbo Pillay	10,000	0.039%	0.000%	0.000%
Priyanka Amreesh Jhanwar	8,000	0.032%	0.000%	0.000%
Rajesh Gupta	5,000	0.020%	0.000%	0.000%
Anil Surpur	4,000	0.016%	0.000%	0.000%
Sangeeta Jhanwar	2,400	0.009%	0.000%	0.000%
Karthikeyan Venkatraman	2,000	0.008%	0.000%	0.000%
Lamitra Praveen Dhir	1,800	0.007%	0.000%	0.000%
Sravanthi Madhadi	1,200	0.005%	0.000%	0.000%
Inonda Ltd	1,000	0.004%	0.000%	0.000%
Total Held by Other Company Shareholders	328,400	1.297%	0.000%	0.000%

TOTAL COMPANY ORDINARY SHARES	25,348,400	100.000%	100.000%	100.000%

Annex I - 1

ANNEX II

GIOSTAR Supply Agreement Terms

1.	Under the GIOSTAR Supply Agreement, GS will provide to the Company and its Subsidiaries units of GS’s stem-cell cosmetics serum (“Serum”) in accordance with the following schedule:

Delivery Date	Aggregate Cost Basis of Serum
Immediately after the Closing	$500,000
On the first (1st) anniversary of the Closing	$1,000,000
On the second (2nd) anniversary of the Closing	$2,000,000
On the third (3rd) anniversary of the Closing	$4,000,000
On the fourth (4th) anniversary of the Closing	$6,000,000
TOTAL	$13,500,000

2.

GS will supply the Serum to the Company and its Subsidiaries at GS’s direct variable cost per unit (without markup), plus reasonable out-of-pocket delivery costs per unit (the “Unit Cost”). GS will use its commercially reasonable efforts to keep the Unit Cost at no more than two (2) times the amount that the Company and its Subsidiaries are able to resell such Serum to third parties (including under a white label arrangement). Title to the Serum and risk of loss will pass to the Company and its Subsidiaries upon their physical receipt of the Serum.

3.

The payment required under the GIOSTAR Supply Agreement will be made by the Purchaser or the Company, at the sole discretion of the Purchaser, either in (i) cash or (ii) by delivery of newly issued shares of Purchaser Class A Common Stock, each such share valued at the VWAP of the Purchaser Class A Common Stock for the twenty (20) Trading Days ending immediately prior to the due date for the payment; provided, that the first payment immediately after the Closing will be solely in shares of Purchaser Class A Common Stock, with each share valued at the Redemption Price. Other than the initial payment at the Closing, payment will be due from Purchaser or the Company within ten (10) Business Days after delivery; provided that if there is a dispute as to the amount owed, the Purchaser and the Company may withhold amounts that are disputed in good faith until the resolution of the dispute. Interest at the U.S. Federal Applicable Rate will be added to any late payment.

4.

Other than the initial delivery date immediately after the Closing, GS will notify the Purchaser and the Company of the proposed Unit Cost at least fifteen (15) Business Days prior to the applicable delivery date, and, if requested by the Purchaser, GS will as promptly as practicable after such request meet (in person or by teleconference or video conference) with the Purchaser and the Company to discuss the proposed Unit Cost for such shipment, and the parties will use their good faith reasonable efforts to agree on the Unit Cost for such shipment prior to such delivery date. If the parties cannot agree on the Unit Cost for such shipment prior to the delivery date, then the delivery date shall be deferred for up to another thirty (30) days until the parties have agreed on the Unit Cost, and the parties shall continue to negotiate the Unit Cost reasonably and in good faith during such period. If at the end of such thirty (30) day period, the parties still have not agreed upon the Unit Cost for such delivery date, then at the written election of the Purchaser in its sole discretion, GS shall skip the shipment of the Serum for such delivery date, and neither party shall have any further obligations with respect to such delivery date (provided, that if the Purchaser does not make such election to skip the shipment, the parties shall continue to negotiate the Unit Cost for such delivery date reasonably and in good faith).

5.

GS will produce the Serum in accordance with its current product specifications, except as otherwise may be agreed by the Purchaser and the Company, and otherwise in accordance with all applicable laws and no worse than industry standards.

6.

GS will grant the Purchaser, the Company and their respective Subsidiaries an exclusive license to distribute and sell the Serum anywhere in the world (including the right to sublicense it to third parties under white label arrangements).

7.

GS will indemnify, defend and hold harmless the Purchaser, the Company and their respective Representatives for any third-party claims relating to the development, licensing, manufacturing or distribution of the Serum (other than distribution by the Purchaser, the Company and their respective Subsidiaries).

8.	The Purchaser’s disinterested independent directors will make all decisions and take all actions on behalf of the Purchaser and the Company under the GIOSTAR Supply Agreement.

9.

The GIOSTAR Supply Agreement may be terminated prior to its completion of the last delivery of Serum: (a) by mutual agreement of the parties; (b) at the sole election of the Purchaser at any time for any or no reason; or (c) by GS for the Purchaser’s or the Company’s material breach that is uncured after a thirty (30) day notice period.

10.	The GIOSTAR Supply Agreement will be subject to Delaware governing law and New York City exclusive jurisdiction.

Annex II - 1

FORM OF

JOINDER TO BUSINESS COMBINATION AGREEMENT

THIS JOINDER TO BUSINESS COMBINATION AGREEMENT (this “Joinder”) is made and entered into as of [__], 2023 by the undersigned parties hereto. Reference is hereby made to that certain Business Combination Agreement, dated as of March 8, 2023 (as it may be amended or supplemented from time to time, including by this Joinder, the “Agreement”), by and among: (i) Apeiron Capital Investment Corp., a Delaware corporation (“Purchaser”); (ii) Apeiron Capital Sponsor, LLC, a Delaware limited liability company, in the capacity as the representative from and after the Closing (as defined in the Agreement), (iii) GIO World Health, Ltd., a private company formed under the laws of England and Wales (the “Company”), (iv) Deven Patel, in the capacity as the representative for the Sellers in accordance with the terms and conditions of the Agreement (the “Seller Representative”) and (v) shareholders of the Company named as Sellers therein (including those joining the Business Combination Agreement after the date thereof) (the “Sellers”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

WITNESSETH THAT:

WHEREAS, the undersigned (“Joining Seller”) desires to become a party to the Agreement as a “Seller” party thereunder in accordance with the terms and conditions of this Joinder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Agreement to be Bound. Joining Seller hereby: (a) acknowledges that Joining Seller has received and reviewed a complete copy of the Agreement, including the Exhibits and Schedules thereto and the final proxy statement/prospectus (including the annexes thereto) filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the registration statement filed by Purchaser on Form S-4 with respect to the transactions contemplated by the Agreement; (b) agrees that upon execution of this Joinder and delivery of this Joinder to Purchaser, the Company and the Representative Parties, Joining Seller will become a party to the Agreement, and will be fully bound by, and subject to, all of the terms and conditions of the Agreement, as amended or modified by this Joinder, as a “Seller” party thereunder as though it was an original party thereto for all purposes of the Agreement, and entitled to all the rights incidental thereto; (c) agrees to execute and deliver to Purchaser, the Company and the Representative Parties all the Ancillary Documents required to be executed by Seller under the Agreement; and (d) agrees that this Joinder, including the provisions of this Section 1 and the representations and warranties made by Seller in Section 2 below, will be deemed to be incorporated into, supplement and become a part of the Agreement, and any references to the Agreement therein and herein will include this Joinder.

2.     Representations and Warranties: Except as may be set forth in any disclosure schedules which have been delivered by Joining Seller to Purchaser, the Company and the Representative Parties as an attachment to this Joinder (the Section numbers of which are numbered to correspond to the Section numbers of Article V of the Agreement to which they refer), Joining Seller hereby represents and warrants to Purchaser, the Company and the Representative Parties that the representations and warranties set forth in Article V of the Agreement are true and correct with respect to the Joining Seller as of the date hereof and will be true and correct as of the Closing Date.

3.     Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Joining Seller.

4.     Information Supplied. None of the information supplied or to be supplied by Joining Seller expressly for inclusion or incorporation by reference and ultimately included or incorporated by reference: (i) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Joinder, the Agreement or any Ancillary Documents; (ii) in the Registration Statement; or (iii) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Joinder or the Agreement or in any amendment to any of documents identified in clauses (i) through (iii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Joining Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

5.     Independent Investigation. Joining Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) and assets of Purchaser and the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser and the Company for such purpose. Joining Seller acknowledges and agrees that: (i) in making its decision to enter into this

Joinder and become a party to the Agreement, and to consummate the transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser and the Company set forth in Article III and IV of the Agreement (including the related portions of the Disclosure Schedules) and in any certificate delivered to Joining Seller pursuant the Agreement; and (ii) none of Purchaser or the Company or their respective Representatives have made any representation or warranty as to Purchaser or the Company or this Joinder or the Agreement, except as expressly set forth in the Agreement (including the related portions of the Disclosure Schedules) or in any certificate delivered to Joining Seller pursuant thereto.

6.     Liability. The parties agree that upon executing this Joinder, Joining Seller, as an entity only (and not any of its Non-Party Affiliates), shall only be liable to the Parties pursuant to the express terms of the Agreement and this Joinder.

7.     Miscellaneous.

a.

This Joinder shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof. This Joinder, the Agreement and the Ancillary Documents, together with the other documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement by Joining Seller with respect to the subject matter of hereof and thereof, and supersedes all prior agreements and understandings, both oral and written, by Joining Seller with respect to its subject matter. The terms of this Joinder shall be governed by, enforced, construed and interpreted in a manner consistent with the provisions of the Agreement.

b.

All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). The Joining Seller hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. The Joining Seller agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The Joining Seller irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process the Joining Seller arty at the applicable address set forth below its name on the signature page hereof.

c.

WAIVER OF JURY TRIAL. THE JOINING SELLER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE AGREEMENT, THIS JOINDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE JOINING SELLER CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY TO THE AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER.

d.

Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Joinder to be executed and delivered by the undersigned or by its duly authorized officer as of the date first written above.

JOINING SELLER:

[	]

By:
Name:
Title:

Number of Company
Ordinary Shares Owned:
Address for Notice:
Address:

Facsimile No.:
Telephone No.:
Email:

Acknowledged and Accepted as of the date first set forth above:

PURCHASER:

APEIRON CAPITAL INVESTMENT CORP.

By:
Name:
Title:

PURCHASER REPRESENTATIVE:

APEIRON CAPITAL SPONSOR LLC

By:
Name:
Title:

COMPANY:

GIO WORLD HEALTH, LTD.

By:
Name:
Title:

SELLER REPRESENTATIVE:

Deven Patel

[Remainder of page intentionally left blank; signature page follows]

Annex A-2

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 (this “Amendment No. 1”) to Business Combination Agreement is made and entered into effective as of May 10, 2023, by and among (i) Apeiron Capital Investment Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) Apeiron Capital Sponsor, LLC, a Delaware limited liability company, in the capacity as the representative from and after the Closing for the stockholders of the Purchaser (other than the Sellers and their respective successors and assigns) in accordance with the terms and conditions of the BCA (the “Purchaser Representative”), (iii) GIO World Health, Ltd., a private company formed under the laws of England and Wales (the “Company”), (iv) each of the shareholders of the Company that are named on Annex I hereto that have executed and delivered a copy of this Agreement as of the date hereof (collectively, the “Signing Sellers”), and (vi) Deven Patel, in the capacity as the representative for the Sellers in accordance with the terms and conditions of this Agreement (the “Seller Representative”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Original BCA (as defined below).

WHEREAS, Purchaser, Purchaser Representative, the Company, the Signing Sellers and the Seller Representative are parties to that certain Business Combination Agreement made and entered into as of March 8, 2023 (the “Original BCA”).

WHEREAS, the parties desire to amend the Original BCA on the terms and conditions set forth herein (as amended, including by this Amendment, the “BCA”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Original BCA, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. National Exchange; Exchange. The parties hereby agree that

(a) In each and every instance in which the capitalized term “National Exchange” appears in the Original BCA, such term shall be considered amended and replaced by the capitalized term “Exchange,” which shall have the following meaning:

“Exchange” means (i) any United States securities exchange registered with the SEC under Section 6(a) of the Exchange Act, including NYSE, NASDAQ, NYSE American or any equivalent exchange or (ii) a trading marketplace operated by OTC Markets Group Inc.

(b) Section 7.1(i) of the Original BCA shall be amended and restated in its entirety as follows:

Exchange Listing. The Purchaser, immediately after the Closing and after giving effect to the Closing Redemption, the issuance of the Exchange Shares, any Transaction Financing and any of the other transactions contemplated by this Agreement, shall have received evidence reasonably acceptable to the Purchaser and the Company that the shares of Purchaser Class A Common Stock shall be listed on a National Exchange immediately following the Closing, or, to the extent listing on a National Exchange, based on listing qualifications or other factors, is not commercially reasonable or is not possible (as determined by the Purchaser and its legal counsel, in consultation with the Company and its legal counsel), an Exchange.

2. Exchange Consideration. Section 1.2 of the Original BCA is hereby amended and restated in its entirety as follows:

1.2  Exchange Consideration. At the Closing, subject to an upon the terms and conditions of this Agreement, as consideration for the Purchased Shares, the Sellers collectively shall be entitled to have issued to them by the Purchaser, in the aggregate, a number of shares of Purchaser Class A Common Stock (the “Exchange Shares”) with an aggregate value equal to (a) Two Hundred Fifty Million U.S. Dollars ($250,000,000), multiplied by (b) the percentage (the “Purchased Share Percentage”) equal to (i) the total number of Purchased Shares, divided by (ii) the total number of issued and outstanding capital shares of the Company plus the number of capital shares of the Company held in treasury (the “Exchange Consideration”). For each Purchased Share held by a Seller immediately prior to the Closing, such Seller shall receive a number of Exchange Shares equal to (A) such Seller’s Pro Rata Share divided by (B) the Redemption Price, with each Seller’s “Pro Rata Share” to be determined based on the percentage of Purchased Shares owned by such Seller as compared to the total number of issued and outstanding capital shares of the Company plus the number of capital shares of the Company held in treasury. Any capital shares of the company held in treasury immediately after the Closing will be cancelled by the Company.

A-2-1

Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Class A Common Stock will be issued by the Purchaser by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Class A Common Stock (after aggregating all fractional shares of Purchaser Class A Common Stock that would otherwise be received by such Person) shall instead have the number of shares of Purchaser Class A Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Class A Common Stock. Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Earnout Sellers shall have the contingent right to receive Earnout Shares from the Purchaser as additional consideration if the applicable Share Price Targets as set forth in Section 1.3 are satisfied. For the avoidance of doubt, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are a Seller hereunder, either as a Signing Seller or a Joining Seller, and then only with respect to the issued and outstanding Company Ordinary Shares that they own.

3. Company Capitalization.

(a) The parties hereby agree that the first two sentences of Section 4.3(a) are hereby deleted and replaced in their entirety with the following: “The Company is authorized to issue 25,328,400 Company Ordinary Shares, of which 23,828,312 shares are issued and outstanding. 1,520,088 Company Ordinary Shares are held in treasury.”

(b) Annex I to the Original BCA is hereby amended and restated in its entirety as attached hereto as Annex I.

4. Company Restructuring. The parties hereby agree that:

(a) Section 6.20(a) of the Original BCA is hereby amended and restated in its entirety as:

Prior to the Closing, the Company shall, and shall cause its Affiliate GIOSTAR to, negotiate in good faith a supply agreement among the Company and the Purchaser, consistent with the terms set forth on Annex II hereto (the “GIOSTAR Supply Agreement”) to be effective as of the Closing, in form and substance reasonably acceptable to the Purchaser.

(b) Section 6.20(b) of the Original BCA is hereby amended and restated in its entirety as:

As promptly as practicable after the date hereof (and, with respect to any particular action or transaction described in Schedule 6.20(b) hereto (the “Company Restructuring Schedule”), on or before any such date by which such transaction or action is required to be effected or completed in accordance with the Company Restructuring Schedule), the Target Companies and the Sellers shall consummate (and each applicable Seller shall cause the applicable Affiliate(s) of the Target Companies or of such Seller to consummate) a restructuring of the business of the Target Companies and the respective Affiliates of the Target Companies and the Sellers as described on the Company Restructuring Schedule.

(c) Schedule 6.20(b) of the Original BCA is hereby amended and restated in its entirety as attached hereto as Annex II.

(d) Section 7.3(e) of the Original BCA is hereby amended and restated in its entirety as:

The Company, and each Affiliate of any Target Company or any Seller, as applicable, shall have completed or caused to be completed the Company Restructuring in form and substance reasonably acceptable to the Purchaser.

5. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original BCA and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original BCA or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the BCA in the BCA or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original BCA, as amended by this Amendment (or as the BCA may be further amended or modified after the date hereof in accordance with the terms thereof). The BCA, as amended by this Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the BCA, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original BCA is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Original BCA shall, to the extent of such difference or inconsistency, be disregarded. This Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Original BCA, and, without limiting the foregoing, Sections 10.1 through 10.12 and 10.13 through 10.18 of the Original BCA are

A-2-2

hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

[Remainder of page intentionally blank]

A-2-3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Business Combination Agreement as of the date first written above.

The Purchaser:

Apeiron Capital Investment Corp.

By:	/s/ Joel Shulman
Name: Joel Shulman
Title: Chief Executive Officer

The Purchaser Representative:

Apeiron Capital Sponsor LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Joel Shulman
Name: Joel Shulman
Title: Managing Member

The Company:

GIO World Health, Ltd.

By:	/s/ Deven Patel
Name: Deven Patel
Title: Chief Executive Officer

The Seller Representative:

/s/ Deven Patel
Deven Patel, solely in the capacity as the Seller Representative hereunder

A-2-4

Annex I

The contents of this Annex I amend and replace, in their entirety, the contents of Annex I to the Original BCA.

ANNEX I

List of Sellers

Seller Name	No. of Company Ordinary Shares Held	Percentage of Total Shares	Current Pro Rata Share	Current Earnout Pro Rata Share
Signing Sellers
Global Institute of Stem Cell Therapy and Research Inc.	17,000,000	67.118%	68.000%	81.731%
TAG Partners Ltd.	2,679,912	10.581%	10.720%	0.000%
Deven Patel	1,900,000	7.501%	7.600%	9.135%
Dr. Anand Srivastava	1,900,000	7.501%	7.600%	9.135%
Total Held by Signing Sellers	23,479,912	92.702%	100.000%	100.000%

Other Company Shareholders
Suresh Deopura	210,000	0.829%	0.000%	0.000%
Anil Aneja	20,000	0.079%	0.000%	0.000%
Ram Baheti	20,000	0.079%	0.000%	0.000%
Jesse David Mitchell	20,000	0.079%	0.000%	0.000%
Nihal Deopura	13,000	0.051%	0.000%	0.000%
Chandraprakash Namwal	10,000	0.039%	0.000%	0.000%
Senbo Pillay	10,000	0.039%	0.000%	0.000%
Priyanka Amreesh Jhanwar	8,000	0.032%	0.000%	0.000%
Rajesh Gupta	5,000	0.020%	0.000%	0.000%
Anil Surpur	4,000	0.016%	0.000%	0.000%
Sangeeta Jhanwar	2,400	0.009%	0.000%	0.000%
Karthikeyan Venkatraman	2,000	0.008%	0.000%	0.000%
Lamitra Praveen Dhir	1,800	0.007%	0.000%	0.000%
Sravanthi Madhadi	1,200	0.005%	0.000%	0.000%
Inonda Ltd	1,000	0.004%	0.000%	0.000%
Total Held by Other Company Shareholders	328,400	1.297%	0.000%	0.000%

Shares Held in Treasury	1,520,088	6.002%	0.000%	0.000%

TOTAL COMPANY ORDINARY SHARES	25,328,400	100.000%	100.000%	100.000%

A-2-5

Annex D

FORM OF GIO WORLD HEALTH HOLDINGS, INC.

2023 EQUITY INCENTIVE PLAN

Section 1. General.

The purposes of the GIO World Health Holdings, Inc. 2023 Equity Incentive Plan (the “Plan”) are to: (a) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) give Participants an incentive for excellence in individual performance; (c) promote teamwork among Participants; and (d) give the Company a significant advantage in attracting and retaining key Employees, Directors and Consultants. To accomplish such purposes, the Plan provides that the Company may grant (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Restricted Stock Units, (v) Other Share-Based Awards, (vi) Other Cash-Based Awards or (vii) any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 of the Plan.

(b)

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(c)	“Articles of Incorporation” means the certificate of incorporation of the Company, as amended and/or restated and in effect from time to time.

(d)

“Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable term of the Option pursuant to Section 7(i) of the Plan or the Stock Appreciation Right pursuant to Section 8(g) of the Plan.

(e)	“Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Other Share-Based Award or Other Cash-Based Award granted under the Plan.

(f)

“Award Agreement” means a written agreement, contract or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Administrator, need not be signed by a representative of the Company or a Participant. Any Shares that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan. The prospective recipient of an Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(g)	“Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(h)	“Board” means the Board of Directors of the Company.

(i)	“Bylaws” means the bylaws of the Company, as amended and/or restated and in effect from time to time.

(j)

“Cause” shall have the meaning assigned to such term in any Company, Subsidiary or Affiliate unexpired employment, severance, or similar agreement or Award Agreement with a Participant, or if no such agreement exists or if such agreement does not define “Cause” (or a word of like import), Cause means (i) the Participant’s breach of fiduciary duty or duty of loyalty to the Company, (ii) the Participant’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (iii) the Participant’s failure, refusal or neglect to perform and discharge his or her duties and responsibilities on behalf of the Company or a Subsidiary of the Company (other than by reason of Disability) or to comply with any lawful directive of the Board or its designee, (iv) the Participant’s breach of any written policy of the Company or a Subsidiary or Affiliate thereof (including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information), (v) the Participant’s breach of any agreement with the Company or a Subsidiary or Affiliate thereof (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement), (vi) the Participant’s commission of fraud, dishonesty, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or a Subsidiary or Affiliate thereof, or (vii) the Participant’s commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of his or her lawful duties or responsibilities, which have or may be expected to have an adverse effect on the Company, its Subsidiaries or Affiliates. A Participant’s employment shall be deemed to have terminated for “Cause” if, on the date his or her employment terminates, facts and circumstances exist that would have justified a termination for Cause, to the extent that such facts and circumstances are discovered within three (3) months following such termination. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

(k)

“Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend (whether in the form of cash, Shares or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 of the Plan is appropriate.

(l)	“Change in Control” means the occurrence of any of the following:

(i)

any Person, other than the Company or a Subsidiary thereof, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or

(ii)

the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)

the consummation of a merger or consolidation of the Company or any Subsidiary thereof with any other corporation, other than a merger or consolidation (A) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv)

the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

For each Award that constitutes deferred compensation under Code Section 409A, a Change in Control (where applicable) shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company also constitutes a “change in control event” under Code Section 409A.

(m)	“Change in Control Price” shall have the meaning set forth in Section 13 of the Plan.

(n)

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

(o)

“Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Company’s Articles of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p)

“Common Stock” means the common stock, $0.0001 par value per Share, of the Company (and any stock or other securities into which such shares of common stock may be converted or into which they may be exchanged).

(q)	“Company” means GIO World Health Holdings, Inc., a Delaware corporation (or any successor corporation, except as the term “Company” is used in the definition of “Change in Control” above).

(r)

“Consultant” means any current or prospective consultant or independent contractor who provides bona fide services to the Company or a Subsidiary thereof as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

(s)	“Director” means any individual who is a member of the Board on or after the Effective Date.

(t)	“Disability” means any Participant who is permanently and total disabled, as described in Code Section 22(e)(3).

(u) “Effective Date” shall have the meaning set forth in Section 24 of the Plan.

(u)

“Eligible Recipient” means, with respect to an Award denominated in Common Stock issued under the Plan: (i) an Employee; (ii) a Non-Employee Director; or (iii) a Consultant, in each case, who has been selected as an eligible recipient under the Plan by the Administrator; provided, that any Awards granted prior to the date an Eligible Recipient first performs services for the Company or a Subsidiary thereof will not become vested or exercisable, and no Shares shall be issued or other payment made to such Eligible Recipient with respect to such Awards, prior to the date on which such Eligible Recipient first performs services for the Company or a Subsidiary thereof. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A, “Eligible Recipient” means: an (1) Employee; (2) a Non-Employee Director; or (3) a Consultant, in each case, of the Company or a Subsidiary thereof, who has been selected as an eligible recipient under the Plan by the Administrator.

(v)	“Employee” shall mean any current or prospective employee of the Company or a Subsidiary thereof, including an Executive Officer or Director who is also treated as an employee.

(w)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(x)	“Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.

(y)

“Exercise Price” means, with respect to any Award under which the holder may purchase Shares, the price per Share at which a holder of such Award granted hereunder may purchase Shares issuable upon exercise of such Award, as determined by the Administrator in accordance with Code Section 409A, as applicable.

(z)	“Fair Market Value” means, as of a particular date, the value of a Share, determined as follows:

(i)

if the Shares are readily tradable on an established securities market, the Fair Market Value shall be the closing price of a Share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such securities market on the day of determination;

(ii)

if the Shares are not then readily tradable on an established securities market, but are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value will be the mean between the high bid and low asked prices for a Share for the day of determination, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market; or

(iii)	if the Shares are not readily tradable on an established securities market, the Fair Market Value will be determined by the Administrator in good faith.

Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time. In addition, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Code Section 409A to the extent necessary for an Award to comply with, or be exempt from, Code Section 409A. The Administrator’s determination shall be conclusive and binding on all persons.

(aa)	“Free Standing Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(bb)

“Incentive Stock Option” means an Option that is designated by the Administrator as an incentive stock option within the meaning of Code Section 422 and that meets the requirements set out in the Plan.

(cc)	“Non-Employee Director” means a Director who is not an Employee.

(dd)	“Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(ee)	“Option” means an option to purchase Shares granted pursuant to Section 7 of the Plan.

(ff)

“Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or completion of a period of continued employment or other terms or conditions as permitted under the Plan.

(gg)

“Other Share-Based Award” means a right or other interest granted to a Participant under Section 11 of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(hh)

“Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive an Award under the Plan, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.

(ii)

“Performance Goals” means performance goals based on performance criteria selected by the Administrator, which may include, but are not limited to, any of the following: (i) earnings before interest and taxes; (ii) earnings before interest, taxes, depreciation and amortization; (iii) net operating profit after tax; (iv) cash flow; (v) revenue; (vi) net revenues; (vii) sales; (viii) days sales outstanding; (ix) income; (x) net income; (xi) operating income; (xii) net operating income; (xiii) operating margin; (xiv) earnings; (xv) earnings per share; (xvi) return on equity; (xvii) return on investment; (xviii) return on capital; (xix) return on assets; (xx) return on net assets; (xxi) total shareholder return; (xxii) economic profit; (xxiii) market share; (xxiv) appreciation in the fair market value, book value or other measure of value of the Shares; (xxv) expense or cost control; (xxvi) working capital; (xxvii) customer satisfaction; (xxviii) employee retention or employee turnover; (xxix) employee satisfaction or engagement; (xxx) environmental, health or other safety goals; (xxxi) individual performance; (xxxii) strategic objective milestones; (xxxiii) any other criteria specified by the Administrator in its sole discretion; and (xxxiv) any combination of, as applicable, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or a Subsidiary or Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). At the time such an Award is granted, the Administrator may specify any reasonable definition of the Performance Goals it uses. Such definitions may provide for equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or a Subsidiary or Affiliate thereof or the financial statements of the Company or a Subsidiary or Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature, infrequent in occurrence or unusual in nature and infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or a Subsidiary or Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Administrator may modify such Performance Goals in whole or in part, as the Administrator deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Administrator may determine that the Performance Goals or performance period are no longer appropriate and may (x) adjust, change or eliminate the Performance Goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (y) make a cash payment to the Participant in an amount determined by the Administrator.

(jj)

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, however, a Person shall not include (i) the Company or any of its Subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

(kk)	“Plan” means this GIO World Health Holdings, Inc. 2023 Equity Incentive Plan, as amended and/or amended and restated from time to time.

(ll)	“Related Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(mm)“Restricted Shares” means an Award of Shares granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods.

(nn)

“Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in Shares (as specified in the Award Agreement). The Restricted Stock Units awarded to the Participant will vest according to the time-based criteria or Performance Goals, and vested Restricted Stock Units will be settled at the time(s), specified in the Award Agreement.

(oo)

“Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(pp)	“Rule 16b-3” shall have the meaning set forth in Section 3(a) of the Plan.

(qq)	“Securities Act” means the Securities Act of 1933, as amended from time to time.

(rr)	“Share” means one share of Common Stock.

(ss)

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(tt)

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).

(uu)

“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

Section 3. Administration.

(a)	The Plan shall be administered by the Administrator in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b)

Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(i)	to select those Eligible Recipients who shall be Participants;

(ii)

to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(iii)	to determine the number of Shares to be made subject to each Award;

(iv)

to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Awards and the conditions under which restrictions applicable to such Awards shall lapse, (B) the Performance Goals and performance periods applicable to Awards, if any, (C) the Exercise Price of each Award, (D) the vesting schedule applicable to each Award, (E) any confidentiality or restrictive covenant provisions applicable to the Award, and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;

(v)

to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Award Agreements evidencing Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;

(vi)	to determine Fair Market Value;

(vii)

to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

(viii)

to determine how (and if) leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service of a Participant affect vesting or termination of an Award;

(ix)	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(x)

to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, any Award Agreement or other instrument or agreement relating to the Plan or an Award granted under the Plan; and

(xi)

to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c)

Except to the extent prohibited by applicable laws, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time. The acts of such delegates shall be treated as acts of the Administrator, and such delegates shall report regularly to the Administrator regarding the delegated duties and responsibilities and any Awards granted.

(d)

All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4. Shares Reserved for Issuance Under the Plan and Limitations on Awards.

(a)

Subject to adjustment in accordance with Section 5 of the Plan, the Administrator is authorized to deliver with respect to Awards granted under the Plan an aggregate of [•][1] Shares; provided, that the total number of Shares that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2024 and ending with calendar year 2033, by a number of Shares equal to ____ percent ([•]%) of the total number of Shares issued and outstanding on the last day of the prior calendar year. Notwithstanding the foregoing, the Administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of Shares than provided herein.

(b)

Notwithstanding anything herein to the contrary, the maximum number of Shares subject to Awards granted during any fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year with respect to such Director’s service as a Non-Employee Director, shall not exceed $500,000 (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).

1 10% of the aggregate number of shares of Purchaser Class A Common Stock issued and outstanding immediately after the Closing (giving effect to the Closing Redemption).

(c)

Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any Shares subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will thereafter be deemed to be available for Awards. In applying the immediately preceding sentence, if (i) Shares otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes or any applicable Exercise Price, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (ii) any Share-settled Stock Appreciation Rights or Options are exercised, the aggregate number of Shares subject to such Stock Appreciation Rights or Options shall be deemed issued under the Plan and shall not be available for issuance under the Plan. In addition, Shares (x) tendered to exercise outstanding Options or other Awards, (y) withheld to cover applicable taxes on any Awards or (z) repurchased on the open market using Exercise Price proceeds shall not be available for issuance under the Plan. For the avoidance of doubt, (A) Shares underlying Awards that are subject to the achievement of performance goals shall be counted against the Share reserve based on the target value of such Awards unless and until such time as such Awards become vested and settled in Shares, and (B) Awards that, pursuant to their terms, may be settled only in cash shall not count against the Share reserve set forth in Section 4(a) of the Plan).

(d)	Substitute Awards shall not reduce the Shares authorized for grant under the Plan. In the event that a company acquired by the Company or any Subsidiary thereof or with which the Company or any Subsidiary thereof combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or any of its Subsidiaries immediately prior to such acquisition or combination.

(e)

In the event that the Company or a Subsidiary thereof consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Directors in account of such transaction may be granted Substitute Awards in substitution for awards granted by their former employer, and any such substitute Options or Stock Appreciation Rights may be granted with an Exercise Price less than the Fair Market Value of a Share on the grant date thereof; provided, however, the grant of such substitute Option or Stock Appreciation Right shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

Section 5. Equitable Adjustments.

(a)

In the event of any Change in Capitalization, including, without limitation, a Change in Control, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan, (ii) the kind, number and Exercise Price of outstanding Options and Stock Appreciation Rights granted under the Plan; provided, however, that any such substitution or adjustment with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (iii) the kind, number and purchase price of Shares subject to outstanding Restricted Shares, Restricted Stock Units or Other Share-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.

(b)

Without limiting the generality of the foregoing provisions of this Section 5, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder (i) in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any, and (ii) with respect to any Awards for which the Exercise Price or purchase price per Share is greater than or equal to the then current Fair Market Value per Share, for no consideration.

(c)

Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.

Section 7. Options.

(a)

General. The Administrator may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Administrator may grant Incentive Stock Options, Nonqualified Stock Options or a combination of both. With respect to all other Participants, the Administrator may grant only Nonqualified Stock Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b)

Limits on Incentive Stock Options. If the Administrator grants Incentive Stock Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, such Options will be treated as Nonqualified Stock Options to the extent required by Code Section 422. Subject to Section 5 of the Plan, the maximum number of Shares that may be issued pursuant to Options intended to be Incentive Stock Options is [•][2] Shares and, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 4(a) of the Plan.

(c)

Exercise Price. The Exercise Price shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, and (ii) no Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) shall have an Exercise Price less than one-hundred ten percent (110%) of the Fair Market Value of a Share on such date.

(d)

Option Term. The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate. Notwithstanding any contrary provision in this Plan (including, without limitation, Section 7(h) of the Plan), if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Code Section 409A, to a date that is thirty (30) days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.

2 To be equal to the number of shares initially reserved for issuance under the Plan.

(e)

Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator, in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a Share.

(f)

Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law, or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.

(g)

Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 17 of the Plan.

(h)

Termination of Employment or Service. Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Subsidiaries thereof shall terminate, the following terms and conditions shall apply:

(i)

In the event of the termination of a Participant’s employment or service by the Company or employing Subsidiary without Cause or due to a resignation by the Participant for any reason, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination (with such period being extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period), on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(ii)

In the event of the termination of a Participant’s employment or service as a result of the Participant’s Disability or death, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(iii)

In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(iv)

For purposes of determining which Options are exercisable upon termination of employment or service for purposes of this Section 7(h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.

(v)

Notwithstanding anything herein to the contrary, an Incentive Stock Option may not be exercised more than three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability. In the event that an Option is exercisable following the date that is three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability, such Option shall be deemed to be a Nonqualified Stock Option following such three (3) month period.

(i)

Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an Exercise Price that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the Exercise Price of any such Option shall be made pursuant to Section 7(f)(i) or (ii) of the Plan, and the Company or any Subsidiary or Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 17 of the Plan. Unless otherwise determined by the Administrator, this Section 7(i) shall not apply to an Option if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an Exercise Price that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7(i).

Section 8. Stock Appreciation Rights.

(a)

General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Any Related Right that relates to a Nonqualified Stock Option may be granted at the same time the Option is granted or at any time thereafter, but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. Each Participant who is granted Stock Appreciation Rights shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price, the term of the Stock Appreciation Rights and provisions regarding exercisability of the Stock Appreciation Rights granted thereunder. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of a Share on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. More than one Stock Appreciation Right award may be granted to the same Participant and be outstanding concurrently hereunder. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b)

Term. The maximum term of each Stock Appreciation Right shall be fixed by the Administrator, but in no event shall (i) a Stock Appreciation Right be exercisable more than ten (10) years after the date such Stock Appreciation Right is granted, and (ii) any Related Right that relates to an Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Stock Appreciation Right is granted. Each Stock Appreciation Right’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Stock Appreciation Right at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate. Notwithstanding any contrary provision in this Plan (including, without limitation, Section 8(g) of the Plan), if, on the date an outstanding Stock Appreciation Right would expire, the exercise of the Stock Appreciation Right would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Stock Appreciation Right will be extended, except to the extent such extension would violate Code Section 409A, to a date that is thirty (30) days after the date the exercise of the Stock Appreciation Right would no longer violate applicable securities laws or any such insider trading policy.

(c)	Exercisability.

(i)

Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement.

(ii)

Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 of the Plan and this Section 8.

(iii)

The Administrator may also provide that any Stock Appreciation Right shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, a Stock Appreciation Right may not be exercised for a fraction of a Share.

(d)	Method of Exercise. Stock Appreciation Rights may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased.

(e)	Payment Upon Exercise.

(i)

Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value per Share as of the date of exercise over the Exercise Price specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.

(ii)

A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value per Share as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(iii)	Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(f)	Termination of Employment or Service.

(i)

Subject to Section 8(b) of the Plan, in the event of the termination of employment or service with the Company and all Subsidiaries thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii)

Subject to Section 8(b) of the Plan, in the event of the termination of employment or service with the Company and all Subsidiaries thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g)

Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an Exercise Price that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. The Company or any Subsidiary or Affiliate thereof shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 17 of the Plan. Unless otherwise determined by the Administrator, this Section 8(g) shall not apply to a Stock Appreciation Right if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an Exercise Price that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 8(g).

(h)	Rights as Stockholder. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.

Section 9. Restricted Shares.

(a)

General. Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. Each Participant who is granted Restricted Shares shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. The provisions of each Restricted Share award need not be the same with respect to each Participant. More than one Restricted Share award may be granted to the same Participant and be outstanding concurrently hereunder. Restricted Shares granted under the Plan shall be subject to the terms and conditions set forth in this Section 9 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b)

Certificates. Except as otherwise provided herein, (i) each Participant who is granted an Award of Restricted Shares may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award. Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

(c)

Restrictions and Conditions. The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(i)	The Restricted Shares shall be subject to the restrictions on transferability set forth in the Award Agreement and in the Plan.

(ii)

The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service, or the Participant’s death or Disability.

(iii)

Subject to this Section 9(c)(iii), the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividends or dividend equivalents on an Award of Restricted Shares, which will be payable in accordance with the terms of such grant as determined by the Administrator in accordance with Section 20 of the Plan. Certificates for unrestricted Shares may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.

(iv)	Upon the Participant’s termination of employment or service during the Restricted Period, a Participant’s rights with respect to Restricted Shares shall be set forth in the Award Agreement.

Section 10. Restricted Stock Units.

(a)

General. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. Each Participant who is granted Restricted Stock Units shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the number of Restricted Stock Units to be awarded; the Restricted Period, if any, applicable to Restricted Stock Units; the Performance Goals (if any) applicable to Restricted Stock Units; and all other conditions of the Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock Units in accordance with the terms of the grant. The provisions of Restricted Stock Units need not be the same with respect to each Participant. More than one Restricted

Stock Unit award may be granted to the same Participant and be outstanding concurrently hereunder. Restricted Stock Units granted under the Plan shall be subject to the terms and conditions set forth in this Section 10 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b)

Restrictions and Conditions. The Restricted Stock Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:

(i)

The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service, or the Participant’s death or Disability.

(ii)

Participants holding Restricted Stock Units shall have no voting rights. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividend equivalents on an Award of Restricted Stock Units, which will be payable in accordance with the terms of such grant as determined by the Administrator in accordance with Section 20 of the Plan. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while each Restricted Stock Unit is outstanding. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Stock Unit is vested.

(iii)	Upon the Participant’s termination of employment or service during the Restricted Period, a Participant’s rights with respect to Restricted Stock Units shall be set forth in the Award Agreement.

(c)	Settlement. Notwithstanding the foregoing, the Administrator, in its discretion, may determine to settle vested Restricted Stock Units in cash (or in any combination of Shares and cash).

Section 11. Other Share-Based or Cash-Based Awards.

(a)

The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan. Each Participant who is granted an Other Share-Based Award or Other Cash-Based Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the number of Shares to be awarded; the Restricted Period, if any, applicable to the award; the Performance Goals (if any) applicable to the award; and all other conditions of the award. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her rights to the award in accordance with the terms of the grant.

(b)

Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

Section 12. Vesting

(a)

Each Award may or may not be subject to vesting, a Restricted Period, Performance Goals, and/or other conditions as the Administrator may determine. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. Vesting conditions may include service-based conditions, performance-based conditions (including Performance Goals), such other conditions as the Administrator may determine, or any combination thereof. An Award Agreement may provide for accelerated vesting upon certain specified events.

(b)

Unless otherwise set forth in an individual Award Agreement, each Award shall vest over a three (3) year period, with one-third (1/3) of the Award vesting on the first anniversary of the date of grant and the remainder of the Award vesting monthly thereafter.

(c)

Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any Employee’s unpaid leave of absence and will resume on the date the Employee returns to work on a regular schedule as determined by the Administrator; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. An Eligible Recipient will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, the employing Subsidiary or the Administrator, or (ii) transfers between locations of the Company or between the Company or any Subsidiary. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or employing Subsidiary is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for federal tax purposes as a Nonqualified Stock Option.

(d)

In the event a Participant’s regular level of time commitment in the performance of services for the Company or any Subsidiary is reduced (for example, and without limitation, if the Participant is an Employee and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Administrator has the right in its sole discretion to (i) make a corresponding reduction in the number of Shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

Section 13. Change in Control.

(a)

The Administrator may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change in Control or upon the occurrence of any other event that the Administrator may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any Award by the Company, if the Company is the surviving corporation; (ii) the assumption of any Award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any Award; provided, however, that any such substitution with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any Award for the Change in Control Price (less, to the extent applicable, the Exercise Price), or, if the Exercise Price equals or exceeds the Change in Control Price or if the Administrator determines that Award cannot reasonably become vested pursuant to its terms, such Award shall terminate and be canceled without consideration.

(b)

To the extent that Restricted Shares, Restricted Stock Units or other Awards settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive the same consideration as the Shares held by stockholders of the Company as a result of the Change in Control transaction.

(c)

For purposes of this Section 13, “Change in Control Price” shall mean (i) the price per Share paid to stockholders of the Company in the Change in Control transaction, or (ii) the Fair Market Value of a Share upon a Change in Control, as determined by the Administrator. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Administrator.

Section 14. Amendment and Termination.

(a)

The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would adversely alter or impair the rights of a Participant under any Award theretofore granted without such Participant’s prior written consent.

(b)

Notwithstanding the foregoing, (i) approval of the Company’s stockholders shall be obtained for any amendment that would require such approval in order to satisfy the requirements of Code Section 422, if applicable, any rules of the stock exchange on which the Shares are traded or other applicable law, and (ii) without stockholder approval to the extent required by the rules of any applicable securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, except as otherwise permitted under Section 5 of the Plan, (A) no amendment or modification may reduce the Exercise Price of any Option or Stock Appreciation Right, (B) the Administrator may not cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right, another Award or cash and (C) the Administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system.

(c)

Subject to the terms and conditions of the Plan and Code Section 409A, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).

Section 15. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. With respect to any payments not yet made or Shares not yet transferred to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

Section 16. Deferrals of Payment.

To the extent permitted by applicable law, the Administrator, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award, shall be deferred. The Administrator may also, in its sole discretion, establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of any such consideration, including any applicable election procedures, the timing of such elections, the mechanisms for payments of amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program. Deferrals by Participants (or deferred settlement or payment required by the Administrator) shall be made in accordance with Code Section 409A, if applicable, and any other applicable law.

Section 17. Withholding Taxes.

(a)

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant.

(b)

Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the amount required to be withheld or other greater amount not exceeding the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, if such other greater amount would not, as determined by the Administrator, result in adverse financial accounting treatment. Such Shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy its withholding obligation with respect to any Award.

Section 18. Discretionary Nature of Plan

The benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. Unless otherwise required by applicable laws, the benefits and rights provided under the Plan are not to be considered part of a Participant’s salary or compensation or for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits, or rights of any kind. By acceptance of an Award, a Participant waives any and all rights to compensation or damages as a result of the termination of service for any reason whatsoever insofar as those rights result or may result from this Plan or any Award, unless otherwise provided for in an Award Agreement.

Section 19. Certain Forfeitures.

The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to the applicable vesting conditions of an Award. Such events may include, without limitation, breach of any non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in an Award Agreement or that are otherwise applicable to the Participant, a termination of the Participant’s employment or service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company, any Subsidiary thereof and/or any Affiliate thereof.

Section 20. Dividends; Dividend Equivalents.

Notwithstanding anything in this Plan to the contrary, to the extent that an Award contains a right to receive dividends or dividend equivalents while such Award remains unvested, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying Award vests.

Section 21. Non-United States Employees.

Without amending the Plan, the Administrator may grant Awards to Eligible Recipients residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Subsidiary thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

Section 22. Transfer of Awards.

No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator, and other than by will or by the laws of descent and distribution. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or Stock Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative. Under no circumstances will a Participant be permitted to transfer an Option or Stock Appreciation Right to a third-party financial institution without prior approval from the Administrator, which may be withheld in its sole discretion.

Section 23. Continued Employment or Service.

The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or any Subsidiary or Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 24. Effective Date.

(a)	The Plan shall be effective as of , 2023, the date on which the Plan was adopted by the Board and the Company’s stockholders (the “Effective Date”).

(b)	Unless terminated earlier under Section 14, this Plan shall terminate on , 2033, ten years after the Effective Date.

Section 25. Code Section 409A.

Payments and benefits under the Plan are intended to be either exempt from Code Section 409A or comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered consistent with such intent. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will be exempt from or in compliance with the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any Award being subject to, but not in compliance with, Code Section 409A.

Section 26. Compliance with Laws.

(a)

The obligation of the Company to settle Awards in Shares or other consideration shall be subject to (i) all applicable laws, rules, and regulations, (ii) such approvals as may be required by governmental agencies or the applicable securities exchange on which the Shares may be admitted, and (iii) policies maintained by the Company from time to time in order to comply with applicable laws, rules, regulations and corporate governance requirements, including, without limitation, with respect to insider trading restrictions. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan.

(b)

The Administrator shall have the authority to provide that all Shares or other securities of the Company issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and the Administrator may cause a legend or legends to be put on certificates representing Shares or other securities of the Company issued under the Plan to make appropriate reference to such restrictions or may cause such Shares or other securities of the Company issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders.

(c)

Notwithstanding any provision in the Plan to the contrary, the Administrator reserves the right to add any additional terms or provisions to any Award granted under the Plan that it, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(d)

The Administrator may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Administrator determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Code Section 409A, (i) pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or issued, as applicable), over (B) the aggregate Exercise Price (in the case of an Option or Stock Appreciation Right) or any amount payable as a condition of issuance of Shares (in the case of any other Award), and such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (ii) in the case of Restricted Shares, Restricted Stock Units or Other Share-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, Restricted Stock Units or Other Share-Based Awards, or the underlying Shares in respect thereof.

Section 27. Recoupment Policy.

The Plan and all Awards issued hereunder, including all amounts paid under the Plan and all Shares issued under the Plan, shall be subject to reduction, recoupment, clawback, or recovery by the Company in accordance with applicable laws and with Company policy (whenever adopted) regarding the same, whether or not such policy is intended to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or other applicable laws, as well as any implementing regulations and/or listing standards.

Section 28. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

Section 29. Plan Document Controls.

The Plan and each Award Agreement together constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

Annex E

Private and confidential	March 8, 2023

Apeiron Capital Investment Corp.

175 Federal Street

Suite 875

Boston, MA 02110

Fairness Opinion Letter

Apeiron Capital Investment Corp. (“Apeiron”) entered into a Letter of Intent on October 14, 2022 (the “Original Agreement”), with GIO World Health, Ltd., “The Company”. The Original Agreement has a purchase consideration of 100% of GIO World Health ordinary equity shares based on a pre-money Enterprise Value of $250 million. The terms of the Agreement assumes a $265 million transaction amount consisting of $15.3 million in cash from Apeiron and $250 million in seller rollover equity. The agreement also contains provisions for three tranches of earn-out shares contingent upon share price targets met satisfied within five years after the closing: a first tranche of 15 million earn-out shares, a second tranche of 18 million earn-out shares, and a third tranche of 21 million earn-out shares.

The terms and conditions of the Transaction are more fully set forth in the Original Agreement.

Apeiron has engaged EverEdge Global Ltd. (“EverEdge”) as an independent valuation expert for the purpose of issuing an assessment of the fairness of the Transaction from a financial point of view for the shareholders of Apeiron (“Fairness Opinion”).

To provide this Fairness Opinion, we have performed the necessary analyses, giving consideration, to the following information:

●	The financial terms and conditions of the Proposed Transaction set forth in the BCA.
●	Financial forecasts provided by the management (“Management”) of the GIO;
●	Certain guideline public companies and precedent transactions recommended by Management as having attributes similar to aspects of the Business Lines that GIO anticipates pursuing;
●	Other publicly available industry information (i.e., various equity analyst reports, macroeconomic reports, and public information about guideline companies), information available from the virtual data room and relevant market data from databases such as FactSet;
●	Confirmatory discussions with Management regarding GIO’s planned Business Lines and key assumptions and risks associated with GIO’s business plans therefor, including certain industry EV/EBITDA multiples, discount rates and working capital assumption, (which EverEdge compared with and found to be reasonable based on independent industry research);
●	Confirmatory discussions with Management on appropriate unit economics and key metrics associated with GIO’s planned Business Lines.
●	GIO World Health financial report received from PCAOB independent auditor for the year ending December 31, 2021;

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●	Corporate Presentation Decks prepared by the management of GIO World Health;
●	GIO World Health corporate structure documents including a Certificate of Incorporation of a Private Limited Company and Model Articles for Private Companies Limited by Shares;
●	Apeiron Capital Investment Corp SEC Form 8-K filing dated December 21, 2022

In addition, we have performed the value calculations and financial analyses that we have deemed necessary to provide the opinion below.

The primary method used was a Market Method - Guideline Public Traded Companies (GPTC) as the basis for the fairness opinion assessment. These public comps were independently obtained by EverEdge. Management also provided comps that were reviewed as a secondary comparison and were found to be similar to those used for the Fairness Opinion assessment.

We also completed an Income Method – Discounted Cash Flows as a secondary valuation method and examined public comps and market transaction data for the key inputs. Additional details of the analysis performed can be found in the associated proxy statement.

In our assessment we have relied upon the correctness and completeness of the information provided by GIO World Healthcare without independent verification. We have relied upon the assurances of the Management of GIO World Healthcare that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the GIO World Healthcare Forecasts, we have been advised by GIO, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of GIO World Healthcare as to the future financial performance of GIO. We have not made any physical inspection of the properties or assets of GIO. We have not evaluated the solvency or fair value of GIO World Health under any laws relating to bankruptcy, insolvency, or similar matters. We have assumed that the Transaction will be completed in accordance with the terms stated in the Amended Letter of Intent (February 1, 2023) without further waiver, modification or amendment of any material term, condition or agreement after February 1, 2023 and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on GIO or the contemplated benefits of the Transaction. We are not responsible for conclusions based on erroneous or incomplete information provided to us.

Our assignment was finalized on March 8, 2023, after a period of comments from the Fairness Opinion Review Board of Apeiron. Any events or information occurring after this date have not been subject to consideration.

EverEdge is retained by Apeiron to provide this Fairness Opinion in connection with the Transaction and will receive a fixed fee for its services. EverEdge’s fee is not contingent upon, or related to, the size of the Transaction consideration, or whether the Transaction is consummated.

We are providing this Fairness Opinion to Apeiron who may use this document only in its entirety in the communication with the shareholders of Apeiron concerning the Transaction. Our opinion expressed below must not be construed as a recommendation as to whether the shareholders of Apeiron should approve the Transaction.

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Fairness Opinion Conclusion

Based on the work performed by EverEdge, and on the statements above, we are of the opinion that the proposed Transaction, on the date of issue of this document, is fair from a financial point of view for the shareholders of Apeiron.

Yours sincerely,

Tyler Capson

Chartered Valuer and Appraiser (CVA #100150)

Managing Director

EverEdge Global Ltd.

Primary Reviewer:	Secondary Reviewer:
Stefan Tan	Kevin Mays
Senior Manager, Valuations	Director
EverEdge Global Ltd.	EverEdge Global Ltd.

For further information please contact:

EverEdge Global

101 S. Tryon Street Suite 2700

Charlotte, NC 28280

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INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Proposed Charter, to be in effect upon consummation of the Business Combination, provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Proposed Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our Proposed Charter, our Proposed Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our Proposed Bylaws will include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Proposed Charter. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Any repeal or amendment of provisions of our Proposed Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Item 21. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1

Business Combination Agreement, dated as of March 8, 2023, by and among Apeiron Capital Investment Corp., Apeiron Capital Sponsor LLC, GIO World Health Limited, Deven Patel, and the Sellers party thereto.(included as Annex A-1 to the proxy statement/prospectus).(1)

2.2

Amendment to Business Combination Agreement, dated May 10, 2023, by and among ApeironCapital InvestmentCorp., ApeironCapital Sponsor LLC, GIO WorldHealth Limited, Deven Patel, and the Sellers party thereto.(included as Annex A-2 to the proxy statement/prospectus).(5)

3.1	Amended and Restated Certificate of Incorporation of ACIC.(2)
3.2	Amendment to the Amended and Restated Certificate of Incorporation of ACIC.(3)
3.3 **	Form of Proposed Charter, to become effective upon the Business Combination (included as Annex B to the proxy statement/prospectus).
3.4 **	Form of Proposed Bylaws, to become effective upon the Business Combination (included as Annex C to the proxy statement/prospectus).
4.1	Specimen Unit Certificate.(4)
4.2	Specimen Common Stock Certificate.(4)
4.3	Specimen Warrant Certificate.(4)
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and ACIC.(2)
5.1 **	Opinion of Ellenoff Grossman & Schole LLP.
8.1 **	Tax opinion of Ellenoff Grossman & Schole LLP.
10.1	Letter Agreement, dated November 8, 2021, by and among the Company, its officers, its directors and the Sponsor.(2)
10.2	Investment Management Trust Agreement, dated November 8, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee.(2)
10.3	Registration and Shareholder Rights Agreement, dated November 8, 2021, by and between the Company and certain security holders.(2)
10.5	Private Placement Warrants Purchase Agreement, dated November 8, 2021, by and between the Company and the Sponsor.(2)
10.6	Private Placement Warrants Purchase Agreement, dated November 8, 2021, by and between the Company and Cantor Fitzgerald & Co.(2)
10.7	Form of Voting Agreement, dated as of March 8, 2023, by and among Apeiron Capital Investment Corp., GIO World Health Limited, and the Sellers party thereto.(1)
10.8	Form of Lock-Up Agreement, dated as of March 8, 2023, by and among Apeiron Capital Investment Corp., Apeiron Capital Sponsor LLC, and the Sellers party thereto.(1)
10.9	Form of Non-Competition Agreement, dated as of March 8, 2023, by and among Apeiron Capital Investment Corp., GIO World Health Limited, and the Sellers party thereto.(1)
10.10	Form of Seller Registration Rights Agreement, dated as of March 8, 2023, by and among Apeiron Capital Investment Corp. and the Sellers party thereto.(1)
10.11	Promissory Note issued to SIA Ventures, LLC, dated April 5, 2023.(5)
23.1*	Consent of Marcum LLP, independent registered public accounting firm of ACIC.
23.2*	Consent of Victor Mokuolo, CPA PLLC, independent registered public accounting firm of GIO.
23.3*	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 5.1 and Exhibit 8.1).
24.1*	Power of Attorney (contained on the signature page to this registration statement)
99.1**	Form of Proxy Card for Stockholders.
99.2*	Consent of Dr. Anand Srivastava to be named as a Director.
99.3*	Consent of Deven Patel to be named as a Director.
99.4*	Consent of Joel Shulman to be named as a Director.
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document
107	Filing Fee Table

+

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). ACIC agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

++	Indicates a management or compensatory plan.
*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.
(1)	Incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on March 14, 2023.
(2)	Incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on November 12, 2021.
(3)	Incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on December 23, 2022.
(4)	Incorporated herein by reference to the Registrant’s Form S-1 filed on June 24, 2021.
(5)	Incorporated herein by reference to the Registrant's Current Report on Form 8-K filed on May 10, 2023.

Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boson, Massachusetts, on May 11, 2023.

Apeiron Capital Investment Corp.

By:	/s/ Joel Shulman
Name:	Joel Shulman
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Joel Shulman and Grant Grigorian, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Joel Shulman	Chairman of the Board and Chief Executive Officer	May 11, 2023
Joel Shulman	(Principal Executive Officer)

/s/ Grant Grigorian	Chief Financial Officer	May 11, 2023
Grant Grigorian	(Principal Financial and Accounting Officer)

/s/ Eva Adosoglou	Chief Operating Officer	May 11, 2023
Eva Adosoglou

/s/ Kevin Cramton	Director	May 11, 2023
Kevin Cramton

/s/ Charles Aggouras	Director	May 11, 2023
Charles Aggouras

/s/ Jeffrey Mortimer	Director	May 11, 2023
Jeffrey Mortimer